S-K 1300 Technical Report Summary

BELL CREEK
KINROSS
HOYLE POND
WESTERN PROPERTIES
Timmins
101
MCINTTYRE
HOLLINGER
DOME
PAMOUR
AQUARIUS
Stock Properties
STOCK PROPERTIES
Moose Lake
101
TAYLOR
Matheson
ROSS
EASTERN PROPERTIES

Prepared By:

McEwen Mining Inc.

Effective Date:

31 December 2024

Project No.:

246280

Prepared By:

Mr. John Ryan Cox, EP, Environmental Manager, McEwen Ontario

Mr. Rob Glover, P. Geo., Chief Geologist, McEwen Ontario

S-K 1300 Technical Report Summary

DATE AND SIGNATURE PAGE

The following Qualified Persons prepared this technical report summary, entitled “TECHNICAL REPORT SUMMARY ON THE INITIAL ASSESSMENT OF THE FOX COMPLEX Ontario, Canada“ and confirm that the information in the technical report summary is current as at December 31st, 2024.

/s/ Luke Willis

Luke Willis, P.Geo. McEwen Mining Inc.

/s/ Channa Kumarage

Channa Kumarage P.Eng. McEwen Mining Inc.

/s/ Rob Glover

Robert J.P. Glover P.Geo. 10393444 Canada Inc. (McEwen Ontario)

/s/ Carson Cybolsky

Carson Edward Cybolsky, P.Geo. 10393444 Canada Inc. (McEwen Ontario)

/s/ Sean Farrell

Sean Bradley Farrell, P.Geo. 10393444 Canada Inc. (McEwen Ontario)

/s/ Ryan Cox

John Ryan Cox, EP 10393444 Canada Inc. (McEwen Ontario)

S-K 1300 Technical Report Summary

Table of Contents

Chapter 0 Table of Contents
Chapter 1 Summary	1
1.1 Introduction	1
1.2 Terms of Reference	1
1.3 Location, Surface Rights and Mineral Tenure	1
1.4 Royalties and Agreements	3
1.5 History	3
1.6 Geology and Mineralization	4
1.7 Drilling and Sampling	6
1.8 Data Verification	8
1.9 Metallurgical Testwork	9
1.10 Mineral Resource Estimate	10
1.11 Markets	13
1.12 Risks and Opportunities	14
Chapter 2 Introduction	15
2.1 Terms of Reference	15
2.2 Qualified Persons	15
2.3 Site Visits and Scope of Personal Inspection	15
2.4 Effective Dates	16
2.5 Previous Technical Reports	16
2.6 Sources of Information	18
Chapter 3 Property Description and Location	19
3.1 Location	19
3.2 Mineral Tenure and Surface Rights	20
3.2.1 Eastern Properties	21
3.2.2 Stock Property	21
3.2.3 Western Properties	21
3.3 Royalties and Encumbrances	27
3.3.1 Royalties	27
3.3.2 Stakeholders and Interested Parties	28
3.4 Agreements	31
3.4.1 Sandstorm Streaming Agreement	31
3.4.2 Indigenous Communities	31
3.4.3 Newmont Agreement	32
3.4.4 Paymaster Option and Joint Venture Agreement	34
3.5 Environmental Liabilities	34

S-K 1300 Technical Report Summary

3.6 Significant Risk Factors	34
Chapter 4 Accessibility, Climate, Local Resources, Infrastructure and Physiography	35
4.1 Accessibility	35
4.2 Local Resources and Infrastructure	35
4.3 Climate	36
4.4 Physiography	36
4.4.1 Eastern Properties	36
4.4.2 Stock Property	37
4.4.3 Western Properties	37
Chapter 5 History	38
5.1 Eastern Properties History	38
5.1.1 Black Fox Mine	38
5.1.2 Froome Mine	40
5.1.3 Grey Fox Project	41
5.2 Stock Property History	43
5.2.1 Past Production	46
5.3 Western Properties History	47
5.3.1 Buffalo Ankerite Property	47
5.3.2 Fuller Property	51
5.3.3 Paymaster Property	53
5.3.4 Davidson-Tisdale Property	54
Chapter 6 Geological Setting and Mineralization	58
6.1 Deposit Types	58
6.1.1 Greenstone-Hosted Quartz Carbonate-Vein Deposits	60
6.1.2 Low-Sulphidation Epithermal Gold Deposits	62
6.2 Regional Geology	63
6.3 Local Geology	65
6.3.1 Tisdale Assemblage	66
6.3.2 Porcupine Assemblage	67
6.3.3 Timiskaming Assemblage	68
6.3.4 Faults	68
6.4 Property Geology	71
6.4.1 Eastern Properties	71
6.4.2 Stock Property	75
6.4.3 Western Properties	76
6.5 Mineralization	79
6.5.1 Eastern Properties	80

S-K 1300 Technical Report Summary

6.5.2 Stock Property	85
6.5.3 Western Properties	87
Chapter 7 Exploration	92
7.1 Eastern Properties	92
7.1.1 Grids and Surveys	92
7.1.2 Geological Mapping	92
7.1.3 Geochemical Sampling	92
7.1.4 Geophysics	93
7.1.5 Pits and Trenches	93
7.1.6 Additional Surveys	93
7.1.7 Exploration Potential	93
7.2 Stock Property	95
7.2.1 Grids and Surveys	95
7.2.3 Geological Mapping	95
7.2.4 Geochemical Sampling	95
7.2.5 Geophysics	95
7.2.6 Pits and Trenches	96
7.2.7 Exploration Potential	96
7.3.1 Grids and Surveys	97
7.3.2 Field Sampling Programs	97
7.3.5 Pits and Trenches	98
7.3.6 Exploration Targets	98
7.4 Drilling Methods	100
7.4.1 Eastern Properties	100
7.4.2 Stock Property	103
7.4.3 Western Properties	105
7.5 Drilling Methods	107
7.5.1 Eastern Properties	108
7.5.2 Stock Property	109
7.5.3 Western Properties	110
7.6 Logging Procedures	110
7.6.1 Eastern Properties	110
7.6.2 Stock Property	110
7.6.3 Western Properties	111
7.7 Core Recovery	111
7.7.1 Eastern Properties	111
7.7.2 Stock Property	111

S-K 1300 Technical Report Summary

7.7.3 Western Properties	112
7.8 Collar Surveys	112
7.8.1 Eastern Properties	112
7.8.2 Stock Property	112
7.8.3 Western Properties	113
7.9 Downhole Surveys	113
7.9.1 Eastern Properties	113
7.9.2 Stock Property	113
7.9.3 Western Properties	113
7.10 Geotechnical, Hydrological and Metallurgical Drilling	114
7.11 Sample Length/True Thickness	114
7.11.1 Eastern Properties	114
7.11.2 Stock Property	115
7.11.3 Western Properties	115
7.12 Drilling Completed Since Database Close-out Date	115
7.13 QP Comment on Section 7	115
Chapter 8 Sample Preparation, Analyses, and Security	116
8.1 Sampling Methods	116
8.1.1 Eastern Properties	116
8.1.2 Stock	118
8.1.3 Western Properties	119
8.2 Density Determinations	120
8.2.1 Eastern Properties	120
8.2.2 Stock	122
8.2.3 Western Properties	122
8.3 Analytical and Test Laboratories	122
8.3.1 Eastern Properties	122
8.3.2 Stock	124
8.3.3 Western Properties	125
8.4 Sample Preparation and Analysis	125
8.5 Quality Assurance and Quality Control	129
8.5.2 Stock	132
8.6 Sample Security	134
8.6.2 Stock	135
8.7 Databases	135
8.7.2 Stock	136
8.8 QP Comments on Section 8	136

S-K 1300 Technical Report Summary

Chapter 9 Data Verification	137
9.1 Black Fox Data Verification	137
9.1.1 Previous Data Verification	137
9.1.2 McEwen Data Verification	137
9.2 Froome Data Verification	143
9.2.1 Previous Data Verification	143
9.2.2 McEwen Data Verification	143
9.3 Grey Fox/Gibson Data Verification	148
9.3.1 Previous Data Verification	148
9.3.2 McEwen Data Verification	148
9.4 Stock Data Verification (West and Main Zones)	152
9.4.1 McEwen Data Verification	152
9.5 Stock Data Verification (East Zone)	155
9.5.1 Previous Data Verification	155
9.5.2 McEwen Data Verification	156
9.6 Fuller Data Verification	160
9.6.1 Data Verification	160
9.6.2 Core Review	161
9.6.3 Verification of Drill Collar Coordinates	162
9.6.4 Review of the Historical Drill Logs and Laboratory Certificates	162
9.6.5 Review of the QA/QC Data for 2010 to 2012 Exploration Drilling	163
9.7 Davidson-Tisdale Data Verification	167
9.7.1 Data Verification	167
9.7.2 Core Review	168
9.7.3 Drill Collar Coordinates	168
9.7.4 Review of the Historical Drill Logs and Laboratory Certificates	169
9.7.5 Review of the Available 2010 QA/QC Data	171
9.8 QP Comments on Section 9	171
Chapter 10 Mineral Processing and Metallurgical Testing	173
10.1 Historical Testwork Summary	173
10.1.1 Eastern Properties	173
10.1.2 Stock	183
10.1.3 Western Properties	186
10.2 McEwen Metallurgical Testing (2020)	189
10.2.1 147NE Zone	189
Chapter 11 Mineral Resource Estimates	191
11.1 Introduction	191

S-K 1300 Technical Report Summary

11.2 Black Fox	191
11.2.1 Mineral Resource Database	191
11.2.2 Geological Modelling	191
11.2.3 Composites	193
11.2.4 Capping	193
11.2.5 Density	193
11.2.6 Variography	193
11.2.7 Grade Estimation	194
11.2.8 Model Validation	195
11.2.9 Confidence Classification	195
11.2.10 Reasonable Prospects for Economic Extraction	196
11.2.11 Mineral Resource Statement	197
11.2.12 Factors That Could Affect the Mineral Resource Estimate	197
11.3 Froome	198
11.3.1 Mineral Resource Database	198
11.3.2 Geological Modeling	198
11.3.3 Composites	199
11.3.4 Capping	200
11.3.5 Density	200
11.3.6 Variography	200
11.3.7 Grade Estimation	201
11.3.8 Model Validation	201
11.3.9 Confidence Classification	203
11.3.10 Reasonable Prospects for Economic Extraction	204
11.3.11 Mineral Resource Statement	205
11.3.12 Factors That Could Affect the Mineral Resource Estimate	206
11.4 Grey Fox	206
11.4.1 Mineral Resource Database	206
11.4.2 Geological Modelling	207
11.4.3 Composites	210
11.4.4 Capping	210
11.4.5 Density	211
11.4.6 Variography	211
11.4.7 Grade Estimation	212
11.4.8 Model Validation	212
11.4.9 Confidence Classification	214
11.4.10 Reasonable Prospects for Economic Extraction	214

S-K 1300 Technical Report Summary

11.4.11 Mineral Resource Statement	216
11.4.12 Factors That Could Affect the Mineral Resource Estimate	217
11.5 Stock Mine – West & Main Zone	217
11.5.1 Mineral Resource Database	217
11.5.2 Geological Modelling	218
11.5.3 Composites	219
11.5.4 Capping	220
11.5.5 Density	220
11.5.6 Variography	221
11.5.7 Grade Estimation	221
11.5.8 Model Validation	221
11.5.9 Confidence Classification	223
11.5.10 Reasonable Prospects for Economic Extraction	224
11.5.11 Mineral Resource Statement	225
11.5.12 Factors That Could Affect the Mineral Resource Estimate	226
11.6 Stock Project – East Zone	227
11.6.1 Mineral Resource Database	227
11.6.2 Geological Modeling	227
11.6.3 Composites	228
11.6.4 Capping	228
11.6.5 Density	229
11.6.6 Variography	229
11.6.7 Grade Estimation	230
11.6.8 Model Validation	231
11.6.9 Confidence Classification	231
11.6.10 Reasonable Prospects for Economic Extraction	231
11.6.11 Mineral Resource Statement	232
11.6.12 Factors That Could Affect the Mineral Resource Estimate	232
11.7 Fuller	233
11.7.1 Introduction	233
11.7.2 Mineral Resource Database	234
11.7.3 Geological Modelling	234
11.7.4 Composites	236
11.7.5 Capping	236
11.7.6 Density	237
11.7.7 Variography	237
11.7.8 Grade Estimation	238

S-K 1300 Technical Report Summary

11.7.9 Model Validation	238
11.7.10 Confidence Classification	240
11.7.11 Reasonable Prospect for Economic Extraction	241
11.7.12 Mineral Resource Statement	242
11.7.13 Factors That Could Affect the Mineral Resource Estimate	243
11.8 Davidson-Tisdale	244
11.8.1 Introduction	244
11.8.2 Mineral Resource Database	244
11.8.3 Geological Modelling	244
11.8.4 Composites	246
11.8.5 Capping	247
11.8.6 Density	247
11.8.7 Variography	248
11.8.8 Grade Estimation	248
11.8.9 Model Validation	248
11.8.10 Confidence Classification	249
11.8.11 Reasonable Prospects for Economic Extraction	250
11.8.12 Mineral Resource Statement	251
11.8.13 Factors That Could Affect the Mineral Resource Estimate	252
Chapter 12 Mineral Reserve Estimates	253
Chapter 13 Mining Methods	253
Chapter 14 Processing and Recovery Methods	253
Chapter 15 Infrastructure	253
Chapter 16 Market Studies	253
Chapter 17 Environmental Studies, Permitting and Plans, Negotiations or agreements with local individuals or groups	253
Chapter 18 Capital and Operating Costs	253
Chapter 19 Economic Analysis	254
Chapter 20 Adjacent Properties	254
Chapter 21 Other Relevant Data and Information	254
Chapter 22 Interpretation and Conclusions	254
22.1 Surface Rights, Mineral Tenure, Royalties and Agreements	254
22.2 Geology and Mineralization	254
22.3 Data Collection in Support of Mineral Resource Estimation	255
22.4 Mineral Resource Estimate	256
22.5 Mine Plan	256
22.6 Metallurgical Testwork and Mineral Processing	256

S-K 1300 Technical Report Summary

22.7 Infrastructure	257
22.8 Environmental Studies, Permitting and Social Impact	257
22.9 Markets and Contracts	257
22.10 Opportunities	258
22.11 Risks	259
Chapter 23 Recommendations	260
23.1 Introduction	260
23.2 Geology and Mineral Resource Estimation	260
23.3 Metallurgical Testwork	261
23.4 Geotechnical	262
23.5 Rock Mechanics	263
23.6 Hydrogeology	263
23.7 Geochemistry	264
23.8 Water Management	264
23.9 Permitting	264
Chapter 24 References	265
Chapter 25 Reliance on Other Experts	273
25.1 Legal Status	273

Figure 1-1: Fox Complex Properties (prepared by McEwen, dated 2024)	2
Figure 3-1 Fox Complex Properties (prepared by McEwen, dated 2024)	20
Figure 3-2 Eastern Properties Parcel Location Map (prepared by McEwen, dated 2024)	23
Figure 3-3 Stock Parcel Location Map (prepared by McEwen, dated 2024)	24
Figure 3-4 Northern Portion of the Western Properties Parcel Location Map (prepared by McEwen, dated 2024)	25
Figure 3-5 Southern Portion of the Western Properties Parcel Location Map (prepared by McEwen, dated 2024)	26
Figure 3-6 Eastern Properties Royalty Location Map (prepared by McEwen, dated 2024)	29
Figure 3-7: Stock Properties Royalty Location Map (prepared by McEwen, dated 2024)	30
Figure 3-8 Location Map showing Property Subject to Newmont Agreement Near the Eastern Properties (prepared by McEwen, dated 2024)	33
Figure 5-1 Longitudinal section (looking North) for the Stock Project. Note: TW = True Width. (Prepared by McEwen, 2024).	46
Figure 6-1 Schematic Map of the Abitibi Greenstone Belt showing Relationship of Gold Deposition to Major Structural Conduits (prepared by McEwen, dated 2021)	58

S-K 1300 Technical Report Summary

Figure 6-2 Schematic Cross-Section showing Key Geologic Elements of the Main Gold Systems and their Crustal Depths of Emplacement (modified after Poulsen et al., and Robert, 2004)	59
Figure 6-3 Map of the Southern Abitibi Greenstone Belt (modified after Poulsen et al., 2000, and Dube and Gosselin, 2007)	64
Figure 6-4 Geological Map of the Timmins-Matheson Sector within the Abitibi Subprovince showing Distribution of Gold Mining Operations (prepared by McEwen, dated 2021)	65
Figure 6-5 Map of the Western Half of the Abitibi Subprovince showing distribution of Geological Assemblages (Farrow et al., 2006)	66
Figure 6-6 Stratigraphic Column for the General Black Fox – Hislop Area (modified after Berentsen et al., 2004)	69
Figure 7-5 Bedrock Geology of the Eastern Properties and Locations of the Significant Gold Mineralized Zones (prepared by McEwen, dated 2024)	71
Figure 6-8 Bedrock Geology of the Black Fox North with the possible locations of ‘Croesus-like’ veins.	74
Figure 6-9 Interpreted Geology of the Stock Property and Locations of the Significant Gold Mineralized Zones (yellow stars) (prepared by McEwen, dated 2024)	76
Figure 6-10 Schematic Geological Map of the Timmins Area, showing the Complex Stratigraphy-Structure underlying the Western Properties (prepared by McEwen, dated 2021)	77
Figure 6-11 Cross-Section Looking Northwest through Stratigraphic Sequence of Units at the Froome Deposit (Prepared by McEwen, Dated 2024)	82
Figure 6-12 Grey Fox Area Schematic Geological Plan Map (left) and Northwest-Looking Cross-Section (right) (prepared by McEwen, dated 2024)	84
Figure 6-13 Exploration Drilling at Stock West  Schematic Cross-Section Looking to Northeast (prepared by McEwen, dated 2024)	86
Figure 6-14 Fuller Deposit 375 Level Simplified Geology and Mineralized Zones ( dated 1999; re-issued by McEwen in 2024). NOTE: All values are in oz/t and feet.	88
Figure 6-15 Fuller Section 3,320E Looking West (prepared by McEwen, dated 2011)	89
Figure 7-1 Distribution of Surface Drilling at the Eastern Properties (prepared by McEwen, dated 2024)	101
Figure 7-2 Distribution of Surface Drilling at the Stock Property (prepared by McEwen, dated 2024)	104
Figure 7-3 Distribution of Surface Drilling at the Stock Property (prepared by McEwen, dated 2024)	106
Figure 7-4 Southern Portion of the Western Properties Drill Hole Collar Location Plan (prepared by McEwen, dated 2024)	107
Figure 9-1 Original Assays Against Duplicates at Black Fox for the period 2017 to Current Exploration Period (prepared by McEwen, dated 2021 reissued 2024)	141
Figure 9-2 Original Assay Data Against Umpire Assay Data (X axis zoomed in lower chart) for Black Fox for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)	142
Figure 9-3: Original Assays Against Duplicates at Froome for the period 2017 to Current Exploration Period (prepared by McEwen, dated 2021 reissued 2024)	146
Figure 9-4 Original Assay Data Against Check Umpire Assay Data for Froome (X axis zoomed in lower chart) for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)	147

S-K 1300 Technical Report Summary

Figure 9-5: Original Assays Against Duplicates for Grey Fox / Gibson for the period 2017 to Current Exploration Period (prepared by McEwen, dated 2021 reissued 2024)	150
Figure 9-6 Original Assay Data Against Umpire Assay Data for Grey Fox / Gibson (X axis zoomed in lower chart) for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)	152
Figure 9-7 Original Assay Data Against Umpire Assay Data for Stock West for the 2017 to Current Exploration Period (prepared McEwen, dated 2024)	155
Figure 9-8: Original Assays Against Duplicates for Stock East for the period 2017 to Current Exploration Period (prepared by McEwen, dated 202 reissued 2024)	158
Figure 9-9 Original Assay Data Against Umpire Assay Data for Stock East for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)	159
Figure 9-10 Original Assay Data Against Re-assay Data for the St Andrew(SAS) Core Used (prepared by McEwen, dated 2021-reissued 2024)	160
Figure 9-11 Original ALS Assays Against Duplicates for the 2008 to 2012 Exploration Period (prepared by SRK 2018; resissued by McEwen 2024)	166
Figure 9-12 ALS Data Against Expert check Data for the 2009 to 2012 Exploration Period (prepared by SRK 2018; resissued by McEwen 2024)	167
Figure 10-1: Grey Fox Combined Lab Gold Recoveries (XPS, 2014)	181
Figure 11-1 Long Section Looking North of Black Fox Mineralized Domains (prepared by McEwen, dated 2024)	192
Figure 11-2 Plan View of Froome Project Mineralized Domains (prepared by McEwen, dated 2024)	199
Figure 11-3 Section View Looking East Comparing Block Grades with Drill Hole Data in Froome Domains 500-501 (prepared by McEwen, dated 2024)	202
Figure 11-4 Plan View at Elevation 9830Comparing Block Grades with Drill Hole Data in Froome Domains 300-301(prepared by McEwen, dated 2024)	203
Figure 11-5 Long Section Looking North of the Potentially Mineable Stope Shapes at Froome (prepared by McEwen, dated 2024)	205
Figure 11-6 Plan View of the Grey Fox Project Lithology Model (prepared by McEwen, dated 2024)	208
Figure 11-7 Plan View of the Grey Fox Project Mineralized Zones and Domains (prepared by McEwen, dated 2024)	209
Figure 11-8 Section View Looking NW Comparing Block Grades in Grey Fox Model (Whiskey Jack Zone) with Drill Hole Data, +/- 25m clipping (prepared by McEwen, dated 2024)	213
Figure 11-9 Plan View at Elevation 165m Comparing Block Grades in Grey Fox Model (Gibson Zone) with Drill Hole Data, +/- 25m clipping (prepared by McEwen, dated 2024)	213
Figure 11-10 Plan View of the Potentially Mineable Stope Shapes at Grey Fox (prepared by McEwen, dated 2024)	216
Figure 11-11 Isometric View of the Stock Project Lithology Model (prepared by McEwen, dated 2023)	218
Figure 11-12 Long section of the Stock West & Main Mineralized Zones and Background Envelope (prepared by McEwen, dated 2023)	219
Figure 11-13 Section View Looking East-Northeast Comparing Block Grades in Domains 10 and 20 with Drill Hole Data, also includes planned development, +/-25m (prepared by McEwen, dated 2023)	222

S-K 1300 Technical Report Summary

Figure 11-14 Plan View at -100m Elevation Comparing Block Grades with Drill Hole Data, +/-20m clipping. Also includes planned development. (prepared by McEwen, dated 2023)	223
Figure 11-15 Plan View of the Potentially Mineable Stope Shapes at Stock West & Main (prepared by McEwen, dated 2023)	225
Figure 11-16 Isometric View of the Stock Project East Zone Lithology Model (prepared by McEwen, dated 2024)	227
Figure 11-17 Stock Project East Zone Modelled Domain 1 & 100 (Background)(prepared by McEwen, dated 2024)	228
Figure 11-18: Isometric View of the Shear Zone, External Contours (prepared by SRK 2021; reissued McEwen 2024)	236
Figure 11-19 South-North Section View at Easting 479,600 Comparing Block Grades with Drill Hole Data (dots) (prepared by SRK 2021; reissued McEwen 2024)	239
Figure 11-20 Plan View at the 1230 elevation Comparing Block Grades with Drill Hole Data (dots) (prepared by SRK 2021; reissued McEwen 2024)	240
Figure 11-21: East-West Section looking North of Mineable Shape Optimizer Shapes (green) and the Block Model Above Gold Cut-Off Grade 1.95 g/t (grey) (prepared by McEwen, dated 2024)	242
Figure 11-22 Isometric View of the Davidson-Tisdale North Area, External Contours (prepared by SRK 2021; reissued by McEwen 2024)	246
Figure 11-23 Isometric View of the Davidson-Tisdale North Area, Internal Contours (prepared by SRK 2021; reissued by McEwen 2024)	246
Figure 11-24 Isometric View of the S Zone Wireframe (prepared by SRK 2021; reissued by McEwen 2024)	247
Figure 11-25 East-West Cross-Section at Y=9,920 Comparing B Zone Estimated Blocks and Composite Data (prepared by SRK 2021; reissued by McEwen 2024)	249
Figure 11-26 Plan View of the Mineable Shape Optimizer Shapes (green) and the Davidson-Tisdale Block Model Above Gold Cut-Off Grade 1.85 g/t (grey) (prepared by McEwen 2024)	251

S-K 1300 Technical Report Summary

List of Tables

Table 1-1Black Fox Mineral Resource Statement, 31 December 2024	10
Table 1-2 Froome Mineral Resource Statement, 31 December 2024	11
Table 1-3 Grey Fox Mineral Resource Statement, 23 October 2024	11
Table 1-4 Stock East Mineral Resource Statement, 20 May 2024	11
Table 1-5 Stock Project - West & Main Mineral Resource Statement, 23 October 2023	12
Table 1-6 Fuller Mineral Resource Statement, 31 December 2024	12
Table 1-7 Davidson-Tisdale Mineral Resource Statement, 31 December 2024	12
Table 5-1: Summary of Black Fox Drilling	39
Table 5-2: Production History of the Glimmer Mine from 1997 to 2001	39
Table 5-3: Production History of the Black Fox & Froome Mine from 2009 to December 2024	40
Table 5-4: Summary of Froome Drilling	41
Table 5-5: Summary of Grey Fox Drilling	43
Table 5-6: Summary of Stock Drilling	45
Table 5-7: Stock Mine Production History, St Andrew	47
Table 5-8 Summary of Buffalo Ankerite Drilling	50
Table 5-9: Summary of Fuller Drilling	52
Table 5-10: Summary of Paymaster Drilling	54
Table 5-11: Summary of Davidson-Tisdale Drilling	57
Table 6-1 Grey Fox Conjugate mineralized vein orientation	83
Table 7-1 Eastern Properties Geophysical Surveys	94
Table 7-2 Stock Geophysical Surveys	96
Table 7-3 Summary of Black Fox Drilling Used for Mineral Resource Estimation	100
Table 7-4 Summary of Froome Drilling Used in Mineral Resource Estimation	102
Table 7-5 Summary of Grey Fox Drilling Used for Mineral Resource Estimation	102
Table 7-6 Summary of Stock Drilling Used in Mineral Resource Estimation	103
Table 7-7 Summary of the Western Properties Drilling Used in the Mineral Resource Estimate	105
Table 8-1 Analytical and Test Laboratories Used for Eastern Properties’ Samples	123
Table 8-2 Analytical and Test Laboratories Used for Stock Samples	124
Table 8-3 Analytical and Test Laboratories Used for Samples from the Western Properties	125
Table 9-1 Tabulation of Standards Used for Drillholes at Black Fox Since 2018	140
Table 9-2 Tabulation of Standards Used at Froome	146
Table 9-3 Tabulation of Standards Used at Grey Fox/Gibson beginning in 2018	150
Table 9-4 Tabulation of Standards Used at Stock West	155
Table 9-5 Tabulation of Standards Used at Stock East	158
Table 9-6 Verified Historical Drilling Data	164
Table 9-7 Tabulation of Standards Used by Lexam in the 2010-2012 Exploration Program	165
Table 9-8 Review of the Drilling Logs	172
Table 9-9 Review of the Assay Certificates	172
Table 10-1 Froome Composite Samples Chemical Content	175
Table 10-2: Summary of Froome Master Composite Bottle Roll Tests	176
Table 10-3: Summary of Froome Domain Composites Bottle Roll Tests	176
Table 10-4: Froome Grind Sensitivity Results	176
Table 10-5: Grey Fox 147 Zone and Contact Zone Composites Head Assays	177

S-K 1300 Technical Report Summary

Table 10-6 Grey Fox 147 Zone and Contact Zone Grindability Test Summary (SGS, 2012)	10
Table 10-7 Grey Fox 147 Zone and Contact Zone SMC Test Results (SGS, 2012)	11
Table 10-8 Grey Fox 147 Zone and Contact Zone HPGR Test Summary (SGS, 2012)	11
Table 10-9 147 Zone and Contact Zone Master Composites Gold Extraction with Gravity and Cyanidation (SGS, 2013)	11
Table 10-10 147 Zone and Contact Zone Variability Testing Results (SGS, 2013)	12
Table 10-11 Grey Fox South Zone Variability Bottle Roll Leach Results (XPS, 2014)	12
Table 10-12 Stock Composite Samples Chemical Content	12
Table 10-13 Summary of Stock Mining Zone Gravity Concentration	39
Table 10-14 Summary of Stock Mining Zone Cyanide Leaching	39
Table 10-15 Davidson-Tisdale Composite Cyanidation Test Results	40
Table 10-16 Flotation and Gold Recovery from Fuller Deposit	41
Table 10-17 Fuller Composite Cyanidation Test Results	43
Table 10-18 Summary of 147NE Zone Master Composite Bottle Roll Tests	45
Table 10-19 Summary of 147NE Zone Individual Composites Bottle Roll Tests	47
Table 11-1 Black Fox – Metal Removed by Capping Composites	50
Table 11-2 Black Fox Mineral Resource Cut-off Grade Parameters	52
Table 11-3 Black Fox Mineral Resource Statement, 31 December 2024	54
Table 11-4 Froome – Metal Removed by Capping Composites	57
Table 11-5 Froome – Density Values by Mineralized Domain	83
Table 11-6 Froome Mineral Resource Cut-off Grade Parameters	94
Table 11-7 Froome Mineral Resource Statement, 31 December 2024	96
Table 11-8 Grey Fox Mineralized Domains	100
Table 11-9 Grey Fox – Metal Removed by Capping Composites	102
Table 11-10 Grey Fox – Density Values by Lithology	102
Table 11-11 Grey Fox Mineral Resource Cut-off Grade Parameters	103
Table 11-12 Grey Fox Mineral Resource Statement, 23 October 2024	105
Table 11-13 Stock West & Main – Metal Removed by Capping Composites	123
Table 11-14 Stock West – Density Values by Lithology	124
Table 11-15 Stock Mineral Resource Cut-off Grade Parameters	125
Table 11-16 Stock Project - West & Main Mineral Resource Statement, 23 October 2023	140
Table 11-17 Stock East – Metal Removed by Capping Composites	146
Table 11-18 Stock Project – East Zone Density Averages for Host Lithologies	150
Table 11-19 Stock East Mineral Resource Cut-off Grade Parameters	155
Table 11-20 Stock East Mineral Resource Statement, 20 May 2024	158
Table 11-21 Fuller – Metal Removed by Capping Composites	164
Table 11-22 Fuller – Density Values by Lithology	165
Table 11-23 Fuller Optimization Parameters	172
Table 11-24 Fuller Mineral Resource Statement, 31 December 2024	172
Table 11-25 Davidson-Tisdale – Metal Removed by Capping Composites	175
Table 11-26 Davidson-Tisdale Optimization Parameters	176
Table 11-27 Davidson-Tisdale Mineral Resource Statement, 31 December 2024	176
Table 22-1: Project Opportunities	176
Table 22-2: Project Risks	177

S-K 1300 Technical Report Summary

Summary

1.1 Introduction

McEwen Mining Inc. (McEwen) has undertaken to complete an updated Technical Report Summary on the Initial Assessment for the Fox Complex Project located in Northern Ontario, Canada. The Project comprises several gold bearing properties, including the Black Fox Mine and Froome Mine, Grey Fox (the Eastern properties), Stock Mine (East, West and Main Zones) and the Western properties, including Fuller and Davidson-Tisdale, Buffalo-Ankerite and Paymaster.

1.2 Terms of Reference

The Report is being used by McEwen as a basis for future conceptual studies to assess the potential economic viability of the projects. This report (MRE) is considered to be preliminary in nature and will provide the necessary baseline for key decision on future production areas.

Mineral Resource estimates were prepared in accordance with the Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations (S-K 1300). Definitions of mining technical terms used in the IA, including those for Mineral Resources, are in accordance with Item 1300 of Regulation S-K.

Using the Item 1300 definitions of Regulation S-K the Fox Complex is defined as an Exploration Stage Property. The definition is determined by the fact that the Fox Complex has no Mineral Reserves. However, the Fox Complex is currently mining Mineral Resources and producing gold.

Unless otherwise noted, all measurements used in this Report are metric and currency is expressed in Canadian dollars ($).

1.3 Location, Surface Rights and Mineral Tenure

The Fox Complex consists of three groups of properties with historical and operating mines, and a processing facility (Figure 11) near the City of Timmins (Timmins) in northeastern Ontario, Canada. The Eastern group of properties is approximately 60 km east of Timmins and includes the operating Froome Mine and the Black Fox mine, the Black Fox North claims to the North of Black Fox, and the Gibson and Grey Fox property (Grey Fox) 3 km to the southeast. The historical Stock Mine deposit and Fox Mill are centrally located in the Stock township 20 km west of the community of Matheson and 43 km east of Timmins. The Western group of properties includes four deposits: Buffalo Ankerite, Paymaster, Fuller and Davidson-Tisdale, located within the municipal boundaries of Timmins.

The properties of the Fox Complex consist of several blocks of land comprising 132 parcels representing either mining claims or leases and overlapping surface right parcels, for a total of

S-K 1300 Technical Report Summary

approximately 5,314 ha of mining land and 3,446 ha of surface land. All the required fees and duties have been paid, and the claims are in good standing.

CANADA
ONTARIO
QUEBEC
Timmins
MAP AREA
Ottawa
Toronto
USA
Iroquois Falls
Lake Abitibi
Frederick House Lake
STOCK PROPERTIES
EASTERN PROPERTIES
BELL CREEK
KINROSS
HOYLE POND
TAYLOR
AQUARIUS
Matheson
Timmins
MCINTTYRE
PAMOUR
DOME
HOLLINGER
Moose Lake
ROSS
HOLLOWAY
HOLT
DESTOR-PORCUPINE FAULT (250km)
Night Hawk Lake
WESTERN PROPERTIES
N
0
20
kilometers

Figure 1-1:	Fox Complex Properties (prepared by McEwen, dated 2024)

The Eastern property comprises 51 parcels with surface and/or mining rights, including eight mining leases and three leased patents covering 2,115ha (5,226 acres) of leased or patented land. The Black Fox North property consists of 50 unpatented claims totaling 650ha (1606 acres). The Stock property comprises 30 parcels with surface and/or mining rights, including 17 mining leases covering 1,468ha. McEwen owns 100% interest in the Buffalo Ankerite property, consisting of 17 owned parcels with surface and/or mining rights with an area of 485 ha. McEwen owns 100% interest in the Fuller property, consisting of five owned parcels with surface and/or mining rights covering an area of 210.2 ha. McEwen owns 61% interest in the Paymaster property, with the remaining 39% of mineral rights held by Newmont Mining Corporation (Newmont). Paymaster consists of 15 contiguous owned parcels covering 179.2 ha. The joint venture interest is limited to the property above the 4,075 level below surface. McEwen owns 100% interest in the Davidson-Tisdale property consisting of 14 parcels with surface and/or mining rights, including 1 mining lease covering 207.7 ha.

S-K 1300 Technical Report Summary

1.4 Royalties and Agreements

The Eastern properties are subject to several royalties, including:

●	Two royalties at the Froome Mine, of which none are applicable to the current mine plan.
●	Four royalties at Grey Fox, including, independently not cumulative, a 3% NSR, 2.5% NSR, 0.15% NSR, as well as a 5% net profit interest (NPI) or sliding scale NSR royalty.

The Black Fox Mine is not subject to any royalties.

The Stock property is subject to several royalties, with only the existing Stock Mine Main zone subject to a 1% NSR royalty. Both the West zone and the East zone deposits are not subject to royalties.

The Western properties are subject to royalties as shown in Appendix B. The Fuller project is subject to the Summit Organization Inc. NPI royalty of 10%. The Davidson-Tisdale project has no royalties in the location of Mineral Resources.

McEwen has agreements with First Nations, who have treaty and Indigenous rights which they assert within the operations area of the Eastern and Stock properties. An Impact Benefit Agreement is in place with the Apitipi Anicinapek Nation for the Eastern properties, since 2011. The Métis Nation of Ontario was also consulted regarding the Eastern properties. McEwen does not currently have agreements with First Nations in the area of the Western properties; it is expected that agreements will be negotiated.

The Newmont agreement on the Eastern properties was originally made with Apollo Gold in 2009. Under Instrument Number CB56690, the agreement establishes that in the event McEwen desires to option, joint venture, assign, transfer, convey or otherwise dispose of any of its rights or interests in and to specific property near the Black Fox Mine, excluding a corporate merger transaction, McEwen shall promptly notify Newmont in writing of its intentions in order that Newmont may consider a possible acquisition from McEwen of a portion or all of McEwen’s interest in the named Property.

The joint venture agreement with Newmont provided the framework for McEwen (as Lexam VG Gold) to earn their 61% interest in the Paymaster claims during the option term. The agreement provides for McEwen’s management of exploration, development, and mining on the Paymaster property, down to the 4075 ft level, and the funding of that work on the Paymaster claims. Newmont holds 100% of the interest below that level.

A gold stream agreement exists between McEwen and Sandstorm Resources Ltd (Sandstorm) whereby McEwen currently sells 8% of gold produced from the Froome Mine at a 2024 price of US$600.60/oz gold.

1.5 History

Exploration of the Fox Complex dates back as early as 1910 with the discovery of the Western properties. Trenching, diamond drilling, shaft sinking, drifting and limited mining were

S-K 1300 Technical Report Summary

completed by the 1950s. Further diamond drilling and ramp extensions at Fuller began in the 1980s with additional work, including: metallurgical testing, surface and underground diamond drilling, excavation of drifts, cross-cuts and raises. Mineral Resource estimation has continued over the years by various owners. McEwen acquired the mineral rights to the Western properties from Lexam VG Gold Inc. (Lexam) in 2017.

Several companies have worked on the Grey Fox property since the 1930s, completing geological mapping, geological, magnetic and geophysical surveys, trenching, drilling, Mineral Resource estimates, as well as initiating an exploration decline ramp at Gibson. Historical production from the Glimmer Mine (now Black Fox) between 1997 and 2001 resulted in the production of 1.1 Mt at 5.97 g/t and approximately 211,000 oz of gold. Exploration at Froome began in 1991 with ground total field magnetometer and very-low frequency electromagnetic survey (EM) followed by geological mapping.

Mineralization at the Stock property was discovered in 1961 with an initial shaft collared in the 1970s, and further deepened in the 1980s to complete underground drilling. St Andrew Goldfields (St Andrew) developed the Stock Mine and Stock Mill (now Fox Mill) in the late 1980s and continued mining on and off until 2005. During production, approximately 831,000 t of material was milled at 5.48 g/t, recovering 137,000 oz of gold.

McEwen acquired the Eastern properties, Stock and all its assets from Primero Mining Corporation (Primero) in 2017.

1.6 Geology and Mineralization

The Fox Complex properties are underlain by Precambrian rock of the Southern Abitibi Greenstone Belt (SAGB), located in the central part of the Wawa-Abitibi Sub-province, southeastern Superior Province, of northeastern Ontario. The SAGB consists of numerous intercalated assemblages of 2750 to 2695 Ma metavolcanic rocks and their intrusive equivalents, which are unconformably or disconformably overlain by the younger 2690 to 2685 Ma Porcupine and 2677 to 2670 Ma Timiskaming metasedimentary assemblages and alkalic intrusive rocks.

Major crustal-scale faults, such as the Porcupine-Destor Deformation Zone (PDDZ) and Cadillac-Larder Lake Deformation Zone (CLDZ) commonly occur at assemblage boundaries and are spatially associated with east-trending belts of Porcupine and Timiskaming assemblage metasedimentary rocks. These major faults record multiple generations of deformation, including normal, strike-slip, and reverse movements. The PDDZ and CLDZ define a corridor of gold deposits, generally known as the Timmins-Val D’Or camp, which accounts for the bulk of historic and current gold production from the Superior Province.

Several important secondary structures occur in the vicinity of the Black Fox Mine, most notably the Gibson-Kelore Deformation Zone (GKDZ), which is one of the most recognizable structural features on the Black Fox property. Geophysical surveys indicate that this splay departs the regional track of the PDDZ and trends south-eastwards for approximately 4 to 5 km, passing off the southern property limits. The Arrow Fault is a local name applied to a shear zone striking

S-K 1300 Technical Report Summary

085° located near the south limit of the Grey Fox cluster of exploration targets. The fault is defined by a prominent linear disruption in airborne magnetic patterns and corresponds to sheared rock on the ground. The southwest-trending Nighthawk Lake Break bifurcates/splays away from the main PDDZ in the vicinity of the Stock East deposit and has been traced by regional geophysical survey responses for approximately 15 km into the historically mined and explored Nighthawk peninsula area.

The Fox Complex properties are essentially underlain by these three assemblages: 1) Tisdale volcanic sequence, 2) Porcupine clastic sediments, and the 3) irregular (less abundant) Timiskaming assemblage. The Tisdale Assemblage volcanics are typically found adjacent to the PDDZ structural belt running for 200 km between the towns of Foleyet (Ontario) and Destor (Quebec). These volcanic rocks are dominantly comprised of tholeiitic mafic and komatiitic metavolcanic rocks with subordinate calc-alkaline intermediate and felsic flows, pyroclastic and epiclastic deposits. The Porcupine Assemblage is composed of wacke, siltstone, argillite, and rare pebble conglomerate. Gabbro, quartz-feldspar porphyry, syenite stocks and lamprophyre dykes intruded the metasedimentary rocks. Rare felsic metavolcanic tuff is interbedded with the metasedimentary rocks in Beatty Township. The Porcupine Assemblage is widespread in the Abitibi Sub-province and, in general, the youngest detrital zircons are approximately 2695 Ma. The Timiskaming Assemblage is composed of clastic metasedimentary rocks that lay unconformably over older metavolcanic rocks and/or Porcupine Assemblage rocks and less abundant alkaline extrusive and intrusive rocks. Throughout the SAGB, the Timiskaming assemblage clastic metasedimentary occur as conglomerate, wacke-sandstone, siltstone, argillite, and schist, and are closely associated with the PDDZ.

Gold mineralization at both the Eastern properties and Stock is part of a metallogenetic domain, and shares similarities with ultramafic‐hosted and associated deposits that occur along the Destor‐Porcupine corridor between Nighthawk Lake and the Black Fox Mine to the east. Known mineralization at Froome is hosted within an intensely altered, steeply to the southwest-dipping metasedimentary unit, up to 40 m true width, within the GKDZ. The upper 200 m of the unit is mineralized throughout, with mineralization becoming less predictable and more proximal (within 10 m) of the hanging wall contact. The mineralization observed on the Grey Fox property occurs in association with quartz-carbonate veins which are often sheeted and occur at shallow to moderate core axis angles in drill holes which are drilled from east to west with westerly azimuths, which is the dominant drilling direction. Beginning in late 2018 McEwen began drilling in a SE direction in order to intersect the newly interpreted NE-SW mineralization in zones: 147, 147NE, Grey Fox South & Gibson. Closely spaced sets of veins were observed to be 0.2 to 10 cm thick. These veins often have a complex, multi-generational history. The Stock Mine deposits have a moderate west plunge defined by lenticular- to lobe‐like shapes of hosting mafic & ultramafic (principally a ‘green carbonate’) volcanic rocks and surrounding carbonate alteration envelope. These are surrounded by lenses of highly strained, talc‐chlorite ultramafic rocks. The main minerals of the gold-bearing zones found in and around the Western properties are quartz, carbonates, alkali feldspar (most commonly albite), sericite, pyrite, tourmaline, arsenopyrite, scheelite, and molybdenite. Pyrrhotite is common in the deep parts

S-K 1300 Technical Report Summary

of deposits, as well as in deposits hosted in banded iron formation. Arsenopyrite seems to be common in deposits hosted in sedimentary rocks.

1.7 Drilling and Sampling

Relevant drilling completed on the Project includes core holes completed by McEwen and those drilled prior to their involvement. A total of 8,359 core holes (1,085,788m) have been drilled on the Black Fox Mine since 1989. Holes drilled at Black Fox by McEwen since 2018 total 1,772 (245,660m). Drilling at Froome to present day consists of 978 core holes (188,583 m).  A total of 1,641 core holes (611,543m) have been drilled on the Grey Fox-Hislop area by several operators since 1993. Holes drilled at Grey Fox by McEwen since 2018 total 468 (183,559.7m). A total of 815 (307,881m) have been drilled on the Stock property since 1983. Holes drilled at Stock by McEwen since 2018 total 728 (282,033m). A total of 632 core holes (75,116 m) and 691 (80,026 m), respectively have been drilled on the Fuller and Davidson-Tisdale properties since before 1983. McEwen has not undertaken any exploration or definition drilling on the Western properties.  Some holes were excluded from use in resource estimation due to poor drill angles, survey errors, location errors or missing samples.

Logging software replaced paper logging in and around 2015. Logging typically identifies the main lithological unit, alteration, mineralization style and structural features. Core recoveries from 85% have been recorded through bedrock, competent mafic volcanic flows or hard, unfractured felsic intrusive rocks.

Drill hole collars have been surveyed using transit (prior to 1980), hand-held global positioning system (GPS), differential GPS tools, and more recently with Reflex instruments TN-14 gyroscopic tools. Downhole surveys have used Tropari or acid/Pajari methods (1990s) and more recently, Reflex Instrument EZ Gyro or multi-shot Spring orientation tools.

Since 2018, McEwen has obtained specific gravity determinations from the primary assay laboratory using gravimetric and pycnometric procedures. Existing drill hole databases for the Eastern properties prior to McEwen ownership contained density measurements used for Mineral Resource estimation. Specific gravity measurements were determined for Fuller and Paymaster drill core between 2006 and 2012, converted to density values and used in Mineral Resource estimation.

Several independent commercial laboratories have been used for analyzing samples from the Eastern properties since 1993, including Swastika Laboratory (Swastika, Ontario; 1993 to 1995; 2005 to 2008; 2014 to 2016), Techni-Lab (Ste. Germaine Boulé, Quebec; 1995 to 2002), SGS Canada (Toronto, Ontario; 2003 to 2005; 2012 to 2014; 2016 to 2017), PolyMet Laboratories (PolyMet, Cobalt, Ontario; 2012 to 2017), Cattarello Assayers (Timmins, Ontario; 2012), Accurassay Laboratories (Thunder Bay, Ontario; 2012 to 2018), Geosol Lakefield (ALS, Lakefield, Ontario; 2012; 2015 to 2017), AGAT Laboratories (AGAT, Timmins and Mississauga, Ontario; 2012 to 2015; 2019 to 2020), Activation Laboratories (Actlabs, Timmins, Ontario; 2014 to 2017), ALS (Timmins and Toronto, Ontario; Vancouver, British Columbia; 2018 to 2020), PANGEA Laboratories (Sinaloa, Mexico; 2021-2023) and MSA Laboratories, Timmins, Ontario (2023 to

S-K 1300 Technical Report Summary

present) In 2022 a limited number of holes were analyzed at the internal Black Fox Assay Lab for tightly spaced infill drilling.

Prior to the installation of the mine laboratory, Techni-Lab provided sample preparation of a 30 g sample and completed a Fire Assay of the sample.

Laboratories prepared dried samples by crushing, riffle splitting to 250 g, pulverizing the crushed, and splitting the 250 g sample.

SGS Canada, PolyMet, Accurassay Laboratories and ActLabs analyzed gold using a 30 g lead fire assay (FA) with an atomic absorption (AA) finish with samples greater than 10 ppm gold sent for lead FA with gravimetric finish while ALS used 50 g packets. AGAT used a 30 g lead FA with an optical emission spectrometer (ICP-OES) finish with samples greater than 10 ppm gold sent for lead FA with gravimetric finish.

MSA Laboratories utilizes the photon assay method whereby the sample is crushed to 2-3mm and a 300-650 gram sample is analysed by bombarding it with X-rays. The resultant gamma ray emissions are analyzed via sensors and give a resultant value for gold measured in ppm.

The Stock Laboratory was operated and utilized by St Andrew for preparation and analysis of Stock (Main, East and West) samples between 1987 and 1994 and was not independent or an accredited laboratory. Dried samples were crushed, riffle split to between 250 and 300 g, pulverized to prepare a 30 g sample that was treated by FA. High-grade samples were re-treated using a gravimetric finish. ALS, AGAT and Actlabs have since been used by McEwen using the methods described above.

Swastika, ALS and Expert have been used to prepare and analyze samples from the Western properties. Dried samples were crushed, riffle split to between 250, pulverized to prepare a 30 g sample that was assayed for gold by FA-ICP finish at ALS and by FA-atomic absorption spectroscopy (AAS) finish at Expert and Swastika. Gold values greater than 10 ppm were re-analyzed by FA with gravimetric finish at ALS.

McEwen have employed a quality assurance (QA) quality control (QC) program of certified reference materials (CRMs), blanks and duplicates at a rate of one per 7 samples. Additionally, check assays were submitted to an umpire laboratory at a rate of one per 20. Duplicate sample insertion was discontinued in 2019 after an external audit showed laboratory duplicates would be sufficient. Previous owners (from 2010) of the Eastern properties implemented similar QA/QC protocols. A QA/QC review of samples prior to 2010 showed substandard procedures; however, conclusions were made to suggest that no material risk to the Mineral Resource estimate is present. At Stock, it has been recorded that Brigus Gold maintained QA/QC protocol between 2011 and 2015 whereby blanks and CRMs were included on the basis of one sample in each 20 samples submitted, while check assays were processed to an umpire laboratory. At the Western properties, previous owners did not undertake their own QA/QC,but rather relied on the laboratory’s internal QA/QC program, which consisted of one standard and duplicate for every 20 assays. Additionally, 10% of all samples were submitted to an umpire laboratory for check analysis.

S-K 1300 Technical Report Summary

1.8 Data Verification

The current Mineral Resource estimation QP conducted an independent spot check review of the data, which consisted of a visual inspection of drill collars and deviation surveys, a review of analytical QA/QC statistics, and random spot-checks on a limited number of database assay results versus assay laboratory certificate reports. The QP is satisfied that the 2024 and prior data is acceptable for use in the current Mineral Resource estimate.

Since 2017, McEwen directly adds drill hole logging data to a central SQL database as it is collected. All drill hole collar locations are either professionally surveyed with underground collar locations surveyed using a Total Station and underground chip samples measured from surveyed reference points. In April 2020, a check survey of 25% of the Froome collars was conducted and a minor adjustment to the calculated coordinates was performed based on the results. Drill holes are surveyed using a down hole instrument with data monitored, verified, and validated by McEwen’s geology team prior to import into the main database. Data are then imported into a three-dimensional (3D) geological modelling software where the de-surveying process checks for overlapping or missing data, and a visual check is completed to ensure no significant errors are included.

QA/QC assay samples are regularly inserted into, and analyzed with, the drill hole and production chip samples. Check samples of second splits of the final prepared pulverized samples are routinely resubmitted to a secondary laboratory. Overall, McEwen found the results acceptable.

In 2018, McEwen undertook a core re-sampling program of data collected by St Andrew at Stock East and found there was a reasonable correlation between the original assay and the re-assays, therefore the data was acceptable for use in Mineral Resource estimation. A selection of drill hole collars and survey monuments were also resurveyed by a professional surveying firm to ensure that the holes were accurately transferred from the Stock Mine grid to UTM coordinates.

As part of the data verification process for Fuller, the Mineral Resource estimation QP visited the site and reviewed the previous validation and reporting of historical drilling information, including drill logs and laboratory certificates including a review of drill core from 1996 to 1998 and from 2004 to 2012 and also validated a random selection of collar positions for historical drilling using a handheld GPS unit. Additionally, the QP reviewed the data verification documented in the 2014 RPA technical report (Altman et al, 2014) and conducted several additional checks to verify the quality of the drilling data collected, including a combined dataset for all Western properties that included QA/QC information between the exploration period 2010 and 2012.

As part of the data verification process for Davidson-Tisdale, the Mineral Resource estimation QP visited the Davidson-Tisdale site and reviewed the previous validation and reporting of the historical drilling information, including drill logs and laboratory certificates, reviews of the drill core from 2003 to 2007 and 2010, and validation of several historical drilling collars.

S-K 1300 Technical Report Summary

Additionally, the QP reviewed the data verification documented in the most recent technical reports by Wardrop (Naccashian et al., 2007) and RPA (Altman et al., 2014) and reviewed a combined dataset that included QA/QC information for all Western properties between the exploration period 2010 and 2012.

All QPs have reviewed the analytical QC procedures and data and confirm that the analytical results are reliable for informing the current Mineral Resource estimates presented in Section 11.

1.9 Metallurgical Testwork

The bulk of the metallurgical testwork was conducted prior to McEwen. All deposits of the Fox Complex are gold-bearing and will feed the Fox Mill. Some mineralized zones contain free gold. Preliminary testwork has shown this gold mineralization to be amenable to grind and cyanide leach recovery, the same process at the Fox Mill. Results are supportive of assumptions used and detailed metallurgical testwork is ongoing.

Metallurgical testing for Froome was first performed in 2017 by ALS Metallurgy (ALS) including comminution tests and bottle roll leach tests. Results showed the material to be very hard and moderately abrasive. Leach kinetics at various grind sizes was evaluated and identified a well-defined linear relationship between grind size and recovery.

Metallurgical testing for Grey Fox was first performed in 2013 by SGS on samples from the 147 Zone and Contact Zone. Master Composites and eight variability samples were tested for head analysis, mineralogy, comminution characterization, bulk cyanidation, and environmental testing. A second mineralogical and metallurgical characterization program was carried out by XPS Consulting & Testwork Services (XPS) in 2013 to confirm gold recovery from additional variability samples. Results showed that both zones are very hard, with Contact Zone to be medium abrasive and 147 Zone to be abrasive. Overall, the 147 Zone samples averaged 88% gold recovery and Contact Zone averaged 81%. Although overall recoveries are generally lower, Contact Zone composites had faster leach kinetics. The main driver of higher recoveries is higher head grade; recovery curves for both zones are based on head grade. Recovery is negatively impacted by pyrite-associated gold. Lithology does not appear to be a major factor in determining metallurgical performance.

Metallurgical testing for the other Grey Fox zones continued with South Zone at XPS in 2014. Gold grade drives recovery, and sulphur content negatively affects recovery with recoveries ranging from 73 to 89%. There was no significant difference in recovery between lithologies. Overall, gold recoveries were marginally lower than the 147 Zone. South Zone has higher Bond work indices (BWI’s) ranging between 24 to 27.

The Fuller deposit belonged to Vedron when some of the historical metallurgical test programs were completed. Grade was a driving factor for gold recovery with higher grade composites ranging from 93 to 98% and other composites ranging from 82 to 89%. The BWI of one composite indicated a relatively soft rock.

S-K 1300 Technical Report Summary

Metallurgical testing for Stock was completed for McEwen by ALS in 2024. Testwork was completed on a master composite and four domain composites representing the underground deposit. This program was designed to assess the physical characteristics and to confirm mineralized material from Stock (West, Main and East Zones) could be processed by the Fox Mill, as well as environmental testing. There was no significant difference in recovery between lithologies. Further recovery testing will be conducted in conjunction with a mine plan.

1.10 Mineral Resource Estimate

Mineral Resources have been updated for: Black Fox, Froome, Grey Fox, Stock Mine (West, East and Main Zones), Fuller and Davidson-Tisdale. Generally, blocks within modelled mineralized domains were estimated with capped composites using ordinary kriging. Mineral Resource estimates are based on underground mining scenarios with cut-off grades determined by considering metal price, mining, process, general and administrative (G&A) and selling costs, mining dilution, process recovery and royalties where relevant. Mineral Resource statements presented in Table 11 to Table 17 are reported in accordance with the definitions in S-K 1300 and are reported exclusive of Reserves (which currently do not exist at the Fox Complex).

Common factors that could affect the Mineral Resource estimates include: changes to the local geological interpretations and assumptions used to generate the estimation domains, mineralization and geological geometry and continuity of mineralized zones; changes to the treatment of high-grade values, interpolation methodology and confidence assumptions for classification; density assignment; metal price, exchange rates and other economic parameters used in the cut-off grade determination; mining, metallurgical and other design assumptions; and changes to assumptions made to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits and maintain social license to operate.

Table 1-1Black Fox Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Measured	189	4.61	28
Indicated	100	4.38	14
Total Measured + Indicated	288	4.53	42
Inferred	225	3.93	28

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen.

(2) Mineral Resources are reported using the S-K 1300 Definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

(3) Mineral Resources are reported above an economic cut-off grade of 2.00 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $27.67, metallurgical recovery of 95%, dilution of 15% and gold price of US$2,000/oz.

(4) Figures may not sum due to rounding.

(5) Informing sample database cut-off date is 2 October 2024. Mining depletion date up to and including 31 December 2024.

S-K 1300 Technical Report Summary

Table 1-2 Froome Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Measured	241	3.44	27
Indicated	259	3.62	30
Total Measured + Indicated	500	3.53	57
Inferred	168	3.51	19

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Carson Cybolsky, P. Geo, an employee of McEwen.

(2) Mineral Resources are reported using the S-K 1300 Definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 2.05 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $21.70/t, metallurgical recovery of 89.5%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

(5) Informing sample database cut-off and mining depletion date is 31 December 2024.

Table 1-3 Grey Fox Mineral Resource Statement, 23 October 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	13,135	3.64	1,538
Inferred	4,319	3.30	458

Note: (1) Effective date of the Mineral Resource estimate is 23 October 2024. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen.

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.60 g/t gold assuming underground extraction methods and based on a mining cost of $79.05/t, process cost of $29.01/t, G&A cost of $15.03/t, metallurgical recovery of 90%, royalty NSR of 2.45%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

Table 1-4 Stock East Mineral Resource Statement, 20 May 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	866	2.70	75
Inferred	579	2.66	50

Note: (1) Effective date of the Mineral Resource estimate is 20 May 2024. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen.

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.95 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $27.67/t, metallurgical recovery of 93%, and gold price of US$2,000/oz

(4) Mineral Resources include the ‘must take’ minor material below cut-off grade which is interlocked with masses of blocks above cut-off grade within the mineable shape optimizer stopes

S-K 1300 Technical Report Summary

(5) Figures may not sum due to rounding.

Table 1-5 Stock Project - West & Main Mineral Resource Statement, 23 October 2023

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	1,938	3.31	206
Inferred	1,386	2.96	132

Note: (1) Effective date of the Mineral Resource estimate is 23 October 2023. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.95 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $27.67/t, metallurgical recovery of 93%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

(5) Since the previously reported MRS statement, there has been a change to economic parameters, ultimately these values balanced out and there was no change to the COG and thus the reported Mineral Resources.

Table 1-6 Fuller Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	1,552	3.86	193
Inferred	970	2.93	91

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Luke Willis, P.Geo. an employee of McEwen

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.95 g/t gold assuming underground extraction methods and based on a mining cost of $99.90/t, process cost of $34.62/t, G&A cost of $11.65/t, metallurgical recovery of 88%, 10% NPI royalty, dilution of 15% and gold price of $US2,000/oz

(4) Figures may not sum due to rounding

Table 1-7 Davidson-Tisdale Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Measured	223	6.87	49
Indicated	69	6.70	15
Total M+I	292	6.83	64
Inferred	133	4.01	17

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Luke Willis, P.Geo. an employee of McEwen

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.85 g/t gold assuming

S-K 1300 Technical Report Summary

underground extraction methods and based on a mining cost of $99.90/t, process cost of $33.60/t, G&A cost of $11.65/t, metallurgical recovery of 92%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding

1.11 Markets

An independent market study for the Project’s gold product has not been undertaken for this study. Gold is currently being sold through commercial banks and market dealers. The gold market is stable in terms of commodity price and investment interest.

McEwen currently has contracts in place that relate to the Sandstorm gold stream financing, contract mining of access development, the drilling and blasting, the transportation of doré, and the refining and sale of precious metals. These contracts are on standard industry terms. No other contracts relating to concentrating or handling are currently in place.

McEwen currently sells 8% of the gold production from the Froome Mine to Sandstorm at a 2024 price of US$600.60/oz gold.

S-K 1300 Technical Report Summary

1.12 Risks and Opportunities

The following opportunities for the Project have been identified:

●	Ongoing integration of data gathered from both historical and active mining sites will support improved geological modelling and sensitivity of estimates locally.
●	Mining methods for all properties will be evaluated to optimize the production schedule for the Fox Complex. This may include open pit and underground mining opportunities.
●	Opportunities to increase confidence on mineral resources through tighter drill spacing.
●	Evaluate opportunity to leave rock pillars in lower grade stopes and backfill with uncemented fill instead of cemented fill to improve cycle times and reduce backfill consumables costs.
●	Metallurgical testing of the Whiskey Jack zone is limited, and the recovery estimate is low for the average recoveries from other portions of the Grey Fox deposit. Further testwork may show improved recoveries.

The following risks have been identified for the Project:

●	The volume estimate of Mineral Resources based on the true width of the Grey Fox mineralization may represent a risk as a result of some earlier drilling campaigns being drilled at a subparallel angle to the interpreted vein-controlled mineralization.
●	The estimation of measured and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. Readers are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Mineral Reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. It is generally assumed that the majority of Inferred resources will be later upgraded to the Indicated or Measured categories with further exploration. Readers are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.
●	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
●	The higher-grade variability in the footwall zones of the Froome deposit is not well understood.
●	The impact to gold recovery from sulphides in pyrite-rich mineralized zones of Grey Fox.
●	The nuggety nature of the Black Fox mineralization is difficult to model.

S-K 1300 Technical Report Summary

Introduction

McEwen Mining, Inc. (McEwen) has completed a Technical Report Summary on the Initial Assessment for its Fox Complex property located in Northern Ontario, Canada. The update includes the Froome Mine, Black Fox Mine and Grey Fox (Eastern properties); Stock mine; and the Western properties, including Fuller and Davidson-Tisdale.

2.1 Terms of Reference

Mineral resource estimates were prepared in accordance with the Subpart 229.1300 Disclosure by Registrants Engaged in Mining Operations (S-K 1300). Definitions of mining technical terms used in the IA, including those for Mineral Resources, are in accordance with Item 1300 of S-K 1300.

Using the Item 1300 definitions of Regulation S-K the Fox Complex is defined as an Exploration Stage Property. The definition is determined by the fact that the Fox Complex has no Mineral Reserves. However, the Fox Complex is currently mining Mineral Resources and producing gold.

Unless otherwise noted, all measurements used in this Report are metric and currency is expressed in Canadian dollars ($).

2.2 Qualified Persons

The following individuals serve as Qualified Persons (QPs), as defined in S-K 1300, for this Report:

Mr. Channa Kumarage, P.Eng., Director of Technical Services, McEwen Mining

Mr. Carson Cybolsky, P.Geo., Senior Resource Geologist, McEwen Ontario

Mr. Sean Bradley Farrell, P.Geo., Exploration Manager, McEwen Ontario

Mr. William Luke Willis, P.Geo., Director of Resource Modelling, McEwen Mining

Mr. John Ryan Cox, EP, Environmental Manager, McEwen Ontario

Mr. Rob Glover, P.Geo., Chief Geologist, McEwen Ontario

2.3 Site Visits and Scope of Personal Inspection

Mr. Kumarage has worked for McEwen in Ontario and is located at the McEwen Mining Toronto office. Mr. Kumarage makes regular visits to the Timmins Fox Complex. Previously, Mr. Kumarage managed the Technical Services Department of the Fox Complex from 2020 to 2022. His responsibilities include supervising and managing the Engineering and Geology departments and all related activities. Mr. Kumarage has also had exposure to other Northern Ontario gold mine sites between 2014 and 2020.

Mr. Cybolsky has worked and is located at the Black Fox Mine since July 2012. He is responsible for the Mineral Resource estimation for Black Fox, Froome, Grey Fox, and the Stock project. He has experience working as a production GIT in the Black Fox open pit, and later as a production

S-K 1300 Technical Report Summary

Geologist at both the Black Fox and Froome underground mines. As Senior Resource Geologist he has continued field visits to the Blackfox and Froome underground mines and has validated the geological models through independent mapping. He has visited the Stock site multiple times to review exploration results and inspect drill core. He also regularly reviews exploration results and makes visits to the core shack to inspect Grey Fox drill core. He is involved with reviewing QAQC data of exploration and production samples for all resource models for which he is responsible.

Mr. Farrell is currently the Exploration Manager for McEwen Ontario and supervises exploration activities for the Stock and Grey Fox properties. Mr. Farrell previously worked in various geological roles at the Macassa Mine in Kirkland Lake, ON from 2005-2019.

Mr. Willis is currently the Director of Resource Modelling for McEwen Mining based in the Toronto office. He has been involved with the Fox Complex Project since McEwen took over in October 2017 and has contributed to the previous two Technical Reports for the Fox Complex in 2018 and 2021. He has made numerous site visits to the Project as part of his corporate responsibilities including visits to the Stock Project, Black Fox Mine, Froome Mine, Grey Fox Project, Fuller deposit and Davidson-Tisdale. He engages with the Exploration team on a regular basis and reviews the update of resource models including QAQC reports, assay review, mapping and sampling updates and validation and final reporting of the resources.

Mr. Glover is currently the Chief Geologist for McEwen Ontario. He has been in the Chief Geologist role for 5 years and supervises geology activities for the Black Fox mine and Froome mine. He regularly visits the mine operations and has completed site inspections at the McEwen Assay Office and MSA Assay Office. Mr. Glover previously worked in production and exploration geological roles at the Macassa Mine in Kirkland Lake, ON from 2003-2020 where he acted as a QP in the technical reports.

2.4 Effective Dates

Mineral Resources in the Report have the following effective dates:

Mineral Resource estimate (Black Fox) – 31 December 2024

Mineral Resource estimate (Froome) – 31 December 2024

Mineral Resource estimate (Grey Fox) – 23 October 2024

Mineral Resource estimate (Stock Project – West & Main Zone) – 23 October 2023

Mineral Resource estimate (Stock Project – East Zone) – 20 May 2024

Mineral Resource estimate (Fuller) – 31 December 2024

Mineral Resource estimate (Davidson-Tisdale) – 31 December 2024

The overall effective date for this Report is 31 December 2024.

2.5 Previous Technical Reports

All sources of information used for the development of this Report are listed in Section 24.

S-K 1300 Technical Report Summary

The following previous technical reports have been filed by McEwen and past owners on the properties contained with this Report:

Bagnell, W., Bissonnette, B., Coulson, A., Daniel, S., Downton, D., Kitchen, L., Kumarage, C., Mitrofanov, A., Sellars, E., Sibbick, S., Tylee, K., Tyler, W.D., Wendlandt, P., 2021. NI 43-101 Technical Report on the Preliminary Economic Assessment of the Fox Complex, Ontario, Canada: report prepared by Wood Canada Limited for McEwen Mining Inc.

Alexander, E., Fung, N., Machuca, D., Martin, J., Mitrofanov, A., Selby, M., and Stubina, N., 2018. Technical Report for the Black Fox Complex, Canada: report prepared by SRK Consulting (Canada) Inc. for McEwen Mining Inc., effective date 31 October 2017.

Brisson, H., 2014. Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Black Fox Complex: report prepared for Primero Mining Corp., effective date 19 June 2014.

Altman, K., Armstrong, T., Ciuculescu, T., Ehasoo, G., Ewert, W., Martin, J., Masun, K., Puritch, E., Routledge, R., Wu, Y., and Yassa, A., 2014. Technical Report on the Preliminary Economic Assessment of the Buffalo Ankerite, Fuller, Paymaster, and Davidson-Tisdale Gold Deposits Northeastern Ontario, Canada: report prepared by Roscoe Postle Associates Inc for Lexam VG Gold Inc.

Armstrong, T., Ciuculescu, T., Ewert, W., Masun, K., Puritch, E., Routledge, R., Wu, Y., and Yassa, A., 2013. Technical Report and Updated Resource Estimate on the Buffalo Ankerite, Fuller, Paymaster, and Davidson-Tisdale Gold Deposits Porcupine Mining Division North-Eastern Ontario, Canada: report prepared by P & E Mining Consultants Inc. and Roscoe Postle Associates Inc. for Lexam VG Gold Inc., effective date 01 June 2013.

Pelletier, C., Richard, P., and Turcotte, B., 2013. Technical Report and Mineral Resource Estimate for the Grey Fox Project: report prepared by InnovExplo – Consulting Firm Mines & Exploration for Brigus Gold Corp., effective date 21 June 2013.

Daigle, P.J., 2012. Technical report on the 147 and Contact zones of the Black Fox Complex, Ontario, Canada.: report prepared by Tetra Tech for Brigus Gold Corp., effective date 15 December 2011.

Bridson, P., Broad, P., Corpuz, V., Gabora, M., Hope, R., MacKenzie, A., Maunula, T., Mehilli, V., Ramsey, D., Silva, M., Tkaczuk, C., and Jansons, K., 2011. Black Fox Project National Instrument 43-101 Technical Report: report prepared for Brigus Gold Corp., effective date 6 June 2011.

Buss, L., 2010. 43-101 Mineral Resource Technical Report on the Grey Fox–Pike River Property of the Black Fox Complex, Hislop Township, Matheson, Ontario, Canada: report prepared for Brigus Gold Corp.

Stryhas, B.A., Raffield, M., Dyck, D., Hu, X., Schneider, R.P., 2008. NI 43-101 Technical Report Apollo Gold Corporation Black Fox Project, Timmins, Ontario, Canada: report prepared by SRK Consulting for Apollo Gold Corp., effective date 29 February 2008.

Naccashian, S., and Moreton, C., 2007. Technical Report on the Fuller Gold Property, report prepared by Wardrop Engineering Inc. for Vedron Gold Inc, effective date 31 August 2007.

Nanna, R.F., Stryhas, B., and Young, D.K, 2007. NI 43-101 Prefeasibility Study Apollo Gold

S-K 1300 Technical Report Summary

Corporation Black Fox Timmins, Ontario, Canada: report prepared for Apollo Gold Corporation, effective date 2 July 2007.

Prenn, N.B., 2006. Technical Report Black Fox Project, Matheson, Ontario, Canada, report prepared by Mine Development Associates for Apollo Gold Corporation, effective date 14 August 2006.

Gow, N., and Roscoe, W., 2006. Technical Report on the Taylor, Clavos, Hislop and Stock Projects in the Timmins Area, Northeastern Ontario, Canada: report prepared by Scott Wilson Roscoe Postle and Associates Inc. for St Andrew Goldfields Ltd., effective date 01 September 2006.

Naccashian, S., 2006. Mineral Resource Estimate of the Fuller Gold Property, report prepared by Wardrop Engineering Inc. for Vedron Gold Inc, effective date 3 May 2006.

2.6 Sources of Information

Sources of information include expert reports referenced in Section 25 and documents listed in Section 24.

S-K 1300 Technical Report Summary

Property Description and Location

3.1 Location

The Fox Complex consists of three groups of properties, with historical and operating mines, and a processing facility (Figure 31) around the City of Timmins (Timmins) in northeastern Ontario, Canada.

The Eastern group of properties includes the operating Black Fox and Froome mines that are located in the Beatty and Hislop Townships, approximately 60 km east of Timmins. The approximate coordinates for the geographic centre of the Black Fox Mine are 48° 32’ 2 “ N and 80° 20’ 2 “ W (UTM coordinates: 549170E and 5375871N, NAD 83, Zone 17). Four kilometres north of the Black Fox mine is the Black Fox North property. Three kilometres to the southeast of the Black Fox property is the Gibson and Grey Fox property (Grey Fox). The Stroud property is contiguous with the South-West portion of Grey Fox. The approximate coordinates for the geographic centre of Grey Fox are 48°30’20.0” N and 80°18’20.0” N (UTM coordinates: 551100E and 5372750N, NAD 83, Zone 17). The surrounding land has an elevation of about 275 to 325 masl.

The historical Stock Mine, Stock West and Stock East deposit, and the Fox Mill are centrally located in the Stock township on the north side of Highway 101, some 20 km west of the community of Matheson and 43 km east of the City of Timmins. The underground Stock mine workings have been under care and maintenance since the cessation of mining in 2005. The approximate coordinates for the geographic centre are 48° 33’ 0 “ N and 80° 45’ 1 “ W (UTM coordinates 518421 E and 5377476 N in NAD 83, Zone 17).

The Western group of deposits includes four deposits: Buffalo Ankerite, Paymaster, Fuller, and Davidson-Tisdale located in Tisdale and Deloro townships within the municipal boundaries of Timmins. The deposits are past producers and part of the historic Porcupine Gold Camp, which accounted for more than 70 Moz of gold production over the past 110 years. The approximate coordinates for the geographic centre of the Buffalo Ankerite parcels are 48° 26’ 31” N and 81° 16’ 14” W (UTM coordinates: 479994 E and 5365448 N, NAD 83, Zone 17). The approximate coordinates for the geographic centre of the Paymaster are 48° 27’ 28 “ N and 81° 15’ 42 “ W (UTM coordinates: 479415 E and 5366605N, NAD 83, Zone 17). The approximate coordinates for the geographic centre of the Fuller are 48° 27’ 8 “ N and 81° 16’ 42 “ W (UTM coordinates: 479415 E and 5366605N, NAD 83, Zone 17). The approximate coordinates for the geographic centre of the Davidson Tisdale are 48° 30’ 46 “ N and 81° 13’ 40 “ W (UTM coordinates: 483186 E and 5373326 N, NAD 83, Zone 17).

S-K 1300 Technical Report Summary

MANITOBA
Hudson Bay
CANADA
ONTARIO
QUEBEC
Timmins
MAP AREA
Ottawa
Toronto
USA
Iroquois Falls
Lake Abitibi
Frederick House Lake
EASTERN PROPERTIES
STOCK PROPERTIES
BELL CREEK
KINROSS
HOYLE POND
TAYLOR
HOLLOWAY
Timmins
MCINTTYRE
PAMOUR
AQUARIUS
Matheson
HOLT
DOME
HOLLINGER
Moose Lake
ROSS
DESTOR-PORCUPINE FAULT (250km)
Night Hawk Lake
WESTERN PROPERTIES
N
0
20
kilometers
11
67
655
101
672

Figure 3-1 Fox Complex Properties (prepared by McEwen, dated 2024)

3.2 Mineral Tenure and Surface Rights

The properties of the Fox Complex consist of several blocks of land comprising 132 parcels representing either patented mining claims or leases and overlapping surface right parcels, for a total of approximately 5,102 ha of mining land and 3,312 ha of surface land. All surface rights and mining rights parcels are located in the Tisdale, Deloro, Stock, Bond, Beatty and Hislop townships and their boundaries are defined by the Cochrane (06) Land Registry Office. All parcels are one of the following: a freehold mining land (mining patent), mining claim, a mining lease, a freehold surface land, or a surface lease. In the figures that follow, parcels with surface holdings without mining rights are shown with only green stripes, and parcels with surface holdings with underlying parcels with mining rights are shown with green and gray stripes. Parcels with both surface and mining rights are shown in orange.

All the required fees and duties have been paid, and the claims are in good standing.

The PIN (Property Identification Number) is a numeric reference issued by the Land Registry Office referencing the newly automated depository of registered transactions affecting the land.

S-K 1300 Technical Report Summary

3.2.1 Eastern Properties

McEwen owns 100% interest in the Eastern properties which are located in in the Hislop and Beatty Townships, covering Black Fox, Black Fox North, Froome, Grey Fox, and Gibson deposits. Figure 32

The Eastern property comprises 51 parcels with surface and/or mining rights, including eight mining leases and three leased patents covering 2,115 ha (5,226 acres). The Black Fox North property consists of 50 unpatented claims totalling 650ha (1,606 acres) - (see Appendix A).

3.2.1.1 Black Fox Mine

The Black Fox Mine open pit and underground mine is located within the boundaries of PIN 65380-0556. The mine complex is situated on PIN 65380-0538, 65380-0556, and 65380-0670.

3.2.1.2 Froome Mine

The mineralized zone for the Froome Mine is situated within the boundaries of PIN 65366-0143, 65380-0552 and 65380-0553. The zone is situated approximately 700 m west of the Black Fox Mine open pit.

3.2.1.3 Grey Fox

The entire mineralized zone for the Grey Fox Project, including the Gibson deposit, is situated within the boundaries of PIN 65380-04998, 65380-0489, 65380-0556, 65380-0490 and 65380-0491. The zone is located approximately 3 km southeast of the Black Fox Mine.

3.2.2 Stock Property

McEwen owns 100% interest in the Stock property which comprises 30 parcels, of which 13 are patented parcels with surface and/or mining rights, and 17 are mining leases, covering 1,633 ha in the Stock Township (see Appendix B). The surface and mining rights are shown in Figure 33.

The Fox mill and related facilities are situated within the boundaries of PIN 65363-0060, 65363-0061, 65363-0087, 65363-0088, and 65363-0232.

The entire Stock West mineralized zone is situated within the boundaries of PIN 65363-0061, 65363-0237, and 65363-0240. This zone is situated approximately 1 km southwest of the Fox Mill.

3.2.3 Western Properties

The Western properties are located in several parcel blocks, Davidson-Tisdale in the northern part of Tisdale Township and a second block of contiguous parcels comprising the Buffalo Ankerite, Fuller, and Paymaster properties to the south in Tisdale and Deloro Townships. The

S-K 1300 Technical Report Summary

surface and mining rights for the northern parcel blocks are shown in Figure 34 and the southern parcel blocks are shown in Figure 35.

3.2.3.1 Buffalo Ankerite

McEwen owns 100% interest in the Buffalo Ankerite property consisting of 17 owned parcels with surface and/or mining rights listed in Appendix C with an area of 654 ha in Deloro Township. The property boundaries were located either in the field, by the use of historical records, or from the parcel map issued by the Ministry of Mines’ Mining Lands Administration System (MLAS).

The mineralized zone for the Buffalo-Ankerite Project is situated within the boundaries of PIN 65442-0714, 65442-0717, 65442-0718, and 65442-0719.

S-K 1300 Technical Report Summary

546,000 mE
548,000 mE
550,000 mE
552,000 mE
554,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
McEWEN MINING
Eastern Properties
Mineralized Areas
MUX Surface Right Only
MUX Surface and Mining Right
MUX Mining Right Only
MUX Unpatented Claims
Eastern Property Drillhole
0
1,200
meters

Figure 3-2 Eastern Properties Parcel Location Map (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

516,000 mE
518,000 mE
520,000 mE
522,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
0
1,000
meters
McEWEN MINING
Stock Properties
Mineralized Areas
MUX Surface Right Only
MUX Surface and Mining Right
MUX Mining Right Only
MUX Unpatented Claims
Eastern Property Drillhole

Figure 3-3 Stock Parcel Location Map (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

480,000 mE
482,000 mE
484,000 mE
486,000 mE
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
5,368,000 mN
N
McEWEN MINING
Northern Portion of the Western Properties
Mineralized Areas
MUX Surface Right Only
MUX Surface and Mining Right
MUX Mining Right Only
MUX Unpatented Claims
0
1,000
meters

Figure 3-4 Northern Portion of the Western Properties Parcel Location Map (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

476,000 mE
478,000 mE
480,000 mE
482,000 mE
5,368,000 mN
5,366,000 mN
5,364,000 mN
5,362,000 mN
5,360,000 mN
N
McEWEN MINING
Southern Part of the Western Properties
MUX Surface Right Only
MUX Surface and Mining Right
MUX Mining Right Only
MUX Unpatented Claims
0
1,000
meters

Figure 3-5 Southern Portion of the Western Properties Parcel Location Map (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

3.2.3.2 Fuller

McEwen owns 100% interest in the Fuller property, consisting of four owned parcels with surface and/or mining rights listed in Appendix B and covering an area of 210 ha in Tisdale Township within the Porcupine Mining Division.

A ramp to access the underground workings was excavated in the 1980s. It is collared on a single patented claim (P13189) called the Fuller Claim, for which McEwen owns both the surface and the mineral rights. In 2008, McEwen acquired from Goldcorp Inc. (Goldcorp) the mineral rights for a parcel consisting of four claim units called the Chisholm Property (S1/2 of Lot 8, Con 1). In exchange for the mineral rights on the Chisholm Property, McEwen granted Goldcorp the surface rights to five Fuller claims (P13099, P13100, P13313, P13314, and P13084).

The entire mineralized zone is situated within the boundaries of PIN 65410-0069 and 65410-0071.

3.2.3.3 Paymaster

McEwen owns 61% interest in the Paymaster property, with the remaining 39% of mineral rights held by Newmont. Paymaster consists of 15 contiguous owned parcels (Appendix C) covering 179.2 ha, with two owned parcels located in the south-central part of Tisdale Township and the remaining 13 owned parcels in the north central part of Deloro. The joint venture interest is limited to the property above the 4,750 level below surface.

The mineralized zone is situated within the boundaries of PIN 65398-0284, 65398-286, 65442-0580,65442-0793, 65442-0795, 65442-0799, 65442-0801, 65442-0803, 65442-0805, 65442-0807, 65442-0809, 65442-0811, 65442-0813, and 65442-0815.

3.2.3.4 Davidson-Tisdale

McEwen owns 100% interest in the Davidson-Tisdale property. Davidson-Tisdale consists of 14 owned parcels with surface and/or mining rights covering 448 ha in the Tisdale Township (Appendix C).

The mineralized zone is situated within the boundaries of PIN 65399-0133, 65399-0129 and 65399-0130.

3.3 Royalties and Encumbrances

3.3.1 Royalties

The Eastern properties are subject to royalties as listed in Appendix A and shown in Figure 36.

The Froome Mine is subject to two royalties - 3% NSR on the Steinman parcel and 1.5% NSR on the Durham parcel. The Steinman and Durham royalties are not applicable to the current mine plan.

S-K 1300 Technical Report Summary

The Black Fox Mine is not subject to any royalties. Both the Black Fox and Froome mines are subject to the Sandstorm gold stream Agreement (Section 3.4).

Portions of the Grey Fox project is subject to the Schumacher royalty (3% NSR), the Newmont royalty (2.5% NSR), and the Gray royalty (0.15% NSR). A portion of the Grey Fox project is subject to the Parsons-Ginn royalty (5% NPI or sliding scale NSR royalty).

The Stock properties are subject to royalties as listed in Appendix B and shown in Figure 37. The existing Stock Mine has a 1% NSR. Both the Stock West and Stock East deposits are not subject to royalties.

The Western properties are subject to royalties as shown in Appendix C. The Fuller project is subject to the Summit Organization Inc. NPI royalty of 10%. The Davidson-Tisdale project has no royalties in the location of Mineral Resources.

3.3.2 Stakeholders and Interested Parties

3.3.2.1 Eastern Properties

Stakeholders include the First Nations of the Abitibi Indian Reserve 70, which is jointly owned by the Abitibiwinn (Québec) and Apitipi Anicinapek (Ontario) First Nations, and local private landowners in both Hislop and Beatty townships. The Abitibi Indian Reserve 70 is located 25 km East of the Black Fox mine site.

McEwen has undertaken ongoing consultation with the public, government regulators and its Indigenous partners regarding the operations, environmental commitments, and planned activities.

S-K 1300 Technical Report Summary

546,000 mE
548,000 mE
550,000 mE
552,000 mE
554,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
Guidoccio
2% NSR
PNG 1%
NSR
Steinman
3% NSR
DeCarlo
10% NPI
TFP
2% NSR
Plouffe
3.25% NSR
Durham
1.5% NSR
Ewen
3% NSR
Alyman
2% NSR
MacFarlane
3% NSR
Newmont
2.5% NSR
Parsons-Ginn
5% NPI
Riehl
2% NSR
Gray
0.15% NSR
PNG 1%
NSR
Schumacher
3% NSR
Romios
2% NSR
McEWEN MINING
Eastern Properties Royalties
MUX Eastern Properties Boundary
0
1,200
meters

Figure 3-6 Eastern Properties Royalty Location Map (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

516,000 mE
518,000 mE
520,000 mE
522,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
TFP 2% NSR
Roberts
1% NSR
Gryba
1% NSR
Franco-Nevada
1% NSR
Levinson
1% NSR
Gryba
1% NSR
Fournier
1% NSR
Caron
1.5% NSR
0
1,000
meters
McEWEN MINING
Stock Properties Royalties
MUX Stock Properties Boundary

Figure 3-7: Stock Properties Royalty Location Map (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

3.4 Agreements

3.4.1 Sandstorm Streaming Agreement

On 9 November 2010, Brigus Gold entered into a gold streaming agreement with Sandstorm Resources Ltd. (Sandstorm) pursuant to which Sandstorm agreed to purchase 12% of the gold production from the Black Fox Mine beginning in January 2011 and 10% of future production from the Black Fox Extension covering a portion of the adjoining Pike River property for a fixed price of US$500/oz (the Gold stream). Sandstorm made an upfront payment of $56.3 million to Brigus Gold relating to the Gold stream.

On 5 November 2012, Brigus Gold elected to exercise their option and repurchased 4% of the Goldstream on the Black Fox Mine, and 3.7% of the Gold stream on the Black Fox Extension, for $24.4 million. This reduced Sandstorm’s stream on future production at the Black Fox Mine to 8% and the Black Fox Extension to 6.3%.

McEwen currently sells 8% of the gold production from the Froome Mine to Sandstorm at a 2024 base price of US$600.60/oz gold (reflecting a contractual annual inflation adjustment based on the consumer price index and capped at 2%). Any remnant mining at Black Fox would also be subject to the streaming agreement. Sales pursuant to the Gold stream will continue for the foreseeable future for gold produced within the boundaries of the agreement, including the Froome Mine or further mining from the Black Fox Mine or any future developed deposits.

3.4.2 Indigenous Communities

McEwen has agreements with First Nations who have treaty and Indigenous rights which they assert within the operations area of the Eastern and Stock properties. These agreements reduce risk and provide a framework for strengthened collaboration in the development and operations of the mine and outlines tangible benefits for the First Nations, including direct financial support, skills training and employment, opportunities for business development and contracting, and a framework for issues resolution, regulatory permitting, and McEwen’s future financial contributions. In addition, McEwen engages with Indigenous communities in connection with permitting applications and ongoing projects.

More specifically, an Impact Benefit Agreement has been in place with the Apitipi Anicinapek Nation for the Eastern properties since 2011. The Métis Nation of Ontario was also consulted regarding the Eastern properties.

McEwen does not have agreements with First Nations in the area of the Western properties. Agreements will have to be negotiated for those projects to move forward. The mines adjacent to Fuller and Davidson-Tisdale have agreements in place with Flying Post First Nation, Matachewan First Nation, and Mattagami First Nation through the Wabun Tribal Council and the Apitipi Anicinapek Nation. It is expected that McEwen will be able to negotiate similar agreements for the Western properties.

S-K 1300 Technical Report Summary

3.4.3 Newmont Agreement

The Newmont agreement was originally made with Apollo Gold in 2009. Under Instrument Number CB56690, the agreement establishes that in the event McEwen desires to option, joint venture, assign, transfer, convey or otherwise dispose of any of its rights or interests in and to specific property located near the Black Fox Mine (Figure 38) excluding a corporate merger transaction, McEwen shall promptly notify Newmont in writing of its intentions in order that Newmont may consider a possible acquisition from McEwen of a portion or all of McEwen’s interest in the named Property.

S-K 1300 Technical Report Summary

546,000 mE
548,000 mE
550,000 mE
552,000 mE
554,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
McEWEN MINING
Eastern Properties
MUX Eastern Properties Boundary
NEWMONT First Right of Refusal
0
1,200
meters

Figure 3-8 Location Map showing Property Subject to Newmont Agreement Near the Eastern Properties (prepared by McEwen, dated 2024)

The Eastern properties subject to the agreement includes PIN 65366-0126, 65366-0127, 65366-0129, 65366-0143, 65366-0199, 65380-0498, 65380-0499, 65380-0520, 65380-0521, 65380-0525, 65380-0531, 65380-0532, 65380-0534, 65380-0552, 65380-0553, 65380-0555, 65380-0556, 65380-0557, 65380-0558, 65380-0559, 65380-0566, 65380-0636, 65380-0637, 65380-0638, 65380-0670, 65380-0671, and 65380-0676.

S-K 1300 Technical Report Summary

3.4.4 Paymaster Option and Joint Venture Agreement

The joint venture agreement with Newmont provided the framework for McEwen (as Lexam VG Gold) to earn their 61% interest in the Paymaster claims during the option term. The option provided an opportunity to earn an undivided 60% interest through a combination of cash, stock, drilling and expenditures. The option was fully vested when the term expired in 2012. The additional 1% interest was earned through McEwen’s investment in the Paymaster property. Voluntary non-participation in funding reduces the interest of the non-participating party. The agreement expires in 2062 or as long as products are produced from the Paymaster property.

The agreement provides for McEwen’s management of exploration, development, and mining on the Paymaster property down to the 4,075 ft level, and the funding of that work on the Paymaster claims. Newmont holds 100% of the interest below that level.

McEwen’s management committee makes decisions on the work performed on the Paymaster property. As the majority interest holder and manager of the joint venture, McEwen is able to cast any deciding votes.

3.5 Environmental Liabilities

There are environmental liabilities related to historical and current mining at the Fox Complex properties. These liabilities are addressed through the closure plans that have been prepared for the properties that make up the Complex and approved by the Ministry of Mines and Ministry of Environment, Conservation and Parks.

3.6 Significant Risk Factors

The 2023 Fraser Institute Annual Survey of Mining Companies (Mejía & Aliakbari, 2024) provides an independent assessment of the overall political risk facing an exploration or mining project across various global jurisdictions. Overall, Ontario ranked 10 out of 86 jurisdictions in the survey on the investment attractiveness index which combines the policy perception index in which Ontario ranked 13th, with results from the best practices mineral potential index where it ranked 14th.

The QP has identified the following risk factors of operating in Ontario:

Title defects or additional rights: uncertainties inherent in the mineral properties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from public record.

Environmental regulation: the introduction of stricter standards and enforcement, increased fines and penalties for noncompliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility could have an adverse effect on McEwen. Environmental hazards may exist on the Property that are unknown at the present and that have been caused by previous owners or operators, or that may have occurred naturally.

S-K 1300 Technical Report Summary

Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Accessibility

The area is serviced from Toronto via Highways 400 and 69 to Sudbury, and Highway 144 to Timmins; or Highway 11 from Barrie to Matheson and Highway 101 westward to Timmins. The City of Timmins is also serviced by regularly scheduled airline flights from Toronto.

All claims pertaining to the Western properties are located within the Municipality of Timmins and are accessible by either provincial or municipal roads. The Buffalo Ankerite, Paymaster, and Fuller properties are all near or intersected by the secondary GMR highway. The Davidson Tisdale property is accessible by an all-weather gravel road north of Crawford Street in South Porcupine.

The Stock property is located in Stock Township on the north side of Highway 101 some 20 km West of the community of Matheson and 43 km East of the City of Timmins. The area encompassed by the mine property is not noted as a major tourist attraction, nor is it noted for its outdoor recreational esteem. However, there are permanent residences, cottages and tourist cabins located at Reid Lake, west and upstream of the property and at Moose Lake, south and downstream of the mine property. The Stock Mine site is easily accessible via an access road from Provincial Highway 101 located approximately 1.5 km to the South. Highway 101, along with numerous all-weather secondary, concession, and lot roads, provides excellent access to all of the Stock claim groups.

The Eastern property is located approximately 10 km East of the town of Matheson, which lies 55 km North-Northwest of Kirkland Lake (population approximately 8,000), and 60 km East of Timmins (population approximately 45,000). Access is via Highway 101 East, which crosses the Black Fox property from east to west through its centre. The mine site and facilities are located on the south side of Highway 101 East. The Grey Fox property is easily accessible along Highway 101, and then south for 2 km along a township road (Hislop 2 or Tamarack Road) about 10 km East of Matheson, Ontario. The population of the Black River-Matheson Township, which includes the communities of Holtyre, Matheson, Ramore, Shillington, Val Gagne and Wavell, is approximately 2,500. Access within the property is achieved by various drill roads and all-terrain vehicle trails. There are sufficient surface rights to support mining operations.

4.2 Local Resources and Infrastructure

Supplies and services are available in Kirkland Lake, Matheson or Timmins, and materials can be delivered with a 12-hour turnaround time. Forestry and mining are the primary industries, and the properties are located within well-established mining camps. Therefore, mining and exploration personnel as well as equipment can be locally sourced.

S-K 1300 Technical Report Summary

A 500 kV power line and transformer station are within 2 km of the Fuller, Buffalo-Ankerite and Paymaster properties. Numerous operational gold processing facilities, as well as facilities on care and maintenance, are located in the Timmins area. The closest to the main cluster is the Dome Mill Complex owned and operated by Newmont. This complex is located approximately 2 km Northeast of the Paymaster pit for the Project and has a rated capacity between 12,000 t/d and 14,000 t/d dependent on rock hardness.

Electrical power is available at Stock and Froome and readily available at the exploration site of Grey Fox via power lines along Tamarack Road. Electrical services were historically available on the property during production from the Gibson Ramp during the 1980s.

4.3 Climate

The minimum mean annual temperatures in the Timmins region range from -22°C in January to +11°C in July. The maximum mean annual temperatures in the Timmins region range from -10°C in January to +24°C in July. The mean annual rainfall for the region is 543 mm. The mean annual snowfall over the winter is 308 cm (https://climate.weather.gc.ca/).

Rapid melting of accumulated snowfall can produce local flooding on the property for short periods during the spring months. Average monthly wind speeds for the region are 11 to 15 km/h (Dyck, 2007). It is possible to conduct mining and exploration activities year-round.

Operations on the property can continue year-round.

4.4 Physiography

4.4.1 Eastern Properties

The Eastern properties are predominantly agricultural land with a mature willow shrub, poplar, black spruce, and white birch forest along the southern and eastern edges of the property. The region is characterized by outwash deposits from continental glaciation, including raised beaches, flat clay pans and eskers. The low to moderate topography is marked by rock knobs and ridges (Dyck, 2007). The elevation around the Eastern properties ranges from 295 to 330 masl (Prenn, 2006). There is limited bedrock outcrop exposure for the Eastern properties.

Surface waters around the Eastern property include lakes, rivers, and their associated habitats. Lakes include Froome Lake located 0.25 km west of the mine, Leach Lake located 1.4 km northwest of the mine and Lawler Lake located 1.7 km to the south. Two others, Salve Lake and Nickel Lake respectively located 5.2 and 5.9 km north of the mine, form the headwaters of Salve Creek.

The Eastern properties are located within the Salve Creek and Pike River watersheds, which are both tributaries of Black River. Black River flows north into Abitibi River, which in turn flows into Moose River. Moose River ultimately flows into James Bay (Dyck, 2007).

S-K 1300 Technical Report Summary

4.4.2 Stock Property

The site is contained in an area of stratified silts and clays and includes wetland depressions containing organics of depths up to 1 m and more. The topography in the vicinity of the property is controlled by a level lacustrine plain of sand and clay with patches of organics and ridges bounded by esker/outwash units to the east and west. The ridges are considered to be bedrock-controlled, although available information indicates that overburden thickness over the bedrock is significant. Local topographic variations range from 267 to 276 masl. The gentle undulating terrain is characterized by dry to moist clay surfaces with shallow wet organics occurring in the depressions. Local areas of moderate relief are generally well drained. In contrast, topographical lows are frequently occupied by organic wetland deposits and are poorly drained. There are no known bedrock outcrop exposures at the Stock property.

4.4.3 Western Properties

The Western properties are historical mining sites with residential areas adjacent to them, except at Davidson-Tisdale. The area in the vicinity of the properties is typical of glacial regions with low to moderate topographic relief and numerous rivers and lakes. Elevations range from approximately 250 to 300 masl. Drainages are characterized by creeks and rivers which comprise part of the Arctic watershed. Bedrock outcrop exposure is limited on the properties.

The Timmins area supports boreal forest tree species and an active timber, pulp, and paper industry. Local tree species include: American Mountain Ash, Balsam Fir, Black Spruce, Eastern White Cedar, Eastern White Pine, Jack Pine, Pin Cherry, Red, Tamarack, Trembling Aspen, White Birch, White Spruce, and Speckled Alder.

S-K 1300 Technical Report Summary

History

5.1 Eastern Properties History

In 2017, McEwen acquired all assets of the Eastern properties, including the Black Fox Mine, Froome deposit, and Grey Fox property from Primero Mining Corp (Primero).

5.1.1 Black Fox Mine

Drilling appears to have been first carried out on the Black Fox properties by Dominion Gulf in 1952, followed by Hollinger Consolidated Gold Mines Ltd. (Hollinger) in 1962. The holes were drilled near diabase dykes located in the easternmost part of the properties. In 1988, Glimmer Resources, Inc. (Glimmer) put together the property package using a combination of crown and private lands. In 1989, Noranda Exploration Company Ltd. (Noranda) entered into a joint venture agreement with Glimmer to earn a 60% interest in the properties. Between 1989 and 1994, Noranda, and later Hemlo Gold Mines Inc. (Hemlo), completed eight drill programs. In all, 27,800 m of drilling was completed in 142 holes. In addition to diamond drilling, exploration was conducted by way of geological, magnetic and gradiometer surveys, a UTEM survey, and a limited induced polarization (IP) survey. In 1996, a final feasibility study on the Glimmer Gold Project was based on probable reserves outlined to a depth of 250 m.

The joint venture advanced an access ramp from surface to 55 m depth in 1996. Exall Resources Ltd. (Exall) purchased the property from Hemlo in April 1996, obtaining approximately 60% interest with Glimmer holding the remaining portion. A bulk sample was taken in 1997 from underground following development of a spiral decline ramp to a depth of 120 m, and 3,800 m of drifting. Commercial production from the Glimmer Mine was achieved in 1998. The sample and production were custom milled at St Andrew Goldfields Ltd.’s (St Andrew) Stock Mill (now the Fox Mill) from 1997 through 2001, after mineral tests carried out by Lakefield Research and others.

In September 2002, Apollo Gold Corporation (Apollo Gold) completed the acquisition of the assets of the Glimmer Mine from Exall and Glimmer. The project was renamed the Black Fox property. Between 2003 and 2007, Apollo Gold completed five drill programs. In addition to diamond drilling, exploration was conducted by way of IP surveys.

In 2008, Apollo Gold produced a feasibility study declaring Mineral Reserves. On 28 July 2008, Apollo Gold completed the acquisition from St Andrew of its Stock Mill and related equipment, infrastructure, property rights, laboratory, and tailings facilities.

In October 2008, Apollo Gold awarded a contract for the removal of the glacial till material over the open pit site and work commenced on 23 October 2008. During the same year, Apollo Gold received all necessary permits and approvals required to commence mining activities of the open pit. Apollo Gold received a Certified Closure Plan Approval, an Amended Certificate of Approval for Industrial Sewage Works, and a Permit to Take Water (Surface and Ground Water).

S-K 1300 Technical Report Summary

Apollo Gold commenced open pit mining at the Black Fox Mine in March 2009. The 2009 drilling program focused on the Pike River property to test the northern extension of mineralization from the adjoining Grey Fox Project.

Apollo Gold and Linear Gold Corporation (Linear Gold) merged to form Brigus Gold Corporation (Brigus Gold) in June 2010. The drilling surface program completed 14 condemnation drill holes (3,468 m) around the Black Fox Mine. A helicopter-borne, high-resolution magnetometer survey was completed in September 2010, covering the 17 km2 Black Fox Complex.

Apollo Gold and Brigus Gold continued drilling at the Black Fox Mine from 1 January 2008 to 31 December 2013.

Details of the drilling history at Black Fox is tabulated in Table 51.

On 5 March 2014, Primero acquired all issued and outstanding common shares of Brigus Gold.

Table 5-1:	Summary of Black Fox Drilling

Company	Year	No. Drill Holes	Metres Drilled
Dominion Gulf	1952	Unknown	Unknown
Hollinger	1962	Unknown	Unknown
Noranda	1989-1994	142	27,800
Glimmer/Exall	2000-2002	1,088	96,053
Apollo Gold	2003-2007	889	224,162
Apollo Gold/Brigus Gold	2010-2013	1,318	135,800
Primero	2014-2017	2,605	387,419
McEwen	2018-2024	1,797	248,896
Total		7,839	1,120,130

Past Production

Historical production from the Glimmer Mine era is shown in Table 52. The Black Fox Mine production between 2009 through December 2024 is summarized in

Table 53. Note that the Fox Mill production includes material mined from the Froome Mine and from stockpiles.

Table 5-2:	Production History of the Glimmer Mine from 1997 to 2001

Year	Tonnes	Au Grade, g/t	Au Produced, oz	Recovery, %
1997	194,460	6.79	39,884	96.4
1998	308,734	6.67	64,319	96.9
1999	258,699	5.82	48,266	97.8
2000	255,234	5.82	46,418	97.0
2001	81,700	4.53	11,895	98.2
Total	1,098,827	5.97	210,782	97.1

S-K 1300 Technical Report Summary

Table 5-3:	Production History of the Black Fox & Froome Mine from 2009 to December 2024

Year	Open Pit Tonnes	U/G Tonnes	Total Tonnes Mined	Tonnes Milled	Mill Au Head Grade, g/t	Au Produced, oz	Recovery, %
2009	631,000	-	631,000	531,000	3.28	52,152	93%
2010	792,482	-	792,482	718,400	3.17	67,499	92%
2011	433,267	170,889	604,156	725,541	2.54	55,756	94%
2012	907,077	164,926	1,072,003	735,573	3.43	77,374	95%
2013	663,428	297,110	960,538	752,959	4.34	98,710	94%
2014	775,403	122,249	897,652	695,131	3.00	64,018	95%
2015	849,668	140,836	990,504	875,833	2.58	69,733	96%
2016	-	234,518	234,518	913,235	2.22	62,171	96%
2017	-	263,549	263,549	685,293	3.14	66,733	96%
2018	-	255,982	255,982	268,288	5.57	46,672	97%
2019	-	213,887	213,887	243,677	4.88	37,288	98%
2020	-	200,326	200,326	234,744	3.19	23,129	96%
2021	-	306,962	306,962	303,377	3.24	29,290	93%
2022	-	419,496	419,496	344,587	3.77	37,315	89%
2023	-	395,713	395,713	456,831	3.35	44,236	90%
2024	-	303,979	303,979	403,669	2.54	29,430	89%
Total	5,052,325	3,490,422	8,542,747	8,888,138	3.20	861,506	94%

Note: U/G = underground

Note- Two milling tonne values (for 2023 & 2024) are higher than the mining tonnes due to re-claiming material because of the higher gold price (originally sent as waste from the open pit waste dump).

5.1.2 Froome Mine

Noranda began exploration on the Froome lake claims in 1991 using a ground total field magnetometer and a very low frequency electromagnetic survey (EM), finding results consistent with the geological terrain of the PDDZ. This work was followed by geological mapping in both the Froome and Glimmer claims.

The Froome deposit is located on the Durham, Plouffe, and Steinman properties acquired by Apollo Gold. The Durham and Plouffe properties were acquired in 2003 and the Steinman property in 2007.

In 2014, Primero completed a diamond drilling program which discovered the Froome deposit. This program was targeting an IP anomaly, intercepting 23 m (core length) of silicified rock with disseminated pyrite. Through the latter part of 2015 and early 2016, subsequent diamond drilling defined mineralization over a strike length of approximately 150 m and dip length of approximately 300 m. In addition to the main deposit, drilling in 2016 identified a second zone of mineralization, 25 m (core length) below the current deposit.

S-K 1300 Technical Report Summary

Drilling history at Froome Mine is tabulated in Table 54, through October 2024.

The initial Mineral Resource estimate was constructed in 2017.

Table 5-4:	Summary of Froome Drilling
Company	Year	No. Drill Holes	Metres Drilled
Noranda	1991-1994	2	551
Glimmer/Exall	2000-2002	1	200
Apollo Gold	2003-2007	1	693
Primero	2014-2017	219	65,051
McEwen	2018-October 2024	776	122,025
Total		999	188,520

5.1.3 Grey Fox Project

Gibson

In the area of the Gibson deposit, originally called Hislop West, two shafts were sunk between 1933 and 1939. Both were mined to 122 m, with underground and surface diamond drilling, drifting, and crosscutting. In 1946, S.J. Bird (later Martin-Bird) diamond drilled 11 holes totalling 2,972 m. During the period between 1979 and 1980, A.P. Ginn and G.E. Parsons (Parsons) completed geological and magnetic surveys, and diamond drilling. Additional diamond drilling and a VLF-EM survey took place in 1981 by Parson and Armco Minerals Exploration Ltd. (Armco) in the north half of lot 4, concession 4, which were reported to have intersected high-grade gold tenors (Atherton, 1981).

In 1983, Geddes Resources Ltd. (Geddes Resources) and Armco completed geophysical surveys, trenching, and drilling. In 1986, subsequent to a 2,133 m surface diamond drilling program, Goldpost Resources Inc. (Goldpost Resources) initiated an exploration decline ramp to explore anomalous gold tenors associated with the north-northeast striking Gibson Fault. In 1987, Goldpost Resources mined a 61 m crosscut, diamond drilled 56 holes totalling 7,798 m from underground, and extended the decline ramp an additional 579 m to the 122 m level. In the following year, Goldpost Resources completed a magnetic survey, extended the decline ramp by 610 m, drifted 168 m, and diamond drilled more than 7,620 m from underground.

Goldpost Resources reported drill defined material at Gibson, above the 122 m level in 1989.

Mining Corporation of Canada Ltd. (Mining Corp) purchased Gibson from Goldpost Resources and began mining in 1989 (Fenwick et al., 1990; Atherton, 1989). According to Hemlo maps for the Pike River project, about 8,000t were mined at a grade of 27.4 g/t gold (https://www.geologyontario.mines.gov.on.ca/mineral-inventory).

S-K 1300 Technical Report Summary

Grey Fox

The property was first staked by Frederick Schumacher in the early 1900s. In 1936, the area was mapped by the Ontario Department of Mines. Eventually the claims were patented and was worked as farmland until 1992. From 1937 to 1989, there was no reported exploration activity. In 1989, Goldpost Resources drilled an unknown number of holes in the Contact breccia zone, with unspecified results (Atherton, 1989).

According to Buss (2010), Noranda Exploration Company (Noranda) acquired the property in the early 1990s. Noranda developed a north-south grid along the Contact Zone in 1993 (Garber, 1997). In 1994, Noranda re-established the north-south grid and conducted a magnetometer and IP resistivity survey on the property. This was followed up with three exploration holes spaced 200 m apart along the north end of the Contact Zone, for a total of 919 m. Whole rock geochemistry was also performed on one of the drill holes (Garber, 1997).

Noranda optioned the property in 1995 to Hemlo (Buss, 2010). Hemlo and Battle Mountain Gold Company (Battle Mountain) developed an east-west grid over the property and drilled holes on the south end of the zone. They also calculated an estimated resource on the Contact Zone based on results from the previous year’s drilling program.

In July 1996, Hemlo merged with Battle Mountain. In 1996, Battle Mountain, in conjunction with Cameco Gold drilled holes on the central portion of the Contact Zone at a 200 m spacing and submitted samples for mineralogical examination (Garber, 1997). Additional drilling was conducted on the south end of the zone in 1997. A resource calculation was completed in 1997 for the Contact Zone. The property was then transferred back to the Schumacher Estate.

Apollo Gold acquired the property in November 2007 and began drilling the southern extension of the Contact Zone in 2008.

The 2010 and 2011 Brigus Gold exploration drilling programs led to the completion of a Mineral Resource estimate supporting open pit and underground mining in October 2012 (Daigle, 2012).

An updated Mineral Resource estimate (Pelletier et al., 2013) followed the 2012 and part of the 2013 drilling programs completed by Brigus Gold to upgrade the classification.

The 2014 and 2015 Primero drilling programs focused on infill drilling and expanding the Mineral Resources on the 147 Zone, Contact and Grey Fox South Zones.

McEwen began drilling at Grey Fox in 2018 both infill and step-out drill holes.

Successive resource updates for Grey Fox were performed for McEwen by SRK in 2017/18. McEwen undertook Grey Fox wide resource updates in 2019, 2020, 2021 & 2024.

The 2019 drill programs at Grey Fox focussed on deep exploration at Gibson, the discovery of Whiskey-Jack and de-risk drilling at 147, 147NE and Grey Fox South. Successive drilling campaigns from 2020-2023 were concentrated on further delineating Whiskey-Jack & Gibson. An important note on the de-risk drilling: Up until 2018 the majority of the drillholes at Grey Fox were drilled perpendicular to stratigraphy. In late 2018, early 2019 it became apparent that much of the mineralization (excluding the Contact Zone) was determined to be oriented

S-K 1300 Technical Report Summary

oblique to stratigraphy (mineralization trending NE-SW). Therefore, many of the subsequent drillholes were reoriented in a SE direction to achieve more optimal drill angles for the mineralization.

Drilling history at Grey Fox is tabulated in Table 55.

Table 5-5:	Summary of Grey Fox Drilling

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
Abuy Gold Mines	1939-1945	16	1,277.0	Gibson
Martin-Bird Gold Mines	1946	11	2,972.0	Gibson
Nevada Exploration	1973-1974	11	610.0
A.P. Ginn and G.E. Parsons	1979-1980	38	3,910.0	Gibson
Armco	1981	18	884.0	Gibson
Geddes Resources and Armco	1983-1984	28	2,170.0	Gibson
Goldpost Resources	1986-1989	At least 56	17,549.0	Gibson surface and underground drilling
Noranda	1993	21	5,533.0	Contact Zone
Noranda	1994	6	1,367.0	Contact Zone
Battle Mountain/Hemlo	1995	8	2,109.0	Grey Fox
Battle Mountain and Cameco Gold	1996	16	5,872.0	Contact, 147 and South Zones, Gibson and Hislop North
Battle Mountain and Cameco Gold	1997	13	5,367.5	Contact, 147, South Zones, Gibson and Hislop North
Glimmer/Exall	2001	4	1,667.0	Romios
Apollo Gold	2008	16	3,715.0	Southern extension of Contact Zone
Apollo Gold	2009	53	9,960.0	Contact Zone
Brigus Gold	2010	76	29,084.0	Contact Zone, Gibson, South Zone, Hislop North, 147 Zone
Brigus Gold	2011	274	101,893.0	Contact Zone, Gibson, South Zone, 147 Zone
Brigus Gold	2012	282	87,971.0	Contact Zone, 147 Zone, Whiskey Jack, South Zone
Brigus Gold	2013	148	65,417.0	Contact Zone, 147 Zone, South Zone
Primero	2014	199	81,933.0	Contact Zone, 147 Zone, South Zone
Primero	2015	57	26,094.0	Contact Zone, Gibson, South Zone
McEwen	2018	64	25,181.3	Gibson, 147 Zone, 147NE Zone
McEwen	2019	219	89,266.0	Gibson, 147 Zone, 147NE Zone, South Zone, Whiskey Jack Zone, Romios
McEwen	2020	13	4,438.0	Whiskey Jack Zone
McEwen	2021	29	11,396.0	Gibson Zone, Whiskey Jack Zone
McEwen	2022	14	6,135	Gibson Zone, Whiskey Jack Zone
McEwen	2023	21	10,703	Gibson Zone, Whiskey Jack Zone
McEwen	2024 to Oct	128	41,344.5	Gibson, 147 Zone, 147NE Zone, South Zone, Whiskey Jack Zone
Total		at least 1,839	645,818.3

S-K 1300 Technical Report Summary

5.2 Stock Property History

The Stock property was originally staked and drilled by Hollinger from 1959 to 1964. The Stock Mine mineralization was discovered in 1961. This work located auriferous carbonate rocks, volcanic rocks, and porphyries in proximity to the PDDZ, but limited exploration funds and changing exploration priorities postponed further evaluation. The claims were allowed to lapse.

Quebec Sturgeon River Mines Ltd. (Quebec Sturgeon) re-staked the property and discovered substantial gold mineralization in 1973. Development began in 1974 and included construction of a headframe with a shaft being collared and driven through 15 m of overburden and 4 m of bedrock.

During 1980 to 1981, Quebec Sturgeon deepened the three-compartment shaft to 82 m below surface and a station was established on the 61 m level. Some 413 m of drifting and cross-cutting was completed on this level along with a total of 4,481 m of underground drilling from 113 holes. Quebec Sturgeon ceased all work in early 1982 due to the drop in gold price.

In 1983, a $14 million equity financing was completed by turning the property over to St Andrew, a 68% owned subsidiary of Quebec Sturgeon. Development resumed on the property in mid-1983 and by the end of 1985, the shaft had been deepened to 269 m and underground development had been conducted on four levels.

In early 1986, St Andrew acquired additional property along the PDDZ by purchasing Labrador Mining and Exploration Company Ltd.’s (Labrador Mining and successor of Hollinger) interest in properties in three townships and by entering into joint venture agreements with Esso Resources Canada Ltd. (Esso) and Quebec Sturgeon. In mid-1987, St Andrew announced that the Stock Township deposit would be brought into production. Financing was raised in Europe in 1988. It was also announced that a 454 t/d mill would be constructed by late 1988. Production and milling of stockpiled development material began in 1989.

In 1989, St Andrew bought out the remaining interests of Esso. By the end of 1989, five levels in the Stock Mine had been developed and 91,500 t of material had been milled to produce 17,999 oz of gold. The shaft could not be used below the fourth level due to bad ground conditions and the fifth, sixth and seventh levels had to be accessed by a ramp. Mining methods included cut-and-fill, room-and-pillar and longhole.

Between 1988 to 2000, production of 130,000 oz of gold from 733,000 t of material at an average grade of 5.5 g/t gold was mined from the N2, West and East chutes. Mining and milling were suspended in December 2000 so St Andrew could focus on restructuring financially to deal with a working capital deficit and debt burden.

In 2004, St Andrew dewatered and rehabilitated the underground workings, and the Stock head frame and hoist were refurbished. An underground development, mining and drilling program was then undertaken. During 2004, 30,500 t grading 2.56 g/t gold were mined and treated at the Stock Mill.

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In 2005, underground mining operations were again suspended at the Stock Mine because of the decision to extend the period of the Advanced Exploration Program at the St Andrew’s-owned Clavos Mine. Daily production levels at the Stock Mine were insufficient to satisfy the critical tonnages required for the Stock Mill to operate at profitable levels. Underground development and drilling in the deeper portions of the Stock Mine did not generate sufficient gold resources to sustain future economic mining operations and the mine was placed on care and maintenance pending further exploration.

In 2006, RPA prepared a technical report on behalf of St Andrew on their properties in and around the Timmins area. No Mineral Resources or Mineral Reserves were reported at Stock (Gow and Roscoe, 2006).

The Stock Mine and mill facility were sold in 2008 to Apollo Gold (later Brigus Gold). Brigus Gold purchased and upgraded the Stock Mill to provide milling facilities for its Black Fox project. Refurbishment of the mill was completed in April 2009, and it began operating on 1 May 2009.

McEwen acquired the property and all of its assets in 2017.

Drilling history at Stock, including Stock Main, Stock East and Stock West is tabulated in

Table 56.

Stock East was discovered in 2018 by McEwen; Stock West was discovered in 2019. In 2019 a drilling program was laid out & designed to identify mineralization below the Main Zone. By mid 2021 mineralization below the N2 chute at the Main Zone had been intersected. Successive drilling campaigns at Stock up until early 2024 were primarily designed to expand & delineate additional mineralization at all three of these zones (West, Main & East). Figure 51 is a project wide longitudinal section (looking North) of Stock showing the three principal zones and the interpreted plunge vectors for mineralization.

Table 5-6: Summary of Stock Drilling

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
Various companies	1959-1982	315	31,950
St Andrew	1983-2008	1,124	91,282	Stock Main, Stock East
Brigus Gold	2008-2017	6	2,164
Primero	2014-2015	35	10,541
McEwen	2018	91	28,389	Stock East
McEwen	2019	108	43,219	Stock East, Stock Main N-2 Shoot Extension, Stock West
McEwen	2020	33	17,813	Stock West
McEwen	2021	136	61,046	Stock West, Stock Main N-2 Shoot Extension
McEwen	2022	125	45,612	Stock West, Stock Main
McEwen	2023	209	65,505	Stock West, Stock Main, Stock East

S-K 1300 Technical Report Summary

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
McEwen	2024	52	11,402	Stock East, Stock West
Total		2,234	408,923

Figure 5-1 Longitudinal section (looking North) for the Stock Project. Note: TW = True Width. (Prepared by McEwen, 2024).

5.2.1 Past Production

Production commenced in July 1989 and ceased in mid-1994 due to a lack of working capital. The Central chute was discovered in 1994 by underground drilling and the 8-12 decline had almost reached the Central chute when the mine closed.

The overall production history of Stock Mine to date is shown in Table 57. Over half of the production came from the N2 Zone where 405,298 t averaging 6.2 g/t gold was mined. The average grade increased in 1992, when production from the higher-grade West chute commenced. From 1992 to 1994, 30,425 oz of gold were recovered from West chute production, totalling 103,857 t averaging 9.1 g/t gold.

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Table 5-7:	Stock Mine Production History, St Andrew

Year	Tonnes Milled	Au Grade, g/t	Contained Au, koz	Recovered Au, koz
1989	90,883	3.87	11,320	10,657
1990	163,129	5.59	29,310	27,295
1991	132,191	5.62	23,897	21,961
1992	173,413	6.79	37,848	36,301
1993	151,187	5.14	24,998	23,788
1994	20,677	5.38	3,578	3,403
2000	68,723	5.88	12,983	12,395
2004	23,015	1.83	1,355	1,355
2005	7,527	4.78	172	172
Total	830,745	5.48	145,461	137,327

5.3 Western Properties History

McEwen acquired the mineral rights to the Western properties through either Lexam VG Explorations Inc. or VG Holdings, a wholly owned subsidiary of Lexam in 2017. Lexam and VG Gold (Vedron, originally Vedron Gold Inc.) amalgamated forming a new corporation called Lexam VG Gold Inc. (Lexam) in 2011. The history of the individual property mineral rights ownership is discussed in the history for each property.

5.3.1 Buffalo Ankerite Property

Prior to 1935, Buffalo Ankerite was developed by two independent owners. The operations were distinct and covered two different mineralized bodies, the South Zone (Buffalo Ankerite South) and the North Zone (Buffalo Ankerite North). In 1935, the operator of Buffalo Ankerite North, Buffalo Ankerite Holdings Ltd. (BAH, previously Buffalo Ankerite Gold Mines Ltd.) consolidated both properties under its ownership. The reporting of historical work is divided into these two properties prior to 1935.

Buffalo Ankerite North

In 1911, the Armstrong-McGibbon syndicate sunk three shafts: No. 1 shaft to 12 m with 5 m of drifting, the No. 2 shaft to 14 m with 16 m of cross-cutting, and No. 4 shaft to 14 m with 10 m of cross-cutting.

From 1915 to 1916, Coniagas Mines Ltd. (Coniagas Mines) optioned the Ankerite Mining Company Ltd. property. Previously, Dobie Mines Ltd. had completed a 15 m shaft with 26 m drifting and sunk another 37 m shaft. Under the option agreement, Coniagas Mines drove a tunnel in the mineralized body on one of the claims and completed diamond drilling. Coniagas Mines also completed trenching, diamond drilling and limited shaft sinking and drifting. It is uncertain if the Dobie shafts were abandoned.

In 1918, Coniagas Mines again optioned the property from Ankerite Gold Mines Ltd. (Ankerite) and proceeded to complete a three-compartment vertical shaft to 70 m with 21 m of drifting

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on the 200 ft level. Before 1923, five shafts had been sunk on the Buffalo Ankerite North property; Main to 107 m, Armstrong to 15 m, Farish to 42 m, Watson to 15 m, and Air to 15 m.

The property was then optioned by United States Refining and Smelting Company in 1923. They dewatered existing development and conducted sampling under option from North American Gold Corporation.

From 1923 to 1925, the Porcupine Goldfields Development and Finance Company Ltd. optioned the claims and completed significant development and surface and underground diamond drilling. The development included 1,048 m of lateral work on 61 m and 91 m levels; 2,359 m of surface drilling from 17 holes, and 1,411 m of underground drilling from 21 holes. A new four-compartment No. 2 shaft was completed to 147 m.

In 1926, Ankerite deepened the No. 2 shaft to 189 m. Mining and milling continued by Ankerite from mid-1926 until 1929.

Mining resumed by Ankerite Gold Mines Syndicate in 1931. The company became BAH in 1932.

Development, mining, and milling continued by BAH from 1932 to 1935.

In 1935, BAH acquired the adjoining March (Marbuan) Mine. Development in 1935 included the deepening the Ankerite No. 1 shaft to 112 m, Ankerite No. 2 shaft to 366 m, the Ankerite No. 5 (Main) shaft to 1,218 m, the No. 8 (Imperial) shaft to 33 m, and the establishment of 27 levels with the deepest at 1,143 m. Drifting amounted to approximately 19,202 m, cross-cutting approximately 14,326 m with mill capacity increasing to 363 t/d.

The Buffalo Ankerite operations were closed in 1953.

Buffalo Ankerite South

Before 1916, two 15 m shafts, one vertical and one inclined at 65o, were sunk by Maidens MacDonald.

From 1916 to 1917, the shafts were deepened, the vertical shaft was deepened to 33 m and the inclined shaft was deepened to 30 m. This work was performed by LaRose Mines Ltd. under an option from Coniagas Mines.

In 1919, March Gold Ltd. (March) was incorporated. From 1921 to 1925 March sunk the March No. 1 shaft to 244 m, with levels at 30 and 98 m below the surface. Production stoping began on the No. 3 vein in 1926. Mill construction was completed, and milling began in 1926 from a 136 t/d operation.

From 1926 to 1932, March operated the mill, deepened the March No. 3 shaft to 386 m, deepened the South Winze from 386 to 612 m, and established six levels between the 52 and 206 m levels.

Milling was suspended in February 1927, while mining was suspended in March 1927 and resumed in November. Work in the mine was confined to development on the 52 and 91 m

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levels. Milling resumed in May 1928. Both mining and milling ceased in 1932 due to a reduction in gold grades. The mine was then allowed to flood.

In 1933, Marbuan Gold Mines Ltd. (Marbuan) acquired the holdings of March and dewatering began in late 1934 with milling resuming mid-1935. Marbuan deepened the South Winze to 953 m and established three more mining levels between 244 and 320 m.

After the consolidation with BAH, the Buffalo Ankerite North and South mines operated until 1953. The No. 6 Winze was extended from 953 to 1,833 m with the establishment of another six mining levels between 1,133 and 1,814 m. The No. 5 shaft served as a production shaft for both the North and South operations and was connected with haulage drives on both the 320 and 610 m levels.

Buffalo Ankerite – Post 1953

BAH changed the focus of their corporation to property management and residential construction and changed their name to Romfield Building Corporation Ltd. (Romfield) in 1964 (Financial Post, 2018).

An agreement between Romfield and Pamour Porcupine Mines Ltd. (Pamour) was made to clean up dumps and surface mine the veins in 1978 (Kustra, 1979).

In 1982, Vedron created a joint venture with Pamour to develop the property, which it had under option (Kustra, 1983). Fifteen drill holes (1,245 m) were drilled in 1983 from surface to explore the 37 m level. The option to purchase the property was exercised by Vedron for $1 million late in 1985 (Pamour Porcupine Mines Limited, 1986).

In 1986, Belmoral Mines Ltd. (Belmoral) made an agreement with Vedron to undertake an underground development program with a 1,067 m ramp planned to 152 vertical m below surface.

By the end of 1986, 1 km of new access road was built, a power line was installed, and two buildings were rehabilitated at the old Buffalo Ankerite mine site for use as a shop and warehouse. A garage and compressor building were erected at the site. A total of 3,048 m of ramping was completed and access gained to the first (49 m) level of the old Edwards Mine workings. The old shaft was dewatered, and 610 m of underground diamond drilling was completed. A Mineral Resource estimate followed (Kustra, 1987).

Under an exploration and share purchase agreement, by 1987 Belmoral had earned a 56% interest in Vedron. The underground ramp was advanced 259 m to reach the 152 m level. On the 84 m level, 354 m of drifting was completed, 411 m on the 114 m level, and 183 m on the 152 m level. A total of 267 m of cross cutting was done on the 114 and 152 m levels. A vent raise was driven 136 m. Underground diamond drilling amounted to 5,791 m, and 5,145 m of surface diamond drilling was completed. Some of the surface diamond drilling was done on claims to the north of the Vedron Zone to explore for the extensions of the number 18 Vein, which was mined at depth on the adjoining eastern property by Paymaster Consolidated Gold Mines. A

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bulk sample of 3,600 t obtained from underground development was shipped to Belmoral’s mill in Quebec (Kustra, 1988).

In 1991, control of Vedron passed to Timmins Nickel due to the latter’s acquisition of Belmoral’s debt and equity interests in Vedron (Timmins Nickel gets control of Vedron, 1991). In 1995, Vedron restructured as Vedron Gold Inc. and re-acquired the Buffalo Ankerite claims (Northern Miner, 1995).

In 1996, Vedron conducted a surface diamond drill program on the Buffalo Ankerite property. Vedron also completed a trenching program around the Buffalo Ankerite No. 5 shaft area in Deloro Township and another program around the Edwards shaft. Line cutting and IP surveys were done on the Tisdale Ankerite property to the north of the Edwards shaft (Ontario Geological Survey, 1997).

In 1997, Vedron completed geophysical surveys over 48 km of grid lines on the Buffalo Ankerite South Zone (Ontario Geological Survey, 1998).

In 2001, Vedron optioned the Buffalo Ankerite property to Placer Dome (CLA) Ltd. (Placer Dome) to allow them to earn 51% in the property.

In 2002, the Placer Dome/Porcupine Joint Venture (PJV), a joint venture between Placer Gold Inc. (Placer Gold) and Kinross Gold Corporation (Kinross), optioned the Buffalo Ankerite and Fuller properties from Vedron. Exploration by Placer Dome/PJV consisted of diamond drilling at Buffalo Ankerite North and Paymaster and two drilling phases at Buffalo Ankerite South.

A Mineral Resource estimate was carried out by Placer Dome on Buffalo Ankerite South in July 2002. A Mineral Resource estimate was developed for the Buffalo Ankerite South by PJV.

Between 2005 and 2012, additional diamond drilling was done by Lexam.

A Mineral Resource estimate was prepared by P&E and RPA (Armstrong et al., 2013) for the Buffalo Ankerite North and South zones including the portions of these zones that lie on the east-adjacent Paymaster Property. Details of the drilling history at Buffalo Ankerite is tabulated in Table 58.

Table 5-8 Summary of Buffalo Ankerite Drilling

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
Various companies	Prior 1953	Unknown	Unknown	Historical records limited
Vedron and Pamour	1982	15	1,245
Placer Dome	2001	15	2,728	North Zone
Placer Dome	2002	59	6,097	South Zone
Lexam	2005-2012	66	26,806.1	North Zone
Lexam	2005-2012	159	54,419.4	South Zone
Total		314	91,295.5

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Past Production

Production from the Buffalo Ankerite and the March operations between 1926 and 1953 totaled 4.8 Mt with an average grade of 6.5 g/t gold. Total metal produced was 1.02 Moz of gold.

Between 1978 and 1982, production came from Pamour extracting the Buffalo Ankerite South crown pillars and milled at their adjacent Timmins Mill. The amount of material mined was not consistently reported by Pamour and the total is unknown. In 1978, Pamour reported milling 38,160 t. The Regional Geologist for Timmins reported 16,300 t in 1982 (Kustra,1983). A later three-dimensional model created by Dome Mines suggests that a total of approximately 320,000 t of material was removed.

5.3.2 Fuller Property

Periodic surface exploration has been performed on Fuller since 1910 and limited production from the Fuller claim has occurred. The claim was originally held by W. S. Edwards of Chicago and was purchased from his estate by A. S. Fuller of Toronto.

In 1924, the Mitchelson Partners optioned the property, drilled three core holes and sank an inclined shaft to 73 m. A level was established at 50 m vertically, and 305 m of diamond drilling, 640 m of drifting and cross cutting were completed.

In 1940, F. J. Fisher took an option to purchase the claim. Between 1940 and 1943, Nakhodas Mining Company began underground development and put the property into production. The material was mined by a shrinkage-stoping method, hoisted to surface, and trucked to the Faymar mill in Deloro Township. Production ceased during World War II due to the shortage of equipment and manpower (Vedron Limited, 1980).

Early in 1943, Mr. Fisher died, and the property passed to his heirs. They chose to abandon the option because payments were incomplete, and the property reverted to A.S. Fuller (Ontario Department of Mines, 1968).

Pamour drilled two surface holes in 1974 on the Buffalo Ankerite property close to the east boundary of the Fuller property. One of these drill holes deviated badly onto the (then) single Vedron claim and intersected three well-mineralized zones at a depth of between 137 to 161 m, encouraging Vedron to drill beneath the 145 m level (Vedron Limited, 1980).

In 1977, LaPrarie Ltd. acquired an option on the property from the Fuller estate. Vedron then obtained an assignment of the option to purchase the property in 1979.

In 1983, Vedron diamond drilled more than 1,200 m in 15 holes to test mineralization below the Fuller workings. They also arranged with Pamour to extend the Fuller ramp onto Pamour’s adjacent property, which would allow Pamour to earn a 33% interest in the property. Vedron also completed site preparations for the decline. The decline was never extended onto the adjacent property.

Belmoral conducted work from 1986 to 1989, estimated Mineral Resources and produced a mine plan on behalf of Vedron. Belmoral drove 1,405 m of decline and established five levels

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to 198 m below surface (46 m, 84 m, 114 m, 152 m, and 198 m levels). On these levels, 1,634 m of drifts and 1,068 m of crosscuts and raises were excavated. Other work done by Belmoral included data review, metallurgical testing, and diamond drilling from surface and underground including the probing of an IP survey anomaly located in the northern part of the property.

No further work was done from 1989 to 1996 until Vedron started drilling the first phase of a program designed to explore the down-dip extension of the known mineralized body below the 198 m level of the Fuller mine to the depth of the upper Buffalo Ankerite workings (472 m level). Vedron executed another drilling program in 1997.

In 1997, Bevan produced a Mineral Resource estimate on behalf of Vedron.

The decline was extended to the 590 m level. In late 1997 and 1998, a second phase of an exploration program was executed to test the continuation of previously outlined gold mineralization between 457 m and 777 m below surface using diamond drilling. That program completed five additional holes for 961 m.

Fuller was optioned to Placer Dome in 2002. Placer Dome carried out both field exploration and office database management activities on Fuller in early 2002 and drilled several holes.

In 2007 Wardrop Engineering Inc. prepared a Mineral Resource estimate on behalf of Vedron.

Lexam and predecessor companies completed significant surface diamond drilling on the Fuller property during the period 2004 through 2012. The majority of the drilling was conducted on the Contact Zone/Edwards porphyry area. A significant amount of both surface and underground drilling completed by various operators during the period 1986 through 1997.

A diamond drilling program was performed by Lexam between 2004 to 2012.

In 2014, RPA prepared a Mineral Resource estimate for the Fuller Property on behalf of Lexam (Altman et al., 2014).

Details of the drilling history at Fuller are tabulated in

Table 59. In addition to the drilling, 691 chip samples were taken during the Belmoral work, totalling 2,586.5 m. Bazooka drilling (short probe core holes) during the same period totalled 184 holes totalling 1,487 m.

Table 5-9: Summary of Fuller Drilling

Company	Year	No. Drill Holes	Metres Drilled
Various companies	Prior 1974	92	7,572
Pamour	1974	1	162
Vedron	1983	15	1,219
Belmoral	1986-1989	545	37,196
Vedron	1996-1998	83	39,636
Placer Dome	2002	9	3,618
Lexam	2004-2012	71	22,858
Total		816	112,261

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Past Production

A production report in 1942 showed 39,941 t with a recovered grade of 5.14 g/t gold was mined and milled at the Faymar Mill, producing 6,566 oz of gold and 586 oz of silver (Ferguson, 1968).

5.3.3 Paymaster Property

Subsequent to the discovery of the Dome Mine on the adjacent property in 1909, extensive work was done on the Paymaster property which resulted in the discovery of gold in 1910 on claim HR 908. Three shafts were sunk, and mining conducted with workings extending down to the 726 m level on six levels to exploit the porphyritic bodies.

From 1924 to 1925, United Mineral Lands sank a 230 m shaft and carried out development on the 105 m and 210 m levels in the Paymaster No. 4 shaft area. No records of stope development or underground sampling are available. Gold values were reported to occur in a fuchsite-carbonate zone with several small porphyries intruding the zone.

The present-day Paymaster property was formed by the amalgamation of several claim groups in 1930 by Paymaster Consolidated Mines Ltd.

The West Porphyries were mined from both the adjacent Preston and Dome Mines. The Paymaster mine ceased operation in April 1966.

Placer Dome acquired the property in 1989 and conducted surface mapping, a lithogeochemical survey, a magnetic survey, power stripping, and channel sampling.

In 1995, Placer Dome drilled 47 holes to outline a near surface resource in the Paymaster No. 2 and No. 3 shaft area. In 1996, 28 additional holes were drilled along the mafic-ultramafic contact south of the No. 2 and No. 3 shaft area.

In 1994 and 1996 Placer Dome prepared Mineral Resource estimates on Paymaster No. 2 and No. 3 shaft area.

From 1999 to 2000, Placer Dome conducted a two-phase diamond drill program totalling 12,008 m from 17 holes in the No. 4 shaft area. The 1999 fall drill program was designed as an exploration phase to test the carbonate rock-highly altered rock lithologies and coincident resistivity high geophysical feature on approximately 122-m centres. The 2000 winter drill program was designed to follow up on a significant gold intercept to test northeast and southwest strike extents of the carbonate rock-highly altered rock package and coincident resistivity high geophysical feature, and to examine a number of magnetic low features interpreted to represent potential structural-alteration zones.

In June 2008, Lexam entered into a four-year option agreement with Goldcorp (now Newmont) to acquire a 60% interest, by spending $6.0 million over four years in the 16 patented mining claims that represent the Paymaster property.

In 2010, Guy and Bevan (2010) prepared a Mineral Resource estimate on behalf of VG Gold.

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In June 2012, Lexam had completed the earn-in requirements and elected to exercise the option to acquire 60% interest in the Paymaster property. Following the acquisition, Lexam proposed a work program that Goldcorp declined to participate in. In accordance with the joint venture agreement, Goldcorp’s 40% ownership was then diluted, and, by the end of 2016, Lexam had increased its interest to 61%.

A Mineral Resource estimate was prepared by P&E and RPA (Armstrong et al., 2013) for the Paymaster property on behalf of Lexam. The QP has not verified the information relating to the preparation of the estimate to endorse it.

Details of the drilling history at Paymaster is tabulated in Table 510.

Table 5-10: Summary of Paymaster Drilling

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
Various companies	Prior 1995	Unknown	Unknown	Historical records limited
Placer Dome	1995-1996	75	16,154	No. 2/3 shaft area
Placer Dome	1999-2000	17	12,008	No. 4 shaft area
Lexam	2008-2012	163	48,729
Total		255	76,891

Past Production

Past production from the Paymaster mine totaled 5.1 Mt at an average grade of 7.2 g/t gold. In total, 1.19 Moz of gold were produced between 1915 and 1966 (Atkinson et al., 1999). Between 1995 and 1995, Placer Dome produced 25,737 t of development ore at an average grade of 6.15 g/t.

5.3.4 Davidson-Tisdale Property

The property was incorporated as Davidson Gold Mines Ltd. in 1911 and was succeeded in 1919 by Davidson Consolidated Gold Mines Ltd. (DCGM).

From 1911 to 1924, exploration included 4,070 m of surface diamond drilling and underground development by way of a small two-compartment exploration shaft (Main Shaft) sunk to a depth of 95 m. Workings were established at the 30 m, 60 m, and 90 m levels with a total of approximately 700 m of lateral development. An internal winze was sunk an additional 67 m from the 90 m level and three additional mining levels were developed. A limited amount of underground drilling was also completed.

In 1921, Porcupine Davidson Mines Ltd. was formed as a 50/50 joint venture with British interests. A legal dispute between the joint venture partners resulted in the suspension of work on the property until 1925 when control of the property was reverted to DCGM.

From 1923 to 1924, the three-compartment inclined Horseshoe shaft was sunk 180 m west of the Main shaft. The shaft dipped 72o to the northwest and was intended to be driven to a vertical depth of 300 m but the withdrawal of support by the British financial backers caused

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the development to be terminated at 247 m. Stations were established at 60 m, 120 m, and 167 m along the incline.

The property was sold in 1933 to the Mining Contracting and Supply Company Ventures Ltd. (Mining Contracting and Supply), a predecessor company to Falconbridge Ltd. (Ferguson, 1964).

From 1933 to 1945, Mining Contracting and Supply drilled 1,557 m in 11 holes into and below the historical workings in an effort to locate the vein extensions and to verify high-grade intersections encountered in previous drill programs. The results did not meet expectations and Mining Contracting and Supply sold the rights to Davidson Tisdale Mines Ltd. (DTM) in 1945.

Little work was done from 1945 to the early 1980s.

In 1981, Dome Mines drilled 1,118 m from ten holes with one deep hole in the vicinity of the old workings. Dome Mines drilled an eleventh hole (length unknown) to test for mineralization along strike and down dip.

In 1983, DTM completed geophysical surveys, trenching, stripping, dewatering and rehabilitation of underground workings, and drilling. Diamond drill holes were completed in the Main shaft area from surface. The program demonstrated that the major vein system in the Main shaft area strikes at 030° and dips 45° to the northwest. This information was a departure from the previously accepted orientation which had guided historical exploration programs.

In early 1984, DTM drilled in the vicinity of the Main shaft area. This work was accompanied by underground mapping and sampling.

Later in 1984, Getty Canadian Metals Limited (Getty) became operator and completed three exploration programs, in 1984, 1985, and 1986/1987. In 1985, a bulk sample was extracted to validate resources.

The 1984 exploration program included drilling and sampling in two zones, Main shaft, and Smith Vet-T. Drilling these zones resulted in the identification of visible gold and two gold-bearing en echelon vein systems.

Getty used the results of the 1984 exploration program to estimate a Mineral Resource for both zones and identified the potential to increase resources through further exploration and the open pit potential of the S-Zone.

In 1985, Getty conducted a two-phase exploration program. Phase 1 was developed to evaluate the potential for near-surface bulk mineable resources in the S-Zone part of the Smith Vet-T Zone area. This phase included additional diamond drill holes. With a lack of significant assay results, Phase 1 was prematurely terminated, and efforts focused on Phase 2.

During the Phase 2 program, a mining bulk sample was extracted between Level 4 and Level 5 to validate the Mineral Resources estimated after the 1984 exploration campaign. Surface and underground pilot core holes were drilled. Other components of this phase included site preparation, headframe installation, and underground rehabilitation. Ninety-seven metres of

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cross-cut development and 53 m of raises were completed, and a 2,885-t bulk sample was obtained. Systematic chip and muck sampling resulted in approximately 4,000 samples sent for analyses. A comparison of drill hole assays to these other sampling methods was done.

Phase 1 of the 1986 and 1987 exploration program consisted of a bulk sample to test the Lower Vein system. In total, 7,270 t of material was extracted, of which 1,750 t was classified as waste. The mineralized material was primarily extracted from Level 4 (75%) with mineralization also recovered from Level 3 and Level 5. The excavations were geologically mapped, panel and muck sampled, and additional diamond drilling was completed from underground (Kustra, 1988).

During 1988, Getty mined 10 stopes, sending the mineralized material for custom milling at the Go-Mill at the Schumacher Mine site of Giant Yellowknife Mines Limited. Getty then closed down the Davidson-Tisdale operations. Following that, the property was optioned to Midas Minerals (Midas). Midas drilled five deep diamond holes in 1989 to follow the structure down plunge. Midas decided not to complete their earn-in.

In 1994, a study commissioned by Placer Dome provided an estimate of an open pit mineable resource.

From 1999 to 2003, Northcott Gold Inc. (Northcott, formerly DTM) drilled several holes. Northcott subsequently optioned the property to Vedron in 2003, allowing Vedron to earn a 50% undivided interest. From 2003 to 2006, Vedron drilled a significant number of holes. In 2004, the company amended the option agreement to allow earning 75%. In 2005, the option agreement was further amended, resulting in Vedron acquiring 54% of the interest in the property.

A Mineral Resource was estimated by Guy and Puritch in 2007 (Guy and Puritch, 2007). Vedron expenditures on the property had increased the interest to 66% by the filing of their 2007 annual information form in June. Later in 2007, a preliminary economic assessment was filed on Davidson Tisdale. In 2008, the option expired with Vedron earning a 68.5% interest in the Tisdale property by 2014, with Laurion Mineral Exploration Inc. (Laurion, previously Northcott) holding the remaining 31.5%.

In 2010, Vedron purchased the remaining 31.5% minority stake in Davidson-Tisdale, held by SGX Resources, Inc (previously Laurion) to fully control the property.

From 2006 to 2010, Vedron continued to drill diamond drill holes from surface.

In 2013, a Mineral Resource estimate and technical report was prepared by P&E and RPA (Armstrong et al., 2012).

Details of the drilling history at Davidson-Tisdale is tabulated in Table 511.

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Table 5-11: Summary of Davidson-Tisdale Drilling

Company	Year	No. Drill Holes	Metres Drilled
Various companies	Prior 1980	24	5,267.0
Dome Mines	1981	11	1,118.0
DTM	1983-1984	35	4,576.8
Getty	1984-1987	537	49,165.9
Midas Minerals	1989	5	1,486.2
Northcott	1999-2003	17	399.3
Lexam VG Gold	2003-2015	97	23,397.5
Total		726	86,410.7

Past Production

Production from 1918 to 1921 was processed on site with a 10-stamp mill until it burned down in 1924. A reported total of 8,501 t at 8.9 g/t gold was milled, and 2,438 oz gold recovered using mercury amalgamation. It is noted that about 20% of the gold content was lost using this process.

From April to November 1988, custom milling of the mined material at Davidson-Tisdale occurred at the nearby Giant Yellowknife Go-Mill. A total of 39,800 t was mined and milled during the Getty period, producing a total of 7,300 oz of gold and 5,665 oz silver.

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Geological Setting and Mineralization

6.1 Deposit Types

Numerous studies and exploration results over the past 50 years have focused on gold deposition styles and mineralization controls within the Abitibi Greenstone Belt. It appears that almost every deposit is somewhat unique with minor differences to the geochemical characteristics and/or formational environments (Figure 61). Many of these gold deposit types can be grouped into clans, or families, of deposits that either formed by related processes or that are distinct products of large-scale hydrothermal systems (Robert et al., 1997; Poulsen et al., 2000).

The Eastern properties, Stock, and Western properties are all located proximal to a 200 km central segment of the PDDZ which has generated approximately 100 Moz of gold since 1910. Over a hundred gold deposits are distributed along this major, compressional to trans-extensional, crustal-scale fault zone. Studies suggest a long-lived, multi-staged open/close orogenic system resulting in the emplacement of auriferous quartz-carbonate veins - a major component of the greenstone deposit clan (Dubé and Gosselin, 2007).

Figure 6-1 Schematic Map of the Abitibi Greenstone Belt showing Relationship of Gold Deposition to Major Structural Conduits (prepared by McEwen, dated 2021)

At the Black Fox and Froome mines, Stock and Western properties, gold-bearing veins are predominantly associated with:

●	Structurally controlled dilatant zones (shearing, brecciation, offsets)
●	Greenschist facies metavolcanic host rocks
●	Crustal scale faults (i.e., the PDDZ)
●	Syn-tectonic intrusive bodies

These characteristics are consistently seen at the Western properties, Stock and Froome sites and are classified as orogenic gold occurrences related to longitudinal shear zones. These greenstone-hosted quartz-carbonate vein deposits are a sub-type of lode-gold deposits

S-K 1300 Technical Report Summary

(Poulsen et al., 2000) and correspond to structurally controlled, complex epigenetic deposits hosted in deformed metamorphosed terranes (Dubé and Gosselin, 2007) (Figure 62).

Gold mineralization at the Grey Fox deposit (located 3 km to the southeast of the Black Fox Mine), is spatially associated with syenite, melanosyenite and quartz-feldspar porphyritic intrusive rocks, has a strong metal association with molybdenum-tungsten-arsenic (Kelly, 2018), is observed within narrow quartz-carbonate veins with crustiform and colloform textures, and is spatially associated with a sericite-albite-carbonate alteration. Thus, the Grey Fox deposit could be a series of low-sulphidation gold deposits.

KM
0
1
5
10
Paleoplacer
LS epithermal
HS epithermal
Epizonal IR
Sed-hosted IR
REDUCED INTRUSION-RELATED
Carbonaceous +/- calcareous siltstone
Mesozonal IR
Equigranular pluton
Dyke
Carlin
Alteration
Limestone
Au skarn
Cu-Au porphyry
Porphyry stock
Au-VMS
Subvolcanic intrusion
OXIDIZED INTRUSION-RELATED
OROGENIC
Turbidite-hosted
BIF-hosted
Greenstone-hosted
Wacke-shale
Volcanic rock
BIF
Granitoid
Shear zone
Ore styles
Vein
Sheeted veinlets
Stockwork-dissem.

Figure 6-2 Schematic Cross-Section showing Key Geologic Elements of the Main Gold Systems and their Crustal Depths of Emplacement (modified after Poulsen et al., and Robert, 2004)

Note: Blue boxes highlighting the two deposit styles present for the Fox Complex deposits and the logarithmic depth scale.

The formational details for the Tamarack multi-metal deposit have not yet been thoroughly determined. Insights collected from two regional experts on volcanogenic massive sulphide (VMS) deposits (Comba, 2018, personal communication, 26 February; and Riverin, 2018, personal communication) agree that Tamarack lacks the metal-flow indicators (stringer zones), gravitational-separation features, or paleo-volcanic metal phases that are typically associated with the VMS deposits in the Region.

S-K 1300 Technical Report Summary

McEwen’s interpretation currently stands as a multiphase deposition into a structurally prepared dilatation zone. A distinct later-stage vein event appears to crosscut the base metal deposition. Anomalous gold values appear related to the vein formation.

The source or pathway of the metal fluids has not yet been accurately identified. An electromagnetic geophysical survey performed by Exsics Exploration Ltd in 2017 confirmed that the boundaries and dimensions agree with the drilling results. Tamarack does not form part of the MRE of this technical report.

6.1.1 Greenstone-Hosted Quartz Carbonate-Vein Deposits

Greenstone-hosted quartz-carbonate vein deposits typically occur in deformed greenstone terranes of all ages (Dubé and Gosselin, 2007), especially those with commonly variolitic tholeiitic basalts and ultramafic komatiitic flows intruded by intermediate to felsic porphyry intrusions, sometimes with swarms of albitite or lamprophyre dykes (e.g., Timmins and Red Lake districts). Deposits are associated with collisional or accretionary orogenic events and are typically distributed along reverse-oblique crustal-scale major fault zones, commonly marking the convergent margins between major lithological boundaries such as volcano-plutonic and sedimentary domains (e.g., the PDDZ and the CLDZ). These major structures are characterized by different increments of strain, and consequently several generations of steeply dipping foliations and folds result in a fairly complex geological collisional setting.

Crustal-scale faults are thought to represent the main hydrothermal pathways towards higher crustal levels. However, the deposits are spatially and genetically associated with higher order compressional reverse-oblique to oblique brittle-ductile high-angle shear zones commonly located less than 5 km away and best developed in the hanging wall of the major fault (Robert, 1990). Brittle faults may also be the main host to mineralization as illustrated by the Kirkland Lake Main Break, a brittle structure hosting the 25 Moz gold Kirkland Lake deposit. The deposits typically formed late in the tectonic-metamorphic history of the greenstone belts (Groves et al., 2000) and the mineralization is syn- to late-deformation and typically post-peak greenschist facies and syn-peak amphibolite facies metamorphism (Kerrich and Cassidy, 1994; Hagemann and Cassidy, 2000).

The greenstone-hosted quartz-carbonate vein deposits are also commonly spatially associated with Timiskaming-like regional unconformities. Several deposits are hosted by a Timiskaming-like regional unconformity (e.g., the Pamour and Dome deposits in Timmins) or located next to one (e.g., the Campbell-Red Lake deposit in Red Lake) (Dubé et al., 2003), suggesting an empirical time and space relationship between large-scale greenstone quartz-carbonate gold deposits and regional unconformities (Hodgson, 1993; Robert, 2000; Dubé et al., 2003).

Stockworks and hydrothermal breccias may represent the main host to the mineralization when developed in competent units such as granophyric facies of gabbroic sills. Due to the complexity of the geological and structural setting and the influence of strength anisotropy and competency contrasts, the geometry of the vein network varies from simple, such as the Silidor deposit in Canada, to more complex geometries with multiple orientations of

S-K 1300 Technical Report Summary

anastomosing and/or conjugate sets of veins, breccias, stockworks and associated structures (Dubé et al., 1989; Hodgson, 1989; Robert et al., 1994; Robert and Poulsen, 2001).

Economic-grade mineralization also occurs as disseminated sulphides in altered (carbonatized) rocks along vein selvages. In this document the use of the term ore is not related to Mineral Resources or Mineral Reserves but only to common industry terms such ore shoots, ore mineral, ore pass. Ore shoots are commonly controlled by: 1) the intersections between different veins or host structures, or between an auriferous structure and an especially reactive and/or competent rock type such as iron-rich gabbro (geometric ore shoot); or 2) the slip vector of the controlling structure(s) (kinematic ore shoot). For laminated fault-fill veins, the kinematic ore shoot will be oriented at a high angle to the slip vector (Robert et al., 1994; Robert and Poulsen, 2001).

At the district scale, greenstone-hosted quartz-carbonate vein deposits are associated with large-scale carbonate alteration commonly distributed along major fault zones and subsidiary structures (Dubé and Gosselin, 2007). At the deposit scale, the nature, distribution and intensity of the wall-rock alteration is largely controlled by the composition and competence of the host rocks and their metamorphic grade. Typically, alteration haloes are zoned and characterized – at greenschist facies – by iron-carbonatization and sericitization, with sulphidation of the immediate vein selvages (mainly pyrite, less commonly arsenopyrite).

The main gangue minerals are quartz and carbonate with variable amounts of white micas, chlorite, scheelite and tourmaline. The sulphide minerals typically constitute less than 10% of the mineralization. The main mineralized minerals are native gold with pyrite, pyrrhotite and chalcopyrite without significant vertical zoning (Dubé and Gosselin, 2007).

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6.1.2 Low-Sulphidation Epithermal Gold Deposits

At the district scale or larger, the tectonic setting of epithermal gold deposits is characterized by extension, localizing, and facilitating emplacement of magma and, at higher levels, hydrothermal fluids (Taylor, 2007). Regionally extensive rift zones can also provide the extensional framework. Pull-apart basins formed between regional strike-slip faults, or at transitions between these faults, provide favourable sites for intrusions and epithermal deposits. Synchronous tectonic and hydrothermal activity is indicated in some deposits by the fact that many of the vein-bearing faults were active during and after vein filling; tectonic vein breccias and displaced mineralized and altered rocks resulted.

Low-sulphidation epithermal gold deposits are harder to recognize in ancient terranes owing to the fact that their commonly found alteration mineral assemblages are not unique, especially in regional metamorphic terranes, or may no longer be present, depending on the grade of subsequent metamorphism, and that these deposits are often not as intimately associated with igneous rocks (Taylor, 2007).

Low-sulphidation epithermal gold deposits are distinguished from high-sulphidation deposits primarily by the different sulphide mineralogy (pyrite, sphalerite, galena, chalcopyrite) typically within quartz veins with local carbonate, and associated near neutral wall rock alteration (illite clays) deposited from dilute hydrothermal fluids (Corbett and Leach, 1998).

Nearly any rock type, even metamorphic rocks, may host epithermal gold deposits, although volcanic, volcaniclastic, and sedimentary rocks tend to be more common (Taylor, 2007). Typically, epithermal deposits are younger than their enclosing rocks, except in the cases where deposits form in active volcanic settings and hot springs. Here, the host rocks and epithermal deposits can be essentially synchronous with spatially associated intrusive or extrusive rocks. Lithological control occurs mainly as competent or brittle host rocks which develop through going fractures as vein hosts, although permeability is locally important. In interlayered volcanic sequences epithermal veins may be confined to only the competent rocks while the intervening less competent sequences host only fault structures (Corbet, 2007).

Low-sulphidation gold deposits that occur further removed from active magmatic vents may be controlled by structural components with zones of fluid mixing and emplacement of smaller magmatic bodies (e.g., dykes) (Taylor, 2007). Meteoric waters dominate the hydrothermal systems, which are nearly pH neutral in character. Low-sulphidation gold deposit related geothermal systems are more closely linked to passive rather than to active magmatic degassing (if at all), and sustained by the energy provided by cooling, subvolcanic intrusions, or deeper subvolcanic magma chambers.

The morphology of epithermal vein-style deposits can be quite variable. Deposits may consist of roughly tabular lodes controlled by the geometry of the principal faults they occupy or comprise a host of interrelated fracture fillings in stockwork, breccia, lesser fractures, or, when formed by replacement of rock or void space, they may take on the morphology of the lithologic unit or body of porous rock replaced (e.g., irregular breccia pipes and lenses).

S-K 1300 Technical Report Summary

Volumes of rock mineralized by replacement may be discordant and irregular, or concordant and tabular, depending on the nature of porosity, permeability, and water-rock interaction. In deposits of very near-surface origin, an upward enlargement of the volume of altered and mineralized rocks may be found centred about the hydrothermal conduits. Brecciation of previously emplaced veins can form permeable zones along irregularities in fault planes: vertically plunging mineralized zones in faults with strike-slip motion and horizontal mineralized zones in dip-slip faults.

Structures act as fluid channel-ways and more dilational portions of the host structures may represent sites of enhanced fluid flow and so promote the development of ore shoots which host most mineralization in many low-sulphidation vein systems (Corbett, 2002). Elsewhere fault intersections host ore shoots at sites of fluid mixing. Several structural settings provide ore shoots of varying orientations. Steep dipping strike-slip structures provide vertical ore shoots in flexures and fault jogs. Tension veins and dilatant sheeted veins dominate in the latter setting. Normal, and, in particular, listric faults in extensional settings host wider and higher-grade veins as flat ore shoots in steep dipping vein portions. In compressional settings, reverse faults host flat-plunging ore shoots.

6.2 Regional Geology

The Fox Complex properties are underlain by Precambrian rocks of the Southern Abitibi Greenstone Belt (SAGB), located in the central part of the Wawa-Abitibi Subprovince, southeastern Superior Province, of northeastern Ontario (Figure 63). The SAGB consists of numerous intercalated assemblages of 2750 to 2695 Ma metavolcanic rocks and their intrusive equivalents, which are unconformably or disconformably overlain by the younger 2690-2685 Ma Porcupine and 2677 to 2670 Ma Timiskaming metasedimentary assemblages and alkalic intrusive rocks.

Major crustal-scale faults, such as the Porcupine-Destor Deformation Zone (PDDZ) and Cadillac-Larder Lake Deformation Zone (CLDZ) commonly occur at assemblage boundaries and are spatially associated with east-west trending belts of Porcupine and Timiskaming assemblage metasedimentary rocks. These major faults record multiple generations of deformation, including normal, strike-slip, and reverse movements. The PDDZ and CLDZ define a corridor of gold deposits, generally known as the Timmins-Val D’Or camp (Robert et al., 2005), which accounts for the bulk of historical and current gold production from the Superior Province.

S-K 1300 Technical Report Summary

N
Casa Berardi
Black Fox Complex
USA
Hollinger - McIntyre
Pamour
Dome
PDF
Kirkland Lake?
Kerr Addison
Horne
LLCF
Doyon
Bousquet-LaRonde
Malartic
Sigma-Lamaque
100 km
Granitoid rock
Mafic intrusion
Volcanic rock
Proterozoic cover
Sedimentary rock
Major fault
World-class greenstone-hosted quartz-carbonate vein deposits
World-class gold-rich volcanogenic massive-sulfides
Other smaller gold-rich VMS
Other gold deposits of various types
LLCF Larder Lake - Cadillac Fault Zone
PDF Pocupine - Destor Fault Zone

Figure 6-3 Map of the Southern Abitibi Greenstone Belt (modified after Poulsen et al., 2000, and Dube and Gosselin, 2007)

Note: The red star highlights the location of the Fox Complex Eastern Properties.

S-K 1300 Technical Report Summary

6.3 Local Geology

The local geological setting in the Timmins-Matheson area (Figure 64) is represented by Neoarchean supracrustal rocks, intruded by Matachewan and Keweenawan diabase dykes and Mesozoic kimberlite dykes and pipes. The supracrustal rocks are composed of ultramafic, mafic, intermediate, and felsic metavolcanic rocks, related intrusive rocks, clastic and chemical metasedimentary rocks, and a suite of ultramafic to felsic alkalic plutonic and metavolcanic rocks (Berger, 2002).

Assemblages underlying the Timmins-Shillington-Matheson ‘corridor’ correlate with regional assemblages proposed by Jackson and Fyon (1991) and later modified by Ayer et al. (1999b) and Thurston et al. (2008). Six assemblages are present in the corridor (from oldest to youngest): 1) Kidd-Munro, 2) Tisdale, 3) Deloro calc-alkaline, 4) Lower Blake River, 5) Porcupine, and, 6) Timiskaming (Figure 65). The first four are predominantly composed of metavolcanic rocks, whereas the last two are predominantly metasedimentary rocks. These units have been intruded by several generations of alkaline-sodic intrusive plugs/lenses and three ages of mafic (predominantly diabase) dykes; Matachewan, Abitibi, and Keweenawan dykes.

The Fox Complex properties are essentially underlain by just three of these assemblages: 1) Tisdale volcanic sequence, 2) Porcupine clastic sediments, and, 3) irregular (less abundant) Timiskaming assemblage.

Figure 6-4 Geological Map of the Timmins-Matheson Sector within the Abitibi Subprovince showing Distribution of Gold Mining Operations (prepared by McEwen, dated 2021)

S-K 1300 Technical Report Summary

Figure 6-5 Map of the Western Half of the Abitibi Subprovince showing distribution of Geological Assemblages (Farrow et al., 2006)

Note: The five principal assemblages (highlighted yellow). Modified to show the Timmins (red outline) and Matheson (blue outline) areas. Note that only three of these assemblages: 1) Tisdale volcanic sequence, 2) Porcupine clastic sedimentary rocks, and 3) Timiskaming assemblage, underly the McEwen claims.

6.3.1 Tisdale Assemblage

The Tisdale Assemblage volcanic rocks are typically found adjacent to the PDDZ structural belt running for 200 km between the towns of Foleyet (Ontario) and Destor (Quebec). These volcanic rocks are dominantly comprised of tholeiitic mafic and komatiitic metavolcanic rocks with subordinate calc-alkaline intermediate and felsic flows, pyroclastics, and epiclastic deposits. Ayer et al. (1999a) and Ayer et al. (1999b) included these rocks with the Tisdale Assemblage based on U/Pb ages (ca. 2704 Ma) that are similar to those in the type throughout the area.

Ultramafic metavolcanic rocks are common (Berger, 2002). Talc-chlorite schist is most common, and green mica, iron carbonate and quartz veins are observed in hydrothermally altered zones. Ultramafic metavolcanic rocks are poorly exposed, and their distribution is inferred based on diamond-drill data and airborne geophysical magnetic surveys.

Mafic metavolcanic rocks comprise approximately 50% of the Tisdale Assemblage and are predominantly composed of massive, pillowed and pillow breccia flows (Berger, 2002). Chlorite schist is common in faults and shear zones, and iron carbonate, albite, sericite, and quartz occur in hydrothermally altered zones. Variolitic flows, flow breccia and hyaloclastite are common,

S-K 1300 Technical Report Summary

whereas tuff is rare. Massive flows are exposed in several areas and are generally green, fine- to medium-grained, equigranular rocks with no distinguishing features.

Pillowed mafic metavolcanics flows are common. The pillows measure 60 to 70 cm long by 30 to 40 cm wide and display rims up to 2 cm thick (Berger, 2002). They are generally well formed and may be either closely packed with little inter-pillow material or may have up to 15% inter-pillow chert and hyaloclastite. Flows are generally a few metres thick and commonly capped by flow breccia and hyaloclastite.

Fragmental rocks are interpreted as mafic intrusion breccia, younger than the Porcupine Assemblage metasedimentary rock (Berger, 2002). These deposits are heterolithic with aphanitic and phaneritic mafic metavolcanic clasts, wacke, argillite, framboidal pyrite clasts and rare felsic porphyry clasts that are up to 30 cm in size, but average 2 to 8 cm. The clasts are angular to round; some have reaction rims, some chilled margins, a few have very angular boundaries, and most are subangular massive mafic metavolcanic clasts.

Mafic schist occurs in faults and shear zones throughout the Tisdale Assemblage and is characterized by light to dark green fissile rock that retains few if any primary features (Berger, 2002). Chlorite and secondary amphibole are common minerals in unaltered schist. Iron carbonate, white mica and quartz are common minerals in hydrothermally altered schist.

Variolitic flows occur throughout the Tisdale Assemblage but are less abundant than in the Kidd-Munro Assemblage (Berger, 2002). East of Matheson, well-formed variolitic flows occur commonly at the Grey Fox area (Black Fox property). These variolitic flows contain 30 to 85% varioles that are commonly coalesced. The strong spatial association of variolitic flows with gold mineralization in the Abitibi Subprovince appears to be a function of the iron to magnesium ratio and brittle failure of the altered flows in response to stress (Fowler et al., 2002; Ropchan, 2000; Jones, 1992).

White albitite dykes intruded ultramafic and mafic schist at the Black Fox mine in northern Hislop Township (Berger, 2002). Although the dykes are relatively narrow and discontinuous, they contain high-grade gold mineralization where stringer and disseminated pyrite are present.

6.3.2 Porcupine Assemblage

The Porcupine Assemblage is composed of wacke, siltstone, argillite, and rare pebble conglomerate (Berger, 2002). Gabbro, quartz-feldspar porphyry, syenite stocks and lamprophyre dykes intruded the metasedimentary rocks. Rare felsic metavolcanic tuff is interbedded with the metasedimentary rocks in Beatty Township. Ayer et al. (1999a) indicated that the Porcupine Assemblage is widespread in the Abitibi Sub-province and, in general, the youngest detrital zircons are approximately 2695 Ma.

Fine to very fine-grained wacke and siltstone are the most abundant meta-sedimentary rock types and commonly weather light brown to light grey with a grey to dark grey fresh surface (Berger, 2002). Wacke is texturally immature with angular to subrounded grains that are clast- to matrix-supported, with a matrix characterized by white mica, chlorite and rarely epidote. The

S-K 1300 Technical Report Summary

absence of biotite indicates that metamorphism at low green schist facies affected these rocks (Winkler, 1979).

6.3.3 Timiskaming Assemblage

The Timiskaming Assemblage is composed of clastic metasedimentary rocks that lay unconformably over older metavolcanic rocks and/or Porcupine Assemblage rocks and less abundant alkaline extrusive and intrusive rocks. Throughout the SAGB, the Timiskaming assemblage clastic metasedimentary occur as conglomerate, wacke-sandstone, siltstone, argillite, and schist, and are closely associated with the PDDZ (Berger, 2002). Polymictic conglomerates were observed within the historical Pamour Mine in Timmins, and 120 km to the east, in Hislop Township. Sandstones and wackes are the most abundant rock type in the Timiskaming Assemblage and are commonly composed of fine to very fine grained laminated, bedded to massive argillites with interbedded siltstones. Robust minerals such as quartz and plagioclase are the major detrital grains, whereas white mica, carbonate, biotite and minor chlorite make up the matrix of the metasedimentary rocks (Berger, 2002).

Alkaline intrusive rocks are common throughout the region. Local examples are readily studied at Paymaster, Fuller and Black Fox (Gibson target) properties. Fine to coarse grained pink to mauve syenite and white albite altered dykes can occur as large intrusive bodies 1,500 to 2,000 m long by 50 to 100 m in width in the western portion of the Grey Fox property (the Gibson intrusive complex). More commonly, alkaline intrusive rocks of the Timiskaming Assemblage occur as narrow (1 to 5 m wide) dykes or dyke swarms that are often highly deformed, boudinaged and discontinuous (Hoxha, 1998; Rhys 2016; Chappell 2018). These dykes are associated with significant gold mineralization throughout the SAGB (e.g., Timmins Camp, Bateman et al., 2008; Kirkland Lake Camp, Ispolatov et al., 2008).

6.3.4 Faults

6.3.4.1 Porcupine-Destor Deformation Zone

The PDDZ extends across the Highway 101 area, continuing westward to the Kapuskasing Structural Zone (Ayer et al., 1999a) and eastward through Québec to the Grenville Front area (Mueller et al., 1996), for a total distance of more than 600 km. The PDDZ strikes southeast in Hislop Township and generally becomes more east striking along the rest of Highway 101 (Siragusa, 1994). The deformation zone is complex, with different structural styles restricted to specific segments. Each segment is bound, to a first-order approximation, by prominent north-northwest-striking faults that transect the PDDZ. For example, distinct differences in structural style occur across the Hislop and Garrison faults (Figure 66).

S-K 1300 Technical Report Summary

BLACK FOX TECTONO-STRATIGRAPHIC COLUMN

PORCUPINE GROUP SEDIMENTS
2696-2690
KINOJEVIS GROUP THOLEIITES
(South of Black Fox Property)
Host of Holt-McDermott Mine
2703-2701
LOWER TISDALE GROUP
Host of Black Fox, Stock,
Aquarius and Dome Gold Mines
2708-2703 Ma
QV
QV
Fine grained turbidites (greywacke and argillite)
Diabase dykes intrude all other lithologies
Faulted to locally unconformable contacts
Pillowed and massive tholeiitic mafic volcanic flows
Serpentine-chlorite +/- talc altered komatiitic ultramafic flows
Pillowed and massive tholeiitic mafic volcanic flows
Talc-chlorite altered komatiitic ultramafic flows
DESTOR-PORCUPINE FAULT ZONE
Variable ankerite, ankerite-sericite and ankerite-fuchsite alteration assemblages with quartz veining in komatiitic ultramafic flows
Numerous fine-grained to porphyritic syenitic dykes and sills
Thinly laminated, sericitized sediments at footwall contact
Sheared, tholeiitic mafic volcanic flows
Sericite-ankerite-pyrite alteration at upper contact
Chlorite +/- talc altered komatiitic ultramafic volcanic flows
Massive to pillowed and locally variolitic mafic volcanic flows

Figure 6-6 Stratigraphic Column for the General Black Fox – Hislop Area (modified after Berentsen et al., 2004)

West of the Hislop Fault, the PDDZ strikes southeast to east and dips moderately (45 to 65°) to the south (Figure 64). The PDDZ marks the contact between the Porcupine and Tisdale Assemblages and is characterized by mafic and ultramafic schist in zones that range from 250 to 800 m wide, as well as numerous foliation-parallel and crosscutting brittle faults.

The main trace of the PDDZ is accurate between the Hislop and Garrison faults (Berger, 2002). Clastic and chemical metasedimentary rocks of the Timiskaming Assemblage occur within the deformation zone that varies between 100 and 1,500 m wide. Talc-chlorite schist occurs along the north margin of the deformation zone in the Tisdale Assemblage and is indicative of ductile strain. The southern limit of the deformation zone is marked by brittle-ductile faulting accompanied by diabase dyke intrusions and abrupt contacts between the Lower Blake River and Timiskaming Assemblages. The deformation zone is near vertical and kinematics are poorly constrained. North-northeast and north-northwest brittle and brittle-ductile faults transect and offset the PDDZ.

S-K 1300 Technical Report Summary

6.3.4.2 Related Splay Fault Structures

Several important secondary structures occur in the vicinity of the Black Fox Mine.

The Gibson-Kelore Deformation Zone (GKDZ) is one of the most recognizable structural features on the Black Fox and Grey Fox properties. It is defined by a strongly fractured-broken band of talcose-chloritic schist. Regional airborne geophysical surveys indicate that this splay departs the regional track of the DPPZ and trends south-eastwards for approximately 4 to 5 km, passing off the southern property limits. Studies suggest the steeply southwest dipping GKDZ brittle-ductile structure contains schist, fault gouge and extensive fracturing. West of the Fault, the stratigraphy is an east-striking, south-facing homoclinal sequence. Structural fabrics are commonly nonpenetrative fracture cleavages.

The GKDZ is one of the five regionally bounding cross-faults that separate different segments along the PDDZ from Timmins to Québec. The structural style and setting of gold mineralization in each segment is different and knowledge of these differences can be used to tailor exploration programs specific to each segment (Berger 2001).

Jensen (1985) identified the Ross Fault as the northwest-striking lineament immediately east of the Ross Mine. Berger (2002) has modified the extent and strike of the fault based on detailed airborne geophysical data. The fault is located near or on the inferred axis of an anticline that closes in the vicinity of the Ross mine.

The Arrow Fault is a local name applied to a shear zone striking 085° located near of the south limit of the Grey Fox cluster of exploration targets. The fault is defined by a prominent linear disruption in airborne magnetic patterns and corresponds to sheared rock on the ground (Berger, 2002).

One splay structure is also important to the Stock Mine property setting. The southwest-trending Nighthawk Lake Break bifurcates/splays away from the main PDDZ in the vicinity of the Stock East deposit and has been traced by regional geophysical survey responses for approximately 15 km into the historically mined and explored Nighthawk peninsula area.

S-K 1300 Technical Report Summary

6.4 Property Geology

6.4.1 Eastern Properties

The highly prospective Black Fox Complex/Property straddles a 5-km segment of the regional PDDZ. These claims are underlain by a complex series (almost braided in appearance) of faulted-thrusted slabs and wedges structural emplaced into the 500 to 1,000 m “gap” (or, belt) that separates the PDDZ from the semi-parallel GKDZ splay structure. These intercalated, nonconformable units are generally composed of Tisdale Assemblage volcanic rocks, localized felsic intrusive rocks, and localized wedges of Porcupine and Temiskaming clastic sedimentary rocks. The bedrock north of the structural corridor is dominated by a thick accumulation of Porcupine Assemblage sedimentary rocks. To the south, relatively unaltered- Tisdale volcanic rocks prevail (Figure 67).

Figure 6-7 Bedrock Geology of the Eastern Properties and Locations of the Significant Gold Mineralized Zones (prepared by McEwen, dated 2024)

6.4.1.1 Black Fox Mine

The following description of the Black Fox Mine area geology was modified and summarized from Berentsen et al. (2004).

Most of the project area is rather flat and lacking in outcrops. Pleistocene overburden averages 20m thick and is composed of lacustrine clay, gravel and till.

S-K 1300 Technical Report Summary

A variably sheared, faulted, carbonatized and mineralized sequence of komatiitic ultramafic volcanic rocks belonging to the Lower Tisdale Group strikes southeast across the property, along the southeast strike of the PDDZ. These altered and deformed komatiites are generally bleached to a light grey-buff colour with carbonate-talc and carbonate-quartz-sericite-fuchsite assemblages. This alteration package is underlain to the north by a sequence of intercalated massive to pillowed (tholeiitic) mafic metavolcanic rocks and variably sheared/fragmented komatiitic metavolcanic rocks, and lastly by the regionally extensive package of argillites and wackes of the Porcupine Group sediments which underlie the northeastern portion of the property.

To the south and forming the hanging wall of the main carbonate zone are green, relatively undeformed, very fine-grained and pillowed tholeiitic mafic volcanic rocks with intercalations of black komatiitic ultramafic flows displaying chlorite-serpentine, chlorite and talc-chlorite alteration.

Numerous syenitic and feldspar-quartz porphyry sills and dykes of various ages occur primarily within the main carbonate alteration zone. They are commonly massive to brecciated, silicified and pyritic with occasional sericite and hematite alteration and a more common black chlorite alteration at the contacts. They vary in colour from pink, grey, whitish, pale green and reddish. Fragments of these dykes frequently occur within the more strongly deformed green carbonate zones. Very narrow, massive, dark green to buff-green mafic dykes and sills commonly occur within the main carbonate zone. Diabase dykes are the youngest rocks in the area, occupying very late north-striking crustal fractures.

Within the main carbonate zone of the Black Fox deposit, metavolcanic rocks and to a lesser degree the intrusive rocks have undergone variable amounts of strain that resulted in a penetrative schistosity. When observed within the volcanic rocks, this fabric is expressed as microliths of elongate carbonate-albite and microdomains of talc-sericite-chlorite-fuchsite.

Though rarely observed within the intrusive rocks it is expressed as a carbonate-sericite+/-biotite+/-chlorite cleavage. The schistosity cuts across lithologies and becomes increasingly more developed with proximity to high strain zones. This fabric generally strikes east-southeast and dips to the south-southwest with a pronounced down dip stretching lineation defined by chlorite-carbonate groves along foliation planes as well as stretched carbonate and albite crystals.

This fabric, and lithological contacts are folded by north verging drag folds that plunge shallowly to the west with an east striking south dipping axial planar cleavage. These drag folds formed during south-over-north shear that also produced well developed C and S fabric in high strain zone consistent with the observed reverse movement sense. Felsic and mafic intrusive rocks observed within these high strain zones are folded and boudinaged by this deformation. Gold-bearing quartz-carbonate veins cut across the regional schistosity and lithological contacts. Quartz-carbonate veining is common throughout the Black Fox Mine site and are one the major constituents of the ore. These veins are observed being folded by the drag folds with younger quartz-carbonate veins overprinting the axial planar cleavage indicating that these

S-K 1300 Technical Report Summary

veins are syn-shear (Hoxha and James, 1998; Berger, 2002; Rhys, 2016; Chappell, 2018). Minor folds with z-asymmetry are observed in the Black Fox Mine deforming the transposed schistosity. These folds plunge moderately to the southwest and have a steep axial planar cleavage that strikes southwest and dips steeply to the north.

In the Black Fox Mine, the dominant structure is the A1 fault. This fault is south of and parallel to the PDDZ. The A1, strikes (80 to 120°) and dips to the south-southwest between 45 to 60°. The fault has a pronounced cleavage, is gouge rich and its width ranges from tens of centimetres to several metres. This fault is primarily hosted within carbonate altered ultramafic volcanic rocks adjacent to mafic volcanic rocks. Within the fault, there are multiple movements observed that occurred during a protracted deformation history. The primary movement along this fault is consistent with south-over-north reverse displacement (Hoxha and James, 1998; Rhys, 2016; Chappell, 2018) with subsequent normal to oblique right-lateral normal movement (Rhys, 2016.)

6.4.1.2 Froome

The Froome area is underlain by moderately to steeply dipping to the southwest clastic metasedimentary, mafic metavolcanic, and ultramafic metavolcanic rocks and chlorite ± talc schists. Feldspar porphyry and lamprophyre dykes intrude the ultramafic volcanic rocks and chlorite-talc schist. The chlorite-talc schist is characteristic of the steeply dipping to the southwest GKDZ, striking northwest-southeast across the Black Fox Complex. The hanging wall of the GKDZ is characterized by southwest dipping massive to pillowed ultramafic volcanic rocks, grading into chlorite-talc schist. Within the GKDZ a package of silicified arkose to lithic sandstone flanked by chlorite-talc schist hosts the deposit.

6.4.1.3 Black Fox North

The Black Fox North (BFN) claims are located approximately 5 km North of the main Black Fox complex. BFN lies just North of the Pipestone fault (see Figure 64 & Figure 68) which is a splay off of the main Porcupine Destor fault. The geology of BFN is comprised of a series of East-West trending mafic to felsic volcanics in the hangingwall of the Pipestone fault. Geological interpretations indicate the possibility of the North-East extension of the ‘Croesus flow’ volcanic flow that host narrow, high-grade ‘Croesus’ veins like those seen at the former producing Croesus mine located approximately 4.5 km to the East.

S-K 1300 Technical Report Summary

547000E
548000E
549000E
550000E
551000E
N
Main Pipestone Fault
Map Features
Property Boundary
Regional Lithology
Croesus Flow
Alkalic Felsic and Intermediate Intrusive
Felsic Volcanic
Mafic Volcanic
Variolitic Basalt
Sedimentary
Ultramafic and Mafic Intrusive
Matachewan Diabase
BFN - Croesus Vein Orientation
Faulting
Major
Minor
McEWEN MINING
Black Fox North Property Geology

Figure 6-8 Bedrock Geology of the Black Fox North with the possible locations of ‘Croesus-like’ veins.

6.4.1.4 Grey Fox

The Grey Fox deposit is underlain by an overturned, steeply dipping to the east assemblage of metasedimentary and massive, pillowed, and variolitic mafic metavolcanic with minor interflow sedimentary rocks. In the western part of the area, a syenitic to diorite feldspar porphyry, locally referred to as the Gibson Intrusive intrudes the metasedimentary unit. The deposit area is bound to the west by the steeply dipping to the southwest GKDZ which juxtaposes chlorite – talc schist, typical of the GKDZ at the Black Fox Complex, and brecciated feldspar porphyry. This fault contact is locally crosscut by diabase dykes, likely of the Matachewan dyke swarm. To the east, the Grey Fox deposit is bound by a moderately to steeply dipping to the west to southwest fault contact between steeply dipping to the east mafic metavolcanic rocks comprising the hanging wall of the Grey Fox area, and moderately to steeply dipping to the southwest ultramafic and mafic metavolcanic rocks correlated with those hosting the Black Fox deposit. A penetrative foliation is developed with the bounding faults, and locally in narrow intra-package shear zones associated with mineralization and along contacts. No tectonic fabric corresponding to the regional fabric has been identified within the metasedimentary-metavolcanic-feldspar porphyry package hosting the deposit.

The metasedimentary package, previously assigned to the Timiskaming Assemblage by Berger (2002), is up to 350 m true width and consists of graded sandstone to mudstone layers, with bedding tops to the west. However, geochronological sampling by McEwen in 2021 of the Gibson syenite, which is observed to crosscut the sediments, returned a date of ~2688.3 ± 0.9

S-K 1300 Technical Report Summary

Ma, suggesting the sediments and possibly the adjacent volcanics are part of the older lower Blake River formation.

At the Contact Zone, the sedimentary-mafic volcanic contact is steeply dipping to the east from surface to a depth of approximately 300 m, below which the contact rolls to a steep dip to the west. West of the 147 Zone, the sedimentary-volcanic contact steeply dips to the east from surface to the extent of drilling at 500 m below surface.

The mafic metavolcanic package, assigned to the Tisdale Assemblage by Berger (2002), is situated between the east dipping sedimentary package to the west and west dipping ultramafic volcanic package to the east. The metavolcanic package ranges from 300 m true width in the north to at least 800 m at the southern boundary of the property. The mafic metavolcanic package consists of interleaved massive to pillowed mafic flows and massive to pillowed variolitic mafic interflows, with true widths ranging from 10 to 130 m true width. The mafic volcanic flows dip steeply to the east and are truncated by the sheared contact with ultramafic volcanic rocks to the east. In the central part of the deposit, an outcrop of pillowed variolitic metavolcanic rock suggest flow tops are to the west.

6.4.2 Stock Property

The Stock property occurs along the PDDZ corridor, which separates moderately to steeply south‐dipping Porcupine Assemblage turbiditic sedimentary rocks to the north from ultramafic and mafic volcanic rocks of the Tisdale Assemblage to the south (Figure 69). Both the Porcupine and Tisdale Assemblages young to the south, based on graded bedding, pillow facing, and stratigraphic distribution patterns both on the property and in drilling on adjacent properties, although folding in the Porcupine Assemblage results in local inversions. The juxtaposition of south‐younging 2680 to 2690 Ma Porcupine Assemblage to the north of the fault towards older structurally overlying and south younging, >2700 Ma Tisdale Assemblage rocks to the south indicates substantial reverse displacement along the contact area that forms the main strand of the PDDZ to emplace the older volcanic rocks onto the younger sedimentary units.

S-K 1300 Technical Report Summary

McEWEN MINING
Stock Project
Bedrock Geology
N
Stock Mine
East Zone
Porcupine-Destor Fault
Porcupine-Destor Fault
Nighthawk Splay
West Zone
Lithology
Faults
Diabase
Felsic Intrusives
Bleached Mafic Volcanics
Pillowed Mafic Volcanics
Ultramafic Volcanics
Timiskaming Sediments
Porcupine Sediments
Highway 101
Roads
Lakes
Historical Workings
0
1
2 km

Figure 6-9 Interpreted Geology of the Stock Property and Locations of the Significant Gold Mineralized Zones (yellow stars) (prepared by McEwen, dated 2024)

6.4.3 Western Properties

Generally, thick accumulations of glacial overburden cover more than 90% of the Timmins area; only a limited number of bedrock exposures occur in the four Western Properties.

The northern sector of the Porcupine Mining Camp is dominated by an irregular accumulation of Tisdale Assemblage volcanic flows, intercalated with several belts and irregular wedges of Porcupine sediments. This stratigraphic sequence is apparently focused along irregular lineament (structural splay?) known locally as the New Mines Trend - diverging westwards off of a southwest-trending flex PDDZ at the Pamour Mine splay-point (Figure 610).

The southern sector of the central Porcupine Mining Camp is focused on a belt-sequence of mineralized bodies which extend from the Dome Mine (to east), through Buffalo Ankerite, Paymaster, and Fuller claims, to the western Delnite Mine property. They occur within the South Tisdale Anticline sector and are underlain by a sequence of ultramafic and mafic flows of the Hershey Lake Formation, and locally subdivided mafic flows (C-series) of the Central Formation. The discordant contact/delineation between these two formations is locally referred to as the Paymaster Shear (Pope, 2000).

S-K 1300 Technical Report Summary

Property geology described herein for Davidson Tisdale, Fuller, Paymaster and Buffalo Ankerite properties was derived from technical reports prepared by P & E and RPA (Armstrong et al., 2013).

Figure 6-10 Schematic Geological Map of the Timmins Area, showing the Complex Stratigraphy-Structure underlying the Western Properties (prepared by McEwen, dated 2021)

6.4.3.1 Davidson Tisdale

The property occurs within the Northern Sector and is underlain by a sequence of overturned east-striking, north dipping, pillowed and massive, magnesium tholeiitic volcanic flows of the Tisdale Assemblage.

Alteration is wide-spread, consisting of a low-grade calcite-chlorite envelope enclosing a more intense quartz-sericite-ferro-dolomite or ankerite core. Alteration has not been well documented in the historical drill log database and has been observed to be somewhat patchy at the margins. The alteration is largely, if not entirely, pre-faulting.

S-K 1300 Technical Report Summary

The abundance and complexity of faults is one of the most prominent features of the Davidson Tisdale property. Three distinct fault sets have been identified from previous underground mapping (Guy and Puritch, 2007). The faults are moderate to strong shear zones up to 2 m thick. All known mineralized blocks lie within or very close to these faults. The Main Fault strikes 060° and dips 50° to the north. There is a set of faults, which generally run parallel the Main Fault, and dip at 60° to 75° to the north. The second set of faults strikes 025° and dips northwest at 60° to 65°. Two sets occurring between the mine’s No. 4 and 5 Levels represent a dilatant zone between two 060º structures. They contain prominent short veins, locally with gold mineralization. The third set trends 080°, and dips 30° to the north. These are limited to the east end of the workings and contain large “blow-outs” of quartz with erratic gold grains.

6.4.3.2 Fuller

Fuller is underlain by a generally east-west-trending assemblage of massive and pillowed mafic metavolcanic flows with minor variolitic flows. These have been traced onto the adjacent Paymaster Mine and Dome Mine properties to the east. To the west, the units are traceable into complex fold structures; part of the package is believed to be folded to the south around the South Tisdale Anticline (STA), while the northerly part of the package appears to trend onto the Hollinger Mine property.

A ramp was sunk in the vicinity of what was interpreted to be the hinge of the easterly- plunging Fuller synclinal fold. The geology observed in proximity to this ramp has been the best information available in the immediate area of the Fuller deposit. In a general south to north direction, the succession of rocks includes talc-chlorite schist (metamorphosed ultramafic rocks), quartz-feldspar porphyry, pillowed amygdaloidal basaltic flows, massive basaltic flows, and a series of alternating units of massive, pillowed, and amygdaloidal volcanic rocks. The porphyry is interpreted to have been intruded prior to folding. Hydrothermally altered volcanic rocks, including a strongly altered unit with more than 50% quartz flooding, green mica, and pyrite mineralization, are spatially associated with the porphyry; there are also large-folded zones of highly carbonate altered volcanic rocks in contact with the porphyry stocks.

The structure from the small historical Edwards shaft to Buffalo Ankerite South is dominated by an S-shaped fold pattern expressed by the contact between an assemblage of largely massive to pillowed metavolcanic flows on the west, and talc-chlorite schist (meta-ultramafic rocks) with lesser mafic volcanic rock to the east and south. The mineralization on the property occurs stratigraphically above what appears to be the contact between the older ultramafic lower formation and the basaltic middle formation of the Tisdale Assemblage.

6.4.3.3 Buffalo Ankerite

Mineralization is located primarily within a narrow pillowed mafic volcanic flow unit of the Central Series, Tisdale Assemblage. The volcanic rocks are complexly folded around the STA and Kayorum Syncline resulting in an S-shaped flexure in the stratigraphy. The pillowed mafic volcanic rock unit, which hosts the main mineralized domains of the Buffalo Ankerite South property, is flanked to the north and south by Hershey Lake Series magnesium-rich ultramafic

S-K 1300 Technical Report Summary

flow units. In the area of the Buffalo Ankerite, the volcanic flows strike between 065° and 070°, and dip at approximately 60° to the north and thicken to the west. A discontinuous conglomerate unit is located along the contact between a flow-textured mafic volcanic rock unit and the south ultramafic rock unit. The conglomerate sedimentary rock unit is interpreted as Timiskaming in age containing mainly bleached mafic volcanic clasts with occasional porphyry and ultramafic clasts and typically follows this contact and is similarly oriented for dip. Quartz-feldspar porphyries intrude the volcanic rock units and late northwest-trending diabase dykes cut all the above rock types.

The pillowed mafic volcanic rocks show moderate ankerite and weak sericite alteration while the flanking ultramafic rocks show moderate to strong ankerite alteration with minor local fuchsite. The ultramafic rocks are in fault contact with the mafic volcanic rocks as evidenced by talc fault gouge at the contacts.

6.4.3.4 Paymaster

The Paymaster property hosts the assemblage of massive and pillowed mafic flows with minor variolitic flows extending east from the Fuller property which strike 075° and dip from 65° to 80° north.

In the eastern part of the property the Paymaster Porphyry intrudes the basalts. The Paymaster Porphyry is characterized by the inclusion of 1 to 3% small (1 to 10 mm) clasts of the country rock, typically of ultramafic composition. No clasts of surrounding host rocks are typically found in the Preston Porphyry.

The Main Zone Porphyry has been drill traced for a strike length of 760 m in an east-west direction, and for a depth of 580 m below surface. It dips at 45° to 70° to the north. The shallower dips are in the central and shallow areas with steeper dips to the east and at depth that indicate a plunge to the east at approximately 70° to 80°. This corresponds to the plunge as indicated in the mined-out workings.

The West Porphyry Zone indicates the geometry of the quartz-feldspar units. They are all sub-parallel and moderately north- dipping. Widths can vary greatly both down dip and along strike (Armstrong et al., 2013).

All rock types at the mine have some degree of alteration developed, with four principal types of alteration being recognized. Carbonatization and sericitization are the two dominant alteration types, with silicification and chloritization being developed to a lesser degree. The alteration is most strongly developed in the Preston Porphyry where it occurs as strongly developed sericitization immediately adjacent to gold-bearing veins, and as an alteration halo around groups of veins.

6.5 Mineralization

Gold mineralization at both the Eastern properties and Stock is part of a metallogenetic domain, and shares similarities with ultramafic‐hosted and associated deposits that occur along the

S-K 1300 Technical Report Summary

Destor‐Porcupine corridor between Nighthawk Lake and the Black Fox Mine to the east. This domain includes deposits such as those at Nighthawk Lake (Porcupine Peninsular Mine, Hopson Zone, Ronnoco deposit), the Aquarius Deposit, the Taylor Mine (West Porphyry, Shoot and Shaft Zones), and the Black Fox Mine. Similar ultramafic‐hosted styles are also present along the Cadillac‐Larder Lake corridor to the south, as is exemplified by the Kerr Addison Mine. In all these deposits, deposits occur in association with sets of reverse quartz shear veins and associated sets of gently to moderately dipping quartz‐carbonate‐albite extension vein arrays in areas where strong Complex rheological control influences the position of mineralization in areas of high strain.

6.5.1 Eastern Properties

6.5.1.1 Black Fox Mine

Gold mineralization at the Black Fox Mine occurs in several different geological environments within the main ankerite alteration zone. This mineralized envelope occurs primarily within komatiitic ultramafics and lesser mafic volcanic rocks within the outer boundaries of the PDDZ. The auriferous zones have several modes of occurrence, from concordant zones that follow lithological contacts and have been subsequently deformed, to slightly discordant zones associated with syenitic sills and quartz veins or stockworks.

Four different styles of mineralization within the mineralized envelope have been identified:

●	Free gold associated with east to southeast striking (100 to 170°) moderately to steeply dipping (40 to 80°) quartz‐carbonate-chlorite shear veins; sigmoidal vein arrays that strike to the west, north-west (290 to 315°) and dip moderately (30 to 60°) to the south. Visible gold is observed along chlorite stylolites, slip surfaces and within the vein matrix itself
●	Gold-bearing pyrite associated with albite-carbonate-sericite altered syenitic and plagioclase porphyry sill-like bodies spatially associated with gold-bearing quartz-carbonate vein systems
●	Gold associated with disseminated fine-grained pyrite within intensely sheared Fe-carbonate-sericite-albite altered mafic volcanic rocks adjacent to or within ultramafic rocks. These zones are associated with variably deformed quartz-carbonate veins that can host visible gold as well (Rhys, 2016)
●	A much less common form of gold mineralization occurs in carbonate‐quartz‐talc alteration as disseminated free gold flakes, seen in the Deep Central Zone in areas of elevated matrix quartz and/or quartz veinlets in the altered ultramafic volcanic rocks matrix (Rhys, 2016).

S-K 1300 Technical Report Summary

6.5.1.2 Froome

Known mineralization at Froome is hosted within an intensely altered, steeply to the southwest-dipping metasedimentary unit, up to 40 m true width, within the GKDZ. The upper 200 m of the unit is mineralized throughout, with mineralization becoming less predictable and more proximal (within 10 m) of the hanging wall contact (Figure 611).

From surface to a depth of approximately 200 m, the metasedimentary unit is intensely silicified, with alteration being focused enough to destroy primary structures and textures. The silicified metasediment is cut by quartz-carbonate stockwork and breccias, with up to 10% fine-grained pyrite disseminated throughout. Below approximately 200 m, the hanging wall area is intensely silicified and mineralized; however, the silica-pyrite content decreases (as sericite increases) towards the zone’s footwall. As alteration intensity drops, relict bedding and rounded clasts become evident.

Throughout the deposit, the mineralization style consists of disseminated fine-grained pyrite, comprising up to 10% of the rock mass, associated with quartz-carbonate stockwork and breccias. The stockworks and breccias typically have sharp, planar contacts with wall rock. Visible gold has not been noted in the deposit, although a qualitative correlation between pyrite content and fire assay values has been noted.

S-K 1300 Technical Report Summary

SW
NE
300.00 Y
250.00 Y
200.00 Y
150.00 Y
100.00 Y
50.00 Y
0.00 Y
Legend
Overburden
Qz-Fs Porphyry
Mineralized Zone
Sil-Ser Sediments
Chl±Ser Mafic Volcanic
Tlc-Chl Sheared Ultramafic
Chl-Sep Ultramafic Volc
Diamond Drill Hole
Corridor Pierce
Section Intercept
50m

Figure 6-11 Cross-Section Looking Northwest through Stratigraphic Sequence of Units at the Froome Deposit (Prepared by McEwen, Dated 2024)

S-K 1300 Technical Report Summary

6.5.1.3 Grey Fox

Zones of mineralization occur along and adjacent to the eastern end of a sedimentary package (possibly lower Blake River Formation), which in the area of the mineralized zones trends northerly and dips steeply to the east. Drilling suggests that east of the mafic-sedimentary contact, the stratigraphy in the mafic volcanic sequence also trends north and dips steeply east.

The sequence comprises alternating massive, pillowed, and variolitic mafic units, and local thin volcano-sedimentary horizons as shown in Figure 612. Drill core observations suggest that the sequence is generally weakly foliated, despite proximity to the intense ductile strands of the PDDZ to the north, although some lithologies including sedimentary horizons and contacts may have localized displacement, as suggested by cataclastic breccias and narrow semi-brittle shear zones associated with mineralization (Ross and Rhys, 2011).

Mineralization is associated with hematization which occurs in albite-carbonate dominant alteration assemblages often peripheral to mineralized zones, and also as outer envelopes to some veins. Pyritic carbonate-albite-sericite alteration generally overprints the hematite, suggesting that much of the pervasive hematite is early, although later structurally controlled hematite is suggested in vein envelopes as well. The presence of hydrothermal hematite and carbon in vein envelopes suggest that alternating redox states, potentially in response to fluid mixing or evolution, may have contributed to gold deposition. Other important alteration minerals that have been recognized at Grey Fox include molybdenite, chlorite and biotite.

The mineralization observed on the Grey Fox property occurs in association with quartz-carbonate veins which are often sheeted and occur at shallow to moderate core axis angles in drill holes which are drilled from east to west with westerly azimuths, which prior to 2019, was the dominant drilling direction. The veins in examined drill intersections form closely spaced sets 0.2 to 10 cm thick. The veins often have a complex, multi-generational history, and are observed to cross-cut all lithologies between the Gibson-Kelore shear zone and the A1 Splay fault.

Aside from the Contact & Whiskey-Jack zones, much of the mineralization at Grey Fox trends NE-SW. This is also known as the ‘C-1’ orientation which appears to be the dominant vein direction when compared to the roughly conjugate ‘C-2’ vein orientation. The ‘C-3’ orientation at Grey Fox appears to have a very low population compared to the C-1 and C-2 orientations. Refer to Table 61.

Table 6-1 Grey Fox Conjugate mineralized vein orientation

Vein	Orientation (Strike)	Orientation (Dip)
C-1	251°	60° [NW]
C-2	094°	63° [S]
C-3	196°	9° [W]

In the 147 Zone, veins often have thin margins of crustiform banded quartz, overgrown by a quartz matrix breccia. Later development of cores of fine-grained, matrix-supported quartz- carbonate vein breccia contains fragments of earlier quartz phases. These veins also often have

S-K 1300 Technical Report Summary

thin, dark green-grey breccia selvages with abundant disseminated pyrite; petrography indicates they are carbon-bearing.

As opposed to the 147 Zone which strikes NE-SW, the Contact Zone is N-S oriented & is sub-vertically dipping. In the Contact Zone, mineralization occurs on both sides of the mafic-sedimentary contact. There is a broad zone of structural disruption which includes semi-brittle contacts, parallel minor shear zones and slip surfaces which is the host to the mineralization.  The complex multigenerational crustiform veining observed in 147 Zone veining are not as well developed in the Contact Zone, but veins do display comparable textures and styles.

The Whiskey Jack exploration target was identified in 2019. Veining consists of multiple sets/pulses of cataclasite textured quartz-ankerite material over widths of up to approximately 7 m. The Whiskey-Jack vein is roughly sub-parallel to the C-2 orientation as opposed to the dominant C-1 orientation seen throughout Grey Fox. The zone is now well defined from near surface down to about 300 m vertical depth. A significant control on mineralization in the 147 and Contact zones is lithology since veins are developed in brittle lithologies or at lithologic contacts. In the 147 Zone, the mineralization is preferentially developed in a variolitic unit which has common quenched fine-grained hyaloclastic textures, suggesting that originally would have been a glassy unit that was susceptible to later hydrothermal albite-carbonate-quartz-chlorite alteration. In addition, the high iron content contained within the variolitic units at Grey Fox make them an ideal substrate for gold deposition.

Similar textures are developed at the Holloway deposit to the east, where variolitic flows with hyaloclastic breccia textures are host to much of the mineralization.

Figure 6-12 Grey Fox Area Schematic Geological Plan Map (left) and Northwest-Looking Cross-Section (right) (prepared by McEwen, dated 2024)

The Gibson zone is comprised of the Gibson syenite which intrudes into the sediments roughly sub-parallel to the Gibson-Kelore shear zone and is observed as a strongly potassic altered coarse-grained felsic intrusion. The intrusion is bounded by the Gibson-Kelore fault to the west and is cut off at depth by the A-1 thrust fault. Gold mineralization mainly occurs within C-1

S-K 1300 Technical Report Summary

oriented veining crosscutting the intrusion throughout. Below ~500m, the style of mineralization changes to include broad chlorite-biotite-molybdenum altered breccia zones the “Gibson Breccia”) which hosts fine-grained disseminated gold, along with the crustiform C-1 oriented veining. Minor amounts of copper mineralization (Chalcopyrite±Covellite±Bornite) have also been observed disseminated throughout the intrusion. In the late 1980’s a ramp was driven into the Gibson syenite by a previous operator to a depth of ~125m below surface, and a bulk sample was obtained from mineralization along C-1 oriented veins; historical records (https://www.geologyontario.mines.gov.on.ca/mineral-inventory) indicate that this bulk sample was around 8,000 tonnes at a grade of about 27 g/t.

The 147, Contact, and the Whiskey Jack zones occur in association with breccia veins, crustiform veining and thin quartz-carbonate matrix cataclastic-hydrothermal breccias. Overall mineralization style is brittle compared to other deposits in the region, and the crustiform textures are reminiscent of high-level epithermal mineralization, although such textures can also be developed in shallow orogenic gold systems.

6.5.2 Stock Property

The prospective PDDZ corridor tracks across approximately 7 km through the Stock property. To date, most of the exploration has been focused on assessing just a 3 km segment and includes the area of the former Stock Mine, as well as the West and East zones. The Stock Mine deposits (N and M Zones; West and Central Zones), have a moderate west plunge defined by the lenticular to lobe‐like shapes of hosting mafic volcanic rocks and surrounding carbonate alteration envelope. These are surrounded by lenses of highly strained, talc‐chlorite ultramafic rocks (Siragusa, 1994). Limited historical documentation suggests that much of the mined material is comprised of swarms/zones of white quartz veining (both shear and extensional) hosted within sericite‐carbonate altered mafic volcanic bands and along mafic‐ultramafic contacts. The quartz shear veins were often accompanied by disseminated pyritic mineralization in shear zones. Pyrite altered, albitized dykes formed additional areas of mineralization sometimes associated with the shear veins (Siragusa, 1994).

Stock East is directly associated with the Nighthawk Lake Fault which splays off of the PDDZ in proximity to that deposit. Gold mineralization in the Stock East area appears to be related to enhanced gold-pyrite accumulation (often exceeding 10%) and is often located within well developed quartz breccias.

The Stock West deposit was discovered in mid-2019. It is associated with the PDDZ, approximately 1.1 km west of the historical Stock Mine shaft, in an area where the Nighthawk Lake Fault has bifurcated/splayed away from the main PDDZ. The section of the steeply dipping to the south PDDZ hosting Stock West is characterized by chlorite – talc ± serpentine schists (local rock code TUV) with variable green carbonate ultramafics (local rock code CGR), ankerite alteration (local rock code AUV), minor mafic volcanic rocks (local rock code MV) which may be silica-sericite altered, pyritized, and quartz veined (local rock code BMV) bound by Porcupine sedimentary rocks in the footwall to the north and a variably altered feldspar porphyry (local

S-K 1300 Technical Report Summary

rock code FP, or AFP if altered) or relatively undeformed mafic volcanic rocks (MV), likely of the Tisdale Assemblage, in the hanging wall to the south.

In the Stock West drilling, principal intercepts obtained in 2019 occur over an approximately 300 by 200 m area within which multiple, >5 g/t gold intercepts have been obtained over intervals up to several tens of metres in thickness in green carbonate ultramafics. Adjacent holes to the higher-grade areas show that this body thins laterally and is probably lenticular in form (Figure 613).

Figure 6-13 Exploration Drilling at Stock West Schematic Cross-Section Looking to Northeast (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

The overall texture is consistent with a possible origin as a potentially pyroxene‐olivine porphyritic ultramafic intrusion that is now completely altered, that may have been coeval with the finer‐grained, probable komatiite flow sequence that is host to it. Local abrupt variations in its grain size from medium to coarse grained suggest potential for relict textures of pegmatitic phases (Rhys and Ross, 2020).

6.5.3 Western Properties

Many deposits spread over the Porcupine Mining Camp have contributed to approximately 70 Moz of gold production since 1910. Common characteristics of this significant gold deposition are listed below:

●	Dominant source of gold is within quartz vein lodes containing locally coarse free gold
●	Greater than 50% of the major Hollinger deposit’s gold is associated with pyrite formation
●	Quartz vein lode deposits are structurally controlled areas of dilatancy which permitted the development of vein zones
●	The majority of gold production in the camp is hosted by rocks of the Tisdale Assemblage.

Minor production came from 1) pyrite-bearing pyroclastics within the mafic volcanic rocks of the Tisdale Group, 2) vein sets intruding local felsic porphyry bodies (Pearl Lake and Miller porphyries), 3) quartz veins within the sediments of the Porcupine and Timiskaming Assemblage (Dome Mine) where they unconformably overlie productive portions of the Tisdale Assemblage.

The main minerals of these gold-bearing zones are quartz, carbonates, alkali feldspar (most commonly albite), sericite, pyrite, tourmaline, arsenopyrite, scheelite, and molybdenite. Pyrrhotite is common in the deep parts of deposits, as well as in deposits hosted in banded iron formation. Arsenopyrite seems to be common in deposits hosted in sedimentary rocks.

The concentration of gold may be considered to be a product of the alteration process, as well as the concentrations of barite, tungsten, antimony, tellurium, molybdenum, and arsenic. Although gold in quartz veins is the most distinctive occurrence, the gold in some deposits is found predominantly within the wall rock.

6.5.3.1 Fuller

--Most of the mineralization found at Fuller is within the Contact Zone, which is located along the contact between massive and pillowed basalt rock units. Mineralization is characterized by numerous parallel to subparallel quartz-carbonate veinlets hosted within a suite of volcanic rocks. Pyrite is often abundant, both as very fine-grained disseminations and small pyrite trains roughly conformable to the stringers. The Contact Zone meanders along the contact between the pillowed and massive volcanic rock units, and units and frequently occurs entirely within one of the units. The boundaries of the zone are locally gradational. This is illustrated in the plan section shown in Figure 614 and the section shown in Figure 615. Note that the grade and widths in these figures are troy ounce per short ton over widths in feet.

S-K 1300 Technical Report Summary

The Hanging Wall (HW) Zones are located in the structural hanging wall side of the Contact Zone, partly within the pillowed basalt rock sequence and partly within breccia rocks. The zones are similar, but the quartz tends to reflect a pervasive silicification rather than discrete quartz veining.

Mineralization also occurs in highly carbonate-altered zones, and in porphyry bodies with quartz-tourmaline veinlets near the core of the synclinal structure and the Contact and HW Zones. Quartz-tourmaline-calcite veins with minor sulphides occur irregularly distributed throughout the massive volcanic rock unit; they generally vary in width from 9 to 61 cm.

2400 E
3200 E
4000 E
FULLER CLAIM
Ramp
N
W
E
S
0.167/13.5 along 198
0.108/5.88 along 72
0.142/6 along 90
0.163/6.44 along 166
Contact Zone
0.186/8.51 along 137
Hangingwall Zone
Contact Zone
Area of Mineralized Porphyry
0.101/10.6 along 69
Carbonatized Zone
10000 N
0.09/86.4 & 0.08/19.2 2 DDH
Carbonatized Zone
0.222/6.45 along 79
Structure and Contact Zone
Open to South
FULLER CLAIM
TISDALE TWP
DELORO TWP
LEGEND
Mineralized Zone
Feldspar Porphyry
Serpentinite
Andesite Massive
Andesite Pillowed
Carbonatized Rocks
0
500
feet

Fuller Deposit - 375 Ft Level
Simplified Geology and Mineralized Zones

Figure 6-14 Fuller Deposit 375 Level Simplified Geology and Mineralized Zones (dated 1999; re-issued by McEwen in 2024). NOTE: All values are in oz/t and feet.

S-K 1300 Technical Report Summary

S
Section 3,320E Looking West
N
9,800N
10,200N
VG96-28
VG96-27
VG96-31
S-22
surface
El. 10,900ft.
Level 75ft.
El. 10,500ft.
Level 475ft.
El. 10,100ft.
Level 875ft.
El. 9,700ft.
Level 1,275ft.
375 ft. Level
500 ft. Level
HW Zone
HW Int. Zone
FW Zone
Contact Zone
Fuller Deposit
5-54
5-06
5-07
5-48
5-53
0.157 / 4.5
0.126 / 22.3
0.244 / 8.0
0.10 / 27.0
0.387 / 2.0
0.234 / 14.0
0.184 / 8.0
1.186 / 11.6
0.442 / 5.3
0.149 / 2.0
0.121 / 10.0
0.71 / 11.6
0.180 / 7.0
0.198 / 7.0
0.303 / 8.0
?
0
100
200
feet
Mineralized Zone
Green Carbonate Zone
Massive Andesite
Undifferentiated Massive Pillowed and Breccia Andesite
Overburden
Feldspar Porphyry
Serpentinite
1.186 / 11.6 oz/t Au / feet

Figure 6-15 Fuller Section 3,320E Looking West (prepared by McEwen, dated 2011)

A significant type of mineralization is porphyry gold-pyrite-quartz mineralization where the porphyry has been relatively strongly deformed, particularly near the core of the Fuller syncline. Underground drill holes outlined, around the 500-ft level, a possibly continuous zone of

S-K 1300 Technical Report Summary

mineralization which may extend laterally for more than 122 m and vertically approximately 61 m.

Three footwall zones occur north of the Contact Zone in the eastern part of Fuller. These contained quartz veins are designated as the F1 Zone, F2 Zone and F3 Zone. They are very similar to the Contact Zone, but are less silicified, sericitized, carbonatized, with less pyrite mineralization

The Green Carbonate #1 and #2 Zones occur at or near the contacts of feldspar porphyry structurally above the HW Zone. These are similar to carbonate zones found elsewhere but contain more fuchsite and pyrite. Because they are related to lenses of porphyry, their continuity is somewhat uncertain.

6.5.3.2 Davidson-Tisdale

Two types of quartz veins were identified on the property (Brooks, 1987). Type 1 are continuous tabular veins striking generally east-west and dipping 15° to 55° to the north. Type 2 are discontinuous, irregular, sub-vertical and steep north-dipping to shallow south-dipping lenses of quartz stringers and veins, striking 040° to 070° azimuth.

Previous explorationists (Getty, 1990’s) made the following observations regarding the nature of the mineralized zones:

●	In the vicinity of the Main Shaft gold occurs in a quartz stringer zone associated with a strong shear and sericite-carbonate alteration halo
●	Though the quartz conforms to the shearing along strike, it cross cuts the shearing down dip
●	Locally the stringer zones are very irregular and contain very erratic gold values
●	Individual veins dip steeply to 90° at the centre of the system and locally flatten to 0°, suggesting a sigmoidal pattern
●	Interpretation of surface drilling had suggested a “sheet-like” vein system dipping approximately 45° to the northwest
●	Underground, the gold mineralization was seen to be largely confined to a series of steeply dipping, en-echelon quartz vein fracture systems occurring within the overall 45° dipping structure.

The geometries of these mineralized zones were found to have strike lengths up to 40 m, widths of 2 to 4 m, and near vertical dips with dip lengths of approximately 12 m.

6.5.3.3 Buffalo Ankerite

Studies indicate that mineralization is associated with tourmaline-quartz-carbonate breccia zones located within a narrow pillowed mafic volcanic flow unit of the Central Series, of the Tisdale Assemblage. Breccia fragments are comprised of ankerite-sericite altered pillowed mafic volcanic rocks within a tourmaline-ankerite rich matrix. The finer the size of the carbonatized mafic fragments within the vein, the higher the gold grade.

S-K 1300 Technical Report Summary

Pyrite is widespread within these veins and ranges from 5 to 10% with a halo of 3 to 5% pyrite within the highly carbonatized pillowed volcanic flow. Visible gold is generally not observed but a correlation between pyrite content and gold grade has been observed. Gold likely occurs in fractures within the pyrite or along boundaries of the pyrite grains.

Gold values within the conglomerate lithology are associated with quartz and quartz- tourmaline veins with 2 to 5% pyrite content at the vein margins.

6.5.3.4 Paymaster

The main producing area of the Paymaster deposit is associated with the Paymaster Porphyry stock and other small porphyry bodies to the north and northwest with quartz ankerite veins occurring to the north, west and southwest of the porphyry. In general, the tenure of gold in the quartz ankerite veins appears to increase with increased silicification and quartz impregnation partially replacing the ankerite. North- and south-trending white quartz veins are barren.

The Porphyry Greenstone mineralization is associated with the fringes of porphyry bodies located immediately south-southwest of the Preston Porphyry. Mineralization consists of strong alteration of the greenstone that may make it difficult to distinguish greenstone from porphyry. Veining is not always present.

The gold mineralization found in the Paymaster Porphyry appears to be related to various combinations of tectonized porphyry with variable amounts of silica, tourmaline, and sericite alteration, which seem to define corridors of low-level gold mineralization.

Mineralization in the No. 2 Shaft Porphyry is similar to that in the Main Porphyry although the alteration is heavily weighted in favour of silicification and potassic alteration. Sericitization is generally weak and erratic. The porphyry is laced with quartz veins of varying intensities and orientations. To the south, the porphyry body turns west and mineralization decreases rapidly. A similar situation exists to the north where the porphyry system turns to the east. The overall shape of the porphyry suggests a strong shear or deformation zone sub-parallel to the central and mineralized portion.

S-K 1300 Technical Report Summary

Exploration

Gold mineralization was originally noted in the Nighthawk Lake area a few years prior to the 1909-1910 discovery and development of the world-class Dome-Hollinger-McIntyre gold deposits in Timmins. Since then, numerous periods of exploration have been conducted throughout the region, primarily focused on the volcanic assemblages proximal to the regional PDDZ.

7.1 Eastern Properties

Many exploration activities conducted within the claim group occurred concurrently; numerous targets could be assessed by large scope surveys or property scale drilling programs. McEwen took ownership of the Eastern properties in 2017 and since 2018 has performed a number of exploration activities, including geophysical surveys, drilling and trenching.

7.1.1 Grids and Surveys

The last vintage of traditional grid work was likely undertaken between 2002 and 2003 to facilitate an electromagnetic TITAN-24 geophysical survey in the Grey Fox and Froome areas. In September 2019, Zen GeoMap was contracted to fly a UAV (unmanned aerial vehicle) aerial photo survey over the Grey Fox target. Approximately 2,000 photos were collected, geo-referenced, stitched together, and filed onto a separate disk drive. Several low-altitude transects were also made over the few bedrock exposures available in the 147 Zone sector.

7.1.2 Geological Mapping

The Black Fox property, including Tamarack, is generally overlain by 5 to 40 m of clay and till overburden. The only bedrock outcrops in the areas are found at:

●	Approximately 300 m south of the mining operations (with infringement by waste rock dumping), and is composed of Tisdale Assemblage massive to pillowed mafic volcanic flows
●	A road-cut face on Highway 101, situated immediately west of the property’s western-most claim boundary. This exposure consists of a Matachewan diabase dyke hosted in mafic volcanic rocks.

No natural bedrock exposures have been located within the Froome or Grey Fox areas.

7.1.3 Geochemical Sampling

The widespread deposition of interbedded glacial tills and dense clays up to 40 m in thickness have discouraged any reliable soil geochemistry surveys being conducted over the Black Fox property.

S-K 1300 Technical Report Summary

7.1.4 Geophysics

Several vintages of regional airborne geophysical surveys have been conducted by over-flying the flat topography at the Froome Mine, Black Fox Mine, and Grey Fox target areas. These acted as mapping tools, providing good resolution for determining structural offsets, limits for lithologies such as cross-cutting magnetic diabase dykes, or conversely, nonconductive Porcupine sedimentary rocks. In 2010 Quantec Geosciences Limited performed a DCIP TITAN 24 geophysical survey for the majority of the Eastern properties. One of the noted anomalies lead to the eventual discovery of the Froome deposit.

Completed surveys are detailed in Table 71.

7.1.5 Pits and Trenches

In September 2019, McEwen exposed a part of the 147NE structure near-surface. High pressure washing followed by detailed mapping confirmed the presence of northwest-dipping veinlets and breccias hosted by massive mafic volcanic rocks. This provided insight as to the continuity of, and relationship between, the 147-area hydrothermal breccias and veinlets defining mineralized structures. Channel samples were then cut-collected (walls cut 8 to 10 cm apart, to a depth of 10 to 13 cm) across the mineralized structure. Gold assaying returned low-grade values.

7.1.6 Additional Surveys

In September 2019, Zen GeoMap flew several low-level (<30 m altitude) passes on a grid pattern over the 147 target area that had been recently exposed by mechanical stripping. This work provided a high-resolution map of the brecciated vein system and confirmed the intensity, orientation, and structural limits of the breccia vein model for the Grey Fox area.

7.1.7 Exploration Potential

Considerable exploration potential exists for the remainder of the Eastern properties, including:

●	Under explored lateral extensions away from Grey Fox Mineral Resource cluster
●	Untested volcanic stratigraphy in the footwall of the Black Fox-Grey Fox trend
●	Assessment of the actual track of the PDDZ structure for approximately 4 km southeast of the Black Fox mining operations

There is also an ongoing exploration program at Froome to targeting potential additions to mineralization at depth and along strike.

Initial proposals for drilling at BFN could potentially identify ‘Croesus’ like veins which may continue along strike from the historic Croesus Mine located 5 km to the Southeast.

S-K 1300 Technical Report Summary

Table 7-1 Eastern Properties Geophysical Surveys

Date/ Location	Service Provider	Survey Type	Survey Basis	Note
1991	Noranda	Total Field Magnetic & VLF Electromagnetic survey	-	Froome Lake Claim
1993	Exscis Exploration Ltd.	Total Field Magnetic VLF Electromagnetic survey	Survey grid totalling 15.4 line-km	-
2003 Black Fox Complex	Quantec	Electromagnetic TITAN 24 geophysical survey	Deep penetrating	-
2010 Black Fox	Scott Hogg & Associates Ltd.	Airborne magnetics	-	-
2010	Quantec	TITAN 24 survey	DCIP & MT	Coverage of the majority of the Eastern properties.
2016 Froome	Exsics Exploration Ltd.	Down-hole mise-à-la-masse electromagnetic survey	Two holes within Froome mineralization	Sedimentary rock dips to the south-southwest and strike length of 125-175 m
2018 Black Fox & Black Fox mill	Geotech Ltd.	Helicopter-borne electromagnetic survey, high-resolution VTEM	Two survey grids totalling 1,164 line-km split between Black Fox Complex and Black Fox mill	Several conductors delineated; no follow up drilling has occurred
2019	CGG Canada Services Ltd. TERRA Resources	Airborne gravity gradiometry employing the HeliFALCON platform	100 m spaced grid lines flown at a height of 35 m. Filtering was completed to reduce terrain effects, line corrections and potential impact from underground voids	Four target areas outlined for exploration follow-up two of which has been previously drilled and explained.
2019 Grey Fox	Quantec Geoscience	Orion 3D plus electromagnetic survey	3D depth connection between responses collected at surface and in situ bedrock. Electromagnetic injections within a 1.5 x 1.8 km quadrant – 176 from surface, 256 subsurface from seven holes	Favourable resistivity likely indicating silica-albite enrichment at 500 m level occurring below current drill limits. Follow-up with 750 m holes in 2021 and 2022

Note: VTEM = Versatile Time Domain Electromagnetic

S-K 1300 Technical Report Summary

7.2 Stock Property

The lack of sustained exploration funding and limited gold production within the Shillington-Stock area has pragmatically directed exploration efforts towards “quick-test” drilling along the east/west track of the PDDZ. Mine infrastructure and hazards commonly limit access into prospective staging points for proposed exploration drilling.

Since McEwen took ownership of the Stock property in 2017, exploration has included aerial and geophysical surveying, structural interpretation and analysis, and drilling. Significant drilling was completed at Stock West, Stock Main and Stock East over the last six years.

7.2.1 Grids and Surveys

The Stock property terrain/topography has been untouched since Brigus Gold completed a TITAN 24-ground geophysical (electromagnetic) survey in 2010.

In October 2019, Zen Geomap was contracted to fly a UAV aerial photo survey over the Stock property target area. Two days of flying utilizing an eBee fixed wing drone with a 20-megapixel camera was completed over the Stock West and Fox Mill access road areas. The images were georeferenced to two fixed survey stations on-ground, converted into Pix4D MapInfo format and stored on a jump drive. This survey was repeated in late April 2021 to capture new drilling access trails and environmental impact.

In 2023 Fera UAV Ltd. performed an airborne magnetic survey from Stock West heading West towards Reid Lake which is on the Western edge of McEwen’s property boundary.

7.2.3 Geological Mapping

The Stock property is overlain by up to 50 m of heavy overburden, predominantly clay and compacted tills. No bedrock exposures are known to occur within the property limits.

7.2.4 Geochemical Sampling

St Andrew attempted enzyme leach, sodium pyrophosphate geochemistry surveys over a portion of the claims in 1997 to 1998 (Gow and Roscoe, 2006). The thick accumulation of glacial tills and interbedded clays would make soil sample geochemistry data difficult to base a reliable interpretation on.

7.2.5 Geophysics

Completed surveys are listed in Table 72. These acted as mapping tools, providing geologists with high resolution images for delineating structural offsets, lithological borders, and accurate locations for cross-cutting diabase dykes (highly magnetic).

S-K 1300 Technical Report Summary

Table 7-2 Stock Geophysical Surveys

Date/ Location	Service Provider	Survey Type	Survey Basis	Note
1997	St Andrew	Regional airborne geophysical survey	Four townships centred on the mining operations	-
1997 to 1998	Quantec/M C Exploration Services Inc.	RealSection IP survey and helicopter airborne EM-magnetics	Conducted over a portion of the property	-
2010	Scott Hogg & Associates Ltd.	Airborne (total field) magnetics	-	Delineated north-east trending regional Abitibi diabase dyke from the north-trending Matachewan diabase intrusions
2010	Quantec	Deep-penetrating electromagnetic TITAN-24 geophysical survey	-	Highly detailed 3D level-plans of both resistivity and chargeability (IP) were delineated
2018	Geotech Ltd.	Helicopter-borne, high-resolution VTEM survey	1,164 line-km of data collection over Black Fox and Stock sites	Favourable EM responses were influenced by mining infrastructure. Weak responses were indicated west of the Black Fox mill’s tailings dam
2022	Clearview Geophysics Inc.	Seismic Refraction Survey	-	Clarified bedrock overburden interface for Stock Portal location
2023	Fera UAV Ltd.	Airborne magnetic survey	Geometrics MFAM sensor – M600 drone	Confirmed regional trend of the PDFZ.

Note: VTEM = Versatile Time Domain Electromagnetic

7.2.6 Pits and Trenches

The thick accumulation of dense tills and clays in the Shillington area limits mechanical excavation of the underlying bedrock.

7.2.7 Exploration Potential

The majority of exploration at Stock since the 1990s has been conducted within three, 600 x 400 m segments or “windows” straddling the prominent PDDZ corridor as it tracks across the property. Escalating success at the East Zone (2018 to 2019) and West Zone (2019-current) has

S-K 1300 Technical Report Summary

dominated exploration planning, culminating in updated Mineral Resource estimations and initiation of prefeasibility studies and consultations. Approximately 60% of the PDDZ corridor on site remains undertested, with less than three-dozen known drill holes present. The adjacent southwest trending Nighthawk splay structure (potentially related to the West Zone deposition mechanisms) has not yet been specifically drill tested. The wedge of Temiskaming sedimentary rocks lying immediately north of the West Zone shows lithologic similarities to the coarse-grained sedimentary rocks that host one of the key mineralized zones mined at the historical Pamour Mine in Timmins.

Drilling at Stock Main targeted potential additions to mineralization near surface, at depth and proximal to the proposed Stock West decline/portal.

7.3 Western Properties

The exploration description provided is mainly based on a technical report prepared by RPA (Altman et al., 2014) and a variety of internal documents circa 2012 to 2015.

7.3.1 Grids and Surveys

In May 2021, Zen Geomap was contracted to fly a UAV aerial photo survey over the following areas:

●	The northern portion of the Davidson-Tisdale site centred on the Getty-vintage portal
●	The central portion of Fuller covering the claims occupied by the 1988 mining infrastructure

A drone was used to capture images from the flight lines 110 m above ground that were automatically geo-referenced to several fixed survey stations on-ground, converted to a MapInfo format and stored on a portable hard drive.

7.3.2 Field Sampling Programs

Placer Dome conducted surface mapping, a lithogeochemical survey, a magnetic survey, power stripping, and channel sampling at Fuller in 1989.

Lexam conducted a limited prospecting campaign at the Davidson-Tisdale and Fuller groups in 2015, where:

●	Davidson-Tisdale test samples were taken from historical trenches and pits. Extensive quartz veining was noted. The historical trenches coincided with the Spatiotemporal Geochemical Hydrocarbon (SGH) geochemical anomalies.
●	At Fuller, anomalous gold samples were located within a strongly altered mafic volcanic formation in the southeast portion of the Chisholm property, adjacent to the Fuller property boundary. These results represent the surface expression of the extension of the Fuller zones onto the Chisholm property.

7.3.3 Geochemical Sampling

During 2015, SGH sampling was completed over portions of the Fuller and Davidson-Tisdale properties. Favourable results were obtained on the northern Kinch claims on Davidson-Tisdale

S-K 1300 Technical Report Summary

where several high priority anomalies were detected. Lexam’s subsequent diamond drilling tested the Kinch anomalies and intersected altered volcanic with low but anomalous gold values.

At Fuller, the SGH geochemistry results identified low level anomalies and follow-up was deemed to be low priority.

7.3.4 Geophysics

At least two generations of surveys have been performed, as detailed below:

●	Davidson Tisdale: In 1983, new exploration grids were established and magnetic, very low frequency electromagnetic, max-min horizontal loop electromagnetic, and pulse electromagnetic surveys were conducted on the south claim group. Airborne electromagnetic and pulse time domain electromagnetic surveys were carried out on part of the claim groups.
●	Fuller: An IP survey was conducted during 1986 and 1989 over the northern part of the property. Later, fieldwork in 1996 and 1997 included IP and magnetic geophysical surveys conducted by Exsics Exploration Ltd. over the ground between the north shaft of the Buffalo Ankerite property and the northern part of Fuller.

7.3.5 Pits and Trenches

According to Altman et al. (2014), between 1996 and 1997, Belmoral undertook a mechanical trenching program to expose mineralization on the numerous shallow outcroppings in the vicinity of the Fuller mining site.

In their 1987 Ontario Mineral Exploration Program report, Getty indicated excavation work at Davidson Tisdale included:

●	Extensive stripping in the Main Shaft area that uncovered numerous occurrences of visible gold over an area greater than 183 m long. Smith Vet and South Shaft areas were stripped but not mapped, while trenching and stripping at Cal’s Dome showed high gold values in quartz veins in sedimentary rocks which could be traced across the property based on very low frequency electromagnetic survey results.
●	Stripping that uncovered visible gold in quartz veins at the intersection of northwest and northeast trending quartz vein systems (the T-Zone) which are underlain by highly carbonated volcanic rocks containing visible gold.

7.3.6 Exploration Targets

There is an opportunity for establishing additional mineral resources on the Western properties. Mineral Resources have been reported on Buffalo Ankerite and Paymaster in the past (Altman et al., 2014) and are no longer considered current because of outdated cost assumptions. There are opportunities to re-establish current Mineral Resources at these two deposits.

S-K 1300 Technical Report Summary

7.3.6.1 Buffalo Ankerite

Prior Mineral Resources were estimated assuming amenability to both underground and open pit mining methods (Altman et al., 2014). The Buffalo Ankerite deposits were divided between North and South zones. Both the North and South zones extend onto the Paymaster property.

Mineral Resources in the North Zone were intersected by 736 holes totalling 73,279 m whereas the South Zone resources were intersected by 692 holes for 73,586 m. The balance of 135 holes in the North Zone and 181 holes in the South Zone were drilled from surface. Holes drilled before 2002 on the Buffalo Ankerite property were not considered with the exception of a limited amount of underground drilling completed by Buffalo Ankerite Mines Ltd.

The North Zone was geologically modeled within four mineralized domains. The South Zone has been modeled within 27 geological domains. The mineralized domains are reasonably continuous section to section.

The Buffalo Ankerite target for further exploration is estimated for both a target that would be amenable to underground mining methods and a target amenable to open pit mining methods. The open pit target is between 5 to 6 Mt grading between 2.3 to 2.7 g/t Au. The underground estimate is between 3.5 to 11 Mt grading between 3.4 to 5.5 g/t Au.

The tonnage and grade ranges are based on the historical mineral resource estimation by RPA (Altman et al., 2014). The potential tonnages and grades are conceptual in nature and are based on previous drill results that defined the approximate length, thickness, depth, and grade of the portion of the historical resource estimate. There has been insufficient exploration to define a current mineral resource and the QP cautions that it is uncertain whether further exploration will result in the target being delineated as a current Mineral Resource.

A surface grab sampling campaign and metallurgical testing was completed on the Buffalo Ankerite tailings in 2024 to test localized surficial gold grades. This initial sample campaign was followed by Sonic drilling on the Buffalo Ankerite tailings in 2024. The Sonic drill project consisted of 48 vertical holes drilled on a 50-meter x 50-meter grid from the top of the tailing. The purpose of the drilling was to test for gold grades and develop a grade profile at depth There has been no formal resource estimate completed, and no economics completed on the Buffalo Ankerite tailings at the time of this report.

7.3.6.2 Paymaster

Prior Mineral Resources were estimated assuming amenability to both underground and open pit mining methods (Altman et al., 2014).

The resource was based on 263 drill holes with a total drilled length of 66,439.6 m and a total of 21,439 samples representing 27,960.6 m. These are the holes from the Placer Dome (1995-1996) and the Lexam drill programs (2005-2012). Holes drilled before 1995 on the Paymaster property were not considered.

From this data, wireframes were created to limit the resource model.

S-K 1300 Technical Report Summary

The Paymaster target for further exploration includes mineralization in multiple mineralized structures to a depth of 457 m over a strike of approximately 914 m. The exploration target that would be amenable open pit mining methods is between 3.5 to 6 Mt grading between 1.6 to 2.2 g/t Au. The exploration target amenable to underground mining methods is between 0.2 to 0.8 Mt grading between 3.3 to 7.0 g/t Au.

The potential tonnages and grades are conceptual in nature and are based on previous drill results that defined the approximate length, thickness, depth, and grades of the historical resource estimate. There has been insufficient exploration to define a current mineral resource and the QP cautions that it is uncertain whether further exploration will result in the target being delineated as a current Mineral Resource.

7.4 Drilling Methods

A significant amount of drilling on the Property has been completed over the past century. Much of the work is historical in nature. Drilling described includes holes drilled for geological exploration, metallurgical and geotechnical work. A complete drilling history is tabulated in Section 5. Drill holes used for the Mineral Resource estimation are tabulated below.

7.4.1 Eastern Properties

A total of 7,730 core holes (1,097,796m) have been drilled on the Black Fox Mine since 1989. Drilling used for Mineral Resource estimation are tabulated in Table 73 with drill hole collars shown in Figure 71.

Drilling at Froome during the period of 2000 to present day consists of 977 drillholes (188,583m). Drill holes are presented in Table 74 and drill hole collars are shown in Figure 71. Interpretations of the Froome drilling are represented in Figure 7-8, Figure 14-3 and Figure 14-4.

A total of approximately 1,621 drillholes (603,551.6m) have been drilled on the Grey Fox-Hislop area by several operators since 1993. Drill holes used for Mineral Resource estimation are tabulated in Table 75 and surface drill hole collars are shown in Figure 71. Historical drill hole information prior to 1993 is not used in the resource estimation. Interpretations of the Grey Fox drilling are represented in Figure 7-10, Figure 14-8 and Figure 14-9. The red mineralized shapes are based on the resource cut-off grades for each deposit.

Table 7-3 Summary of Black Fox Drilling Used for Mineral Resource Estimation

Company	Year	No. Drill Holes	Metres Drilled
Noranda	1989-1994	119	23,987
Glimmer/Exall	1998-2002	876	84,828
Apollo Gold	2003-2009	898	222,904
Apollo Gold/Brigus Gold	2010-2013	1,456	146,049
Primero	2014-2017	2,609	374,368

S-K 1300 Technical Report Summary

Company	Year	No. Drill Holes	Metres Drilled
McEwen	2018-October 2024	1,772	245,660
Total		7,730	1,097,796

546,000 mE
548,000 mE
550,000 mE
552,000 mE
554,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
McEWEN MINING
Eastern Properties Drillholes
Back Fox Drillholes
Froome Drillholes
Grey Fox Drillholes
MUX Eastern Properties Boundary
0
1,200
meters

Figure 7-1 Distribution of Surface Drilling at the Eastern Properties (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

Table 7-4 Summary of Froome Drilling Used in Mineral Resource Estimation

Company	Year	No. Drill Holes	Metres Drilled
Noranda Glimmer/Exall	1989-1994 2000-2002	1 1	197 200
Apollo Gold	2003-2007	1	693
Primero	2014-2017	218	64,770
McEwen	2018-2024	757	122,920
Total		978	188,583

Table 7-5 Summary of Grey Fox Drilling Used for Mineral Resource Estimation

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
Noranda	1993	21	5,533.0	-
Noranda	1994	6	1,367.0	-
Battle Mountain / Hemlo Gold	1995	8	2,109.0	Grey Fox
Battle Mountain / Cameco Gold	1996	16	5,872.0	Contact, 147 and South Zones, Gibson and Hislop North
Battle Mountain / Cameco Gold	1997	13	5,367.5	Contact, 147, South Zones, Gibson and Hislop North
Glimmer/Exall	2001	4	1,667.0	Romios
Apollo Gold	2008	16	3,715.0	Southern extension of Contact Zone
Apollo Gold	2009	53	9,960.0	Contact Zone
Brigus Gold	2010	76	29,095.9	Contact Zone, Gibson, South Zone, Hislop North, 147 Zone
Brigus Gold	2011	274	101,893.2	Contact Zone, Gibson, South Zone, 147 Zone
Brigus Gold	2012	280	87,691.0	Contact Zone, 147 Zone, South Zone
Brigus Gold	2013	144	63,816.4	Contact Zone, 147 Zone, South Zone
Primero	2014	199	81,933.2	Contact Zone, 147 Zone, South Zone
Primero	2015	57	26,093.7	Contact Zone, Gibson, South Zone
McEwen	2018	64	25,181.3	Gibson, 147 Zone, 147NE Zone
McEwen	2019	222	90,341.7	Gibson, 147 Zone, 147NE Zone, South Zone, Whiskey Jack Zone
McEwen	2020	15	5,061.7	Whiskey Jack Zone
McEwen	2021	29	11404.8	Contact Zone, Gibson, 147 Zone, South Zone, Whiskey Jack Zone
McEwen	2022	8	3671.0	Contact Zone, Whiskey Jack Zone
McEwen	2023	16	8667.3	Contact Zone, Gibson, Whiskey Jack Zone
McEwen	2024	100	33109.9	Contact Zone, Gibson, 147 Zone, South Zone, Whiskey Jack Zone

S-K 1300 Technical Report Summary

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
Total		1621	603,551.6

7.4.2 Stock Property

Drill holes are presented in Table 76 with drill hole collars used for Mineral Resource estimation shown in Figure 73. Interpretations of the Stock West drilling are represented in Figure 7-10, Figure 14-15 and Figure 14-16.

Table 7-6 Summary of Stock Drilling Used in Mineral Resource Estimation

Company	Year	No. Drill Holes	Metres Drilled	Target Zone
St Andrew	1983-2008	47	13,320	Stock East
Brigus Gold	2011	6	2,166	Stock West
Brigus Gold, Primero	2014	15	5,663	Stock Main
Primero	2015	19	4,699	Stock Main
McEwen	2018	90	26,704	Stock East, Main
McEwen	2019	106	46,461	Stock East, West
McEwen	2020	30	17,727	Stock West
McEwen	2021	142	68,298	Stock West, Main
McEwen	2022	126	50,288	Stock West, Main
McEwen	2023	185	62,928	Stock West, Main, East
McEwen	2024	49	9,627	Stock East
Total		815	307,881

All drilling data for Stock, Froome, Black Fox and Grey Fox properties are as of the individual drilling database cut-off dates used for the mineral resource estimates, see below:

Black Fox – 31 December 2024

Froome – 31 December 2024

Grey Fox – 23 October 2024

Stock Project – West & Main Zone – 23 October 2023

Stock Project – East Zone – 20 May 2024

S-K 1300 Technical Report Summary

516,000 mE
518,000 mE
520,000 mE
522,000 mE
5,380,000 mN
5,378,000 mN
5,376,000 mN
5,374,000 mN
5,372,000 mN
5,370,000 mN
N
0
1,000
meters
McEWEN MINING
Stock Properties Drillholes
Stock Drillholes
MUX Stock Properties Boundary

Figure 7-2 Distribution of Surface Drilling at the Stock Property (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

7.4.3 Western Properties

Many phases of exploration and mining operations have occurred since 1910 on the properties. Prior to the early 2000s, exploration drilling was sporadic, and mineralization-boundary driven. Historical drilling records are available in paper form and require additional organization for future work.

Lexam conducted aggressive, results-driven exploration at a steady pace during 2003 and 2012. Many of the procedures described are assumed after viewing several drill logs and maps/ sections from this era.

A drilling summary on the Fuller and Davidson-Tisdale properties is presented in Table 77 and collar locations shown in Figure 73 and Figure 74. In addition to the drilling at Fuller, 598 chip samples were used from the Belmoral work, totalling 2,279.9 m. Bazooka drilling at Fuller during the same period totalled 184 holes (1,487 m). These samples were digitized by SRK in 2017. Drilling in the Buffalo Ankerite and Paymaster deposits do not support a current Mineral Resource estimate and are therefore not considered relevant to this report. Interpretations of the Fuller drilling are represented in Figure 14-21 and 14-22.

Table 7-7 Summary of the Western Properties Drilling Used in the Mineral Resource Estimate

Company	Year	No. Drill Holes	Metres Drilled
Fuller
Various companies	Prior to 1983	75	7,060.20
Belmoral	1986-1989	458	30,026.20
Vedron	1996-1998	58	27,626.00
Lexam	2004-2012	41	10,403.90
Total		632	75,116.30
Davidson-Tisdale
DTM	1983-1984	35	4,576.8
Getty	1984-1987	537	49,165.9
Midas Minerals	1989	5	1,486.2
Northcott	1999-2003	17	399.3
Lexam	2003-2015	97	24,397.5
Total		691	80,025.7

S-K 1300 Technical Report Summary

Figure 7-3 Distribution of Surface Drilling at the Stock Property (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

476,000 mE
478,000 mE
480,000 mE
482,000 mE
5,368,000 mN
5,366,000 mN
5,364,000 mN
5,362,000 mN
5,360,000 mN
N
McEWEN MINING
Drillholes of the Southern Portion of the Western Properties
Paymaster Drillholes
Fuller Drillholes
Buffalo-Ankerite Drillholes
MUX Western Properties Boundary
0
1,000
meters

Figure 7-4 Southern Portion of the Western Properties Drill Hole Collar Location Plan (prepared by McEwen, dated 2024)

7.5 Drilling Methods

Early drilling operations from both surface and underground have been done using diamond drilling. Historical drill data has not been used to define Mineral Resources unless the data could be verified through QA/QC documented procedures or adjacent holes.

S-K 1300 Technical Report Summary

7.5.1 Eastern Properties

Surface-stage diamond drilling operations have been provided by several local service contractors since the 1990s; their basic procedures/protocols do not change as the rigs shift from target to target within the property. No underground exploration drilling has been conducted at Grey Fox since the late 1980s during Gold Post Resources’ underground drill program at Gibson.

Fully hydraulic diamond drill rigs have been commonly utilized by the various contractors since 2010; innovations such as mechanized rod-breaking, remote-control manipulation, and safety-perimeter cages have improved coring performance by 30 to 50% such that crews today commonly produce 80 to 120 m in a 24-hour period.

NQ-diameter coring (47.6 mm) has been the property-standard at the Grey Fox and Froome targets since 2010. The drill core is removed from the core tube carrier and immediately placed into wooden core boxes capable of holding about 4.5 m of core. During the coring procedures, drillers place a small wooden block identifying the downhole length of overburden and progressively place depth marker blocks at 3-m intervals of core. Upon filling, the boxes are transported to McEwen’s nearby core facility for logging, photography, and sawing for assay. When the drillers retract the string of 3 m rods, they carefully count the number arriving to surface to verify that the lowest depth-block within the core boxes is correct.

7.5.1.1 Black Fox

Initial surface stage drilling operations by Noranda from 1988 to the mid-90s was performed using NQ diameter core unless ground conditions required reduction to BQ. The drill program was executed by Norex drilling (merged with Major Drilling). Core was sent to the Hemlo Gold Mines storage facility at the Aunor mine site in Timmins for storage and logging. The core was split and sent for assay.

Subsequent diamond drilling at Black Fox until 2024 (last diamond drilling performed at Black Fox) was a combination of surface diamond drilling, and underground diamond drilling (see Table 73. Summary of Black Fox Drilling Used for Mineral Resource Estimation Summary of Black Fox Drilling Used for Mineral Resource Estimation’ for specific diamond drilling details). The drilling was completed by a variety of drill contractors over that timeframe. The core size varied from HQ to BQ core depending on the ground conditions and length of holes. The exploration core was processed stored at the Black Fox core facility including split and sent for assay. The delineation core and definition core were processed at the Black Fox core facility including either split or whole core sampled and sent for assay. The delineation core and definition core were discarded and not stored.

S-K 1300 Technical Report Summary

7.5.1.2 Gibson

Sludge samples were taken in the 1980s and used as a guide for most of the core sampling. The core diameter was NQ from 1983 on and BQ prior to that. Core recoveries were better for NQ than for BQ core.

7.5.1.3 Grey Fox

Sludge samples were taken in 1979 and the 1980s and used as a guide for most of the core sampling. The core diameter was NQ from 1983 on and BQ prior to that. Heath & Sherwood was the drilling contractor used. Reports from Ginn do not indicate sampling methods used on the core.

Core from the Noranda epoch was drilled NQ diameter, and core was taken to the Hemlo Gold Mines storage facility at the Aunor mine site in Timmins. Core was split for assay. Longyear was the drilling contractor used.

From 2018 to present McEwen employed several surface diamond drilling contractors for Grey Fox including Norex (merged with Major Drilling), Black Diamond Drilling, NPLH Drilling and Major Drilling. Typical core size continued to be NQ. The core from 2018 to 2019 was shipped to temporary logging facilities located at the intersection of Pine Road and Tamarack Road in close proximity to the Black Fox Mine. From 2020 to present the core produced from Grey Fox was either logged at the Stock Mill facilities or the Black Fox mine core shack.

7.5.2 Stock Property

Drilling operations since 2018 have employed the same contractors and operating procedures using NQ diameter core as described for the Eastern properties. Sealed core boxes are delivered daily by the foreman to McEwen’s logging facilities at the Fox Mill facility.

Brigus Gold performed a drill program in 2011 using Norex drilling. Samples were taken over zones that indicated mineralization or in areas normally associated with mineralization.

According to the RPA report on the property from 2003 (Roscoe et al., 2003), most of the surface diamond drill holes were drilled from 1961 to 1989 and most of the underground diamond drill holes were drilled from 1981 to 1994. There is not much documentation available that covers the specific sampling method used during these time periods. Most of the underground drilling core from 1989 to 1994 was AQ diameter and most of the surface drilling core before 1996 was BQ diameter.All of the underground and surface drilling from 1996 to 2000 was NQ diameter. Generally, the diamond drill core was split, with half being assayed and half retained. While the mine was in production from 1989 to 1994, assays were carried out on some whole core from infill drilling, carried out on 7.5 m centres.

A manual core splitter was used prior to 1994. Since 1996, a diamond core saw with a continuous supply of fresh water was used to split core.

S-K 1300 Technical Report Summary

7.5.3 Western Properties

Lexam exclusively used Norex drilling for all surface drilling on all four properties. The majority of Norex’s rig inventory after 2010 were hydraulic rigs typically equipped to generate NQ-diameter core.

Considerably large footprints of underground development (now water or sand-filled cavities) are associated with the mining excavations at each site. The QP assumes that if a surface-staged exploration hole encountered an underground void, the drillers were directed to reduce their coring size to BQ-diameter (36.5 mm) and proceed onwards (back into solid rock) if able.

Drill core from the rigs was picked up twice per day by Lexam core technicians and taken to the core logging facilities in nearby South Porcupine. Towards the end of Lexam’s activities, the exploration team was based at the Davidson Tisdale property.

7.6 Logging Procedures

Core logging procedures have been followed since approximately 1996 with regional gold industry-standard procedures followed since January 2018.

As they arrive from the drillers, core boxes are opened and immediately checked for missing or damaged core. Core is logged immediately or placed into steel holding racks adjacent to the logging stations. Core is first fitted together and aligned to ensure continuity and proper alignment of any structure fabric. The geologist then marks off 1 m standard intervals and measures recovery percentages (over the 3 m core run). The geologist then identifies and quantifies the main lithological unit, alteration, and mineralization style. Care is taken to record and measure structural features, including foliations, offsets-displacements, and ductile deformations of linear flow features.

7.6.1 Eastern Properties

Gemcom logging software was commonly used onsite between 2015 and 2018 and has since been replaced by Datamine’s DH Logger.

Core is photographed from an elevated perspective to capture an image/record of three to five boxes at a time. These images are downloaded, labelled using a standard numbering format, and stored with the drill logging records.

Paper logging of historical drilling includes logging for mineralization, lithology, and geologic structure.

7.6.2 Stock Property

Since 2018, McEwen has followed the same procedures as described in Section 7.3.

Paper logging of historical drilling includes logging for mineralization, lithology, and geologic structure.

S-K 1300 Technical Report Summary

7.6.3 Western Properties

Lexam followed a uniform protocol for all properties recording the lithological, structural, alteration and mineralogical features.

According to the technical report prepared by RPA (Altman et al., 2014) surface drilling at Buffalo Ankerite between 2009 and 2012 followed a system where the Lexam technicians collected rock quality measurements and indicated core recoveries in addition to the usual core logging. Features such as alteration, mineralization and rock-unit descriptions were logged by the geologists into a Geotic Log software system. The Geotic lithological legend was later merged into a Gemcom GEMS-3D modelling software system. Drill core was photographed after samples were marked up.

Paper logging of historical drilling includes logging for mineralization, lithology, and geologic structure.

7.7 Core Recovery

7.7.1 Eastern Properties

Recovery of diamond drill core during the hole’s advance through bedrock is generally reliable within the confines of the Black Fox, Froome and Tamarack properties, with recoveries of at least 85% expected unless a localized fault zone or void is intercepted. The country rock underlying the Eastern property claims is generally weakly deformed, and faults in the deposit area are relatively competent when drilled at attack angles greater than 45° to the structure/ zone. The majority of modern drilling within the Grey Fox cluster of targets has been oriented at high angles to the north-south foliation fabric. Core recovery issues have typically exceeded 85%.

After 2015, Froome holes were designed to dip at a high angle to the GKDZ (adjacent to the targeted zone), maximizing driller’s core recovery. This pattern was thought to lessen the impact of the structural fabric of the Gibson-Kelore Fault, lowering the tendency for the core to naturally part along the foliation planes within the soft chloritic ± talc schistose ultramafic volcanic rocks.

Drill logs of historical drilling informing resources indicate similar recoveries of core.

7.7.2 Stock Property

The country rock underlying the Stock targets is relatively strongly deformed given the proximity to the PDDZ and Nighthawk Lake fault structures. Core recovery rates between 85 and 100% are expected when the track is passing through competent mafic volcanic flows or the hard, unfractured felsic intrusives. Local zones of soft, chloritic/talcose rubble (chips and gravel), occasionally impede the driller’s coring to depth. Approximately 5% of the drill holes since 2018 have failed to penetrate these zones, often resulting in breakage and loss of rods.

Drill logs of historical drilling informing resources indicate similar recoveries of core.

S-K 1300 Technical Report Summary

7.7.3 Western Properties

The country rock within the south-central portion of the Porcupine Mining Camp is moderately-strongly deformed, given the proximity of the PDDZ and related South Tisdale Anticline structures. According to the technical report prepared by P&E and RPA (Armstrong et al., 2013), core recoveries of 99% were reported at the Paymaster, Buffalo Ankerite and Fuller sites as the holes passed through competent mafic volcanic flows or the hard, unfractured felsic intrusives. The QP is unaware of any significant faulting/gouge limiting successful core recovery at the Davidson Tisdale exploration site.

Drill logs of historical drilling informing resources indicate similar recoveries of core.

7.8 Collar Surveys

7.8.1 Eastern Properties

Drill sites were selected and measured-in using a 50 m tape from a cut and picketed with a 1,000 m spaced gridline system established along the flanks of Tamarack Road (Hislop 2 Road).

Between 2008 and 2015, diamond drill holes at Black Fox, Froome and Grey Fox targets were spotted in the bush using a handheld GPS, accurate to approximately 1 m.

Since 2016, a differential GPS tool accurate to within 1 m and linked to the base station at the Black Fox Mine has been used to survey collar locations.

Since 2019, drillers have been using Reflex Instruments EZ Gyro TN-14 gyroscopic tool to capture survey and collar alignment data, respectively. The TN-14 tool uses a north-seeking gyroscopic compass digitally linked to the local GPS grid system.

Earlier holes from 1988 have been surveyed using handheld GPS units. Follow-up surveys using conventional surveying methods were required to accurately locate hole collars.

Holes before 1980 were surveyed using transit.

7.8.2 Stock Property

Between 2018 and 2019 diamond drill holes were spotted using a handheld GPS accurate to approximately 1 m. Since 2019, McEwen has utilized a differential GPS system for establishing accurate survey control of the drill hole collars. All data collected is reported in NAD83 values for geographic zone #17U and are fed to the base station established at the Fox Mill.

Since October 2020, drillers have been using Reflex Instruments TN-14 collar gyroscopic survey tool.

Since the Spring of 2021, the company began use of an independent DeviSight APS differential GPS tool (a true North azimuth gyro-alignment system) to improve the accuracy of planned collar locations and drill azimuth alignments. In the summer of 2023, McEwen returned to surveying the drillhole collars with a differential GPS with real time kinematic (RTK) correction.

S-K 1300 Technical Report Summary

Earlier holes from 1988 were surveyed using handheld GPS units. Follow-up surveys since then using conventional surveying methods have been carried out to accurately locate those hole collars.

7.8.3 Western Properties

Drill logs coupled with the technical report prepared by RPA (Altman et al., 2014) indicate drill hole collars were surveyed by a differential corrected GPS instrument commonly accurate to within 0.1 m under good conditions.

Earlier holes from 1988 have been surveyed using handheld GPS units. Follow-up surveys using conventional surveying methods were required to accurately locate hole collars.

7.9 Downhole Surveys

7.9.1 Eastern Properties

Between 2014 and 2017, drillers used an EX-Shot downhole survey tool that utilizes a magnetic-north pointing ‘single shot’ gimballed globe compass with readings collected at 50 m intervals.

Since 2017, drillers have been using a Reflex Instrument EZ Gyro or multi-shot Sprint orientation tool which is a north-seeking gyroscopic compass proven to reduce magnetic effect. This is particularly important because of the presence of high-iron mafic-ultramafic rock units found within the Black Fox and Froome Mines and Grey Fox stratigraphic sequences. Data was collected on 50 m intervals with down-hole data digitally relayed to a handheld receiver at the surface. Paper copies are inserted into core boxes at the appropriate survey location.

Noranda drilling logs indicated that Tropari or acid/Pajari methods were used for downhole surveys. No indication of downhole surveys was available on the logs from Ginn or Parsons.

7.9.2 Stock Property

Paper drill logs generated in the 1990s indicate survey readings were collected on a hole-by-hole basis; however, the survey method or sensitivity is rarely noted. Drill logs from the 1990’s indicates that the Tropari or Acid/Pajari methods were used.

From 2018 onwards, drillers have followed the same survey procedures using EZ Gyro data collection at 50 m intervals, as detailed in section 7.6.1.

7.9.3 Western Properties

According to the technical report prepared by RPA (Altman et al., 2014), Lexam supervised drillers to collect down-hole survey data carried out using a Reflex EZ-Shot instrument with readings taken every 50 m.

S-K 1300 Technical Report Summary

7.10 Geotechnical, Hydrological and Metallurgical Drilling

Geotechnical diamond drill holes have been drilled on the Eastern properties and at Stock. In 2006, four holes were drilled at Black Fox with NQ-sized core totalling 630 m. Ten were drilled by Primero in 2015 to 2016 totalling 2,017 m with partial geotechnical logging (W, R, RQD and Jr) of exploration holes. In 2017, six NQ3-sized holes were drilled in the Black Fox ramp to Froome totalling 1,646 m.

At Grey Fox, six geotechnical holes were drilled in 2013 totalling 1,218 m. Seven NQ-sized holes (525 m) were drilled at the Stock Main deposit in 2010.

Forty monitoring wells, installed primarily in overburden, were completed at Black Fox in 2004 and 2005. The total length of boreholes with installations is approximately 700 m with overburden drilling typically using 150 to 200 mm hollow stem augers and bedrock portions using NQ coring.

Twenty-two boreholes have been completed as monitoring wells at Grey Fox. Holes are primarily in overburden with a total length of all installations approximately 375 m. Overburden drilling was typically 200 mm hollow stem augers and bedrock portions using NQ coring. The holes were installed by various consultants between 2011 and 2015.

No specific metallurgical holes have been drilled on any of the deposits. Samples for metallurgical testing have come as half or quarter NQ-sized core from intervals of exploration drill holes.

7.11 Sample Length/True Thickness

7.11.1 Eastern Properties

Mineralization at Froome consists of disseminated sulphide hosted gold. As such, discrete structures hosting mineralization have not been identified, and mineralization is thought to be more closely related to alteration/replacement within the host unit. The host unit contacts with the flanking schist and bedding within the unmineralized part of the host unit typically angles to core axis between 45° and 65°, suggesting the true width of mineralization within the Froome deposit is approximately 70 to 80% of the core length.

Mineralization at Grey Fox is controlled by northwest and south dipping structures and, locally, the interaction of these structures with lithological contacts which are steeply dipping to the east. Due to the variable orientations of these structures, the relationship between sample length and true thickness is also variable.

Most of the drilling between 2008 and 2016 was completed in an east to west azimuth. This orientation of drilling results in intersections of mineralized veinlets and breccias at low angles to the core axis, in which case the true width of the structure may be as low as 10 and 20% of the core length. Since 2018, the majority of drilling in the 147 and 147NE zones at Grey Fox have been in a northwest to southeast orientation and has resulted in intersections of northwest

S-K 1300 Technical Report Summary

dipping structures with high (>60°) angles to core axis, where the true width may be as high as 80 to 90% of the core length. Low angle mineralized structures, corresponding to south dipping structures are also intercepted in this northwest to southeast orientation.

Additional drilling (now reoriented towards the southeast) is warranted to verify any adverse effects of using estimations statistics on the pre-2018 oblique intercepts in the Grey Fox resources cluster.

7.11.2 Stock Property

Exploration drilling over the past 40 years has been designed to intersect the PDDZ corridor of alteration/mineralization at perpendicular angles with almost all holes pointing towards 330 to 360°. The steeply southeast dipping, inclined stratigraphic sequence presents an opportunity for these holes to cut the conformable mineralized structures with high (>60°) angles to core axis, where the true width may be as high as 80 to 90% of the core length.

7.11.3 Western Properties

According to the technical report prepared by RPA (Altman et al., 2014), Lexam attempted to intercept their targets at near-perpendicular attack angles. This included near vertical drilling to intersect the flat-lying mineralized zones at Davidson Tisdale and the swinging/reactive dip angles to bracket the folded stratigraphy at the north and south target zones at Buffalo Ankerite.

7.12 Drilling Completed Since Database Close-out Date

Drilling has continued at Froome, and Grey Fox since the database close-out date of, 31 December 2024, and 23 October 2024, respectively. Drilling on these deposits is as follows:

Froome: Infill and definition drilling is ongoing at Froome as of this report.

Grey Fox: Drilling has continued, targeting expansion on potential mineralization at the Gibson Zone & infill drilling at Whiskey-Jack. In addition, an DCIP and MT geophysics survey has just been completed with the results still pending at the time of this report.

7.13 QP Comment on Section 7

The deposits within the Fox Complex are relatively narrow, with variable orientations. This requires reorienting drill programs as the deposits are better understood to more accurately capture the volume of mineralization. Insufficient drilling in orientations that are perpendicular to the fabric of the deposits risk overestimation of the volumes of the Mineral Resource.

The deposits remain open at depth and along strike in many cases.

The QP believes that the quantity and quality of the lithological, collar and downhole survey data collected during the exploration and infill drill programs completed at the Fox Complex deposits are acceptable to support Mineral Resource estimation.

S-K 1300 Technical Report Summary

Sample Preparation, Analyses, and Security

8.1 Sampling Methods

8.1.1 Eastern Properties

Descriptions provided for work completed by previous operators are sourced from previous technical and exploration reports prepared by Noranda Exploration (1995), Mine Development Associates (Prenn, 2006) and InnovExplo (Pelletier et al., 2013).

8.1.1.1 McEwen

McEwen geologists select the drill hole sample intervals during the core logging process. Intervals are identified and selected by geological features and marked directly onto the core with a grease pencil. Sample lengths are typically limited to between 0.5 and 1.5 m. Wherever possible, key contacts or boundary features, such as lithologic borders, are not crossed. Occasionally, when the hole passes through long runs of relatively homogeneous alteration/ mineralization where numerous contiguous samples are requested, it is normal to use repetitive intervals until the lower limiting feature is reached.

Underground chip sampling is accomplished by thoroughly washing the area to be sampled. Sample intervals are marked depending on the structural controls and mineralization and range between 0.3 to 1.0 m in length. A sample is chipped into a sample bag using a geology rock hammer. Measures are taken to ensure that the sample is representative of the interval by ensuring that it is equally proportional by weight to the length of the sample.

The chip sample is then tagged and documented with the date and shift, level, round number, wall and face location, the sampler’s name and a geological description, including structure, lithology and/or mineralization of the sample. The sample is transported along with chain-of-custody documentation to the in-house McEwen assay laboratory at the Fox Mill, at least once per day, where sample prep is performed.

Drill hole sample tags with unique barcodes are used to identify sample locations (from/to) and other notes as needed. Tags are placed between the core and underlying wood channel at the sample interval. All sample books are labelled, archived into boxes, and stored adjacent to the sampling facility.

When a multi-element inductively coupled plasma (ICP) assay determination is requested for a sample, the samples stay concurrent with the adjacent/contiguous gold samples and are delineated separately during the dispatch process. Sample lengths, and collection methods do not change.

Drill core that has been sawn and sampled is transferred to an adjacent, permanent storage yard within the Black Fox property limits.

S-K 1300 Technical Report Summary

McEwen’s sampling protocols for all gold-bearing targets are as follows:

●	Underground definition and Mineral Resource delineation drill core samples are whole core sampled (100% consumption). Chip samples are sent unsplit to the assay lab to be prepared. All samples are collected, bagged, and sealed by a McEwen technician.
●	Exploration drill core samples, from both surface and underground sources, are sawn into two equal halves using an industry standard diamond saw. One consistent half of the core sample is returned to the original core box in the proper progressive order or sequence and the corresponding ticket stub is placed into the core box for that specific sample interval. The core is commonly marked with the sample number as well. The other half of the sawn core is collected, bagged, and tagged with a corresponding sample number tag, then promptly sealed and grouped nearby into batches for shipment.
●	Bags are grouped into small batches of ten (size or weight dependent) and placed into large canvas or Tyvek bags for subsequent shipping offsite.

Definition and delineation core samples are transported to the in-house Fox Mill assay laboratory near Shillington, at least once per day.

Exploration drill core is transported to MSA Labs (for photon assay determination) in Timmins multiple times per week.

All shipments are assigned specific work order numbers by McEwen with a digital PDF sent to the receiving laboratory for when samples arrive.

In December 2019, one truckload of palletized core was shipped to Technominex, in Rouyn, Quebec for sampling support. The QP is confident that McEwen sampling process and procedures were followed. Subsequent check assay analysis performed at ALS Global (ALS) did not indicate any quality control anomalies.

All fire assay samples undergoing check sample analysis are shipped to ALS Global (ALS) in North Vancouver, British Columbia. All photon assay samples undergoing check sample analysis are sent to Paragon Geochemical lab in Hamilton, Ontario. In both cases, a 3rd party shipper is used, samples are stored in large plastic shipping totes that are closed with tamper proof seals to maintain chain of custody.

8.1.1.2 Previous Owners

Primero and Brigus Gold

The core was logged and sampled by, or under the supervision of, Primero or Brigus geologists. Drill core samples were cut by technicians and then bagged and sealed before being grouped in batches. Each sample was tagged with a unique number.

The sample batches were shipped to Polymet Labs (Polymet) in Cobalt, Ontario, SGS Laboratories (SGS) in Cochrane, Ontario, or AGAT Labs in Mississauga, Ontario where they were prepared according to the laboratories’ sample preparation protocol for the given analytical

S-K 1300 Technical Report Summary

procedure. The decision to send a batch to either one laboratory or the other was based on pickup schedules and turnaround time.

Apollo Gold

Core was logged and sampled in 0.5 to 1.5 m intervals over the length of the hole. The core was split in half with a diamond saw. Drilling was done at approximately 25 m spacing. Sampling intervals are controlled by geological boundaries.

Apollo sent the bulk of the core samples to Swastika Laboratories Ltd. (Swastika, Ontario). A smaller number of samples are sent to the SGS Laboratory in Rouyn, Quebec.

Exall

All drill core was NQ diameter, unless ground conditions required reduction to BQ. Diamond drilling was used to define existing mineralized zones, find new zones, and define the lithology between two holes. The surface drill holes were surveyed down-hole, however, the underground holes were not surveyed for down-hole deflection, therefore the bearing and inclination at the collar was used for the entire underground drillhole.

The core was brought to the surface where the geologist logged and sampled it. The core was split in half with a diamond saw.

Noranda

Core recovery was apparently very good, as few recovery problems were listed in the logs. The core was brought to the surface and taken to Noranda’s local logging facility. The core was logged for geology and geotechnical parameters and then cut in half with a diamond saw. The sample was then sent to either Swastika Labs, Swastika, Ontario or Chemex Laboratories (Chemex) in Rouyn, Quebec.

8.1.2 Stock

The procedures and protocols described for Stock were followed on McEwen drill programs at Stock Mine, East and West zones. Historical information before 1983 is not relied on for resource estimation.

Descriptions provided for work completed by St Andrew is sourced from previous reports prepared by RPA (Roscoe and Gow, 2006; Roscoe et al., 2013).

McEwen

McEwen’s basic protocols for logging and sample delineation as described in section 8.1.1 have been followed since commencement of the Stock East Zone exploration program in late 2018. Core has been logged within trailers onsite.

S-K 1300 Technical Report Summary

Selected intervals are centred on the suspected gold mineralized feature, in a concise interval ensuring that the interval volume is not exaggerated. Key lithological boundaries are not crossed. All sampling between 2018 and 2024 has been limited to between 0.3 and 1.5 m core lengths.

Sample tags are inserted under the core with sample booklet stubs labelled and stored within the exploration sites. The predominantly NQ-sized core is sawn along the long axis using an industry standard diamond saw.

After the sawing process, all core is cross piled onto pallets and stored adjacent to the Black Fox core storage sites. Mineralized zones have been stored in a core library for easy access. All boxes are identified by embossed aluminum tags, stapled to the box end.

St Andrew

Much of the underground drilling core from 1989 to 1994 was AQ diameter and most of the surface drilling core before 1996 was BQ diameter. There is not much documentation available that covers the specific sampling method used up to 1994. All of the underground and surface drilling from 1996 to 2000 was NQ diameter. Generally, the diamond drill core was split, with half being assayed and half retained. While the mine was in production from 1989 to 1994, assays were carried out on some whole core from infill drilling on 7.5 m centres. A manual core splitter was used prior to 1994. Beginning in 1996, St Andrew used a diamond core saw with a continuous supply of fresh water to split core.

8.1.3 Western Properties

The following summaries rely on a compilation of sample preparation and analysis made by the 2014 RPA technical report (Altman et al., 2014). It in turn draws from several references from Lexam’s sampling programmes as identified below. Previously, SRK provided their own inspection of core, collar locations, and QA/QC data that were used for the resources reported in the IA Report which were checked and verified by the QP.

Buffalo Ankerite

●	February 11, 2009, report, authored by Peter A. Bevan, P.Eng., titled “Qualifying Report”
●	October 20, 2012, report, authored by Peter A. Bevan, P.Eng. and Kenneth W. Guy, P.Geo., titled “Resource Estimate on the Buffalo Ankerite Property”.

Fuller

●	Sample preparation, analysis, and security on the Fuller Property prior to 2009 were described by Wardrop in the previous technical reports (Naccashian and Moreton, 2007; Altman et al., 2014)

S-K 1300 Technical Report Summary

Paymaster

RPA had no knowledge of the joint venture partner’s (Placer Dome) protocols employed while they were previously drilling onsite or conducting QA/QC programs on the core samples.

Davidson-Tisdale

March 26, 2007, report, authored by Kenneth Guy, P.Geo. and Eugene Puritch, P.Eng., titled “Exploration Report 2003-05 and Resource Estimate Technical Report on the Tisdale Project”.

“Exploration Report 2003-05 and Resource Estimate Technical Report on the Tisdale Project”.

RPA stated in their June 2014 technical reporting that the sampling, sample preparation, assaying, and security procedures used by Lexam are reasonable and acceptable for generation of data utilized by a resource estimation. Previously, SRK performed their own verification of the data, details of which is discussed in detail in Section 9. The QP reviewed the provided data and found the results acceptable.

Historical information before 1974 for Fuller or 1983 for Davidson-Tisdale were not used in the estimation of resources.

Lexam’s geologists logged the drill core at their facilities in South Porcupine. They selected samples to be analyzed based on the alteration, mineralization and veining observed. Sample length varied from 0.9 to 2.1 m; however, in zones that are well mineralized sample length was limited to approximately 0.9 m. When visible gold was observed, the drill core was marked for special laboratory analytical methods.

The core was then split lengthways in half using a manual core splitter. One half of the core sample was placed in a plastic sample bag containing a sample tag then sealed. Samples awaiting shipment to the contracted laboratory were securely stored at Lexam’s core facility, which was locked with a security system. The remaining half core was left in the core box and stored at the South Porcupine core facility for future reference.

8.2 Density Determinations

8.2.1 Eastern Properties

8.2.1.1 McEwen

Only a few drill holes from the Grey Fox exploration drilling programs had specific gravity measurements prior to 2018.

McEwen’s previous in-house procedures follow (internal report, Scott and Chappell, 2020):

●	Weigh approximately 10 cm segment of dry core
●	Weigh the same piece of core suspended in water to obtain its weight in water
●	Specific gravity was determined with the following equation:

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specific gravity = (dry weight) / [(weight in air) - (weight in water)]

At Froome, specific gravity data was collected and manually entered into the Gemcom Logger application, which would be loaded into the main “GKLOGGER” drill database.

During the period from 2018 to 2020, McEwen contracted ALS (the primary laboratory during that period) to provide specific gravity determinations on every tenth core sample, using their gravimetric procedure.

From 2020 to 2021, McEwen contracted AGAT (the primary laboratory during that period) to provide specific gravity determinations on every tenth core sample, using their pycnometric procedure.

From 2022 to 2023 PANGEA became the primary laboratory used by McEwen and continued the process of determining the specific gravity of core samples using the pycnometry method. The frequency of pycnometric analysis was reduced to one in every 21 core samples.

In 2024, McEwen started performing the pycnometric specific gravity determinations on every twenty-first core sample through their in-house laboratory at the Fox Mill site.

8.2.1.2 Previous Owners

Primero and Brigus Gold

For the 2013 Mineral Resource estimate, a density was independently calculated for each of the geological zones. InnovExplo received a database containing 2,514 measurements taken within the deposit area, of which 2,436 fall within the interpreted geological zones.

A density of 2.00 g/cm3 was assigned to the overburden, a density of 2.87 g/cm3 was assigned to country rock of the deposit based on the weighted average of all measures available, and 3.00 g/cm3 to the country rock within the fault zone, believed to be ultramafic units.

Apollo Gold and Exall

In the 2006 Mineral Resource estimate, a total of 1,218 in-house density measurements were taken. The average density of mineralized material is 2.78 g/cm3, while the average density of unmineralized material is 2.85 g/cm3. Subsequently in 2010, Brigus further refined this data by sending additional samples to an outside laboratory for independent analysis. Those laboratory results reported an average density of 2.84 g/cm3 for the mineralized material.

Noranda

There is no mention of density measurements in prior reporting.

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8.2.2 Stock

McEwen

McEwen contracted two independent laboratories to provide accurate specific gravity determinations on every tenth core sample employing the following methods:

●	ALS in 2018 to 2019 using proprietary gravimetric density procedure
●	AGAT in 2020 to 2021 using their pycnometric procedure

Beginning in 2024, McEwen started performing pycnometric analysis at its in-house laboratory located at the Stock site.

St Andrew

No mention of density analysis was mentioned in prior reporting.

8.2.3 Western Properties

RPA (Altman et al., 2014) states that at the Fuller and Paymaster projects, specific gravity measurements were determined on the core between 2006 and 2012, on both altered and unaltered drill core, but primarily in mineralized intersections. Measurements were made by weighing the core dry and then immersing the core in a bucket of distilled water and weighing the core again. The dry bulk density was calculated using the following formula:

Specific gravity (g/cm3) = Weight of core dry (g) / (Weight of core dry (g) –
Weight of core in water (g))

The calculated measurement was converted into a density value for use in Mineral Resource estimation.

8.3 Analytical and Test Laboratories

8.3.1 Eastern Properties

Table 81 lists the known independent, primary, commercial laboratories used for analyzing core samples from Black Fox, Froome and Grey Fox since 1993. The majority of the material drilled for the Black Fox deposit during the period from 1995 to 2002 represents areas where the resource has been mined out.

Umpire laboratories used for the Eastern properties include AGAT, ALS and PARAGON.

Table 8-1 Analytical and Test Laboratories Used for Eastern Properties’ Samples

Period	Operator	Deposit	Laboratory	Location	Certification
1993 to 1995	Noranda		Swastika	Swastika, Ontario	ISO 9001:2000
1995 to 2002	Glimmer/ Exall	Glimmer/Black Fox	Techni-Lab	Ste. Germaine Boule, Quebec	Unknown
2002 to 2005	Apollo Gold	Black Fox, Grey Fox	SGS Canada	Toronto, Ontario	Unknown

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Period	Operator	Deposit	Laboratory	Location	Certification
2005 to 2008	Apollo Gold	Black Fox, Grey Fox	Swastika	Swastika, Ontario	ISO 9001:2000
2009 to 2011	Apollo Gold	Black Fox, Grey Fox	PolyMet	Cobalt, Ontario	ISO 9001
2012	Apollo Gold	Black Fox	Cattarello Assayers	Timmins, Ontario	Unknown
2012 to 2018	Apollo Gold, Primero and McEwen	Black Fox, Tamarack, Froome	Accurassay Laboratories	Thunder Bay, Ontario	ISO/IEC 17025 through SCC
2012 to 2017	Apollo Gold and Primero	Black Fox, Grey Fox	PolyMet	Cobalt, Ontario	ISO 9001
2012 to 2014, 2016 to 2017	Apollo Gold and Primero	Black Fox, Froome, Grey Fox	SGS Canada	Toronto, Ontario	ISO 9001 certification and ISO/IEC17025 through SCC
2012, 2015 to 2017	Apollo Gold and Primero	Black Fox	ALS (Geosol Lakefield)	Lakefield, Ontario	Can-P-4E and ISO/IEC17025 through SCC
2012 to 2015	Apollo Gold and Primero	Grey Fox	AGAT	Timmins Ontario (preparation) Mississauga, Ontario	ISO 9001 certification and ISO/IEC17025 through SCC
2014 to 2016	Apollo Gold and Primero	Black Fox, Tamarack, Froome, Grey Fox	Swastika	Swastika, Ontario	ISO/IEC 17025 (CALA)
2014 to 2017	Apollo Gold and Primero	Black Fox, Tamarack, Froome	Actlabs	Timmins, Ontario	ISO 9001 certification and ISO/IEC17025 through SCC
2018 to 2021	McEwen	Black Fox, Tamarack, Froome, Grey Fox	ALS	Timmins, Ontario (preparation) Toronto, Ontario Vancouver, British Columbia	Can-P-4E and ISO/IEC17025 through SCC
2019 to 2021	McEwen	Black Fox, Tamarack, Grey Fox	AGAT	Timmins, Ontario (preparation) Mississauga, Ontario Thunder Bay	ISO 9001 certification and ISO/IEC17025 through SCC
2021 to 2023	McEwen	Stock, Grey Fox	PANGEA	Guamuchil, Sinaloa Mexico	ISO/IEC 17025:2017 NMX-EC-IMNC-17025-2018
2023 to 2024	McEwen	Stock, Grey Fox	MSA Labs	Timmins, Ontario	ISO 9001:2015 ISO /IEC 17025:2017
2024 to present	McEwen	Stock, Grey Fox	PARAGON Geochemical	Hamilton, Ontario	ISO/IEC 17025:2017

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8.3.2 Stock

St Andrew’s in-house assay laboratory performed the majority of the core assaying from its opening in 1987 until its 1994 closure. The St Andrew laboratory was not certified as an accredited laboratory.

Since the initiation of surface exploration drilling by McEwen in late 2018, all core samples have been analyzed by five independent, commercial laboratories. In the timeframe analyzed, Expert was used as an umpire laboratory. Other than the Stock Laboratory, the laboratories are independent, commercial laboratories. Starting in 2024, McEwen contracted PARAGON Geochemical as umpire laboratory for all photon analysis samples.

The following labs have been contracted for FA/AA gold, Photon Assay, and occasional ICP multi-element determinations (Table 82)

Table 8-2 Analytical and Test Laboratories Used for Stock Samples

Period	Operator	Deposit	Laboratory	Location	Certification
Pre-1996	St Andrew	Stock Main	Bell White Laboratories Stock Laboratory	Haileybury, Ontario Stock Mine, Ontario	Unknown Unknown
1996 to 2000	St Andrew	Stock Main	XRAL Laboratories (SGS) Bondar Clegg (ALS) Swastika Laboratories	Toronto, Ontario Timmins, Ontario Swastika, Ontario	ISO 9002 Unknown ISO 9001:2000
2000 to 2008	St Andrew	Stock Main	Stock Laboratory	Stock Mine, Ontario	Unknown
2011 to 2017	St Andrew	Stock Main, East Zone	Stock Laboratory	Stock Mine, Ontario	Unknown
2011	St Andrew	Stock West	Polymet	Cobalt, Ontario	ISO 9001:2000
2018 to 2019	McEwen	Stock Main, East Zone, West Zone	ALS	Timmins, Ontario (preparation) Toronto, Ontario Vancouver, British Columbia	Can-P-4E and ISO/IEC17025 through SCC
2018 to 2023	McEwen	Stock Main, East Zone, West Zone	AGAT	Timmins, Ontario (preparation) Mississauga, Ontario Thunder Bay, Ontario	ISO 9001 certification and ISO/IEC17025 through SCC
2021 to 2023	McEwen	Stock Main, West Zone	Actlabs	Geraldton, Ontario	ISO 9001:2015
2021 to 2023	McEwen	Stock, Grey Fox	PANGEA	Guamuchil, Sinaloa, Mexico	ISO/IEC 17025:2017 NMX-EC-IMNC-17025-2018
2023 to 2024	McEwen	Stock, Grey Fox	MSA labs	Timmins, Ontario	ISO 9001:2015 ISO /IEC 17025:2017

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Period	Operator	Deposit	Laboratory	Location	Certification
2024	McEwen	Stock, Grey Fox	PARAGON Geochemical	Hamilton, Ontario	ISO /IEC 17025:2017

8.3.3 Western Properties

Table 83 lists the independent, commercial assay laboratories used by Lexam. Expert was used as an umpire lab.

Table 8-3 Analytical and Test Laboratories Used for Samples from the Western Properties

Period	Operator	Deposit	Laboratory	Location	Certification
1986 to 1989	Belmoral	Fuller	Timmins Analytical Services	Schumacher, Ontario	unknown
1996 to 1998	Vedron	Fuller	Swastika	Swastika, Ontario	ISO 9001:2000
2009 to 2012	Lexam	Buffalo Ankerite	ALS	Timmins, Ontario	ISO/IEC 17025:2005
2004, 2006 to 2007	Lexam	Fuller	Expert	Rouyn-Noranda, Quebec	ISO 9001:2000
2009 to 2012	Lexam	Fuller	ALS	Val d’Or, Quebec	ISO/IEC 17025:2005
2009 to 2012	Lexam	Paymaster	ALS	Timmins, Ontario	ISO/IEC 17025:2005
2010 to 2012	Lexam	Davidson-Tisdale	ALS	Timmins, Ontario	ISO/IEC 17025:2005
2009 to 2012	Lexam	Fuller and Paymaster	Expert (umpire)	Rouyn-Noranda, Quebec	ISO 9001:2000

8.4 Sample Preparation and Analysis

8.4.1 Eastern Properties

8.4.1.1 McEwen

Procedures for the laboratories utilized between 2018 and 2020 for core derived from the Grey Fox and Froome deposits have been summarized by Scott and Chappell (internal McEwen reports 2019, 2020).

AGAT performed gold analysis on samples from the Grey Fox drilling program. Once samples were received, they were logged against chain-of-custody sheets provided by McEwen, weighed, and then dried. Dried samples were prepped following a preparation package that

S-K 1300 Technical Report Summary

was not noted on the certificate but involved crushing, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample.

Thirty-gram packets of pulverized samples were sent for FA and followed the 202-052 package which consisted of lead FA with an ICP-OES finish. Samples that returned greater than 10 ppm gold were sent for the 202-064 lead FA package with a gravimetric finish.

ALS performed gold analysis and arbitrary ICP multi-element on core samples from the Black Fox Mine, Tamarack, Grey Fox and Froome deposits to early 2020. Once samples were received, they were logged against chain-of-custody sheets provided by McEwen and then dried. Once dried, the samples were prepped following their PREP31 package which involved crushing to >70% passing 2 mm, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample to >85% passing 75µm.

Fifty-gram packets of pulverized samples were sent for FA and followed the AuAA24 package which consisted of lead FA with an AA finish. Over-limit gold values that returned greater than 10 ppm gold were sent for the FA package with a gravimetric finish.

PANGEA performed gold analysis and arbitrary ICP multi-element on core samples from the Eastern properties between 2021 and 2023. Samples were sent in collapsible plastic storage containers and sealed using numbered plastic seals. Samples were shipped via Gardewine to a broker in Naco, Arizona who then reshipped the samples to the laboratory with Paquetexpress.

Once samples were received, they were logged against chain-of-custody sheets provided by McEwen and then dried. Once dried, the samples were prepped following their PREP-250 package which involved crushing to >70% passing 2 mm, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample to >85% passing 75µm.

Fifty-gram packets of pulverized samples were sent for FA and followed the Au-FAA-50 package which consisted of lead FA with an AA finish. Over-limit gold values that returned greater than 10 ppm gold were sent for the FA package with a gravimetric finish.

MSA labs began offering Photon Assay analysis in 2023, which McEwen adopted after undertaking an orientation study. Once samples are received, they are logged against chain-of-custody sheets provided by McEwen and then dried. Once dried, the samples are prepped following their PREP-950 package which involved crushing the samples to 100% passing 2mm, riffle splitting the sample to 300 –500g and filling an assay jar with the split.

The entire 300 to 500 g jar undergoes x-ray bombardment in a machine developed by the Chrysos Corporation. The Photon Assay analysis method provides accurate results up to 350 ppm gold. Over-limit values undergo a secondary analysis at a lower x-ray beam concentration to increase the sensitivity of the analysis at higher gold concentrations.

S-K 1300 Technical Report Summary

8.4.1.2 Previous Owners

Primero, Brigus Gold, and Apollo Gold

Actlabs performed gold analysis on samples from the Black Fox Mine, Tamarack, and Froome drill programs. Once samples were received, they were logged against chain-of-custody sheets provided by McEwen and then dried. Once dried, samples were prepped following their RX1 preparation package which involved crushing to >90% passing 2 mm, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample to 105 µm.

Thirty-gram packets of pulverized samples were sent for FA following the 1A2 package, which consisted of lead FA with an AA-finish. Samples that returned greater than 10 ppm gold were sent for the 1A4 lead FA package with a gravimetric finish.

SGS Canada performed gold analysis on samples from the Black Fox Mine, Tamarack and Froome drill programs up to early 2018. Once samples were received, they were logged against chain-of-custody sheets provided by McEwen and then dried. Once dried, the samples were prepped following their PRP90 preparation package, which involved crushing to >90% passing 2mm, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample to >85% passing 106 µm.

Thirty-gram packets of pulverized samples were sent for FA and followed the GE FAA313 package which consisted of lead FA with an AA-finish. Samples that returned greater than 10 ppm gold were sent for the GO FAG303 lead FA package with a gravimetric finish.

PolyMet Laboratories performed gold analysis on samples from the Black Fox Mine and the Grey Fox drilling program prior to 2018. Once samples were received, they were logged against chain-of-custody sheets provided by McEwen, weighed, and then dried. Dried samples were prepped following a preparation package that was not noted on the certificate but involved crushing, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample. Thirty-gram packets of pulverized samples were sent for lead FA with a gravimetric finish.

At AGAT, gold was analyzed by lead fire assay with ICP-OES (optical emission spectrometer) finish. For grades over 10.0 g/t gold, samples were re-assayed with a gravimetric finish.

Accurassay Laboratories provided gold analysis on samples from the Black Fox Mine, Tamarack and Froome drill programs. Once samples were received, they were logged against chain-of-custody sheets provided by McEwen, weighed, and then dried. Once dried, samples were prepared following a preparation package which involved crushing, riffle splitting to 250 g, and pulverizing the crushed and split 250 g sample.

Thirty-gram packets of pulverized sample were sent for lead fire assay (FA) with an AA-finish (atomic absorption). Samples that returned greater than 10 ppm gold were sent for lead FA with a gravimetric finish.

No mention was made of Cattarello sample preparation procedures.

S-K 1300 Technical Report Summary

Exall

Prior to the installation of the mine site laboratory, Techni-Lab provided sample preparation and assaying of their drill holes.

Techni-Lab dried and crushed the sample to 10 mesh, where a 300 g split was taken. The split was pulverized to 80% passing 200 mesh. A one assay ton (30 gram) sample was split from the pulverized material for fire assay with AA finish. Exall requested checks on all assays exceeding 34.3 g Au/t.

When the mine site laboratory was operational, they completed the analysis of the split core. Techni-Lab assayed the occasional overflow that the Exall laboratory could not handle.

Noranda

Swastika prepared 15 to 30g samples for assay. Samples were crushed to 80% passing 10 mesh, then split to 1-5 kg. Those samples were then pulverized to 95% passing 100 mesh and split to a 400 g pulp sample.

Most of the assays were completed by fire assay methods with a gravimetric finish. Samples were re-run if the initial analysis was greater than 2 g/t gold on a 30 g sample.

All reported assays were analyzed on 15 g pulps from which the lab performs internal checks on approximately every tenth sample. Reported final assays were averaged where more than one assay was available.

8.4.2 Stock

8.4.2.1 McEwen

Procedures for the assay laboratories utilized between 2018 and 2021 for all Stock project core have followed those described in Section 8.4.1

Additionally, a second FA determination using gravimetric procedures on samples greater than 10 g/t gold are currently a standard protocol.

Samples identified with visible gold during the logging process were marked for a screen metallic analysis, to ensure total-volume processing capability prior to 2020

In 2023, McEwen began utilizing the Photon Assay method provided by MSA labs. The assay method does not require any additional over limit analysis.

8.4.2.2 St Andrew

Samples are analyzed via fire assay with AA-finish. A relatively modest number of samples, as well as assay check samples, have been processed at Swastika.

From 1996 to 2000, split core was fire assayed using 30 g of pulp and an AA-finish at XRAL Laboratories, Intertek Testing Services-Bondar Clegg, and Swastika. All samples over

S-K 1300 Technical Report Summary

approximately 3.4 g/t gold were re-assayed from a second split of pulps using a gravimetric finish.

A reserve audit carried out in 1987 states that all gold assays were by FA at Bell White Laboratories at the Stock Laboratory (Tyler and Thompson, 1987). Every tenth sample, plus all anomalously high assays from the Stock Laboratory, were checked at Bell White Laboratories. Based on a number of assay certificates checked by RPA, RPA believes that most of the fire assays prior to 1996 were from 15 g of pulp (Roscoe et al., 2003).

The protocols observed in the St Andrew laboratory are:

●	Samples are delivered to the bucking room and dried
●	The samples pass through a series of crushers to reduce particle size to about 0.3 mm
●	Riffles are used to separate about 250 to 300 g
●	The sample is pulverized in a ring and puck pulverizer for about 120 seconds
●	The samples are put through a 20-mesh screen to break them up and then matted about 20 times to achieve a homogeneous blend
●	A 1 assay-ton sample is treated by FA
●	The bead is dissolved, and gold is determined by atomic absorption. High grade samples are re-treated using a gravimetric finish.

8.4.3 Western Properties

Procedures for the laboratories utilized between 2009 and 2012 were summarized by RPA (Altman et al., 2014) as follows:

ALS: samples were dried and crushed to 70% passing -10 mesh. A Jones riffle splitter was used to take a 250 g sub sample for pulverizing and the reject portion was bagged and stored. After reducing the 250 g sample to 85% passing -200 mesh, the sample was thoroughly blended, and a 30 g charge was assayed for gold by standard FA-ICP finish. Gold values greater than 10 ppm were re-analyzed by FA with gravimetric finish for greater accuracy. Sample preparation was performed in Timmins and the pulp sent to Val d’Or for assaying.

Expert: samples were crushed to 70% passing -2.0 mm and 250 g was collected and pulverized to 85% passing <75 μm in a ring mill. The pulverized sample was then split utilizing a riffle splitter. Analysis for gold was carried out using a one-ton (30 g) FA with an atomic absorption spectroscopy (AAS) finish.

Swastika: samples were crushed to 70% passing -2.0 mm and 250 g was collected and pulverized to 85% passing <75 μm in a ring mill. The pulverized sample was then split utilizing a riffle splitter. Analysis for gold was carried out using a one-ton (30 g) FA with an AAS finish.

Timmins Analytical Services: samples were prepared for FA with an AAS finish.

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8.5 Quality Assurance and Quality Control

8.5.1 Eastern Properties

8.5.1.1 McEwen

The former Senior Project Geologist for the Grey Fox and Froome campaigns has reported (internal report, Scott, 2020) on the QA/QC programs for those projects, based on his personal knowledge after 2014.

Both the Grey Fox and Froome exploration drilling program (2014 to 2018) sampling procedures included an infield QA/QC program consisting of the insertion of QC samples into the drill core sampling sequence. One blank sample, one standard certified reference material (CRM) sample and one duplicate sample were inserted into every batch of 20 samples. QC samples were handled in the same manner as the drill core sample; each QC sample was given a unique sample identification number, which followed the same sample sequence number as the drill core samples. The QC samples and tags were bagged, sealed, and sent to the laboratory for analyses. In addition to this program, pulp samples from the laboratories were sent to umpire labs to confirm the original assayed value.

In addition to the QA/QC sampling program implemented on site, each laboratory used their own internal QA/QC protocols, which included the insertion of blank samples, CRMs, and duplication of reject or pulp material.

McEwen has been following industry standard external “referee” comparison testing since at least 2017, where pulps from 5 to 7% of the annual assay volume have been randomly selected, retrieved and submitted to an umpire laboratory.

Chip sampling has followed similar QA/QC procedures since 2015, with blanks and CRM standards inserted into the assay runs. Results of QA/QC analysis are discussed in Section 9.

Blanks

Blank samples used in the Eastern properties’ projects (2014 to 2017) consisted of core blank and quarry blank samples. Core blank samples were derived from unmineralized sections of core that was quarter cut. Quarry blank samples consisted of certified blank pulp material purchased from an outside vendor. After 2018, blank samples were composed of commercial garden stone (marble) inserted into the sampling series to monitor any possible contamination throughout the sample analysis process, on a one per 20 sample ratio. In 2019, a switch was made to harder, high-silica aggregate after several labs confirmed a zero-gold content. This is currently purchased in bulk quantities from Technominex in Rouyn, Quebec. In 2023, McEwen began utilizing the Photon Assay analysis method provided by MSA labs. The change in assay method prompted a change to two Blank samples per 21 sample ratio to check for contamination and sample preparation quality at the lab.

Results of the QA/QC analysis are discussed in Section 9.

S-K 1300 Technical Report Summary

Standards

QA/QC standards used in the Eastern properties’ core sampling programs since 2014 consisted of CRMs purchased from Rocklabs Ltd. (internal report, Scott, 2020). The CRMs used throughout the programs were:

Grey Fox: SK78, SG66 and SN75

Froome: SE68, Ox98, Oxi121, OxJ120, SJ63, SK78, SG66, SN75

Beginning in February 2019, OREAS standards were purchased and inserted into all Eastern property sampling programs. The following standards have been in use since the changeover:

OREAS #255, 228b, 221 253, 231, 240, 242, 211, 236, 621, 622, 624.

All CRMs were inserted into the sampling series to monitor the accuracy and precision of the results obtained by the lab, on a one per 20 ratio.

Photon Assay requires approximately 500g of CRM material which is added to a dedicated CRM sample jar instead of using 60g disposable packets for Fire Assay. McEwen utilises CRMs that are specifically certified for the Photon Assay process. The analysis method is non-destructive, allowing for the perpetual re-use of the material once purchased. The CRM insertion frequency is now set at 1 in 21 samples.

Standard insertion with the Photon Analysis method is done at the external laboratory. An insertion list is provided by McEwen without any knowledge of the expected grade by the lab.

CRM sample jars are selected and inserted in the analysis line-up at regular intervals. The analysis method is non-destructive, thus, are reusable and kept at the external laboratory.

Results of the QA/QC analysis are discussed in Section 9.

Pulp Duplicates

McEwen inserted pulp duplicates in Grey Fox and Froome samples between 2017 and 2019 at a ratio of one per 20 samples.

External reviews (Bloom and Jolette, 2019) indicated that: QA/QC statistics showed very good duplicate repeatability, which led to a decision to halt the duplicate insertion and rely on the lab’s internal duplicated repeatability tests. McEwen has not inserted pulp duplicates to its sampling procedure since 2019.

As part of the assay process, the Photon Assay method uses a duplicate reading of the assay jar to determine a weighted average result for the reported assay value and appears on the certificate. Also, the photon assay lab performs a preparation duplicate of the core samples at a rate of 1 in 21 samples.

Field Duplicates

Field duplicates were inserted for Grey Fox and Froome between 2017 and 2018. The duplicate sample was prepared from the original core samples by quarter cutting the half of the core that

S-K 1300 Technical Report Summary

was to be sent to the laboratory. Each quarter core was put into a plastic bag with its own sample tag. Duplicate samples were inserted into the samples’ sequence to monitor the laboratory’s ability to reproduce the result of the same sample. Field duplicates were used primarily for screen metallic analyses.

Field duplicates were conceptually incorrect due to the comparison of original half core against duplicated quarter core.

External review suggested that the internal laboratory duplicates would be sufficient to demonstrate any QA/QC issues (Bloom and Jolette, 2019). McEwen has not inserted field duplicates to its sampling procedure since 2019.

8.5.1.2 Previous Owners

Primero and Brigus Gold

The sampling and assay QA/QC protocol consisted of an in-field component managed by Primero or Brigus logging, and sampling personnel and an in-laboratory component managed by Polymet, SGS and AGAT. The in-field QA/QC consisted of inserting blanks, CRMs, and field duplicates consisting of the second half of core samples.

Apollo Gold, Exall and Noranda

In 2006 and 2007, Analytical Solutions (ASL) of Toronto, Canada, conducted an independent QA/QC review of historical and current sampling at Black Fox (internal reports, Bloom 2006, 2007) with the following findings:

●	No evidence was found by previous consultants of a bias in the gold assays.
●	Concerns were raised regarding sample representativeness of the Black Fox deposit.
●	Thousands of pulp and reject duplicates confirm that it is difficult to reproduce assays within an arbitrary ±10%, but the assay reproducibility is typical of similar deposits and does not represent a material risk.
●	The historical check sampling on the project appears to be weak based on current QA/QC requirements for similar styles of gold mineralization. The Noranda check assays appeared to be limited to only the same assay pulps. In general, they show reasonable agreement on the mean grade, however, individual sample variance is relatively high. The Exall check assay program also was conducted on the same assay pulps. Techni-Lab, who conducted the majority of the exploration assaying for Exall, have been shown in a previous report to produce good reproducibility of the assay pulps.
●	In 2008, SRK (Stryhas, et al., 2008) concluded that the historical check assaying program conducted by previous operators Exall and Noranda while substandard by today’s requirements, present no material risk to Mineral Resource estimation.

S-K 1300 Technical Report Summary

8.5.2 Stock

8.5.2.1 McEwen

All exploration core samples generated since 2018 follow the same protocols described in Section 8.5.1. QA/QC insertion samples (blanks and grade-appropriate CRMs) have been purchased centrally and distributed between McEwen’s three core processing sites.

Stock project assay pulps have been included within the annual 5 to 7% random collection for submission to the external umpire laboratory.

Blanks

Blank samples utilizing either commercial garden stone (marble) or siliceous aggregate (quartz) are inserted into the sampling series to monitor any possible contamination throughout the sample crushing or pulverization stages, or (later) analysis process. Insertions are made on a two blank per 21 sample ratio.

Results of the QA/QC analysis are discussed in Section 9.

Standards

As described in Section 8.5.1 one CRM sample is inserted into every batch of 21 samples. Up to a dozen standards have been purchased via RockLabs or OREAS (after 2019). Selection of the standard is at the logger’s discretion based on logged alteration or mineralization.

Results of the QA/QC analysis are discussed in Section 9.

Pulp Duplicates

Pulp duplicates were inserted to a random sample within the 20-sample batch noting on the tag whether the repeat applied to the reject or the pulp material remaining from the initial assay. QA/QC statistics showed very good duplicate repeatability (Bloome and Jolette, 2019), which led to a decision to halt the duplicate insertion and rely on the lab’s internal duplicated repeatability tests. McEwen has not inserted pulp duplicates to its sampling procedure since 2019.

As part of the assay process, the Photon Assay method uses a duplicate reading of the assay jar to determine a weighted average result for the reported assay value and appears on the certificate. Also, the photon assay lab performs a preparation duplicate of the core samples at a rate of 1 in 21 samples.

Field Duplicates

Field duplicates were inserted for Stock East between 2017 and 2018. The duplicate sample was prepared from the original core samples by quarter cutting the half of the core that was to be

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sent to the laboratory. Each quarter core was put into a plastic bag with its own sample tag. Duplicate samples were inserted into the samples’ sequence to monitor the laboratory’s ability to reproduce the result of the same sample. Field duplicates were used primarily for screen metallic analysis.

As with the Eastern properties, external review suggested that the internal laboratory duplicates would be sufficient to demonstrate any QA/QC issues and the practice was discontinued (Bloome and Jolette, 2019).

McEwen has not inserted field duplicates to its sampling procedure since 2019.

8.5.2.2 St Andrew

In 2006, it was noted that St Andrew maintained a QA/QC protocol whereby blanks and reference samples were included on the basis of one sample in each 20 samples submitted in its most recent drilling program. Assay check samples were processed at Swastika.

8.5.3 Western Properties

RPA (Altman et al., 2014) notes that Lexam did not undertake their own QA/QC for the drilling carried out at their Western properties. They instead relied upon ALS’s own internal QA/QC program which consisted of the insertion of one standard and one duplicate for every 20 assays. RPA could not confirm that the standards used were certified.

Lexam submitted 10% of all pulp samples to a second laboratory for check analysis. RPA notes that no QA/QC issues were reported.

8.6 Sample Security

8.6.1 Eastern Properties

8.6.1.1 McEwen

Tyvek bags containing sealed sample bags were promptly sealed with heavy plastic tie-wrap after filling, then labelled and numbered with the sample number contained within. The sealed transport bags were stored within a secure area immediately adjacent to the logging and sampling facility.

From 2014 to 2021, all exploration core samples from the Eastern properties have been shipped off site to several commercial lab preparation facilities. As the assayer picks up the samples, McEwen technicians do not employ distinctly numbered security tags for bag shipping. There are no third-party transports and only McEwen or lab employees have access to the bags.

From 2021 to 2023 exploration core samples were shipped to Guamuchil, Sinaloa, Mexico to the PANGEA laboratory. Samples were sent in collapsible plastic storage containers and sealed using numbered plastic seals. Samples were shipped via Gardewine to a broker in Naco, Arizona who then reshipped the samples to the laboratory with Paquetexpress.

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MSA labs does not currently offer sample pick up. The samples are brought directly to the lab in Timmins by McEwen employees.

8.6.1.2 Previous Owners

Primero, Brigus Gold, Apollo Gold and Exall

The drill core was boxed, covered, and sealed at the drill rigs, then transported by drilling employees to the logging facility where company personnel would take over the core handling.

Drill core samples were cut by technicians and then bagged and sealed before being grouped in batches. Shipping was handled by lab personnel.

Noranda

Sample security was not mentioned in prior reporting.

8.6.2 Stock

8.6.2.1 McEwen

All sample collection since 2018 has occurred within the secure Fox Mill facility compound. Protocols similar to those described in Section 8.6.1 have been employed. All individual sample bags are sealed and commonly marker identified after filling. These are accumulated, placed into Tyvek bags, and sealed by heavy gauge plastic tie-wraps.

The Tyvek shipping bags are placed into bulk carry crates and picked up by the contracted assay laboratory two to three times per week.

MSA labs does not currently offer sample pick up. The samples are brought directly to the lab in Timmins by McEwen employees.

8.6.2.2 St Andrew

Diamond drill core, rejects and pulps were stored in secure locations at the Stock Mine site (Roscoe and Gow, 2006).

8.6.3 Western Properties

All samples were collected and transported by Lexam’s personnel. The core logging facility in South Porcupine was locked with an alarm system, and the entire facility is fenced with access via a locked gate.

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8.7 Databases

8.7.1 Eastern Properties

Drill hole logging data (collar locations, down hole surveys, geology etc.) and related assays from the 2014 to 2017 programmes were collected and added to Gemcom project files. Separate workspaces were used for Grey Fox and Froome. When Black Fox was acquired from Primero in 2017, there were four databases in Gemcom provided that were merged into one SQL database in Datamine Fusion.

Regular QA/QC audits on collar locations, down hole surveys, and assay certificates have been performed since 2014. Once verified, drill holes would be locked in the Gemcom project to ensure no changes to the data could occur.

In April 2018, a transition to Datamine’s products occurred with DH Logger software performing all logging and sampling data entry. Upon completion of logging, and subsequent satisfaction of the database manager, the files are compiled, organized, and locked into the Fusion data-manager module, on a project-by-project basis. Currently, the data from DH Logger is uploaded electronically, as is assay data from the external laboratories. The laboratories use the “Century” format to provide their data. Historical information before 1993 is not relied on for resource estimation at Grey Fox.

8.7.2 Stock

Many exploration holes from the 2018 campaign at Stock East Zone were logged and processed utilizing the Gemcom software and captured as PDF files for printing and filing using Primero’s formatting. In 2019, the team transitioned to using Datamine products with the DH Logger module used for logging and sampling data entry. Upon completion of logging, and subsequent satisfaction of the database manager, the files were compiled, organized, and locked into the Fusion data-manager module on a Stock project (only) basis.

Data was captured electronically directly from the laboratories into the Datamine Fusion database.

8.7.3 Western Properties

In October 2018 the database was transferred to McEwen’s digital network system with restricted access.

8.8 QP Comments on Section 8

The QP finds that the sampling methods, sample preparation and analysis, and QA/QC methods used on the Eastern and Stock properties are adequate to ensure quality data for use in Mineral Resource estimation. The databases used protects the integrity of the collected data.

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A brief in-field audit/review of Lexam’s core for the Western properties sourced from their 1997 to 2012 exploration campaigns and stored at the Davidson-Tisdale property, was performed by SRK in December 2020 for the previous IA technical report summary. The QP has reviewed these observations, findings and reports and finds that the sampling methods, sample preparation and analysis, and QA/QC methods used on the Western properties are adequate to ensure quality data for use in Mineral Resource estimation. The databases used protect the integrity of the collected data.

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Data Verification

Exploration programs (mapping, drilling, sampling) and production workflows (sampling, drilling, reconciliation) completed by McEwen are conducted using documented procedures and involves detailed verification and validation of data prior to being considered for geological modelling and Mineral Resource estimation. Company QA/QC procedures were reviewed, and changes were made based on recommendations from ASL in May 2018. During data collection, experienced geologists implemented industry best practices designed to ensure the reliability and trustworthiness of the exploration and production data.

This section provides a description of the data verification that McEwen completed for the data informing the Mineral Resource statements documented in this Report. Data verification measures prior to 2017 have been discussed in previous technical reports for Black Fox, Froome, Grey Fox, Stock East, Fuller, and Davidson-Tisdale, as noted in the subsequent sections, and the respective QPs have independently reviewed their data. This Report discusses the data verification since 2017 to each project’s Mineral Resource statements’ reported cut-off dates and the applicable underlying data.

9.1 Black Fox Data Verification

9.1.1 Previous Data Verification

Details of data verification measures prior to 2017 were discussed in previous technical reports, however, the current resource estimation QP conducted an independent spot check review of this data. This consisted of a visual inspection of drill collars and deviation surveys, a review of analytical QA/QC statistics, and random spot checks on a limited number of database assay results versus assay laboratory certificate reports. The QP is satisfied that the 2017 and prior data is acceptable for use in the current Mineral Resource estimate.

9.1.2 McEwen Data Verification

All data pertaining to drill holes from the 2017 to 2018 drilling campaigns (collar locations, down hole surveys, assays, etc.) was collected and added to the main drill hole workspace in a SQL Gemcom project. In late 2018 and early 2019, all the data was migrated into a central Datamine Fusion SQL database and subsequent data has been added directly into this central database as it is collected. Underground production chip sample data collected by the production geology team is added to a main MSSQL database using the AutoCAD extension Amine CoreLog software.

All surface drill hole collar locations on the Black Fox deposit were either professionally surveyed using GPS with real time kinematic (RTK) correction or surveyed using a handheld GPS device. Underground drill hole collar locations were marked up by underground survey technicians using a Leica TCRP1203+R1000 Total Station providing fore sights and back sights for each drill hole. The drilling contractors then used a Devico DeviAligner tool to confirm they

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were on the precise azimuth and inclination prior to drilling. Underground chip sample locations were measured from surveyed reference points using a Leica Disto tool and were marked up by the production geology team.

The McEwen assay laboratory follows the same assay protocol/process with chip samples as with core samples.

The majority of all drill holes were surveyed using a down hole instrument. Most down hole surveys were completed with a continuous north seeking Gyro tool. The Gyro tests are monitored, verified, and validated by McEwen’s geology team prior to import into the main Fusion database.

Once the drill hole and chip sample data were imported into the database, it was imported into 3D geological modeling software (Gems and subsequently Datamine Studio RM), where the desurveying process checked for overlapping or missing data and a visual check was completed to ensure no significant errors were included.

QA/QC samples including Certified Reference Materials (“standards”), blanks and duplicates (where necessary), were regularly inserted into, and analyzed with, the drill hole and production chip samples stream. The drill hole QC data was regularly monitored by the database geologist and the chip sample QC data was monitored by the production geology team. A review of all the drill hole analytical QC data for Black Fox during the period 2017 to 2024 shows that the ratio of QC samples to total samples analyzed is 7.5%.

9.1.2.1 Certified Reference Material (Standards)

The Black Fox project has added 132,949 drillhole samples since McEwen took over the project in 2017. 4,753 standard samples (3.6% of the drill hole assay dataset) have been included.

CRM samples for drill holes were considered a fail if the assay value returned was greater than three standard deviations of the expected value. When standard samples return as failed the standard and surrounding samples in the batch are sent for reassay to ensure accuracy of the results. More often than not, the returned assays pass and the previous failures are updated as “passed” in the database. Sometimes reassayed failures will not pass and these are further reviewed together by the senior geologist and database geologist. The failure could remain for a number of reasons including it not being reassayed as it is only just outside the 3sd marker and considered an anomaly, it could be a single outlier in a field of accepted standards, or in a production scenario, the volume of rock related to the sample has been mined already with additional sampling completed since then. Of the Black Fox drillhole CRM samples submitted, 10 remained as failures (0.2%), which shows an acceptable level of accuracy for the assays. The drill hole CRM results are tabulated in Table 91.

During recent years of production at Black Fox and Froome mines, production sampling has added a combined total of 2904 chip samples and inserted 52 standard samples (1.8% of the chip assay dataset).

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CRM samples for chip samples were considered a fail if the assayed value was greater than three standard deviations from the expected value. Of the data, none of the CRM samples assayed were outliers. The QP reviewed the provided data and found the results acceptable. The drill hole CRM results are tabulated in Table 91.

Table 9-1 Tabulation of Standards Used for Drillholes at Black Fox Since 2018

Standard	Manufacturer	Element	Number of Samples	Expected Value g/t	Standard Deviation	Passed	Failed
-	Rocklabs	Au	7	1.026	0.025	7	0
-	Rocklabs	Au	1	1.333	0.027	1	0
-	Rocklabs	Au	2	2.656	0.057	2	0
SK78	Rocklabs	Au	5	4.134	0.138	5	0
SN75	Rocklabs	Au	1	8.671	0.199	1	0
OREAS13b	OREAS	Au	8	2.11	0.013	4	1
OREAS131a	OREAS	Au	2	5.49	0.152	1	0
OREAS134a	OREAS	Au	9	8.73	0.279	6	3
OREAS210	OREAS	Au	82	7.66	0.238	80	2
OREAS214	OREAS	Au	160	3.03	0.082	156	1
OREAS221	OREAS	Au	1089	1.06	0.036	1084	1
OREAS228	OREAS	Au	69	8.73	0.279	68	1
OREAS228b	OREAS	Au	1046	8.57	0.199	1044	1
OREAS232	OREAS	Au	120	0.902	0.023	120	0
OREAS240	OREAS	Au	32	5.51	0.139	32	0
OREAS242	OREAS	Au	172	8.68	0.165	171	0
OREAS253	OREAS	Au	355	1.22	0.044	354	3
OREAS255	OREAS	Au	1130	4.08	0.087	1126	2
OREAS255b	OREAS	Au	211	4.16	0.109	211	0
OREAS256	OREAS	Au	3	7.66	0.238	3	0
OREAS621	OREAS	Au	91	1.25	0.042	85	0
OREAS622	OREAS	Au	93	1.85	0.066	84	1
OREAS624	OREAS	Au	77	1.16	0.053	74	0
Total			4,765				10

Note:OREAS = Ore Research and Exploration Pty, Bayswater North, VIC, Australia;

Rocklabs = The Scott Group, Charlotte, NC, USA

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9.1.2.2 Blanks

A total of 5,199 blank samples (3.9% of the Black Fox drill hole assay dataset) were added since McEwen took over the project in 2017.

McEwen considers a value of 10 times the laboratory detection limit for FA-AAS analysis (or 0.05 g/t) as an indicator of failure for blank samples. Similarly to the procedure for standards described above, when blank samples return as failed the blank and surrounding samples in the batch are sent for reassay to ensure accuracy of the results removing any potential contamination effects. More often than not, the returned blanks pass and the previous failures are updated as “passed” in the database. Sometimes reassayed failures will not pass and these are further reviewed together by the senior geologist and database geologist. Four of the remaining blanks exceeded this level (0.8%), which shows a low level of contamination of the sample preparation. Prior to McEwen, 4.7% of the blanks assayed were outliers.

During recent years of production at the Black Fox and Froome mines, production areas have added a combined total of 2904 chip samples which includes 59 chip blank samples (2.0% of the chip assay dataset).

Blank samples for chip samples were considered a fail if the assayed value was greater than 10 times the laboratory detection limit for FA-AAS or photon analysis (or 0.05 g/t). Of the data, one blank sample failed under fire assay analysis (1.6%). The QP found the results acceptable.

9.1.2.3 Duplicates

A total of 971 pulp and 911 preparation duplicate samples (2.3% of the assay dataset) were used post-2017.

A scatter plot of the original samples versus the duplicate samples is presented in Figure 91. The QP found the results acceptable without any significant bias.

An external review in 2019 (Bloom & Jolette) recommended that McEwen Ontario discontinue submitting duplicate samples to the sample stream as and considered that the tracked, internal laboratory duplicates were acceptable as a QAQC check.

9.1.2.4 Independent Check Samples

Check samples consist of second splits of the final prepared pulverized samples analyzed by the primary laboratory that are routinely resubmitted to an independent secondary laboratory using a different sample number. These samples are used to assess the assay precision of the primary laboratory relative to the secondary laboratory. Repeat assays that exceed ±10% of the original assay are considered failures.

Since McEwen took over the project in 2017, the Black Fox and Froome projects have submitted a combined total of 6,727 check samples to independent, third-party laboratories. 44 samples have been removed from the analysis either due to there being an insufficient sample amount being sent to the umpire lab or due to lack of gravimetric over-limit values being returned.

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Missing over-limit values were attributed to significant wait times from the umpire lab during the COVID pandemic era. Wait times of up to six months between re-analysis request and result delivery were frequently observed during this period. After COVID congestion, overlimit check samples using fire assay method are assayed using gravimetric methods.

A scatter plot of the original samples versus the check samples is presented in Figure 92. The linear regression shows the reproducibility of the assays. The occasional deviations observed in the data were attributed to the inherent nature of aliquot production during fire assay, as well as the occasional nuggety nature of the mineral zones. The QP found the overall results acceptable.

Figure 9-1 Original Assays Against Duplicates at Black Fox for the period 2017 to Current Exploration Period (prepared by McEwen, dated 2021 reissued 2024)

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Figure 9-2 Original Assay Data Against Umpire Assay Data (X axis zoomed in lower chart) for Black Fox for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)

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9.2 Froome Data Verification

9.2.1 Previous Data Verification

Details of data verification measures prior to 2017 were discussed in previous technical reports, however, the current Mineral Resource estimation QP conducted an independent spot check review of this data. This consisted of a visual inspection of drill collars and deviation surveys, a review of analytical QA/QC statistics, and random spot checks on a limited number of database assay results versus assay laboratory certificate reports. The QP is satisfied that the 2017 and prior data is acceptable for use in the current Mineral Resource estimate.

9.2.2 McEwen Data Verification

All data pertaining to drill holes from the 2017 to 2018 drilling campaigns (collar locations, down hole surveys, assays, etc.) was collected and added to a main project drill hole workspace in a sequel Gemcom project. In late 2018 and early 2019, all the data was migrated into a central Datamine Fusion SQL database and subsequent data has been added directly into this central database as it is collected.

All drill hole collar locations at the Froome deposit were either professionally surveyed using GPS with RTK correction or surveyed using a handheld GPS device. Collars were surveyed in UTM NAD83 coordinate system. In April 2020, a check survey of 25% of the Froome collars was conducted by the Black Fox mine survey technicians in the local mine grid. A minor adjustment to the calculated coordinates was performed based on the results.

All drill holes were surveyed using a continuous north seeking Gyro tool. The Gyro tests were monitored, verified, and validated by McEwen’s geology team prior to import into the main database.

Chip samples were located using a Disto meter from a known survey point or placed on a freshly issued survey print.

From the central database, drill holes and chip data were imported into 3D geological modelling software (Gems and subsequentlyDatamine Studio RM), where the de-surveying process checked for overlapping or missing data and a visual check was completed to ensure no significant errors were included.

QA/QC assay samples were regularly inserted into and analyzed with the chip and drill hole samples. McEwen geologists regularly insert blank and standard samples every run of 20 samples. The QC data was regularly monitored by the database manager and senior geologist. A review of all the drill hole analytical quality control data generated for Froome during the period 2017 to 2024 shows that the ratio of QC samples to total samples analyzed is 11%.

9.2.2.1 Certified Reference Material (Standards)

The Froome project has added 85,879 drillhole samples since McEwen took over the project in 2017. 4,626 standard samples (5.4% of the drill hole assay dataset) have been included.

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CRM standard samples for drill holes were considered a fail if the assay value returned was greater than three standard deviations of the expected value. When standard samples return as failed the standard and surrounding samples in the batch are sent for reassay to ensure accuracy of the results. More often than not, the returned assays pass and the previous failures are updated as “passed” in the database. Sometimes reassayed failures will not pass and these are further reviewed together by the senior geologist and database geologist. The failure could remain for a number of reasons including it not being reassayed as it is only just outside the 3sd marker and considered an anomaly, it could be a single outlier in a field of accepted standards, or in a production scenario, the volume of rock related to the sample has been mined already with additional sampling completed since then. Of the Froome drillhole CRM samples submitted, 13 remained as failures (0.3%), which shows an acceptable level of accuracy for the assays.

During recent years of production at Black Fox and Froome mines, production sampling has added a combined total of 2904 chip samples and inserted 52 standard samples (1.8% of the chip assay dataset).

CRM samples for chip samples were considered a fail if the assayed value was greater than three standard deviations from the expected value. Of the data, none of the CRM samples assayed were outliers. The QP reviewed the provided data and found the results acceptable.

The QP reviewed the provided data and found the results acceptable. The drill hole CRM results are tabulated in Table 92.

9.2.2.2 Blanks

4,766 blank samples (5.5% of the Froome drill hole assay dataset) were added since McEwen took over the project in 2017.

McEwen considers a value of 10 times the laboratory detection limit for FA-AAS or Photon Assay analysis (or 0.05 g/t) as an indicator of failure for blank samples. 3 fire assay drillhole dataset samples exceeded this level (0.06%), which shows the low level of contamination of the sample preparation.

During recent years of production at the Black Fox and Froome mines, production areas have added a combined total of 2904 chip samples which includes 59 chip blank samples (2.0% of the chip assay dataset).

Blank samples for chip samples were considered a fail if the assayed value was greater than 10 times the laboratory detection limit for FA-AAS or photon analysis (or 0.05 g/t). Of the data, 1 blank sample failed under fire assay analysis (1.6%) s. The QP found the results acceptable.

9.2.2.3 Duplicates

A total of 448 pulp and 403 preparation duplicate samples (4.3% of the Froome assay dataset) were used post-2017.

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Assays for pulp duplicates provide an estimate of the reproducibility related to the uncertainties inherent in the analytical method and the homogeneity of the pulps. A scatter plot of the original samples versus the duplicate samples is presented in Figure 93.

McEwen Ontario discontinued using preparation duplicate samples as a QAQC method in 2019 after an external review (Bloom and Jolette, 2019) suggested their removal.

Table 9-2 Tabulation of Standards Used at Froome

Standard	Manufacturer	Element	Number of Samples	Expected Value g/t	Standard Deviation	Passed	Failed
	Rocklabs	Au	1	1.026	0.025	1	0
SK78	Rocklabs	Au	2	4.134	0.138	2	0
OREAS210	OREAS	Au	165	7.66	0.238	165	0
OREAS214	OREAS	Au	191	3.03	0.082	188	3
OREAS211	OREAS	Au	4	0.768	0.027	4	0
OREAS221	OREAS	Au	258	1.06	0.036	256	2
OREAS228	OREAS	Au	118	8.73	0.279	117	1
OREAS228b	OREAS	Au	143	8.57	0.199	143	0
OREAS232	OREAS	Au	15	0.902	0.023	15	0
OREAS236	OREAS	Au	4	1.85	0.059	4	0
OREAS240	OREAS	Au	244	5.51	0.139	244	0
OREAS242	OREAS	Au	1068	8.68	0.165	1066	2
OREAS253	OREAS	Au	1488	1.22	0.044	1486	2
OREAS255	OREAS	Au	125	4.08	0.087	122	3
OREAS255b	OREAS	Au	782	4.16	0.109	782	0
OREAS256	OREAS	Au	16	7.66	0.238	16	0
OREAS621	OREAS	Au	1	1.25	0.042	1	0
OREAS622	OREAS	Au	2	1.85	0.066	2	0
OREAS624	OREAS	Au	1	1.16	0.053	1	0
Total			4,628				13

Note:OREAS = Ore Research and Exploration Pty, Bayswater North, VIC, Australia;

Rocklabs = The Scott Group, Charlotte, NC, USA

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Figure 9-3:	Original Assays Against Duplicates at Froome for the period 2017 to Current Exploration Period (prepared by McEwen, dated 2021 reissued 2024)

9.2.2.4 Check Samples

Check samples consist of second splits of the final prepared pulverized samples analyzed by the primary laboratory that are routinely resubmitted to an independent secondary laboratory using a different sample number. These samples are used to assess the assay precision of the primary laboratory relative to the secondary laboratory. Repeat assays that exceed ±10% of the original assay are considered failures.

Since McEwen took over the project in 2017, the Black Fox and Froome projects have submitted a combined total of 6,727 check samples to independent, third-party laboratories. 44 samples have been removed from the analysis either due to there being an insufficient sample amount being sent to the umpire lab or due to lack of gravimetric over-limit values being returned. Missing over-limit values were attributed to significant wait times from the umpire lab during the COVID pandemic era. Wait times of up to six months between re-analysis request and result delivery were frequently observed during this period. After COVID congestion, overlimit check samples using fire assay method are assayed using gravimetric methods.

A scatter plot of the original samples versus the check samples is presented in Figure 94The linear regression shows the reproducibility of the assays. The occasional deviations observed in the data were attributed to the inherent nature of aliquot production during fire assay, as well as the occasional nuggety nature of the mineral zones. The QP found the overall results acceptable.

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Figure 9-4 Original Assay Data Against Check Umpire Assay Data for Froome (X axis zoomed in lower chart) for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)

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9.3 Grey Fox/Gibson Data Verification

9.3.1 Previous Data Verification

Details of data verification measures prior to 2017 were discussed in previous technical reports; however, the current resource estimation QP conducted an independent spot check review of this data. This consisted of a visual inspection of drill collars and deviation surveys, a review of analytical QA/QC statistics and random spot checks on a limited number of database assay results versus assay laboratory certificate reports. The QP is satisfied that the 2017 and prior data is acceptable for use in the current Mineral Resource estimate.

9.3.2 McEwen Data Verification

At the start of the 2018 drilling program, all data pertaining to drill holes (collar locations, down hole surveys, assays, etc.) was collected and added to a main project drill hole workspace in a SQL Gemcom project. In late 2018 and early 2019, all the data was migrated into a central Datamine Fusion SQL database and subsequent data has been added directly into this central database as it is collected.

Grey Fox drillhole collars in 2018 to 2021 were surveyed with a differential GPS with real time kinematic (RTK) correction. Between 2021 and 2023 drillhole collars were surveyed with a Devico DeviAligner north seeking rig alignment tool. In the summer of 2023, McEwen returned to surveying the drillhole collars with a differential GPS with real time kinematic (RTK) correction.

All drill holes were surveyed using a down hole instrument. Down hole surveys were completed using a continuous north seeking Gyro tool. The Gyro tests were monitored, verified, and validated by McEwen’s geology team prior to import into the main database.

Once the drill hole data was imported into the database, it was imported into 3D geological modelling software (Gems and subsequently Datamine Studio RM), where the de-surveying process checked for overlapping or missing data, and a visual check was completed to ensure no significant errors were included.

QA/QC assay samples were regularly inserted into and analyzed with the drill hole samples. The drill hole QC data was regularly monitored by the database geologist. A review of all the drill hole analytical QC data generated for Grey Fox during the period 2018 to 2024 shows that the ratio of QC samples to total samples analyzed is 12.6%.

9.3.2.1 Certified Reference Material (Standards)

6,876 standard samples (5.9% of the Grey Fox / Gibson drill hole assay dataset) were added since McEwen took over the project in 2017.

CRM standard samples for drill holes were considered a fail if the assay value returned was greater than three standard deviations of the expected value. When standard samples return as

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failed the standard and surrounding samples in the batch are sent for reassay to ensure accuracy of the results. More often than not, the returned assays pass and the previous failures are updated as “passed” in the database. Sometimes reassayed failures will not pass and these are further reviewed together by the senior geologist and database geologist. The failure could remain for a number of reasons including it not being reassayed as it is only just outside the 3sd marker and considered an anomaly, it could be a single outlier in a field of accepted standards, or in a production scenario, the volume of rock related to the sample has been mined already with additional sampling completed since then. Of the Grey Fox / Gibson drillhole CRM samples submitted, 19 remained as failures (0.3%), which shows an acceptable level of accuracy for the assays.

The QP reviewed the provided data and found the results acceptable. The drill hole CRM results are tabulated in Table 9-3.

9.3.2.2 Blanks

7,863 blank samples (6.7% of the Grey Fox / Gibson drill hole assay dataset) were added since McEwen took over the project in 2017.

McEwen considers a value of 10 times the laboratory detection limit for FA-AAS or Photon Assay analysis (or 0.05 g/t) as an indicator of failure for blank samples. 13 fire assay drillhole dataset samples exceeded this level (0.17%), which shows the low level of contamination of the sample preparation. The QP found the results acceptable.

Table 9-3 Tabulation of Standards Used at Grey Fox/Gibson beginning in 2018

Standard	Manufacturer	Element	Number of Samples	Expected Value g/t	Standard Deviation	Passed	Failed
-	Rocklabs	Au	4	1.026	0.025	4	0
-	Rocklabs	Au	16	2.656	0.057	16	0
SK78	Rocklabs	Au	12	4.134	0.138	12	0
OREAS210	OREAS	Au	139	7.66	0.238	131	5
OREAS214	OREAS	Au	151	3.03	0.082	143	3
OREAS211	OREAS	Au	637	0.768	0.027	637	4
OREAS221	OREAS	Au	1494	1.06	0.036	1484	2
OREAS228	OREAS	Au	133	8.73	0.279	125	1
OREAS228b	OREAS	Au	1012	8.57	0.199	1012	0
OREAS232	OREAS	Au	19	0.902	0.023	19	0
OREAS236	OREAS	Au	578	1.85	0.059	578	0
OREAS240	OREAS	Au	677	5.51	0.139	677	0
OREAS242	OREAS	Au	232	8.68	0.165	232	0
OREAS253	OREAS	Au	149	1.22	0.044	149	0
OREAS255	OREAS	Au	1319	4.08	0.087	1319	4
OREAS255b	OREAS	Au	160	4.16	0.109	160	0

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OREAS256	OREAS	Au	1	7.66	0.238	1	0
OREAS621	OREAS	Au	57	1.25	0.042	57	0
OREAS622	OREAS	Au	35	1.85	0.066	35	0
OREAS624	OREAS	Au	53	1.16	0.053	53	0
Total			6,878				19

Note:OREAS = Ore Research and Exploration Pty, Bayswater North, VIC, Australia;

Rocklabs = The Scott Group, Charlotte, NC, USA

9.3.2.3 Duplicates

Overall, the data for 492 pulp and 459 preparation duplicate samples (1.2% of the Grey Fox / Gibson assay dataset) was used post-2018.

A scatter plot of the original samples versus the duplicate samples is presented in Figure 95. One assay plotted outside the graph, at 58.8 g/t original assay vs 29.7 g/t on the duplicate assay. The sample was re-assayed according to McEwen procedures. The QP found the results acceptable without a significant bias.

McEwen Ontario discontinued using preparation duplicate samples as a QAQC method in 2019 after an external review (Bloom and Jolette, 2019) suggested their removal.

Figure 9-5:	Original Assays Against Duplicates for Grey Fox / Gibson for the period 2017 to Current Exploration Period (prepared by McEwen, dated 2021 reissued 2024)

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9.3.2.4 Check Samples

Overall, the data for 3,851 check samples (3.3% of the Grey Fox / Gibson assay dataset) was used from 2017 to-date.

Check samples consist of second splits of the final prepared pulverized samples analyzed by the primary laboratory that are routinely resubmitted to an independent secondary laboratory using a different sample number. These samples are used to assess the assay precision of the primary laboratory relative to the secondary laboratory. Repeat assays that exceed ±10% of the original assay are considered failures.

A scatter plot of the original samples versus the check samples is presented in Figure 96. The linear regression shows the reproducibility of the assays. The occasional deviations observed in the data were attributed to the inherent nature of aliquot production during fire assay, as well as the occasional nuggety nature of the mineral zones. The QP found the overall results acceptable.

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Figure 9-6 Original Assay Data Against Umpire Assay Data for Grey Fox / Gibson (X axis zoomed in lower chart) for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)

9.4 Stock Data Verification (West and Main Zones)

9.4.1 McEwen Data Verification

All data used was subject to QA/QC protocols established by McEwen. Between 2019 and 2024, all data pertaining to drill holes (collar locations, down hole surveys, assays, etc.) was collected and added into a central Datamine Fusion SQL database.

Stock West and Main drillhole collars in 2018 to 2021 were surveyed with a differential GPS with real time kinematic (RTK) correction. Between 2021 and 2023 drillhole collars were surveyed with a Devico DeviAligner north seeking rig alignment tool. In the summer of 2023, McEwen returned to surveying the drillhole collars with a differential GPS with real time kinematic (RTK) correction.

All drill holes were surveyed using a down hole instrument. Down hole surveys were completed using a continuous north seeking Gyro tool. The Gyro tests were monitored, verified, and validated by McEwen’s geology team prior to import into the main database.

Once the drill hole data was imported into the database, it was imported into 3D geological modelling software (Datamine Studio RM), where the de-surveying process checked for

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overlapping or missing data, and a visual check was completed to ensure no significant errors were included.

QA/QC assay samples were regularly inserted into and analyzed with the drill hole samples. The drillhole QC data was regularly monitored by the database administrator. A review of all the drill hole analytical QC data generated for the Stock West and Main zones during the period 2019 to 2024 shows that the ratio of QC samples to total samples analyzed is 14.3%.

9.4.1.1 Certified Reference Material (Standards)

Overall, the data for 2,375 standard samples (7.1% of the Stock West and Main drillhole assay dataset) was used from 2019 to date.

CRM standard samples for drill holes were considered a fail if the assay value returned was greater than three standard deviations of the expected value. When standard samples return as failed the standard and surrounding samples in the batch are sent for reassay to ensure accuracy of the results. More often than not, the returned assays pass and the previous failures are updated as “passed” in the database. Sometimes reassayed failures will not pass and these are further reviewed together by the senior geologist and database geologist. The failure could remain for a number of reasons including it not being reassayed as it is only just outside the 3sd marker and considered an anomaly, it could be a single outlier in a field of accepted standards, or in a production scenario, the volume of rock related to the sample has been mined already with additional sampling completed since then. Of the Stock West and Main drillhole CRM samples submitted, 22 remained as failures (0.9%). After investigation it was found that the CRM used was a base metal + gold standard more suitable to a different deposit type. These CRMs were discontinued at this point.

The QP reviewed the provided data and found the results acceptable. The drill hole CRM results are tabulated in Table 94.

9.4.1.2 Blanks

Overall, the data for 2363 blank samples (7.1% of the Stock West and Main assay dataset) was used from 2019 to date.

McEwen considers a value of 10 times the laboratory detection limit for FA-AAS or Photon Assay analysis (or 0.05 g/t) as an indicator of failure for blank samples. One fire assay drillhole dataset sample exceeded this level (0.17%), which shows the low level of contamination of the sample preparation. The QP found the results acceptable.

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Table 9-4 Tabulation of Standards Used at Stock West

Standard	Manufacturer	Element	Number of Samples	Expected Value g/t	Standard Deviation, g/t	Passed	Failed
OREAS214	OREAS	Au	13	3.03	0.082	13	0
OREAS211	OREAS	Au	72	0.768	0.027	72	0
OREAS221	OREAS	Au	308	1.06	0.036	308	0
OREAS228b	OREAS	Au	211	8.57	0.199	211	1
OREAS232	OREAS	Au	96	0.902	0.023	96	0
OREAS236	OREAS	Au	57	1.85	0.059	57	0
OREAS240	OREAS	Au	76	5.51	0.139	76	0
OREAS242	OREAS	Au	86	8.68	0.165	86	1
OREAS253	OREAS	Au	526	1.22	0.044	516	1
OREAS255	OREAS	Au	309	4.08	0.087	309	0
OREAS255b	OREAS	Au	485	4.16	0.109	476	1
OREAS621	OREAS	Au	64	1.25	0.042	58	7
OREAS622	OREAS	Au	29	1.85	0.066	29	2
OREAS624	OREAS	Au	44	1.16	0.053	36	9
Total			2376				22

Note:OREAS = Ore Research and Exploration Pty, Bayswater North, VIC, Australia;

9.4.1.3 Duplicates

No duplicates were submitted for Stock West and Main. As part of its own internal QA/QC checks, the independent laboratory routinely assays duplicate samples, the results of which are available to review by McEwen. No issues were noted with regards to the internal duplicates reviewed.

9.4.1.4 Check Samples

Overall, the data for 536 check samples (1.6% of the Stock West and Main assay dataset) was used from 2019 to-date. Check samples consist of second splits of the final prepared pulverized samples analyzed by the primary laboratory that were routinely resubmitted to a secondary laboratory under a different sample number. These samples are used to assess the assay accuracy of the primary laboratory relative to the secondary laboratory. Repeat assays that exceed ±10% of the original assay are considered failures.

A scatter plot of the original samples versus the check samples is presented in Figure 97. The linear regression shows the reproducibility of the assays. The values below 5 g/t demonstrated good correlation. Above this, the occasional deviations observed in the data were attributed to the occasional nuggety nature of the mineral zones. The QP found the overall results acceptable.

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Figure 9-7 Original Assay Data Against Umpire Assay Data for Stock West for the 2017 to Current Exploration Period (prepared McEwen, dated 2024)

9.5 Stock Data Verification (East Zone)

9.5.1 Previous Data Verification

The vast majority of the data used was subject to QA/QC protocols established by McEwen since 2018. In addition, McEwen re-assayed a significant amount of St Andrew samples that were used for estimation to validate their accuracy.

Gow and Roscoe (2006) found that data verification completed in previous examinations, sampling, and database work in the Stock Mine were found to be up to industry standards at the time.

In 2015, an inventory and verification of the St Andrew data was begun using the drill hole database provided by St Andrew as a starting point. From that audit, only data from 2011 to 2015 was found to have QA/QC information to be able to validate the assay data. As a result, a core resampling program was undertaken in 2018 by McEwen (see section 9.5.2.4).

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9.5.2 McEwen Data Verification

From 2018 to 2024, all data pertaining to drill holes (collar locations, down hole surveys, assays, etc.) was collected and added into a central Datamine Fusion SQL database.

Stock East drillhole collars in 2018 to 2021 were surveyed with a differential GPS with real time kinematic (RTK) correction. Between 2021 and 2023 drillhole collars were surveyed with a Devico DeviAligner north seeking rig alignment tool. In the summer of 2023, McEwen returned to surveying the drillhole collars with a differential GPS with real time kinematic (RTK) correction.

All drill holes were surveyed using a down hole instrument. Down hole surveys were completed using a continuous north seeking Gyro tool. The Gyro tests were monitored, verified, and validated by McEwen’s geology team prior to import into the main database.

Once the drill hole data was imported into the database, it was imported into 3D geological modeling software (Datamine Studio RM), where the de-surveying process checked for overlapping or missing data, and a visual check was completed to ensure no significant errors were included.

QA/QC assay samples were regularly inserted into and analyzed with the drillhole samples. The drillhole QC data was regularly monitored by the database geologist. A review of all the drill hole analytical QC data generated for the Stock East Zone during the period 2017 to 2024 shows that the ratio of QC samples to total samples analyzed is 10.4%.

Remaining half-core left over from the St Andrew period was re-sampled and assayed by McEwen to verify the original data. A total of 18 holes were assayed, representing 417 intervals and 471 m of drilling. Since the vast majority of the original core was split using a manual core splitter, the samples were not the same size sample due to irregularities in the splitting process. There were instances of missing pieces of core as in some holes, high grade core had already been totally consumed and pieces had sometimes fallen out of the stored core boxes, adding to the difficulty in getting a duplicate sample.

A selection of drill hole collars and survey monuments were also resurveyed by a professional surveying firm to ensure that the holes were accurately transferred from the Stock Mine local grid to UTM coordinates.

9.5.2.1 Certified Reference Material (Standards)

Overall, the data for 1101 standard samples (4.8% of the Stock East assay dataset) was used.

CRM samples were considered a fail if the assay value returned was greater than three standard deviations of the expected value. None of the samples exceeded this level, which shows an acceptable level of accuracy for the assays. The QP reviewed the provided data and found the results acceptable. The results are tabulated in Table 95.

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Table 9-5 Tabulation of Standards Used at Stock East

Standard	Manufacturer	Element	Number of Samples	Expected Value,	Standard Deviation, g/t	Passed	Failed
				g/t or %
-	Rocklabs	Au	1	1.026	0.025	1	0
OREAS214	OREAS	Au	118	3.03	0.082	118	0
OREAS210	OREAS	Au	76	7.66	0.238	76	0
OREAS211	OREAS	Au	68	0.768	0.027	68	0
OREAS221	OREAS	Au	275	1.06	0.036	275	0
OREAS228	OREAS	Au	32	8.73	0.279	32	0
OREAS228b	OREAS	Au	123	8.57	0.199	123	0
OREAS236	OREAS	Au	76	1.85	0.059	76	0
OREAS240	OREAS	Au	76	5.51	0.139	76	0
OREAS242	OREAS	Au	46	8.68	0.165	46	0
OREAS253	OREAS	Au	19	1.22	0.044	19	0
OREAS255	OREAS	Au	151	4.08	0.087	151	0
OREAS255b	OREAS	Au	20	4.16	0.109	20	0
OREAS256	OREAS	Au	21	7.66	0.238	21	0
OREAS621	OREAS	Au	1	1.25	0.042	1	0
Total			1103				0

Note:OREAS = Ore Research and Exploration Pty, Bayswater North, VIC, Australia;

Rocklabs = The Scott Group, Charlotte, NC, USA

9.5.2.2 Blanks

Overall, the data for 1285 blank samples (5.6% of the Stock East assay dataset) was used.

McEwen considers a value of 10 times the laboratory detection limit for photon assay analysis (or 0.05 g/t) as an indicator of failure for blank samples. None of the samples exceeded this level, which shows the low level of contamination of the sample preparation. The QP found the results acceptable.

9.5.2.3 Duplicates

Overall, the data for 169 pulp and 194 preparation duplicate samples (2.5% of the Stock East assay dataset) was used.

A scatter plot of the original samples versus the duplicate samples is presented in Figure 98. The QP found the results acceptable without a significant bias.

McEwen Ontario discontinued using preparation duplicate samples as a QAQC method in 2019 after an external review (Bloom and Jolette, 2019) suggested their removal.

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Figure 9-8:	Original Assays Against Duplicates for Stock East for the period 2017 to Current Exploration Period (prepared by McEwen, dated 202 reissued 2024)

9.5.2.4 Check Samples

Overall, the data for 713 check samples (3.1% of the Stock East assay dataset) was used.

Check samples consist of second splits of the final prepared pulverized samples analyzed by the primary laboratory that were routinely resubmitted to a secondary laboratory under a different sample number. These samples are used to assess the assay accuracy of the primary laboratory relative to the secondary laboratory. Repeat assays that exceed ±10% of the original assay are considered failures.

A scatter plot of the original samples versus the check samples is presented in Figure 99. The values below 5 g/t demonstrated good correlation, and the QP found these results acceptable.

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Figure 9-9 Original Assay Data Against Umpire Assay Data for Stock East for the 2017 to Current Exploration Period (prepared by McEwen, dated 2024)

The resampling program of the remaining historic St Andrew core showed that there was a reasonable correlation between the original assays and the re-assay performed in 2018 by McEwen.

A statistical analysis of the data from the program showed that the two data sets are behaving similarly, passing a paired t-test with a 95% confidence interval showing the mean difference near zero. The difference between the two assays are close to zero with the mean of the re-assays averaging 0.092 g/t lower than the original assays when six outliers and the maximum value were removed.

A quantile-quantile plot of the original samples versus the re-assayed samples is presented in Figure 910 and demonstrates the two populations are similarly distributed. The values below 3 g/t demonstrated good correlation, and the QP found these results acceptable.

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Figure 9-10 Original Assay Data Against Re-assay Data for the St Andrew(SAS) Core Used (prepared by McEwen, dated 2021-reissued 2024)

9.6 Fuller Data Verification

As part of the data verification process, the QP visited the Fuller site and reviewed the previous validation and reporting of historical drilling information, including drill logs and laboratory certificates, including a review of drill core from 1996 to 1998 and from 2004 to 2012, and also validated a random selection of collar positions for historical drilling using a handheld GPS unit.

Below is a summary of the verification work reviewed by the QP to confirm the integrity of the source datasets which inform the Mineral Resource estimation.

9.6.1 Data Verification

Exploration on the Fuller project was primarily conducted during the following four time periods:

●	Pre-1980’s: Exploration at the Nakhodas Mine during 1941 to 1942 and drilling at the Buffalo Ankerite Mine in the 1950s
●	1986 to 1989: Exploration, including surface and underground drilling and underground sampling by Balmoral
●	1996 to 1997: Surface drilling performed by Vedron
●	2004 to 2012: Surface drilling performed by Lexam

A detailed description of the exploration work and exploration data verification findings to support previous Mineral Resource estimations is documented in the two most recent technical reports issued for the Fuller property by Wardrop (Naccashian, 2006) and RPA (Altman et al., 2014). There is no new exploration information available since 2012. The data verification audit

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comprised core review, drill collar position verification, drill logs reviews and a high-level review of analytical assay QA/QC data.

9.6.2 Core Review

Drill core is only available for Vedron and Lexam drilling campaigns. Drill core from the following boreholes was reviewed:

●	Vedron drilling 1990s:
o	VG96-26
o	VG98-82
o	VG98-83
o	VG96-01
●	Lexam drilling 2000s:
o	VG-06-100
o	VGF-11-117
o	VGF-11-121
o	VGF-11-122
o	VGF-12-130
o	VGF-12-131
o	VGF-12-135

Reviewing the logging data records against the drill core as well as the geological features of the mineralized intervals used for the resource estimation confirms that the selected drilling logs correspond with the rock types and features observed in the core. The core is stored in wooden boxes clearly marked with metal stripes indicating the borehole number, number of the box and footage of the core interval. The most representative mineralized intersections are stored in a secure hanger, all other core is covered and stored outside within the Tisdale property area. The QP found the results of the review acceptable.

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9.6.3 Verification of Drill Collar Coordinates

The QP reviewed the following drill collar positions:

●	Balmoral 1980s drilling:
o	S88-107_VED
o	S88-108_VED
o	S88-118_VED
●	Vedron 1990s drilling
o	VG96-01_VED
o	VG96-02_VED and VG96-03_VED (same collar)
o	VG96-25_VED and VG96-26_VED (same collar)
o	VG96-27_VED and VG96-28_VED (same collar)
o	VG96-29_VED
o	VG96-39_VED
●	Lexam 2000s drilling
o	VG-06-99
o	VGF-11-119
o	VGF-12-125
o	VGF-12-134
o	VGF-12-139
o	VGF-12-133
o	VGF-12-138
o	VGF-12-140

Coordinates of the collar positions from a handheld GPS instrument were compared against drill hole database information. No significant variances were found except for the coordinate of borehole S88-118_VED. This may be caused by distortion in the GPS signal caused by tree cover. The collar position may also have been confused with VG-96-50 since no label was found on the casing. As neither of these drill holes intersect the mineralization or are included in the Mineral Resource estimation, the QP does not consider this deviation to represent a material risk to the reliability of the overall resource estimation results. However, checking more of the accessible collar positions against the existing database is highly recommended for future scopes of work.

9.6.4 Review of the Historical Drill Logs and Laboratory Certificates

Paper drill logs and laboratory certificates for the pre-2000 exploration periods were reviewed. The following boreholes were audited:

●	1941 to 1942 (Nakhodas Mine): S-06, S-07, S-14, S-15, S-31, S-34
●	1950s (Buffalo Ankerite Mine): D15-22_VED, D15-28_VED, D15-36_VED, D15-50_VED, D15-51_VED, D25-25_VED
●	1980s (Balmoral):

Drilling logs:

o	Surface drilling: S87-93, S87-96, S87-97
o	Underground drilling: 2-08, 2-13, 2-18, 3-29, 3-32, 3-35, 5-06, 5-07, 5-26, UG87-16, UG87-25, UG87-26, UG87-70

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Laboratory certificates:

o	Surface drilling: S88-108
o	Underground drilling: 5-52, UG87-24, UG88-54, UG88-56, UG88-57, UG88-59
●	1990s (Vedron): VG96-01_VED, VG96-26_VED, VG96-30_VED, VG96-54_VED, VG97-71_VED

Original source data was compared with that stored in the digital drill hole database. Verified data is tabulated in Table 96. There were no material mistypes or differences in the database that could potentially impact the Mineral Resource estimation results.

Table 9-6 Verified Historical Drilling Data

Data Period	Verification Data	Number of Assays Checked	Total Number of Assays	% Checked
Pre 1980	Drill logs	294	6,321	5
Balmoral 1980s	Drill logs and laboratory certificates	1,345	22,771	6
Vedron 1990s	Drill logs and laboratory certificates	630	10,108	6
Total / Average		2,269	39,200	6

9.6.5 Review of the QA/QC Data for 2010 to 2012 Exploration Drilling

The most extensive exploration drilling in the Fuller area by Lexam was conducted from 2010 to 2012. The details of the work conducted, and data verification information is documented in the 2014 RPA technical report (Altman et al., 2014). Additional checks to verify the quality of the drilling data were made.

A combined dataset that included the QA/QC information for four deposits that make up the Western properties: Buffalo Ankerite, Fuller, Paymaster and Davidson-Tisdale was reviewed. In most cases, the data package only included the data analysis charts and not the original dataset of QA/QC information. In addition, the analysis in this section represents the combined dataset of all deposits representing the Western properties and not just Fuller, as the site specific dataset could not be extracted separately. The QP cannot confirm that the dataset used for the interpretation represents the complete QA/QC dataset available for the 2010 to 2012 drilling period. They do however believe that the provided dataset is adequate for a high-level overview and is reliant on the more detailed data verification undertaken by RPA 2014.

For the Fuller property QA/QC program, Lexam used ALS in Val d’Or, Quebec, an ISO 17025 accredited laboratory, as the primary laboratory and Expert in Rouyn-Noranda, Quebec as the secondary laboratory. In both cases, Lexam relied on the internal QA/QC procedures used by the laboratory and did not insert any external field standards, duplicates and blanks into the sample stream.

9.6.5.1 Certified Reference Material

Standards used for the 2010 to 2012 exploration work were presented in two datasets:

●	Original data from a laboratory in Excel format

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●	Exported interpretational charts from GEOTIC© software in PDF format

These two datasets partially overlapped. Additionally, the Excel data does not contain the date the analysis was conducted, and PDF data does not contain the original numeric data. As the QP was unable to adequately split these datasets for the four Lexam projects, they were combined to provide an overview of the overall statistics. It is understood that the total amount of samples may not precisely represent the total used in the 2010 to 2012 QA/QC program, but the data appears to be sufficiently reliable for a high-level audit.

The QP counted outliers of greater than two standard deviations as a high-level indicator of failure. This analysis was an overview of the historical protocols, therefore the same logic was used as was implemented originally.

The results of the audit are presented in Table 97. The results show that an extensive number of standards (about 25% of the original assay dataset) was used as a part of the QC procedures. The reference materials used are also evenly distributed by the gold grade class. Some deviations usually occur in poorly informed datasets and were successfully checked against other standards with a similar reference value. Upon review of the provided data the results were deemed to be acceptable.

Table 9-7 Tabulation of Standards Used by Lexam in the 2010-2012 Exploration Program

Standard	Manufacturer	Number of Samples	Source of Data	Expected Value, g/t	Standard Deviation, g/t	Below 2StdDev	Above 2StdDev	Outside 2StdDev, %	Comments
OxC58	Rocklabs	14	PDF	0.201	0.007	0	2	14	Small dataset, low grade
OxC88	Rocklabs	1,641	XLS (1486) and PDF (155)	0.203	0.01	5	3	0	Representative dataset, no significant errors
OxC72	Rocklabs	456	XLS (437) and PDF (19)	0.205	0.008	5	9	3	Representative dataset, no significant errors
OXD73	Rocklabs	63	XLS (21) and PDF (42)	0.416	0.013	0	0	0	Representative dataset, no significant errors
OREAS-15g	OREAS	24	PDF	0.527	0.023	0	0	0	Representative dataset, no significant errors
SE29	Rocklabs	45	XLS	0.597	0.016	0	6	13	Positive bias probably caused by small dataset
SE58	Rocklabs	99	XLS	0.607	0.019	0	0	0	Representative dataset, no significant errors
OxF65	Rocklabs	63	XLS (26) and PDF (37)	0.805	0.034	0	0	0	Representative dataset, no significant errors

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Standard	Manufacturer	Number of Samples	Source of Data	Expected Value, g/t	Standard Deviation, g/t	Below 2StdDev	Above 2StdDev	Outside 2StdDev, %	Comments
SF45	Rocklabs	12	XLS	0.848	0.028	0	0	0	Representative dataset, no significant errors
SG31	Rocklabs	20	XLS	0.996	0.028	1	1	10	Small bias that can be explained by small dataset
SI25	Rocklabs	124	XLS (93) and PDF (31)	1.801	0.044	6	18	19	Biased dataset
OxI54	Rocklabs	32	PDF	1.868	0.066	0	2	6	Representative dataset, no significant errors
OREAS-16b	OREAS	1,163	XLS (1118) and PDF (45)	2.21	0.07	17	10	2	Representative dataset, no significant errors
OREAS-67a	OREAS	608	XLS	2.238	0.096	1	1	0	Representative dataset, no significant errors
OREAS-60b	OREAS	54	PDF	2.57	0.11	0	0	0	Representative dataset, no significant errors
OxK95	Rocklabs	1,154	XLS (1145) and PDF (9)	3.537	0.125	8	6	1	Representative dataset, no significant errors
OREAS-68a	OREAS	404	XLS (389) and PDF (15)	3.89	0.15	1	0	0	Representative dataset, no significant errors
OxL78	Rocklabs	307	XLS (276) and PDF (31)	5.876	0.153	2	8	3	Representative dataset, no significant errors
SL34	Rocklabs	5	PDF	5.893	0.14	0	0	0	Representative dataset, no significant errors
OxN92	Rocklabs	855	XLS	7.643	0.242	9	5	2	Representative dataset, no significant errors
OxN77	Rocklabs	72	XLS (26) and PDF (46)	7.732	0.17	0	6	8	Small bias, small dataset and high grade standard sample
CDN-CGS-20	CDN Lab	10	PDF	7.75	0.47	0	0	0	Representative dataset, no significant errors
Total/Average		7,225				55	77	2

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Note:OREAS = Ore Research and Exploration Pty, Bayswater North, VIC, Australia;

CDN = CDN Resource Laboratories Ltd, Langley, BC, Canada

Rocklabs = The Scott Group, Charlotte, NC, USA

9.6.5.2 Blanks

A dataset of blanks was exported from GEOTIC© software as interpretational charts in PDF format. Overall, the data for 524 blank samples (2% of the assay dataset) was used.

McEwen considers 10 times the detection limit for FA-AAS analysis (0.05 g/t) as used by ALS and Expert as an indicator of failure for the blank check sample. None of the samples exceeded this level, which shows the low level of contamination of the sample preparation. The results were found to be acceptable.

9.6.5.3 Duplicates

A dataset of duplicates was exported from GEOTIC© software as an interpretational graphic in PDF format. Lexam relied on the results of ALS’s pulp duplicates to ensure that analytical precision meets project requirements. The provided PDF files included 713 pulp duplicates (2% of the assay amount), did not contain the original values, and covered the exploration period from 2008 to 2012. A scatter plot of the original samples versus the duplicate samples is presented in Figure 911. The results were found to be acceptable without a significant bias.

9.6.5.4 Check Samples

Check samples consist of second splits of the final prepared pulverized samples routinely analyzed by the primary laboratory and resubmitted to a secondary laboratory under a different sample number. These samples are used to assess the assay accuracy of the primary laboratory relative to the secondary laboratory.

A dataset of check duplicates was exported from GEOTIC© software as an interpretational graphic in PDF format.  The provided PDF files, including 391 pulp duplicates (1% of the assay amount), did not contain the original values and covered the period exploration from 2009 to 2012 (there is no reference in the file, but RPA reported that check samples were used only within this period). A scatter plot of the original samples versus the check duplicate samples is presented in Figure 912. The QP notes a slightly positive bias towards the ALS data that is related to high-grade sample values. This might be explained by the small population of this grade class. The values below 5 g/t demonstrated good correlation, and the results were found to be acceptable.

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Figure 9-11 Original ALS Assays Against Duplicates for the 2008 to 2012 Exploration Period (prepared by SRK 2018; resissued by McEwen 2024)

Figure 9-12 ALS Data Against Expert check Data for the 2009 to 2012 Exploration Period (prepared by SRK 2018; resissued by McEwen 2024)

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9.7 Davidson-Tisdale Data Verification

As part of the data verification process, the QP visited the Davidson-Tisdale site and reviewed the previous validation and reporting of the historical drilling information, including drill logs and laboratory certificates, reviews of the drill core from 2003 to 2007 and 2010, and validation of several historical drilling collars.

Below is a summary of the verification work reviewed by the QP to confirm the absence of material deficiencies within the source datasets that could materially impact the results of the Mineral Resource estimation.

9.7.1 Data Verification

Exploration at Davidson-Tisdale commenced in 1911 with detailed documentation of this work, and exploration data verification findings to support previous mineral resource estimations being documented in the two most recent technical reports issued by Wardrop (Naccashian et al., 2007) and RPA (Altman et al., 2014). The majority of the exploration data available and used for the current Mineral Resource estimate was acquired during the following exploration periods:

●	1983 to 1988: DTM and Getty – approximately 87% of the total assay length in the mineralized domains
●	2003 to 2007 and 2010: Lexam – approximately 12% of the total assay length in the mineralized domains

No new exploration information has been generated since 2010. The data verification audit process comprised of drill core review, drill collar position verification, and drill logs and assay certificate reviews.

9.7.2 Core Review

Drill core is only available for the Lexam drilling campaign. Drill core was reviewed from the following boreholes to obtain a representative coverage across all exploration periods and the mineralization intersections applied for resource estimation purposes:

●	03-310: interval 159-171 m
●	03-315: intervals 155-171, 193-211 m
●	04-322: interval 132-152 m
●	04-324: interval 148-168 m
●	04-327: interval 136-182 m
●	04-332: interval 160-220 m
●	04-347: interval 178-206 m
●	05-352: interval 270-307 m
●	05-354: interval 272-306 m
●	07-359: interval 64-76 m
●	VGT-10-365: interval 104-108 m
●	VGT-10-371: interval 91-96 m

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●	VGT-10-380: interval 264-277 m
●	VGT-10-383: intervals 120-125, 307-320 m

Logging data records were compared against the drill core, as well as the geological features of the mineralized intervals used for the resource estimation. The selected drilling logs correspond with the rock types and features observed in the core. The core is stored in wooden boxes clearly marked with metal stripes indicating the borehole number, number of the box and footage of the core interval. The most representative mineralized intersections are stored in a secure hanger, all other core is covered and stored outside within the Tisdale property area. The results of the review are deemed acceptable

9.7.3 Drill Collar Coordinates

The following drill collar positions were reviewed:

●	DTM and Getty drilling during 1980s:
o	DT-83-025
o	GT84-111
●	Lexam drilling during 2000s:
o	03-305, 04-335, 03-304
o	04-328, 04-329, 04-330 (labelled)
o	04-331
o	04-332, 04-333
o	04-334
o	04-347
o	04-348 (labelled)
o	07-361 (labelled)
o	07-362 (labelled)
o	VGT-10-374
o	VGT-10-375
o	VGT-15-392

Several drill hole collars were located under snow cover and coordinates of the collar positions from a handheld GPS instrument compared against the current drill hole database. Most of the collars were not labelled, however, for almost all cases the location coordinates aligned well with the documented collar positions. No significant variances (most were less than 5 m) were found, except for the coordinate of borehole GT84-111 where the total in-plane deviation was 12 m. This may have been caused by distortion in the GPS signal caused by tree cover, therefore, overall the deviation is considered to not represent a material risk to the reliability of the overall resource estimation results. Future additional checking of accessible collar positions (especially for historical drilling prior to 2000s) in the summer season against the current database is highly recommended.

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9.7.4 Review of the Historical Drill Logs and Laboratory Certificates

Paper drilling logs and laboratory certificates for the pre-2000 exploration periods were reviewed. The following logs were audited:

o	1983 to 1984 – DTM:
◾	DT83-017
◾	DT83-019
◾	DT83-020
◾	DT83-021
◾	BR85-2
o	1984 to 1987 – Getty:
◾	GT84-042
◾	GT84-092
◾	GT84-107
◾	GT84-109
◾	GT84-111
◾	GT84-117
◾	GT85-05-01
◾	GT85-05-03
◾	GT85-130
◾	GT85-132
◾	GT86-03-15
◾	GT86-03-18
◾	GT86-04-101
◾	GT86-04-110
◾	GT86-04-27
◾	GT86-04-48
◾	GT86-140
◾	GT87-02-143
◾	GT87-228
◾	GT87-400-194A
◾	GT87-R-224
◾	GT87-R-256
◾	GT87-R-242
o	2000s Lexam:
◾	03-302
◾	03-306
◾	04-332
◾	04-342
◾	VGT-10-366
◾	VGT-10-380
◾	VGT-10-384

The source data was compared with that in the digital drill hole datasets. Verified data is tabulated in Table 98. Several data entry errors and discrepancies between the source and

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digital data (noted as issues) were noted but their total number is within an acceptable limit and does not appear to materially affect the global results of the Mineral Resource estimation.

Table 9-8 Review of the Drilling Logs

Exploration Period	Total No. of Assays	Drill Log Check
		No Issues	Issues	Total Assays Checked	% Checked	% of Issues
Getty and DT 1980s	18,002	1,853	8	1,903	11	0.4
Lexam 2003-2007	3,588	135	0	137	4	0.0
Lexam 2010	2,461	308	0	308	13	0.0

Assay certificates from the major exploration periods were reviewed and compared against the data in the existing database. The results are summarized in Table 99. Similar to the drill hole logs, the total number of errors is within the acceptable limit and does not appear to materially affect the global results of the Mineral Resource estimation.

Table 9-9 Review of the Assay Certificates

Exploration Period	Total No. of Assays	Assay Certificate Check
		No Issues	Issues	Total Assays Checked	% Checked	% of Issues
Getty and DT 1980s	18,002	3,341	15	3,461	19	0.4
Lexam 2003-2007	3,588	124	0	124	3	0.0
Lexam 2010	2,461	844	0	844	34	0.0

9.7.5 Review of the Available 2010 QA/QC Data

A combined dataset that included the QA/QC information for four deposits that make up the Western properties: Buffalo Ankerite, Fuller, Paymaster and Davidson-Tisdale was reviewed. This data covers the exploration period 2010 to 2012 and therefore represents the data collected for only the last exploration period for Davidson-Tisdale. The combined dataset is reviewed above in the Fuller Section 9.6.

9.8 QP Comments on Section 9

QA/QC by McEwen has been performed on the primary data used for the remaining mineral resource at Black Fox. Also, the QP conducted an independent spot check review of other data used for estimation. This consisted of a visual inspection of drill collars and deviation surveys, a review of analytical QA/QC statistics, and random spot-checks on a limited number of database assay results versus assay laboratory certificate reports.

The QP has reviewed the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Black Fox Mineral Resource estimate.

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QA/QC by McEwen has been performed on the data used for the Mineral Resource at Froome. The QP has reviewed the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Froome Mineral Resource estimate.

The QP conducted an independent spot check review of Grey Fox data prior to McEwen ownership. This consisted of a visual inspection of drill collars and deviation surveys, a review of analytical QA/QC statistics, and random spot-checks on a limited number of database assay results versus assay laboratory certificate reports. The QP has reviewed the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Grey Fox Mineral Resource estimate.

QA/QC by McEwen has been performed on the data used for the Mineral Resource at Stock West and Main zones. The QP has reviewed the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Stock West and Main Mineral Resource estimates.

QA/QC by McEwen has been performed on the majority of the data used for the Mineral Resource at Stock East. In addition, McEwen verified earlier data by re-assaying a significant amount of St Andrew samples that were used for estimation to validate their accuracy. The QP has reviewed the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Stock East Mineral Resource estimate.

No additional project exploration data has been generated at Fuller since the recent technical reports on the project therefore, the QP has referenced the verification work conducted by RPA (Altman et al., 2014) and Wardrop (Naccashian., 2006).

The QP undertook a review of the verification and validation of a series of additional validation checks, including verification of collar positions, validation of historic drilling logs and laboratory certificates against the database, and an audit of QA/QC data from the 2010 to 2012 exploration period. There were no substantial flaws evident that could materially impact the quality of the Fuller Mineral Resource estimation. The QP review confirms the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Fuller Mineral Resource estimate.

As no additional project exploration data has been generated at Davidson Tisdale since the recent technical reports on the project, the QP has referenced the verification work conducted by RPA (Altman et al., 2014) and Wardrop (Naccashian et al., 2007).

The QP undertook a review of the verification and validation of a series of additional checks, including verification of collar positions, core review, validation of historical drilling logs and laboratory certificates against the database, and an audit of QA/QC data from the 2010 to 2012 exploration period. There was limited access to information on the QC procedures used in the 1980s exploration programs which were described in the previous technical reports.

There were no substantial flaws detected that could materially impact the quality of the Mineral Resource estimation. The QP review confirms the analytical QC procedures and data and confirms that the analytical results are reliable for informing the current Davidson-Tisdale Mineral Resource estimate.

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Mineral Processing and Metallurgical Testing

The bulk of the metallurgical testwork was conducted prior to McEwen. All deposits of the Fox Complex are gold-bearing. Currently McEwen utilizes the Fox Mill with future larger processing facilities considered for elsewhere in the property. Some mineralized zones contain free gold. Preliminary testwork has shown this gold mineralization to be amenable to grind and cyanide leach recovery, the same process as the Fox Mill. Results are supportive of assumptions used and detailed metallurgical testwork is ongoing.

10.1 Historical Testwork Summary

Historical metallurgical testing has been completed for Froome, some zones of Grey Fox, Stock mine and for some of the Western properties.

Material from Stock Main was previously processed through the Fox Mill (then Stock Mill).

The Davidson-Tisdale and Fuller deposits have been considered in different combinations over several decades, with the oldest testwork results dating back to 1975.

Historical metallurgical testing for the Eastern properties has been previously summarized in technical reports prepared by Primero and RPA (Brisson, 2014; Altman et al., 2014).

10.1.1 Eastern Properties

10.1.1.1 Froome

Metallurgical testing for Froome was first performed in 2017 by ALS for Primero. Testwork was completed on a master composite and four domain composites representing the underground deposit. This program was designed to assess the physical characteristics and to confirm mineralized material from Froome could be processed by the mill, as well as environmental testing.

Quarter and half NQ core was shipped to ALS and used to compile the master and domain composites. Composites were sub-sampled for Bond tests and bottle roll test charges. Head assay results for chemical content are shown in Table 101.

Gold grades ranged from 4.75 g/t for the Py 1-3 composite to 6.20 g/t for the Py 3-5 composite. Sulphur is present predominantly as sulphide, suggesting the presence of sulphide minerals. The organic carbon and graphitic carbon were both low for all samples, preg-robbing should not cause gold recovery issues for “whole ore” cyanidation of these samples.

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Table 10-1 Froome Composite Samples Chemical Content

Sample	Gold, g/t	Total Sulphur, %	Sulphide Sulphur, %	Sulphate, %	Total Carbon, %	Total Organic Carbon, %	Graphitic Carbon, %
Master Composite	5.73	1.60	1.56	0.03	1.62	0.02	0.01
Silica MS Composite	4.83	1.42	1.39	0.03	1.50	0.03	0.01
Silica WM Composite	5.54	1.65	1.62	0.03	1.33	0.03	<0.01
Py 1-3 Composite	4.75	1.41	1.38	0.03	1.62	0.03	0.01
Py 3-5 Composite	6.15	1.84	1.81	0.03	1.37	0.03	0.01

Note: MS = Moderate-Strong; WM = Weak-Moderate; Py = pyrite content %.

Comminution tests were only performed on the master composite. The Bond ball mill work index was completed using a closing screen of 200 mesh and gave a work index value of 20.9 kWh/t, while the Bond rod mill work index gave a value of 19.1 kWh/t. The Bond abrasion index was measured at 0.39. The sample is considered very hard in terms of ball milling and is moderately abrasive.

Bottle roll leach tests were completed on the master composite over a 48-hour period at a pH 11, with either 500 ppm or 1,000 ppm cyanide, and either sparged or exposed to the atmosphere (Table 102). Gold extraction was rapid with most extracted by 24 hours. There was relatively little difference in recovery for oxygen sparging or open bottle tests. Cyanide consumption ranged from 0.5 to 2.9 kg/t and lime consumption from 0.5 to 0.9 kg/t.

A mineralogical assessment was completed on the cyanidation leach tails from test KM5132-02. Leach residue assayed 0.6 g/t gold and dynamic secondary ion mass spectrometry results indicated that 10% of the gold contained was sub-microscopic in pyrite.

Bottle roll leach tests were also performed on the four domain composites at the same conditions with most of the gold extracted by 24 hours (Table 103). Results for gold extraction for all composites was close, with an average of 90.13% and a standard deviation of 0.44%. Cyanide consumption ranged from 0.9 to 1.1 kg/t and lime consumption from 0.9 to 1.0 kg/t.

The master composite was also used to evaluate leach kinetics at various grind sizes. There is a well-defined linear relationship between grind size and recovery. This trend is confirmed with results from the leach tests on the four domain samples. The head grade for the master composite was 5.73 g/t, and the domain samples ranged from 4.75 to 6.15 g/t. Table 104 show the gold recoveries at each grind size and the correlating trendline.

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Table 10-2:Summary of Froome Master Composite Bottle Roll Tests

Test Number	Cyanide Concentration, ppm	Oxygen Condition	CIL	Gold Extraction, %	Cyanide Consumption, kg/t	Lime Consumption, kg/t
1	500	O2 purge	No	91.1	0.8	0.9
2	500	O2 purge	No	89.4	0.7	0.7
3	500	O2 purge	No	85.0	0.5	0.6
4	500	Air	No	89.3	0.8	0.9
5	500	Air	Yes	88.2	0.9	0.8
11	500	Air	No	87.5	1.1	0.5
6	1,000	Air	No	93.3	2.9	0.7

Note: CIL = carbon-in-leach

Table 10-3:Summary of Froome Domain Composites Bottle Roll Tests

Composite Name	Test Number	Cyanide Concentration, ppm	Oxygen Condition	CIL	Gold Extraction, %	Cyanide Consumption, kg/t	Lime Consumption, kg/t
Silica MS	7	500	Air	No	90.6	0.9	1.0
Silica WM	8	500	Air	No	89.8	1.1	0.9
Py 1-3	9	500	Air	No	90.4	1.1	0.9
Py 3-5	10	500	Air	No	89.7	0.9	0.9

Note: MS = Moderate-Strong; WM = Weak-Moderate; Py = pyrite content %.

Table 10-4: Froome Grind Sensitivity Results

Composite	P80, µm	Recovery 48 h, %
Master Composite	55	91.1
	82	89.4
	119	85.0
	82	89.3
	82	88.2
	45	93.3
Silica MS Composite	62	90.6
Silica WM Composite	66	89.8
Py 1-3 Composite	58	90.4
Py 3-5 Composite	59	89.7

Note: MS = Moderate-Strong; WM = Weak-Moderate; Py = pyrite content %.

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10.1.1.2 Grey Fox

Metallurgical testing for Grey Fox was first performed in 2013 by SGS for Brigus Gold. Two sets of samples were shipped to SGS for testwork to be completed in two stages. Samples for the 147 Zone and Contact Zone master composites were coarse assay rejects. The second set contained samples from 16 grid zones, 8 from the 147 Zone and 8 from the Contact Zone. The intervals contained in the grid zones were composited to generate variability samples. The test program included a head analysis, mineralogy, comminution characterization, bulk cyanidation, and environmental testing, including cyanide destruction testing.

A second mineralogical and metallurgical characterization program was carried out by XPS in 2013 to confirm gold recovery of variability samples. Samples were selected by XPS to represent the material that would be fed to the mill. Samples for both programs were limited to the 147 Zone and Contact Zone.

Most historical testwork has been done on the Contact Zone and the 147 Zone; however, other zones, including 147 NE, South Zone, Gibson, and Whiskey Jack; had limited to no testwork completed historically.

147 Zone and Contact Zone

SGS Phased Testwork

Head assay results for gold, silver, copper, and chemical content are shown in Table 105. Mineralogical analysis showed that carbonate is the predominant form of carbon, thus impact to recovery from preg-robbing should be negligible. Pyrite/marcasite was found to be the main sulphide mineral. Minor amounts of chalcopyrite and molybdenite were also identified.

Table 10-5:Grey Fox 147 Zone and Contact Zone Composites Head Assays

Sample	Gold, g/t	Silver, g/t	Copper, %	Sulphur, %	Tellurium, g/t	Total Carbon %	CO2, %
147 Master Composite	3.35	1.6	0.010	1.7	<4	2.76	9.77
Contact Zone Master Composite	4.64	1.8	0.015	1.9	<4	1.91	6.61

Composites were tested for grindability, including the SMC test, the Bond rod mill grindability and Bond abrasion tests, a high-pressure grinding roll (HPGR) investigation with locked-cycle tests, and Bond ball mill grindability. Contact Zone and 147 Zone are hard with respect to impact breakage and very hard with respect to Rod work index. The Contact Zone is considered medium abrasive and the 147 Zone is abrasive. Both zones are very hard in terms of specific grinding force and net specific energy, and medium in terms of throughput. Both zones are very hard with respect to Bond work index with results at or near the 100th percentile of SGS database. The effect of HPGR reduced Bond work index by 2% for the 147 Zone and 5% for the Contact Zone.

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Table 10-6 Grey Fox 147 Zone and Contact Zone Grindability Test Summary (SGS, 2012)

Note: BWI = Bond work index; RWI = Rod work index; LCT = lock-cycle test; Ai = Abrasion index

Table 10-7 Grey Fox 147 Zone and Contact Zone SMC Test Results (SGS, 2012)

Note: DWI =drop weight index

Table 10-8 Grey Fox 147 Zone and Contact Zone HPGR Test Summary (SGS, 2012)

Gravity separation tests were completed as a potential pre-treatment to downstream cyanidation. Gravity separation on 147 Zone and Contact Zone composites over a size range of 54 to 100 µm resulted in gravity recovered gold ranging from 17.2 to 29.1% for Contact Zone and 20.1 to 28.0% for 147 Zone. Gravity gold recovery was directly related to grind size for the Contact Zone with a finer grind resulting in higher recovery to concentrate. Gravity gold recovery was independent of grind size for 147 Zone.

Flotation testing was completed as a preliminary investigation of recovery to concentrate performance considering the presence of pyrite. Rougher flotation on gravity tailings resulted in 90% gold recovered (based on flotation feed) to concentrate with a grade of approximately 15.5 g/t gold for the 147 Zone. Grind size did not appear to affect gold recovered to concentrate. Rougher flotation on gravity tailings resulted in 93% gold recovered (based on flotation feed) to concentrate with a grade ranging between 18.0 to 24.4 g/t gold for the Contact Zone. Results suggested that a higher recovery can be achieved at finer grind sizes.

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Additionally, cyanidation tests were also completed on the gravity tailings. Gold recovery by cyanidation on gravity tailings ranged from 67 to 72% for the Contact Zone and 63 to 75% for the 147 Zone. Combined gravity and cyanidation did not exceed 81% for the 147 Zone and 79% for the Contact Zone. For both composites, grind size did not influence gold extraction. Cyanidation of gravity tailings from 147 Zone achieved 75% recovery and 83% when combined with gravity recovery.

Variability testing was completed on 16 individual composites using gravity separation followed by CIL of the gravity tailings. Average gold grades for the 147 Zone range from 0.65 to 4.50 g/t and from 1.73 to 11.1 g/t for the Contact Zone.

The gravity recoverable gold for the 147 Zone ranged from 33 to 38%. The gravity recoverable gold for Contact Zone was significantly lower and ranged from 9 to 18%.

Cyanidation tests were completed at 40% solids with a pre-aeration step for two hours, cyanide concentration of 0.5 g/L, carbon concentration of 15 g/L, and leached for 48 hours. Gold extraction on gravity tails for the master composites ranged from 76 to 80%. Total gold extraction for gravity and cyanide ranged from 79 to 85%.

Table 10-9 147 Zone and Contact Zone Master Composites Gold Extraction with Gravity and Cyanidation (SGS, 2013)

The 147 Zone and Contact Zone variability composites were also submitted for “whole ore” CIL tests at a grind size of 75 µm. Leach conditions were the same as those applied to the gravity tailings. “Whole ore” leach gold recovery ranged from 63 to 94% for the 147 Zone and from 64 to 94% for the Contact Zone. For the 147 Zone, cyanide consumption ranged from 0.25 to 0.61 kg/t and lime consumption ranged from 0.83 to 1.65 kg/t. For the Contact Zone, cyanide consumption ranged from 0.16 to 0.69 kg/t and lime consumption ranged from 0.79 to 2.39 kg/t.

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Table 10-10 147 Zone and Contact Zone Variability Testing Results (SGS, 2013)

From XPS Phased Testwork

Mineralogical and metallurgical characterization was conducted on samples from 147 Zone and Contact Zone over four phases. Phase 1 included testwork on eight variability samples. Based on Phase 1, four geometallurgical samples were selected for testwork performed as part of Phase 2. The four geometallurgical composites were 147 Zone high grade, 147 Zone low grade, Contact Zone mafic volcanics, and Contact Zone sediments. Bond ball work indices for all composites were determined at SGS. Phase 3 included samples from the South Zone. Phase 4 tested the potential of flotation to recover gold to a concentrate product.

XPS Phase 1 Testwork (December 2013)

From Phase 1, it was shown that the main driver of higher recoveries is higher head grade. High head grade may overcome negative impact of pyrite if there is an increased proportion of

S-K 1300 Technical Report Summary

coarser grained “free milling” gold. It was also found that sulphur content negatively impacts gold recoveries. Sulphur is directly related to pyrite content with a correlation coefficient of 0.96. Of note, pyrite does not necessarily increase with depth.

For the 147 Zone, the variolitic volcanic unit does not have geometallurgical differentiation from the mafic intrusive host unit. For the Contact Zone, the lowest recovery composite is from the mafic volcanic host unit. Molybdenite content increases with sulphur content, and also correlates to poorer metallurgical recoveries, although it is not clear if the molybdenite has a direct impact. The sedimentary host unit makes up a significant amount of the gold host unit in the Contact Zone. Within a zone and lithologies, there is localized variance likely due to the nature of the gold texture and host association. In the Grey Fox database, there are no available sulphur assays to support separation based on geometallurgical grouping

Overall, the 147 Zone composites averaged 88% gold recovery and Contact Zone averaged 81%. Although overall recoveries are generally lower, Contact Zone composites had faster leach kinetics.

XPS Phase 2 Testwork (February 2014)

Four geometallurgical definitions were selected, however, these were deemed inaccurate during further testing: 147 Zone high grade; 147 Zone low grade; Contact Zone sedimentary; and Contact Zone mafic volcanics.

Samples were subjected to flotation tests and for all samples gold is recoverable by flotation with 93 to 97% recovered to a concentrate. However, there was evidence of nugget effect in flotation concentrates.

Samples from the 147 Zone showed high variability, standard sampling produces significant gold head grade variance. Some indication of minor preg robbing as 24-hour leach recovery often exceeded 48-hour recoveries.

The Contact Zone mafic volcanics sample had the highest Total Carbon percentage and displayed the largest variance in 24- to 48-hour recovery, 88% down to 85.7%. Using a grade of 6.0 g/t the 147 Zone could expect a gold recovery of 92.3%.

The four samples tested were very hard in terms of their Bond ball work index with lowest results in the Contact Zone sedimentary sample (19.2 kWh/t) and the highest in the 147 Zone high grade sample (25.9 kWh/t).

XPS Phase 3 Testwork (2014)

Phase 3 included additional investigation on the metallurgical factors influencing gold recovery for the Grey Fox zones. There is a combination of free milling (easily liberated) and gold intricately associated with pyrite. There is also abundant visible gold.

Lithology does not appear to be a major factor in determining metallurgical performance. The dominant variable that affects leach recovery is pyrite-associated gold. Gold in tailings is related to micro-inclusion, or solid solution in pyrite. Gold locked in pyrite does not respond to fine grinding to 12 µm.

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The 147 Zone contains low pyrite and recovery can be predicted on the basis of head grade. The Contact Zone has variable sulphur and recoveries are less predictable. The Contact Zone (contains about 30% of mineralized material) subdivides to high and low pyrite. Negative effect of pyrite is related to microfine encapsulation of gold within pyrite, rendering this gold unavailable to leaching.

Three main geometallurgical units were identified for performance:

●	High grade (>4 g/t gold) – recovery model from Phase 2 testwork
●	High pyrite, low grade (<4 g/t, sulphur/gold >0.75) – lower recoveries in range of 75 to 80%
●	Low-grade pyritic material should be considered an exception to model and are assigned a lower recovery of 78%. Low pyrite, low grade (<4 g/t, sulphur/gold <0.75) is less predictable and ranged 75 and 90% and with an average of 85%.

Figure 10-1:	Grey Fox Combined Lab Gold Recoveries (XPS, 2014)

Bond ball work index tests were completed to examine whether lithology had an impact on hardness. Results range from 19.2 kWh/t in the Contact Zone to 27.1 kWh/t in the 147 Zone.

XPS Phase 4 Testwork (2015)

Flotation as a means of processing was evaluated for 147 Zone and Contact Zone. Leaching a flotation concentrate and flotation tail almost exactly duplicates “whole ore” leach recoveries, indicating there is not a benefit to adding flotation to the flowsheet.

Flotation does not add value as the contained metal value makes it difficult to market because the concentrate would need to be treated by oxidative leaching, or by roasting.

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147NE Zone

The 147NE Zone has crustiform veining and breccias, some of which can be directly observed from surface. No historical metallurgical testing was completed on this zone, McEwen has completed a test program since acquiring the property.

South Zone

The South Zone has intense silica-ankerite-sericite alteration, variolitic flows, crustiform-style veining, and is at a shallow depth. Testing of the South Zone was part of Phase 3 XPS testwork and results from six variability composites are presented.

XPS Phase 3 Testwork (2014)

The South Zone is largely comprised of variolitic volcanic hosted material (approximately 80%). Composite head assays ranged from 0.95 to 5.33 g/t. gold grade drives recovery, and sulphur content negatively affects recovery with recoveries ranging from 73.2 to 89.3%. There was no significant difference in recovery between lithologies. Overall, gold recoveries were marginally lower than the 147 Zone. South Zone has higher Bond work indices ranging between 24 to 27.

Table 10-11 Grey Fox South Zone Variability Bottle Roll Leach Results (XPS, 2014)

Note: HG = high grade; LG = low grade; VIV = variolitic volcanic; MV = mafic volcanic; Py = pyrite; ERD = external reference distribution

Gibson

The Gibson deposit has veining (C-veins breccia) similar to Grey Fox. It also includes mineralized areas of sulphide replacement in chalcopyrite breccias.

Contact Zone is considered a reasonable analogue for metallurgical recovery.

Whiskey Jack

Whiskey Jack is a new target discovered in the fourth quarter of 2019, located close to Grey Fox and Gibson. Mineralization includes quartz-carbonate-molybdenite breccia and veins.

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10.1.2 Stock

Metallurgical testing for Stock was completed for McEwen by ALS IN 2024. Testwork was completed on a master composite and four domain composites representing the underground deposit. This program was designed to assess the physical characteristics and to confirm mineralized material from Stock (Zones West, Main and East) could be processed by the Fox Mill, as well as environmental testing.

Gold grades ranged from 1.11 g/t to 3.98 g/t for the Main Zone composite. Grades ranged from 1.8 g/t to 4.25 g/t for the West Zone composite. Grades ranged from 1.24 g/t to 6.02 g/t for the East Zone composite. West Zone variability composites all measured higher gold in the oversize fraction while this was not the case for most of the Main and East zone variability composites apart from Samples 3 and 13, and for Sample 1. Sulphur is present predominantly as iron sulphides. The organic carbon and graphitic carbon were both low for all samples, preg-robbing should not cause gold recovery issues for “whole ore” cyanidation of these samples.

A Bond ball mill work index test was conducted on each of the East Zone main composites using a closing screen size of 106μm and gave a work index value range of 16.1 to 17.0 kWh/t.

Metallurgical testing investigated gravity concentration (Table 13-13) and cyanidation leaching (Table 13-14). Gravity performance was evaluated for each of the variability samples. Whole ore leach testing was conducted on the variability samples along with a cyanidation leach of the gravity tailings generated from the gravity testing. The main composites were not tested for gravity performance, only whole ore cyanidation leaching was conducted.

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Table 10-12 Stock Composite Samples Chemical Content

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Table 10-13 Summary of Stock Mining Zone Gravity Concentration

Zone	Sample	NaCN - ppm	Gravity Recovery - percent	Leach Extraction - percent	Overall Recovery - percent	Au Grade - g/tonne				Reagent Consumption - kg/tonne Feed	
						Head	Calc. Head	Pan Con	Residue	NaCN	Lime
	Sample 1	471	26.0	93.8	95.4	2.12	3.10	1007	0.13	0.1	1.0
Stock Main	Sample 2	471	5.8	94.8	95.1	2.90	2.66	297	0.12	0.1	0.7
	Sample 3	471	14.9	98.8	99.0	1.11	1.08	298	0.01	0.1	0.7
	Sample 4	471	4.7	96.5	96.6	3.98	3.57	305	0.11	0.2	0.6
Stock West	Sample 5	471	18.5	95.3	96.2	1.80	3.08	1079	0.10	0.2	0.9
	Sample 6	471	36.9	94.7	96.7	1.88	2.76	1819	0.08	0.1	0.9
	Sample 7	471	43.4	95.9	97.7	4.25	3.91	3086	0.08	0.1	0.9
	Sample 8	471	10.6	93.9	94.6	2.51	3.70	699	0.18	0.1	1.0
Stock East	Sample 9	1000	6.6	82.7	83.9	2.73	2.24	184	0.34	0.6	1.0
		471		82.1	83.3				0.37	0.3	1.3
	Sample 10	1000	5.6	75.3	76.7	1.24	1.43	75	0.31	0.6	1.2
		471		76.6	78.0				0.32	0.3	1.3
	Sample 11	1000	5.2	80.4	81.4	2.33	2.18	70	0.40	0.9	1.1
		471		77.1	78.3				0.46	0.4	1.7
	Sample 12	1000	5.6	88.0	88.7	1.52	1.96	111	0.19	0.5	1.1
		471		84.8	85.6				0.29	0.3	1.4
	Sample 13	1000	23.7	88.9	91.4	6.02	3.94	396	0.34	0.9	1.0
		471		89.3	91.8				0.28	0.3	1.2
	Sample 14	1000	8.7	79.9	81.5	2.64	2.14	95	0.43	0.5	1.0
		471		76.0	78.1				0.39	0.2	1.4
	Sample 15	1000	12.4	87.5	89.0	1.91	1.47	129	0.15	0.6	1.3
		471		86.6	86.6				0.16	0.2	1.7
	Sample 16	1000	26.2	94.2	95.8	3.88	5.61	1650	0.21	0.8	1.1
		471		95.0	96.3				0.22	0.2	1.5

East Zone samples, which recorded lower leach gold extractions at a nominal 75μm K80, were re-tested using the whole ore leach flowsheet with a primary grind targeting a nominal 50μm K80; for the three samples with comparable tests at both sizing targets, the average gold extraction increased from about 80 to 86 percent, with an average decrease in leach residue gold grade of 0.12 g/tonne. The improvement with finer grind sizing suggests a higher percentage of finer gold, perhaps associated with the sulphide minerals. If this is the case, a flowsheet incorporating flotation of the sulphides with fine regrinding of the relatively low mass of bulk sulphide concentrate may be an avenue to improve overall gold extraction.

West and Main Zones recorded lower sodium cyanide consumption during all leach testing at between 0.1 and 0.2 kilograms per tonne feed, while East Zone samples recorded between 0.2 and 0.9 kilograms per tonne feed. This is potentially due to the higher sulphide mineral content in the East Zone material.

S-K 1300 Technical Report Summary

Table 10-14 Summary of Stock Mining Zone Cyanide Leaching

Zone	Composite	PG Size - µm K_{80}	Leach Extraction - percent	Au Grade - g/tonne			Reagent Consumption - kg/tonne Feed	
				Head	Calc. Head	Residue	NaCN	Lime
	Sample 1	81	98.9	2.12	2.71	0.03	0.2	2.0
Stock Main	Sample 2	81	96.3	2.90	2.41	0.09	0.1	1.6
	Sample 3	80	98.7	1.11	1.49	0.02	0.2	1.7
	Sample 4	72	97.6	3.98	5.44	0.13	0.1	1.2
Stock West	Sample 5	75	98.8	1.80	3.37	0.04	0.1	1.5
	Sample 6	77	99.1	1.88	2.35	0.02	0.1	2.0
	Sample 7	74	99.1	4.25	2.70	0.03	0.1	1.7
	Sample 8	74	98.7	2.51	4.16	0.06	0.2	1.5
Stock East	Sample 9	83	83.5	2.73	3.00	0.50	0.4	0.9
		71*	84.9		2.78	0.42	0.4	1.2
	Sample 10	76	83.3	1.24	1.44	0.24	0.6	1.1
		48	87.0		1.69	0.22	0.5	1.2
	Sample 11	81	75.7	2.33	2.73	0.67	0.4	1.3
		41	83.8		2.94	0.48	0.4	1.6
	Sample 12	68	91.7	1.52	3.09	0.26	0.4	1.0
	Sample 13	72	93.1	6.02	3.94	0.27	0.6	0.9
	Sample 14	71	79.7	2.64	2.78	0.57	0.6	1.0
		47	87.7		3.38	0.42	0.5	1.4
	Sample 15	69	88.6	1.91	1.32	0.15	0.7	1.1
		105*	88.4		2.16	0.25	0.5	1.1
	Sample 16	69	96.6	3.88	4.97	0.17	0.7	0.9

10.1.3 Western Properties

10.1.3.1 Davidson-Tisdale

Area Metallurgical Laboratory (1975)

Flotation and cyanidation testing on samples from Pamour and Tisdale Ankerite were conducted. Direct cyanidation for the non-ratioed Tisdale Ankerite sample is similar to results from more recent testing. However, the sampling location cannot be confirmed, therefore using those results should be discounted to account for the risk of the unknown representativity. More recent testing was completed in 2013 at SGS on a sample that was outside of the open pit but would be indicative of underground performance. Gold recovery at a grind of 95.5% minus 44 µm was 96.3%.

Davidson-Tisdale has two types of quartz veins, Type 1 and Type 2. Type 1 veins are uncommon and are mostly barren with small high-grade pockets of native gold. Type 2 veins combine to create areas of quartz breccia and include localized increases in fine- to coarse-grained pyrite and chalcopyrite.

S-K 1300 Technical Report Summary

SGS Testwork (2014)

Metallurgical testing (SGS, 2014) was completed on composites from the Western properties’ areas to verify the metallurgical response and provide information for a PEA (Altman et al., 2014). Drill core was shipped to SGS and composited based on direction from Lexam. The Davidson-Tisdale composite was crushed and split for testing.

The composite sample for Davidson-Tisdale was subjected to gravity separation and cyanidation of the gravity tails. The direct head grade was measured at 0.7 g/t, which is lower than the back calculated head grade of 1.23 g/t.

Gravity separation recovery was 24% to a Mozley concentrate. Gravity tails were ground to two different P80s and leached for 48 hours with kinetic samples taken at 4, 7, and 24 hours. Results suggest grind sensitivity and longer leach times to achieve the best recovery (Table 1015).

Table 10-15 Davidson-Tisdale Composite Cyanidation Test Results

Test No.	Head Grade, g/t	P80, µm	Extraction at 24 h, %	Extraction at 48 h, %	Gravity Recovery, %	Gravity + CN Recovery, %
CN-9	1.23	137	91.0	94.8	24.2	96.1
CN-10	1.23	68	94.0	98.0	24.2	98.5

10.1.3.2 Fuller

Mineralization at Fuller is primarily in the Contact Zone but also in the HW Zones (structural hanging wall of Contact Zone), F1 Zone, F2 Zone and F3 Zone (footwall zones), and the Green Carbonate #1 and #2 Zones. Carbonization and pyrite mineralization vary between zones and it would be expected that each zone would have a different metallurgical response for flowsheet selection, gold recoveries, and reagent consumption.

The Fuller deposit belonged to Vedron Gold when some of the historical metallurgical test programs were completed.

Area Metallurgical Laboratory of Pamour Mines Limited Testwork (1988)

A sample from the Vedron Hanging Wall (HW) Zone and a sample from the Vedron Main zone (likely Contact Zone) were tested for flotation and cyanide leach of the concentrate Table 1016

Table 10-16 Flotation and Gold Recovery from Fuller Deposit

Sample	Assay Head, g/t	Flotation Recovery, %	Cyanide Recovery, %	Overall Recovery, %
HW Zone	26.1	95.6	97.1	93.8
Main Zone	4.9	92.6	93.9	87.0

S-K 1300 Technical Report Summary

Lakefield Research Testwork (1989)

Five samples were tested from the 102 and 103 Mining Blocks (Fuller zone) and the HW Zone representing the 375, 500, and 650 levels. Two composites were made from the samples (composite A and B) with composite A representing an estimated distribution of the deposit and composite B of similar distribution with the exclusion of the high-grade sample.

Mineralogical analysis on the samples suggests that one-third of the gold in the samples was coarse and easily liberated, while the remaining gold is fine and associated with pyrite and gangue. The samples contained 2% to 3% pyrite with few impurities.

Two gravity concentration tests on composite A gave 20.6% and 34.1% of gold distribution to the Mozley concentrate.

The Bond work index of composite A was calculated at 11.4 kWh/t, indicating a relatively soft rock.

Samples were subjected to direct cyanidation testing and flotation with cyanide leach on the concentrate, both methods returned similar overall gold recovery. Results showed a slight improvement with the use of pre-aeration and thus it was included with the test program. The level of gold recovery was dependent on grind size and head grade.

Gold recovery of composite A that included the high-grade sample was 96.3% and composite B without it was 88.5% at 80% passing 200 mesh. The individual samples with head grade of 4.11 to 4.46 g/t had gold recoveries ranging from 82.0 to 89.2%. The high-grade sample with a head grade of 49.71 g/t had a recovery of 97.6%.

SGS Testwork (2014)

Metallurgical testing (SGS, 2014) was completed on composites from the Western properties’ areas to verify the metallurgical response and provide information for a PEA (Altman et al., 2014). A composite sample from Fuller was subjected to gravity separation and cyanidation of the gravity tails. Drill core was shipped to SGS and composited based on direction from Lexam. The Fuller composite was crushed and split for testing.

Gravity separation recovery was 37.0% to a Mozley concentrate. Gravity tails were ground to two different P80s and leached for 48 hours with kinetic samples taken at 4, 7, and 24 hours. Results are similar to historical testing with recovery being grind dependent and leach time more critical to recovery at the coarser grind.

S-K 1300 Technical Report Summary

Table 10-17 Fuller Composite Cyanidation Test Results

Test No.	Head Grade, g/t	P80, µm	Extraction at 24 h, %	Extraction at 48 h, %	Gravity Recovery, %	Gravity + CN Recovery, %
CN-7	1.06	135	76.0	79.7	37.0	87.2
CN-8	1.06	65	85.0	85.3	37.0	90.7

10.2 McEwen Metallurgical Testing (2020)

10.2.1 147NE Zone

McEwen contracted ALS to test six individual composites and a master composite from the Grey Fox 147NE Zone. Composites were made from drill core samples as directed by McEwen.  The program was designed to assess gold assays, investigate recovery grind sensitivity on the master composite, confirm cyanidation leach response, and conduct environmental testing on cyanidation leach residue.

Duplicate head assays for gold on each composite resulted in variations, leading to the likelihood of coarse “free” gold. Gold content ranged from 2.60 to 8.09 g/t.

A Bond ball work index test was completed on the master composite at a closing screen size of 106 µm with a result of 25 kWh/t.

Cyanidation tests were carried out over a 48-hour period at 33% solids, a pH 11, a cyanide concentration of 600 ppm, with oxygen sparging (Table 1018). Leach tests were performed on the master composite and grind sizes ranging from 66 to 157 µm. The sample would be considered grind sensitive with an improvement of about 4% gold extraction at finer than 98 µm, compared to the coarsest size tested of 157 µm. Cyanide consumption ranged from 0.5 to 0.9 kg/t and lime consumption ranged from 0.9 to 1.5 kg/t.

Table 10-18 Summary of 147NE Zone Master Composite Bottle Roll Tests

Test No,	Grind Size, µm	Gold Extraction, %	Cyanide Consumption, kg/t	Lime Consumption, kg/t
1	66	90.2	0.9	1.5
2	98	91.0	0.8	1.3
4	157	87.0	0.5	0.9
11	98	92.5	1.1	0.9
12	98	89.8	0.9	1.2

Cyanidation tests on the individual composites were carried out at 40% solids and a primary grind size of 100 µm, all other variables remained the same as the master composite leach tests. Results presented in Table 1019 shows gold extraction for the individual composite samples ranged from 85 to 96%. Gold extraction was rapid, with most of the gold extracted during the first six hours. Cyanide consumption ranged from 0.2 to 1.1 kg/t and lime consumption ranged from 0.5 to 1.2 kg/t.

S-K 1300 Technical Report Summary

Table 10-19 Summary of 147NE Zone Individual Composites Bottle Roll Tests

Composite Name	Test No.	Gold Extraction, %	Cyanide Consumption, kg/t	Lime Consumption, kg/t
Composite 1	5	95.8	0.2	0.5
Composite 2	6	90.8	1.1	1.1
Composite 3	7	85.1	1.0	1.2
Composite 4	8	93.0	0.4	0.5
Composite 5	9	91.1	0.4	0.9
Composite 6A	10	91.3	1.1	1.1

Leach residue from cyanidation leach tests on the master composite were used for mineralogical analysis and environmental testing. Analysis using dynamic secondary ion mass spectrometry indicated that 86% of gold in tailings were within pyrite (refractory) and 11% as visible gold. A QEMSCAN (quantitative evaluation of materials by scanning electron microscopy) bulk mineral analysis was also completed on the leach residue to understand the deportment, which showed that pyrite was the predominant sulphur bearing mineral.

S-K 1300 Technical Report Summary

Mineral Resource Estimates

11.1 Introduction

McEwen is the QP for all resource estimates in this report and has estimated the Mineral Resources for Black Fox, Froome, Grey Fox, Stock West, Stock East, Stock Main. McEwen has also now taken on QP ownership of the Mineral Resources for Fuller and Davidson-Tisdale previously estimated by SRK (2021).

11.2 Black Fox

11.2.1 Mineral Resource Database

The close-out date for the Mineral Resource database is 2 October 2024 and consists of the following:

●	7,730 core drill holes totalling 1,097,796 m of drill core and 438,200.1 m of sampled core (144 drill holes were excluded from the drilling campaigns, primarily due to low confidence in their locations).
●	13,332 strings of chip samples totalling 52,295.3 m from development headings were sampled for a total of 56,884 assays.

Unsampled intervals were considered barren and were assigned a background gold grade of 0.0005 g/t, based on one-quarter of the assay laboratory’s lower detection limit.

On importing the drill hole database from the central SQL database to Datamine Studio software in preparation for resource estimation, sample data were checked for missing, duplicated and overlapping intervals in the assay and lithology tables; missing and overlapping intervals in the survey table; and visually checking collar locations in 3D against mine excavations and surface topography.

Underground grade control drilling has continued since the close-out date in areas of proposed mining. Small local geological interpretations have been improved in these areas; however, no material difference is indicated by the results.

11.2.2 Geological Modelling

11.2.2.1 Mineralized Domains

Gold mineralization at Black Fox occurs in several different geological settings within the main Ankerite Alteration envelope. The mineralization occurs within both ultramafic and mafic volcanic rock types within the outer boundaries of the PDDZ. The mineralization and alteration envelopes are primarily parallel/subparallel and adjacent to the regional A1 fault. The lenses of the mineralization have been developed within the main lithological and alteration units and

S-K 1300 Technical Report Summary

primarily occur in vein arrays, shear veins, and replacement zones within the interleaved maficultramafic- host rocks.

The mineralized lenses were interpreted and explicitly modelled considering structural and lithological controls, and a grade threshold of approximately 0.5 g/t gold for mineralized continuity. The mineralized lenses were divided into nine mineralized domains (Figure 111) based primarily on mineralization style, grade population statistics and primary host lithologies.

Figure 11-1 Long Section Looking North of Black Fox Mineralized Domains (prepared by McEwen, dated 2024)

11.2.2.2 Background Envelope

A background envelope (Domain 100) representing a low-grade alteration package surrounding the mineralization, was constructed around all mineralized domains to capture mineralized samples outside the mineralized domains and to estimate adjacent dilution.

S-K 1300 Technical Report Summary

11.2.3 Composites

A large percentage of the assays within the mineralized domains have a sample length of 1 m. A modal composite length of 1 m was applied to all samples (drill hole and chip) in the database. This generated composites close to 1 m with a minimum composite length of 0.3 m.

11.2.4 Capping

The impact of high-grade outlier populations was analyzed using histograms, log probability plots, mean and variance, and cumulative metal plots. Results are presented in Table 111 for each mineralized domain, with metal removed ranging from 0.6% in Domain 6, to 45.9% in Domain 2. Capping was warranted on all mineralized domains except for Domain 5. The capping values derived from this analysis were applied to both drill hole and chip sample composites.

Table 11-1 Black Fox – Metal Removed by Capping Composites

11.2.5 Density

A constant density value of 2.84 g/cm3 was applied to all material. This value has been used in previous estimates and for production tracking. This value has been validated by analyzing the average value of 150 specific gravity measurements, which are restricted to samples within mineralized domains, and taken from drill hole samples since 2018.

11.2.6 Variography

The spatial distribution (continuity) of gold within each mineralized domain was evaluated using variograms.

Primary directions of the variograms were modelled based on field observations and interpreted mineralization orientations. The stability of the variograms were evaluated by varying the direction and comparing the resulting experimental variograms. The developed variograms displayed two spherical structures and three rotations to match the strike, dip and

S-K 1300 Technical Report Summary

plunge of the modelled mineralization. Nugget effects range from 21% in Domain 6 to 33% in Domains 2 and 3.

11.2.7 Grade Estimation

A block size of 3 m x 3 m x 3 m was selected based on drill hole spacing, composite length, the geometry of the modelled mineralized zones, and anticipated mining methods. Sub-cells as small as 0.5 m x 0.5 m x 0.5 m were used to better reflect the shape and volume of the mineralized domains. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the mineralized domains using a three-pass approach with increasing search neighbourhoods with each pass. Datamine’s dynamic anisotropy function was implemented due to the anisotropic nature and widths of the mineralized domains. This function aligns the search ellipse with the local dip and dip direction, with the plunge component defined as per the variography direction.

Data selection for mineralized domains remained the same for the first and second passes using a minimum of 7 and a maximum of 15 composites from at least three drill holes to estimate a given block. The third pass reduced the minimum requirement to four composites from at least two drill holes.

Blocks within the background envelope (Domain 100) were estimated using inverse distance to the power of three with its ellipsoid guided by the deposit’s general mineralized orientation. An initial estimation pass focused on estimating areas where high-grade composites were not captured in the mineralized domains. This estimation pass used composites capped at 15 g/t gold with a tight isometric search ellipse to limit the number of blocks estimated to one or two in each direction. Three subsequent passes using composites capped at 30 g/t were made with increasing search ranges and any blocks not estimated were assigned a background gold value of one-quarter of the detection limit, or 0.0005 g/t.

S-K 1300 Technical Report Summary

11.2.8 Model Validation

In validating the estimated block model, nearest neighbour and inverse distance models were constructed. The nearest neighbour model produces a theoretically globally unbiased estimate of the average value when no cut-off grade is applied and is a good basis for checking the performance of different estimation methods.

The estimated block model was validated by visual inspection, with swath plots to determine whether any local bias exists, and with local and global reconciliations using randomly selected stopes in mined out areas.

Results of the validation show the estimated model acceptably reflects the sample data and past production results.

11.2.9 Confidence Classification

The QP is confident that the Black Fox mineralization model honours the current informing data from the geological database. The location of the samples and the assay data are sufficiently reliable to support Mineral Resource evaluation. The Mineral Resource model is constrained by mineralized domains based on lithological, structural and grade criteria and is modelled from core holes drilled on an irregular grid. The controls on the distribution of the gold mineralization are understood, and the confidence in geological continuity is reasonable.

Block classification scenarios were analyzed using a combination of criteria, including confidence in the mineralization’s continuity, drill spacing, sample spacing (in the form of average distance to informing samples - weighted on kriging weights), and the number of drill holes used to estimate. The QP considers the average distance at approximately one-third the modelled variogram (10 m) to adequately represent the local mineralization grades considering the amount of informing data used in the estimate. The QP also considers the estimated grades, using a search distance equal to the average full sill ranges of the modelled variograms (30 m), to adequately represent the global mineralization grades. The following classification criteria were defined:

●	Measured: assigned to those continuous blocks within the mineralized domains, estimated within 10 m of informing composites from at least three drill holes
●	Indicated: assigned to those continuous blocks within the mineralized domains, estimated within 10 m of informing composites from at least two drill holes
●	Inferred: assigned to those continuous blocks within the mineralized domains estimated within 30 m of informing composites from at least two drill holes.

Blocks within the mineralized zones not meeting the above criteria were not classified. Blocks within the background envelope were not classified.

S-K 1300 Technical Report Summary

11.2.10 Reasonable Prospects for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

Due to the narrow vein nature, geometry, and location of the Black Fox mineralization, the QP considers the deposit to be amenable to underground mining methods. A cut-off grade of 2.00 g/t gold was determined considering the costs and input parameters (Table 112) based on recent quotations and benchmarked with similar projects.

Table 11-2 Black Fox Mineral Resource Cut-off Grade Parameters

Parameter	Unit	Value
Mining Cost	$/t	84.59
G&A Cost	$/t	27.67
Milling Cost	$/t	43.48
Transport Cost	$/oz	2.05
Payable Gold	%	99.95
Dilution	%	15
Gold Price	$US/oz	2,000
Exchange Rate (US$/C$)	-	1.35
Royalty (NSR)	$/t	9.72
Mill Recovery	%	95

Reasonable prospects for economic extraction were derived from calculating potentially mineable shapes developed using Datamine’s Mineable Shape Optimizer (MSO) function. A stope size of 12 m vertical height by 6 m wide, along strike by a minimum 3 m wide across strike was adopted. Sub stopes were developed at half height and half width along strike (6 m x 3 m) to account for local anisotropy of the grade continuity. Stope shapes were developed using the economic cut-off-grade of 2.00g/t Au. All classified blocks were analyzed by the mineable shape optimizer.

S-K 1300 Technical Report Summary

11.2.11 Mineral Resource Statement

Table 113 summarizes the Mineral Resource estimates for Black Fox, assuming underground stoping methods, reported in accordance with the S-K 1300 definitions The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground stope extraction.

Table 11-3 Black Fox Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Measured	189	4.61	28
Indicated	100	4.38	14
Total Measured + Indicated	288	4.53	42
Inferred	225	3.93	28

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen.

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

(3) Mineral Resources are reported above an economic cut-off grade of 2.00 g/t gold assuming underground extraction methods and based on a mining cost of $84.59t, process cost of $43.48/t, G&A cost of $27.67, metallurgical recovery of 95%, dilution of 15% and gold price of US$2,000/oz.

(4) Figures may not sum due to rounding.

(5) Informing sample database cut-off date is 2 October 2024. Mining depletion date up to and including 31 December 2024.

11.2.12 Factors That Could Affect the Mineral Resource Estimate

Factors that may affect the Black Fox Mineral Resource estimate include:

●	Changes in the local geological interpretations and assumptions used to generate the estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the treatment of high-grade gold values
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions used in the resource classification
●	Density assignment
●	Changes in metal price and exchange rates and other economic assumptions used in the cut-off grade determination
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

S-K 1300 Technical Report Summary

11.3 Froome

11.3.1 Mineral Resource Database

The close-out date for the Mineral Resource database was 31 December 2024 and consisted of 978 core drill holes totalling 188,779 m of drill core and 105,353 m of sampled core. The database also includes 1,371 strings of chip samples totalling 6,842 gold assays values from 6,164 m of underground development. Unsampled intervals were considered barren and assigned a background gold grade of 0.0005 g/t, based on one-quarter of the assay laboratory’s lower detection limit.

On importing the drill hole and chip databases from the central SQL databases to Datamine Studio software in preparation for resource estimation, sample data were checked for missing and overlapping intervals in the assay, lithology and survey tables, and density values inspected to ensure no erroneous entries were present.

Underground grade control drilling has continued since the close-out date for the Mineral Resource database in areas of proposed mining. Small local geological interpretations have been improved in these areas; however, no material difference is indicated by the results.

11.3.2 Geological Modeling

11.3.2.1 Mineralized Domains

The Froome project area is subdivided into four mineralized domains. There are two grade populations hosted primarily in metasediments and two grade populations hosted in footwall mafic and ultramafic metavolcanics. All mineralized domains were created using explicit wireframing techniques around static drill holes. Figure 112 shows the location of the mineralized domains.

Domain 300 is comprised of the relatively higher gold grade population hosted in metasediments. A low grade mineralized mafic intrusive dyke (domain 300-MI) running through the core of Domain 300 was modelled separately to reduce the smearing of low-grade samples into the surrounding sediments and also to restrict high-grade samples in the surrounding sediments from the mafic dyke. No major structures were noted as gold mineralization is hosted within disseminated sulphide mineralization. However, grade trends were analyzed and planes representing those trends were created.

S-K 1300 Technical Report Summary

Figure 11-2 Plan View of Froome Project Mineralized Domains (prepared by McEwen, dated 2024)

Domain 301 is disseminated through the metasediments, primarily along the north (footwall) contact and consists of a lower gold grade population.

Both domains 500 and 501 are hosted primarily in the mafic and ultramafic metavolcanics in the footwall of the metasediment unit. The mineralization of these domains is hosted in fault-filled quartz carbonate veins and breccias typical of Archean lode gold vein structures along the PDDZ. Statistical analysis of the gold grades within the mineralized lenses that make up these domains suggests there are two populations of gold grade. Domain 501 has a higher probability of containing higher-grade mineralization.

Average structural planes through the footwall domain lenses were created to determine each lens anisotropy. The bedrock/overburden contact was generated from the drill holes and used to constrain the extent of mineralization.

Background Envelope

A background envelope (Domain 400) was constructed around all mineralized domains to capture mineralized samples outside the mineralized domains and to estimate adjacent dilution.

11.3.3 Composites

More than 70% of the assays within the mineralized domains have a sample length of 1 m. A modal composite length of 1 m was applied to all samples in the database. This generated composites close to 1 m with a minimum composite length of 0.3 m and a maximum of 1.5 m.

S-K 1300 Technical Report Summary

11.3.4 Capping

The impact of high-grade outlier populations was analyzed using histograms, log probability plots, mean and variance, and cumulative metal plots. Results are presented in Table 114 with metal removed ranging from 0.4% in Domain 300 to 50.6% in Domain 501.

Table 11-4 Froome – Metal Removed by Capping Composites

Note: CV = coefficient of variation

11.3.5 Density

There were 2,973 density samples used in the Froome Mineral Resource bulk density analysis. Density samples were measured on NQ sized core with lengths between 10 and 15 cm, using the Archimedes’ Principle method. A study of all the density data in the resource database was conducted and used to determine an average density value for each of the modelled domains. The average densities for each domain are presented in Table 115 and applied to the blocks contained within.

Table 11-5 Froome – Density Values by Mineralized Domain

Domain	Density, g/cm3
300	2.76
301	2.76
500	2.85
501	2.85
400	2.81

11.3.6 Variography

The spatial distribution (continuity) of gold within each mineralized domain was evaluated using variograms.

Primary directions of the variograms were modelled based on observed mineralization orientations. The stability of the variograms were evaluated by varying the direction and comparing the resulting experimental variograms. The developed variograms displayed two spherical structures and three rotations to match the strike, dip and plunge of the modelled

S-K 1300 Technical Report Summary

mineralization. Nugget effects range from 0% in Domain 500, 501 and 300-MI to 23% in Domain 301.

11.3.7 Grade Estimation

A block size of 3 m x 3 m x 3 m was selected based on drill hole spacing, composite length, the geometry of the modelled mineralized zones, and anticipated mining methods. Sub-cells as small as 0.5 m x 0.5 m x 0.5 m were used to better reflect the shape and volume of the mineralized domains. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the mineralized domains using a three pass approach. Search neighbourhoods are based on variography with ranges doubling in length with each pass. Datamine’s dynamic anisotropy function was implemented due to the anisotropic nature and widths of the mineralized domains. -This function aligns the search ellipse with the local dip and dip direction with the plunge defined as per the variography direction.

Data selection for mineralized domains 300, 300-MI & 301 remained the same for all passes using a minimum of seven and a maximum of 15 composites from at least three drill holes to estimate a given block. Data selection for mineralized domains 500 & 501 used a minimum of 5 and a maximum of 15 composites from at least two drill holes to estimate a given block. Blocks within Domains 300-MI and 400 were estimated using ordinary kriging with its ellipsoid guided by the general lithology contact orientation determined through variography without the use of dynamic anisotropy. Any blocks that were not estimated in one of the three passes were assigned a background gold value of a ¼ of detection limit, or 0.0005 g/t.

11.3.8 Model Validation

The estimated block model was validated by visually comparing the drill holes with the block grades (Figure 113 and Figure 114), with swath plots to determine whether any statistical local bias exists, a nearest neighbour estimate versus the kriged estimate to determine if any global bias exists, and a local stope reconciliation. A histogram comparison of the estimated grades versus the composite grades was also used to investigate grade smoothing. These analyses indicate the block model acceptably reflects the assay sample data with only minor local bias in areas of sparse data. There is a minor amount of local smoothing of the higher grades; however, the grade distribution of the samples is reasonably reproduced by the estimate.

S-K 1300 Technical Report Summary

Figure 11-3 Section View Looking East Comparing Block Grades with Drill Hole Data in Froome Domains 500-501 (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

Figure 11-4 Plan View at Elevation 9830Comparing Block Grades with Drill Hole Data in Froome Domains 300-301(prepared by McEwen, dated 2024)

11.3.9 Confidence Classification

The QP is confident that the Froome mineralization model honours the current informing data from the geological database. The location of the samples and the assay data are sufficiently reliable to support Mineral Resource evaluation. The Mineral Resource model is constrained by mineralized domains based on lithological, structural and grade criteria and is modelled from underground mapping and core holes drilled on an irregular grid, with average spacing between 10 and 30 m. The controls on the distribution of the gold mineralization are understood, and the confidence in geological continuity is reasonable.

For Domains 300 and 301, classification criteria considers the confidence in the continuity of mineralization, distance to the closest informing sample, and average drill hole spacing based on the three closest drill holes. The following classification criteria were defined:

●	Measured: assigned to those continuous blocks within the mineralized Domains 300 and 301, informed by three or more drill holes, less than 7 m to the nearest drill hole, and within an average drill hole spacing of 10 m
●	Indicated: assigned to those continuous blocks within the mineralized Domains 300 and 301, informed by three or more drill holes, less than 15 m to the nearest drill hole, and within an average drill hole spacing of 25 m
●	Inferred: assigned to those continuous blocks within the mineralized Domains 300 and 301, informed by three or more drill holes, less than 20 m to the nearest drill hole, and within an average drill hole spacing of 40 m.

S-K 1300 Technical Report Summary

The geological nature of the gold mineralization in Domains 500 and 501 exhibits higher variability in grade then other domains and therefore was assigned a stricter classification criteria. The following classification criteria were defined:

●	Measured: due to lower confidence, no blocks in these domains were assigned to the measured classification (The QP requires an area with 10m spaced drilling or visual mapping to confirm the geological model before considering the measured category.)
●	Indicated: assigned to those continuous blocks within the mineralized Domains 500 and 501, informed by three or more drill holes, less than 10 m to the nearest drill hole, and within an average drill hole spacing of 25 m
●	Inferred: assigned to those continuous blocks within the mineralized Domains 500 and 501, informed by two or more drill holes, less than 20 m to the nearest drill hole, and within an average drill hole spacing of 40 m.

Blocks within the mineralized domains not meeting the above criteria were not classified. Blocks within the background envelope were not classified.

11.3.10 Reasonable Prospects for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

Due to the geometry and location of the Froome mineralization, the QP considers the deposit to be amenable to underground mining methods. A cut-off grade of 2.05 g/t gold was determined considering the costs and input parameters (Table 116) based on recent quotations and benchmarked with similar projects.

Table 11-6 Froome Mineral Resource Cut-off Grade Parameters

Reasonable prospects for economic extraction were derived from potentially mineable shapes developed using Datamine’s Mineable Shape Optimizer (MSO) function. A stope size of 12 m vertical height by 6 m wide along strike by a minimum 3 m wide across strike was adopted. This size was benchmarked against mined stopes at the nearby Black Fox underground mine. Sub

S-K 1300 Technical Report Summary

stopes were developed at half height and half width along strike (6 m x 3 m) to account for local anisotropy of the grade continuity. Stopes with a width less than 3 m across strike were not considered potentially economical and excluded. Stope shapes were developed using the economic cut-off-grade of 2.05 g/t. All classified blocks were analyzed by the mineable shape optimizer with resulting stopes shown in Figure 115. All classified blocks were flagged by the potentially mineable shapes including those below the 2.05 g/t gold cut-off grade, this is known as “must take material” and as a combined mineable shape they meet the necessary parameters, including the COG.

10000 Elev
8500
N
9000 E
100m
9500 Elev
8500
9000 E

Figure 11-5 Long Section Looking North of the Potentially Mineable Stope Shapes at Froome (prepared by McEwen, dated 2024)

11.3.11 Mineral Resource Statement

Table 117 summarizes the Mineral Resource estimates for Froome, assuming underground stoping methods, reported in accordance with the S-K 1300 deifnitions The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground stope extraction.

S-K 1300 Technical Report Summary

Table 11-7 Froome Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Measured	241	3.44	27
Indicated	259	3.62	30
Total Measured + Indicated	500	3.53	57
Inferred	168	3.51	19

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen.

(2) Mineral Resources are reported using the S-K 1300 definition. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 2.05 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $21.70/t, metallurgical recovery of 89.5%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

(5) Informing sample database cut-off and mining depletion date is 31 December 2024.

11.3.12 Factors That Could Affect the Mineral Resource Estimate

Factors that may affect the Froome Mineral Resource estimate include:

●	Changes in the local geological interpretations and assumptions used to generate the estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions used in the resource classification
●	Density assignments
●	Changes in metal price and exchange rates and other economic assumptions used in the cut-off grade determination
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

11.4 Grey Fox

11.4.1 Mineral Resource Database

The close-out date for the Mineral Resource database was 23 October 2024. Eleven drill holes were excluded from the drill database because they are geotechnical or metallurgical holes and were never assayed for gold. The database now consists of 1,621 core drill holes totalling

S-K 1300 Technical Report Summary

603,552 m of drill core and 301,454 m of sampled core. Unsampled intervals were considered barren and assigned a background gold grade of 0.0005 g/t based on ¼ of the assay laboratory’s lower detection limit.

Drilling continued from 2021 with 29 new holes in 2021, 8 new holes in 2022, 16 new holes in 2023, ramping up to 100 holes from 2024. These holes were primarily drilled in the Gibson zone, South Zone and Whiskey Jack zone. Logging and assay results continue to indicate strong continuity in Whiskey Jack and an increase in confidence in the model. Drilling in the Gibson zone resulted in the validation of previously modeled C-veins as well as the modeling of additional stacked C-veins, showing that there is room for expansion of resources within that zone. Drilling in the South Zone resulted in validation of previously modeled C-veins, intersecting them at optimal angles.

On importing the drill hole database from the central SQL database to Datamine Studio software in preparation for resource estimation, sample data were checked for missing and overlapping intervals in the assay and survey tables, and collar locations checked against the Lidar topography surface.

11.4.2 Geological Modelling

11.4.2.1 Lithology

A lithology model was constructed to capture the seven key deposit lithologies as shown in Figure 116. The primary deposit area is bounded in the east by ultramafic metavolcanics and in the west by chlorite-talc schist ultramafic metavolcanics. Each are separated from the main deposit area by regional faults and deformation zones. The western portion of the deposit is hosted in a metasedimentary unit intruded by a brecciated syenitic to dioritic feldspar porphyry intrusion. The metasedimentary unit has an angular unconformity contact with an assemblage of metavolcanic mafic rocks in the east. There is a prominent diabase dyke (believed to be post mineralization) running through the assemblage sub parallel to the unconformable sediment-mafic contact. The mafic metavolcanic units can be described as massive/pillowed, or variolitic textured and have been separated in the model based on those primary textures.

A 3D surface of the bedrock/overburden contact was generated from the drill holes and used to cap the mineralization extent.

S-K 1300 Technical Report Summary

N
LITHOLOGY
Mafic Volcanic
Ultramafic Volcanic
Diabase Dykes
Gibson Syenite
Metasediments
Variolitic Mafic Volcanics
Faults
5373000 N
5372000 N
551000 E
552000 E
300m

Figure 11-6 Plan View of the Grey Fox Project Lithology Model (prepared by McEwen, dated 2024)

11.4.2.2 Mineralized Zones

The Grey Fox deposit area is subdivided into five mineralized zones differing in host lithology. The zones include Contact, the 147, the 147NE, the Gibson and the South Zone with the northern most mineralized lens of the Contact Zone area named the Whiskey Jack Zone (Figure 117). The mineralization is further categorized into six domains based on mineralization style, orientation, grade population, and host lithologies.

The mineralization wireframes were created by geologically interpreting the structures controlling mineralization, guided by structural data and gold grades. These were then explicitly modelled creating closed volumes around the defining drill hole intercepts at an approximate cut-off grade of 0.5 g/t gold.

S-K 1300 Technical Report Summary

551000 E
552000 E
5373000 N
N
DOMAIN
10
20
21
30
31
32
Whiskey Jack Zone
Contact Zone
147 NE Zone
147 Zone
South Zone
Gibson Zone
500m

Figure 11-7 Plan View of the Grey Fox Project Mineralized Zones and Domains (prepared by McEwen, dated 2024)

A description of each mineralized zone is summarized in Table 118.

Veins hosted in the syenite and sediments are from the same lower-grade population and form the local Domain 10. Similarly, veins hosted in the mafic intrusive and volcanic rocks make up a higher-grade population and together form Domain 30. The veins hosted in the variolitics appear to be a continuation or subset of the veins in the surrounding mafic rocks and form Domain 31. Due to their physical continuity with Domain 30, but a slight grade population difference, Domain 31 veins were estimated using a soft boundary contact with veins of Domain 30.

S-K 1300 Technical Report Summary

Table 11-8 Grey Fox Mineralized Domains

Domain	Description
10	Southwest trending, steeply northwest dipping quartz veins and breccias hosted in sediments and the Gibson syenite intrusive (65° dip @ 300° dip direction)
20

North-south trending unconformity contact between mafic rocks and sedimentary rocks. Outcrop is steeply east dipping (75° dip @ 80° dip direction), at the northern extent and at depth the zone rolls over to a steep westerly dip (75° dip @ 250° dip direction)

21	North-south trending interflow sediment hosted mineralization (65° dip @ 95° dip direction)
30	Southwest trending, steeply northwest dipping quartz veins and breccias hosted in mafic volcanic flows and mafic intrusive rocks (65° dip @ 310° dip direction)
31	Southwest trending, steeply northwest dipping quartz veins and breccias hosted in dominantly iron-rich variolitic textured mafic rocks (65° dip @ 310° dip direction)
32	East trending sub-vertical to steep south dipping quartz breccia veins hosted in mafic volcanic and intrusive rocks (70° dip @ 170° dip direction)

Background Envelope

A background envelope (Domain 100) of approximately 24 m was constructed around all mineralized domains to capture mineralized samples outside the mineralized domains and to estimate adjacent dilution.

11.4.3 Composites

More than 70% of the assays have a sample length of 1 m. A modal composite length of 1 m was applied to samples within the mineralized zones which generated composites close to 1 m with a minimum composite length of 0.3 m. A modal composite length of 4 m was applied to samples within the background envelope (dilution) based on the parent cell size of the block model.

11.4.4 Capping

The impact of high-grade outlier populations was analyzed using histograms, log probability plots, mean and variance, and cumulative metal plots. Results are presented in Table 119 for each mineralized domain with metal removed ranging from 3.1% in Domain 10 and 27.6% in Domain 20.

S-K 1300 Technical Report Summary

Table 11-9 Grey Fox – Metal Removed by Capping Composites

Domain	Raw Composites		Capped Grade, g/t	Capped Composites		No. Capped	Metal Removed, %
	Mean, g/t	CV		Mean, g/t	CV
10	1.68	2.24	27	1.62	1.93	28	3.1
20	2.32	9.98	34	1.68	2.35	19	27.6
21	0.40	5.14	10	0.34	3.10	2	15.2
30	2.46	18.51	87	1.88	3.06	19	23.7
31	2.05	8.43	70	1.75	3.09	42	14.6
32	3.90	2.39	48	3.68	2.06	13	5.8
100	0.05	29.31	10	0.04	6.69	102	15.3

11.4.5 Density

There are 14,956 density samples contained in the Mineral Resource database. Currently, one density sample is collected by the assay laboratory for analysis per every twenty samples collected for gold assay analysis. A study of all density data was conducted to determine an average density value for each of the host lithology units. Blocks were assigned the average density per unit as listed in Table 1110.

Table 11-10 Grey Fox – Density Values by Lithology

11.4.6 Variography

The spatial distribution (continuity) of gold within each mineralized zone was evaluated using variograms.

Primary directions of the variograms were modeled based on observed mineralization orientations. These orientations were then examined statistically to ensure they represented the best possible fit with the variography. The stability of the variograms was evaluated by varying the direction specification and comparing the resulting experimental variograms. Variograms were modelled with two spherical structures and two or three rotations to match the strike, dip and plunge of the mineralized zone. Nugget effects range from 10% in Domain 21 to 50% in Domain 31.

S-K 1300 Technical Report Summary

11.4.7 Grade Estimation

A block size of 4 m x 4 m x 4 m was selected based on drill hole spacing, composite length, the geometry of the modelled mineralized zones, and anticipated mining methods. Sub-cells as small as 0.5 m x 0.5 m x 0.5 m were used to better reflect the shape and volume of the mineralized domains. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the mineralized domains using a three-pass- approach. Search neighbourhoods are based on variography, with the range doubling from search pass 1 to search pass 2 and multiplying by 2.5 from search pass 2 to search pass 3. Datamine’s dynamic anisotropy function was implemented due to the anisotropic nature and widths of the mineralized domains.

Data selection for mineralized domains in passes one and two used a minimum of nine and a maximum of 16 composites from at least three drill holes to estimate a given block. Data selection for mineralized domains in pass three used a minimum of five and a maximum of 12 composites from at least two drill holes to estimate a given block. Blocks within the background envelope were estimated using inverse distance to the power of three with its ellipsoid guided by the general lithology contact orientation determined through variography. Any blocks that were not estimated in one of the three passes were assigned a background gold value of a ¼ of detection limit, or 0.0005 g/t.

11.4.8 Model Validation

The estimated block model was validated by visually comparing the drill holes with the block grades (Figure 118 and Figure 119), and with swath plots to determine whether any local bias exists. These analyses indicate the block model acceptably reflects the assay sample data with only minor local bias in areas of sparse data.

S-K 1300 Technical Report Summary

ELEV
SW
NE
20m
-200 Elev
551000 E
5373350 N
5373400 N
551050 E
LEGEND
0 - 0.5 g/t
0.5 - 1.5 g/t
1.5 - 3.0 g/t
3.0 - 4.0 g/t
4.0 - 5.0 g/t
5.0 - 8.0 g/t
8.0 - 10.0 g/t
> 10.0 g/t

Figure 11-8 Section View Looking NW Comparing Block Grades in Grey Fox Model (Whiskey Jack Zone) with Drill Hole Data, +/- 25m clipping (prepared by McEwen, dated 2024)

Figure 11-9 Plan View at Elevation 165m Comparing Block Grades in Grey Fox Model (Gibson Zone) with Drill Hole Data, +/- 25m clipping (prepared by McEwen, dated 2024)

S-K 1300 Technical Report Summary

11.4.9 Confidence Classification

The QP is confident that the Grey Fox mineralization model honours the current informing data from the geological database. The location of the samples and the assay data are sufficiently reliable to support Mineral Resource evaluation. The Mineral Resource model is constrained by mineralized domains based on lithological, structural and grade criteria and is modelled from core holes drilled on an irregular grid, with a spacing between 5 and 50 m. The controls on the distribution of the gold mineralization are understood, and the confidence in geological continuity is reasonable.

Classification criteria considers the confidence in the continuity of mineralization, average distance to informing samples (weighted on distance), and continuity of drill hole spacing. The following classification criteria were defined:

●	Indicated: assigned to those continuous blocks within the mineralized domains and within a weighted average informing sample distance of 40 m. The estimates had to be informed by, and the sample spacing had to be continuous between three or more drill holes.
●	Inferred: assigned to those continuous blocks within the mineralized domains informed by at least two drill holes and within a weighted average informing sample distance of 60 m.

Blocks within the mineralized zones not meeting the above criteria were not classified. Blocks within the background envelope were not classified.

11.4.10 Reasonable Prospects for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

Due to the narrow vein nature, geometry, and location of the Grey Fox mineralization, the QP considers the deposit to be amenable to underground mining methods. A cut-off grade of 1.60 g/t gold was determined considering the costs and input parameters (Table 1111) based on recent quotations and benchmarked with similar projects.

S-K 1300 Technical Report Summary

Table 11-11 Grey Fox Mineral Resource Cut-off Grade Parameters

Parameter	Unit	Value
Mining Cost	$/t	79.05
G&A Cost	$/t	15.03
Milling Cost	$/t	29.01
Transport Cost	$/oz	2.05
Payable Gold	%	99.95
Dilution	%	15
Gold Price	$US/oz	2,000
Exchange Rate (US$/C$)	-	1.35
Royalty (NSR)%		2.45
Mill Recovery	%	90

Reasonable prospects for economic extraction were derived from potentially mineable shapes developed using Datamine’s Mineable Shape Optimizer function. A stope size of 12 m vertical height by 6 m wide along strike by a minimum 3 m wide across strike was adopted. This size was benchmarked against mined stopes at the nearby Black Fox underground mine. Sub stopes were developed at half height and half width along strike (6 m x 3 m) to account for local anisotropy of the grade continuity. Stopes with a width less than 3 m across strike were not considered potentially economical and excluded. Stope shapes were developed using the economic cut-off-grade of 1.60 g/t gold. All classified blocks were analyzed by the mineable shape optimizer with resulting stopes shown in Figure 1110. All classified blocks were flagged by the potentially mineable shapes including those below the 1.60 g/t gold cut-off grade, this is known as “must take material” and as a combined mineable shape they meet the necessary parameters, including the COG.

S-K 1300 Technical Report Summary

Figure 11-10 Plan View of the Potentially Mineable Stope Shapes at Grey Fox (prepared by McEwen, dated 2024)

11.4.11 Mineral Resource Statement

Table 1112 summarizes the Mineral Resource estimates for Grey Fox, assuming underground stoping methods, reported in accordance with the S-K 1300 definitions. The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground stope extraction.

Table 11-12 Grey Fox Mineral Resource Statement, 23 October 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	13,135	3.64	1,538
Inferred	4,319	3.30	458

Note: (1) Effective date of the Mineral Resource estimate is 23 October 2024. The QP for the estimate is Mr Carson Cybolsky, P.Geo, an employee of McEwen

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.60 g/t gold assuming underground extraction methods and based on a mining cost of $79.05/t, process cost of $29.01/t,

S-K 1300 Technical Report Summary

G&A cost of $15.03/t, metallurgical recovery of 90%, royalty NSR of 2.45%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

11.4.12 Factors That Could Affect the Mineral Resource Estimate

Factors that may affect the Grey Fox Mineral Resource estimate include:

●	Changes in the local geological interpretations and assumptions used to generate the estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the treatment of high-grade gold values
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions and methods used in the mineral resource classification
●	Changes in the density and the methods used in the density assignments
●	Changes in metal price and exchange rates and other economic assumptions used in the cut-off grade determination
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this report.

11.5 Stock Mine – West & Main Zone

11.5.1 Mineral Resource Database

The close-out date for the Mineral Resource database is 23 October 2023 and consists of 567 core drill holes totalling 241,163.70 m of drill core and 73,148 intervals assayed for gold. Unsampled intervals were considered barren and assigned a background gold grade based on ¼ of the assay laboratory’s lower detection limit.

Limited drilling at the property has continued since the database close-out. Logging and assay results indicate the geological and mineralization model reported here continues to be valid. As new data arrives, the estimation methods and parameters will be refined, which will affect the Mineral Resources dynamically.

On importing the drill hole database from the central SQL database to Datamine Studio software in preparation for resource estimation, sample data were checked for missing and overlapping intervals in the assay and survey tables, and collar locations checked against the Lidar topography surface.

S-K 1300 Technical Report Summary

11.5.2 Geological Modelling

11.5.2.1 Lithology

A lithology model was developed implicitly to capture the eight key deposit lithologies and the overburden as shown in Figure 1111.

Using the logged lithology, an overburden volume was modeled to the top of the bedrock and was used to cap the lithology wireframes.

5380000 N
520000 E
N
5380000 N
1500m
515000 E
5375000 N
515000 E
Legend
Overburden
Bleached Mafic Volcanics (Not visible)
Fuchsite Altered Ultramafics
Diabase
Felsic Instrusives
Mafic Volcanics
Sediments
Ankerite Altered Ultramafics (Not visible)
Ultramafic Volcanics

Figure 11-11 Isometric View of the Stock Project Lithology Model (prepared by McEwen, dated 2023)

11.5.2.2 Mineralized Domains

The Stock West & Main deposit contains three main zones of mineralization (Figure 1112). Domain 10 is a shear zone, hosted in highly altered ultramafic rocks. Coincident with the most intense mineralization within Domain 10 is the primary alteration carbonate mineral, fuchsite. Disseminated gold mineralization occurs in en-echelon quartz veins, quartz stockwork and matrix material. Domain 10 trends east-northeast and dips moderately to steeply southeast.

S-K 1300 Technical Report Summary

Domains 10.2 and 10.3 form a mineralized zone near the planned Stock Portal, composed of conjugate sets of crosscutting quartz veins in fuchsite altered ultramafics; 10.2 veins are sub-horizontal; 10.3 veins form sub-vertical, north-south striking lenses.  Domain 20 is a lower grade zone located in the hanging wall of Domain 10 and is hosted primarily in a bleached altered mafic volcanic unit trending east-northeast and dipping moderately to steeply southeast. Domain 30 is generally hanging wall to both Domain 10 and Domain 20, and hosted primarily in felsic porphyry and intrusive units, as well as mineralized mafic metavolcanic units.

Mineralized lenses were interpreted (usually following a threshold grade of 0.5g/t), flagged in the drill hole file and modeled using Datamine’s implicit Vein Modeling module with a minimum thickness of 0.5m.

Figure 11-12 Long section of the Stock West & Main Mineralized Zones and Background Envelope (prepared by McEwen, dated 2023)

Background Envelope

A background envelope (Domain 200) was constructed around the mineralized domains to capture mineralized samples outside the mineralized domains and to estimate adjacent dilution (Figure 1112). It is approximately a 50m buffer around mineralized lenses, constructed from strings using sections spaced every 50m.

11.5.3 Composites

More than 50% of the assays have a sample length of 1 m. A modal composite length of 1 m was applied to samples within the modeled domains which generated composites close to 1 m with a minimum composite length of 0.3 m.

S-K 1300 Technical Report Summary

11.5.4 Capping

The impact of high-grade outlier populations was analyzed using histograms, log probability plots, mean and variance, and cumulative metal plots. Results are presented in Table 1113 for each domain with metal removed ranging from 6.7% in Domain 10 to 51.3% in Domain 10.3.

Table 11-13 Stock West & Main – Metal Removed by Capping Composites

Domain	Raw Composites		Capped Grade, g/t	Capped Composites		No. Capped	Metal Removed, %
	Mean, g/t	CV		Mean, g/t	CV
10	1.38	4.07	20.0	1.29	2.01	30	6.7
10.2	2.96	5.64	15	1.62	1.94	27	45.1
10.3	4.27	5.65	15	2.08	1.69	22	51.3
20	0.80	3.31	13	0.71	1.99	24	10.9
30	0.86	2.12	7	0.78	1.57	9	9.3
200	0.07	20.77	2.4	0.05	4.02	262	28.4

Note: CV = coefficient of variation

11.5.5 Density

There are 2,124 density samples contained in the Mineral Resource database. Currently, one density sample is collected by the assay laboratory for analysis per every 20 samples collected for gold assay analysis. A study of all density data was conducted to determine an average density value for each of the host lithology units. Outliers were identified and removed resulting in the average density values listed in Table 1114.

The block model was flagged by the major lithology wireframes and average densities were applied to the blocks accordingly. Any blocks outside the modelled lithologies were assigned overall average density value of 2.83g/cm3. Blocks above the bedrock and below the topography were flagged as overburden and assigned a density of 2.0 g/cm3.

Table 11-14 Stock West – Density Values by Lithology

S-K 1300 Technical Report Summary

11.5.6 Variography

The spatial distribution (continuity) of gold within each mineralized domain was evaluated using variograms.

Primary directions of the variograms were modelled based on observed mineralization and structural orientations. These orientations were then examined statistically to ensure they represented the best possible fit with the variography. The stability of the variograms was evaluated by varying the direction specification and comparing the resulting experimental variograms. Variograms were modelled with spherical structures and two or three rotations to match the strike, dip and plunge of the mineralized zone. Nugget effects are 20% in all Domains.

11.5.7 Grade Estimation

A block size of 3 m x 3 m x 3 m was selected based on drill hole spacing, composite length, the geometry of the modelled mineralized zones, and anticipated mining methods. Sub-cells as small as 0.5 m x 0.5 m x 0.5 m were used to better reflect the shape and volume of the mineralized domains. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the mineralized domains using a four-pass approach. For Domain 10, search neighbourhoods are based on variography with ranges doubling in length for passes two and three with the maximum search length in pass four equal to one and one half the range of the maximum variogram structure. For Domains 10.2, 10.3, 20 and 30, search neighbourhoods are based on variography with ranges doubling in length for all search ranges.

Data selection for mineralized domains remained the same for the first three passes using a minimum of seven and a maximum of fifteen composites from at least three drill holes to estimate a given block. These restrictions were reduced to a minimum of four composites from at least two drill holes to estimate a block in the fourth pass.

Blocks within the background envelope were estimated using inverse distance to the power of three with its ellipsoid guided by the general lithology contact orientation determined through variography. An initial estimation pass focused on estimating areas where high-grade composites were not captured in the mineralized domains. This estimation pass used uncapped composites with a tight search ellipse to limit the number of blocks estimated to one or two in each direction. Three subsequent passes were made with increasing search ranges and any blocks not estimated were assigned a background gold value of a one-quarter of detection limit, or 0.0005 g/t.

11.5.8 Model Validation

In validating the estimated block model, a nearest neighbour model was constructed. This model mimics a declustered data set and was generated using 3 m capped composites following the same search ellipse as the ordinary kriged estimate.

S-K 1300 Technical Report Summary

The estimated block model was validated by visual inspection, comparing the global statistics of the estimated model with the nearest neighbour model, and with swath plots to determine whether any local bias exists.

Inspecting drill holes with block estimates in section (Figure 1113) and plan (Figure 1114) confirms gold grades of the model follow the grades of the informing samples.

Swath plots indicate the mean grades of the estimates follow the mean grades of the declustered informing samples relatively well with small local biases in areas with less informing sample data.

Figure 11-13 Section View Looking East-Northeast Comparing Block Grades in Domains 10 and 20 with Drill Hole Data, also includes planned development, +/-25m (prepared by McEwen, dated 2023)

S-K 1300 Technical Report Summary

Figure 11-14 Plan View at -100m Elevation Comparing Block Grades with Drill Hole Data, +/-20m clipping. Also includes planned development. (prepared by McEwen, dated 2023)

The block estimates were checked for global bias by comparing the average grade (at a zero g/t cut-off) of the estimated model with that obtained from nearest neighbour estimates. The QP considers the estimate to be globally unbiased if the comparison is within a ±5% tolerance. The global bias check was made on the classified Mineral Resource resulting in less than a 5% difference showing no global bias exists.

11.5.9 Confidence Classification

The QP is confident that the Stock West & Main mineralization models honour the current informing data from the geological database. The location of the samples and the assay data are sufficiently reliable to support Mineral Resource evaluation. The Mineral Resource model is constrained by mineralized domains based on lithological, structural and grade criteria and is modelled from core holes drilled on an irregular grid, with a spacing between 25 and 35 m. The controls on the distribution of the gold mineralization are understood, and the confidence in geological continuity is reasonable.

Classification criteria considers the confidence in the continuity of mineralization, average distance to the closest three drill holes, distance to the nearest drill hole, and search neighbourhood. The following classification criteria were defined:

●	Indicated: assigned to those continuous blocks within mineralized domains 10, 10.2, 10.3, and 20, informed by three or more drill holes, within the first three search neighbourhoods, less than 15 m to the nearest drill hole, and an average drill spacing less than 25 m.
●	Inferred: assigned to those continuous blocks within the mineralized domains and within

S-K 1300 Technical Report Summary

the first three search neighbourhoods, informed by at least three drill holes, and an average drill spacing less than 40 m. Also assigned to those continuous blocks within the mineralized domains and within the fourth search neighbourhood, informed by at least three drill holes, less than 12.5 m to the nearest drill hole, and within an average drill spacing less than 40 m.

For Domain 30, lenses are small and discontinuous, it was concluded that more data is needed to increase the confidence therefore the classification for this domain was forced as inferred at best; any material that would have been classified as indicated was classified as inferred.

Blocks within the mineralized domains not meeting the above criteria were not classified. Blocks within the background envelope were not classified.

11.5.10 Reasonable Prospects for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

Due to the geological nature, geometry, and location of the Stock West mineralization, the QP considers the deposit to be amenable to underground mining methods. A cut-off grade of 1.95 g/t gold was determined considering the costs and input parameters (Table 1115) based on recent quotations and benchmarked with similar projects.

Table 11-15 Stock Mineral Resource Cut-off Grade Parameters

Parameter	Unit	Value
Mining Cost	$/t	84.59
G&A Cost	$/t	27.67
Milling Cost	$/t	43.48
Transport Cost	$/oz	2.05
Payable Gold	%	99.95
Dilution	%	15
Gold Price	$/oz	2,000
Exchange Rate (C$/US$)	-	1.35
Royalty (NSR)%		-
Mill Recovery	%	93

S-K 1300 Technical Report Summary

Reasonable prospects for economic extraction were derived from potentially mineable shapes developed using Datamine’s Mineable Shape Optimizer function. A stope size of 12 m vertical height by 6 m wide along strike by a minimum 3 m wide across strike was adopted. This size was benchmarked against mined stopes at the nearby Black Fox underground mine. Sub stopes were developed at half height and half width along strike (6 m x 3 m) to account for local anisotropy of the grade continuity. Stopes with a width less than 3 m across strike were not considered potentially economical and excluded. Stope shapes were developed using the economic cut-off-grade of 1.95 g/t gold. All classified blocks were analyzed by the mineable shape optimizer with resulting stopes shown in Figure 1115. All classified blocks were flagged by the potentially mineable shapes including those below the 1.95 g/t gold cut-off grade that were included in the MSO shapes calculated at the economic cut-off grade. This can be considered as internal dilution or “must-take” material.

Figure 11-15 Plan View of the Potentially Mineable Stope Shapes at Stock West & Main (prepared by McEwen, dated 2023)

11.5.11 Mineral Resource Statement

Table 1116 summarizes the Mineral Resource estimates for Stock West & Main, assuming underground stoping methods, reported in accordance with the S-K 1300 definitions. The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground stope extraction.

S-K 1300 Technical Report Summary

Table 11-16 Stock Project - West & Main Mineral Resource Statement, 23 October 2023

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	1,938	3.31	206
Inferred	1,386	2.96	132

Note: (1) Effective date of the Mineral Resource estimate is 23 October 2023. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen

(2) Mineral Resources are reported using the S-K 1300 definitions. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.95 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $27.67/t, metallurgical recovery of 93%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

(5) Since the previously reported MRS statement, there has been a change to economic parameters, ultimately these values balanced out and there was no change to the reporting COG and thus the reported Mineral Resources.

11.5.12 Factors That Could Affect the Mineral Resource Estimate

Factors that may affect the Stock West & Main Mineral Resource estimate include:

●	Changes in the local geological interpretations and assumptions used to generate the estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the treatment of high-grade gold values
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions and methods used in the mineral resource classification
●	Changes in the density and the methods used in the density assignments
●	Changes in metal price and exchange rates and other economic assumptions used in the cut-off grade determination
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

S-K 1300 Technical Report Summary

11.6 Stock Project – East Zone

11.6.1 Mineral Resource Database

The Stock Project – East Zone has been tested by diamond drilling over a cumulative strike length of approximately 1,100 m and down to a vertical depth of about 500 m. The close-out date for the Mineral Resource database is 20 May 2024 and consists of 257 surface diamond drill holes. The average drill hole spacing in the best drilled areas of the deposit is about 20 m; the spacing in the more poorly drilled areas is between 100 and 150 m.

11.6.2 Geological Modeling

11.6.2.1 Lithology

A lithology model was developed implicitly to capture the ten key deposit lithologies and the overburden as shown in Figure 1116.

Using the logged lithology, an overburden volume was modeled to the top of the bedrock and was used to cap the lithology wireframes.

Figure 11-16 Isometric View of the Stock Project East Zone Lithology Model (prepared by McEwen, dated 2024)

11.6.2.2 Mineralized Domains

Gold mineralization in the Stock East deposit generally follows the bleached/altered mafic volcanic lithological unit (BMV) and is bounded on the footwall by the interpreted Night Hawk Break regional fault structure. The Night Hawk Break is a splay off the regional Porcupine Destor Fault Zone.

S-K 1300 Technical Report Summary

Mineralized veins were interpreted (usually following a threshold grade of 0.5g/t), flagged in the drill hole file and modeled using Datamine’s implicit Vein Modeling module with a minimum thickness of 0.5m.

Background Envelope

A background envelope (Domain 100) was constructed around the BMV Domain (Domain 1) to capture mineralized samples outside the mineralized domains and to estimate adjacent dilution. It is approximately a 50m buffer around mineralized lenses, constructed from strings using sections spaced every 50m.

The modelled domains for Stock’s East zone are shown in Figure 1117.

11.6.3 Composites

A composite length of 1 m was selected based on the mode of the sample lengths. Any residual length was distributed equally to the 1 m composites to ensure that the entire length of each drill intersection within a domain was utilized. The rationale behind adopting a standard sample length of 1 m within zones perceived to be geologically similar was to maintain resolution in terms of the gold grade distribution. That resolution is maintained by adopting 1 m as the composite length.

Figure 11-17 Stock Project East Zone Modelled Domain 1 & 100 (Background)(prepared by McEwen, dated 2024)

11.6.4 Capping

Grade capping was conducted using population histograms and probability/log-probability plots to limit the influence of outlier values within each domain. Results are presented in Table 1117 for each domain with 13.2% metal removed from the BMV Domain 1.

S-K 1300 Technical Report Summary

Table 11-17 Stock East – Metal Removed by Capping Composites

Domain	Raw Composites		Capped Grade, g/t	Capped Composites		No. Capped	Metal Removed, %
	Mean, g/t	CV		Mean, g/t	CV
1	1.45	3.97	13.5	1.26	1.41	28	13.2
100	0.05	5.44	2.4	0.05	3.22	28	6.1

Note: CV = coefficient of variation

11.6.5 Density

There are 1,445 density samples contained in the Mineral Resource database for Stock’s East Zone. A study of all density data was conducted to determine an average density value for each of the host lithology units. Outliers were identified and removed resulting in the average density values listed in Table 1118.

The block model was flagged by the major lithology wireframes and average densities were applied to the blocks accordingly. Any blocks outside the modelled lithologies were assigned overall average density value of 2.80g/cm3. Blocks above the bedrock and below the topography were flagged as overburden and assigned a density of 2.0 g/cm3.

Table 11-18 Stock Project – East Zone Density Averages for Host Lithologies

11.6.6 Variography

The spatial distribution (continuity) of gold within each modeled domain was evaluated using variograms.

Precision in spatial analysis/variography is directly proportional to the quality of the sampling pattern. Due to the moderate to steeply dipping nature of the Stock East deposit, some of the

S-K 1300 Technical Report Summary

drill holes from surface intersect the mineralization at oblique angles while some are at the desired right angles, culminating in a mixture of orientations. Thus, variography results are not perfectly representative of the spatial continuity/distribution patterns of the mineralization. Experimental variograms were modeled with two spherical structures and with a dip and strike. Nugget effects are 20% in the BMV domain and 0% in the background envelope.

11.6.7 Grade Estimation

A block size of 3 m x3 m x 3 m was selected after comparing the kriging efficiency and slope of regression for various block sizes. The selected block size is supported by the average drill hole spacing of 20 to 30 m in well drilled areas of the deposit. Sub-cells as small as 1 m x 1 m x 1 m were used to better reflect the shape and volume of the mineralized domains. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the modelled domains using a four pass approach. Search neighbourhoods are based on variography with ranges doubling in length for the first three search ranges, with the fourth search range having a distance of 1.5x that of the third search range. The range of the third search range is based on the range of the second variogram structure.

Data selection for modeled domains require 11 composites from three drill holes to be estimated in passes 1 through 3. The fourth pass requires a minimum of 6 composites and a maximum of 18 from at least two drill holes.

S-K 1300 Technical Report Summary

11.6.8 Model Validation

In validating the estimated block model, nearest neighbour and inverse distance cubed models were constructed. The nearest neighbour model mimics a declustered data set and was generated using 3 m composites.

The estimated block model was validated by visually comparing the drill holes with the block grades, and with swath plots to determine whether any local bias exists.

Inspecting drill holes with block estimates in section and plan confirms gold grades of the model follow the grades of the informing samples.

Swath plots indicate the mean grades of the estimates follow the mean grades of the declustered informing samples relatively well with small local biases in areas with less informing sample data.

11.6.9 Confidence Classification

Classification criteria considers the confidence in the continuity of mineralization, average distance to informing samples (weighted on distance), and continuity of sample spacing. No material has been classified as a Measured Mineral Resource. The following classification criteria were defined:

●	Indicated: assigned to those contiguous blocks within the mineralized domain, within the first three search neighborhoods, informed by between 11 and 18 composites from three or more drill holes, less than 15 m to the nearest drill hole, and an average drill spacing less than 25 m.
●	Inferred: assigned to those contiguous blocks within the mineralized domain, and within the first three search neighborhoods, informed by between 11 and 18 composites from at least three drill holes, and an average drill spacing less than 40 m. Also assigned to those continuous blocks within the mineralized domains and within the fourth search neighborhood, informed by between 6 and 18 composites from at least three drill holes, less than 12.5 m to the nearest drill hole, and within an average drill spacing less than 40 m.

11.6.10 Reasonable Prospects for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

The Stock East deposit area is in close proximity to the existing plant/mill infrastructure, and in the QP’s opinion, the small size of the deposit does not justify relocating the processing facilities to allow for extraction via an open pit. Thus, it seems more feasible to mine the deposit using underground mining methods. A cut-off grade of 1.95 g/t gold was determined considering the costs and input parameters summarized in Table 1119.

S-K 1300 Technical Report Summary

Table 11-19 Stock East Mineral Resource Cut-off Grade Parameters

Parameter	Unit	Value
Mining Cost	$/t	84.59
G&A Cost	$/t	27.67
Haulage Cost	$/t	-
Milling Cost	$/t	43.48
Gold Price	$US/oz	2,000
Exchange Rate (C$/US$)	-	1.35
Mill Recovery	%	93

Reasonable prospects for economic extraction were derived from potentially mineable shapes developed using Datamine’s Mineable Shape Optimizer function. A stope size of 12 m vertical height by 6 m wide along strike by a minimum 3 m wide across strike was adopted. This size was benchmarked against mined stopes at the nearby Black Fox underground mine which mines a similar geological structure. Sub stopes were developed at half height and half width along strike (6 m x 3 m) to account for local anisotropy of the grade continuity.  It should be noted that different stope dimensions will yield different resources at the same cut-off grade.

11.6.11 Mineral Resource Statement

Table 1120 summarizes the Mineral Resource estimates for Stock East, assuming underground stoping methods, reported in accordance with the S-K 1300 definitions. The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground stope extraction.

Table 11-20 Stock East Mineral Resource Statement, 20 May 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	866	2.70	75
Inferred	579	2.66	50

Note: (1) Effective date of the Mineral Resource estimate is 20 May 2024. The QP for the estimate is Mr. Carson Cybolsky, P.Geo, an employee of McEwen

(2) Mineral Resources are reported using the S-K 1300 definitions Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.95 g/t gold assuming underground extraction methods and based on a mining cost of $84.59/t, process cost of $43.48/t, G&A cost of $27.67/t, metallurgical recovery of 93%, and gold price of US$2,000/oz

(4) Mineral Resources include the ‘must take’ minor material below cut-off grade which is interlocked with masses of blocks above the cut-off grade within the mineable shape optimizer stopes

(5) Figures may not sum due to rounding.

11.6.12 Factors That Could Affect the Mineral Resource Estimate

Factors that may affect the Stock Project – East Zone Mineral Resource estimate include:

●	Changes in the local geological interpretations and assumptions used to generate the

S-K 1300 Technical Report Summary

estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the treatment of high-grade gold values
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions and methods used in the mineral resource classification
●	Changes in the density and the methods used in the density assignments
●	Changes in metal price and exchange rates and other economic assumptions used in the cut-off grade determination
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

11.7 Fuller

11.7.1 Introduction

In May 2017, Lexam commissioned SRK to prepare the Mineral Resource estimate for the Fuller gold deposit. SRK completed this assignment and prepared the Mineral Resource Statement. After acquisition of Lexam by McEwen the latter commissioned SRK to prepare the Mineral Resource statement for the 2021 IA for Fuller using updated economic parameters. In December 2024, McEwen updated the Mineral Resource statement for Fuller using updated economic parameters once again. No additional resource drilling has been completed at Fuller and the existing 2017 resource model was used as a basis for reporting purposes.

This section summarizes the data, methodology, and parameters used to prepare the Mineral Resource model for Fuller.

S-K 1300 Technical Report Summary

11.7.2 Mineral Resource Database

A database containing information from Fuller, Paymaster and Buffalo Ankerite comprises 6,622 drill holes and underground workings with a total length of 501,523 m. The total number of samples with gold assays is 153,113 (200,730 m). The database also includes 496,064 m of lithological, structural and alteration logging.

The total Fuller data used for estimation comprises 1,514 drill holes and underground workings (chip samples) for a total length 118,070 m. The subset of drillholes and workings intersecting the estimation domains is 1,230 totalling 77,485.2 m. The total number of samples with gold assays is 35,562 (42,379 m). The total number of samples with gold assays is 35,562 (42,379 m). The database also includes 113,927 m of lithological, structural and alteration logging. It is understood that Buffalo Ankerite, Fuller and Paymaster property are adjacent, and some drilling intervals can occur in several properties.

Five Fuller level plans were digitised from the graphic data, adding 4,137 chips and bazooka samples to the database.

On importing the drill hole database to Datamine Studio and Leapfrog software several validation steps were performed and any errors identified were corrected.

11.7.3 Geological Modelling

11.7.3.1 Lithology

The deposit comprises several lithologies that have contrasting density characteristics. To use this information for the accurate tonnage calculations a simplified lithological model was developed for four key lithologies.

11.7.3.2 Mineralized Zones

Gold mineralization belongs to the class of structurally controlled Archean lode gold deposits. The mineralization is associated with foliated shear zones with strong sericite and fuchsite alteration and occurs stratigraphically above what appears to be the contact between the older ultramafic lower formation and the basaltic middle formation of the Tisdale group. The porphyry intrusive body also contains the lower grade mineralization.

A combination of lithological, alteration, structural and grade criteria (in that order) were used to define resource domains.

Shear Zone

The Shear (or historically called “contact”) Zone is the main mineralization host occurring stratigraphically above the contact between the older ultramafic rocks and the basaltic middle formation.

The following combined criteria were used to define resource domains:

●	Grade criteria: gold > 0.3 g/t

S-K 1300 Technical Report Summary

●	Lithological criteria: shear/mineralized zone, foliation, presence of quartz veins
●	Alteration criteria: presence of sericite or fuchsite.

An interval containing any data defined above was treated as mineralized with several non-mineralized intervals included to keep the continuity of the mineralized zone.

Considering the good general continuity but high variability on a smaller scale the Shear Zone wireframe was modelled in two steps:

Building the external general wireframe manually containing some internal barren intervals within it (Figure 1118)

Building the internal wireframe within the external contour with semi-automatic wireframing algorithms which exclude the barren intervals and follow the general trend of the Shear Zone. This wireframe was used as the estimation domain for Shear Zone (Figure 1119).

Porphyry

The Porphyry Zone was developed based on the lithological logging data. Some adjustments were made to make the wireframe correspond better with the level plans interpretation. The internal mineralized zone was developed within the porphyry body based on the same criteria used for the Shear Zone.

Hanging wall Zone

The Hanging wall (HW) Zone has a similar morphology as the Shear Zone and follows the boundary between the Porphyry and Shear zones within the East area of the project. The modelling method for the HW Zone replicates that of the Shear Zone.

Low Grade Zone

The residual mineralized intervals with grade more than 0.3 g/t gold were contoured with an automatic contouring algorithm, but only wireframes with a total volume greater than 500 m3 were used to define a Low Grade (LG) Zone.

S-K 1300 Technical Report Summary

11.7.4 Composites

Most of the analytical samples within the mineralized zones were collected at 1.5 m intervals for drill holes and 1 m intervals for underground channels. A modal composite length of approximately 1.5 m was applied to all data generating composites as close to the 1.5 m as possible, while creating residual intervals of up to 0.75 m in length (drill hole assays and channel samples).

Figure 11-18:

Isometric View of the Shear Zone, External Contours (prepared by SRK 2021; reissued McEwen 2024)

Note: Red drill hole traces represent the mineralized intervals, blue – waste, green – potentially mineralized (logging anomaly with no grade confirmation)

Figure 11-19:

Isometric View of the Shear Zone, Internal Contours (prepared by SRK 2021; reissued McEwen 2024)

Note: Red drill hole traces represent the mineralized intervals, blue – waste, green – potentially mineralized (logging anomaly with no grade confirmation)

11.7.5 Capping

The impact of high-grade outlier populations was examined on composite data using log probability plots and cumulative statistics separately for mineralized zones. The capping value was determined separately for underground development sampling and drill hole data types and the changing of statistical parameters after compositing and capping, analyzed. Capping was not warranted in the Porphyry Zone or for the underground samples of the LG Zone. Results are presented in Table 1121 for each zone with metal removed ranging from 6% in the drill hole data of the LG Zone to 16% in the underground samples of the HW Zone.

S-K 1300 Technical Report Summary

Table 11-21 Fuller – Metal Removed by Capping Composites

Domain	Raw Composites		Capped Grade, g/t	Capped Composites		No. Capped	Metal Removed, %
	Mean, g/t	CV		Mean, g/t	CV
Drill Hole Data
Shear Zone	2.85	5.19	40	2.47	1.87	10	13
Porphyry	0.98	1.59	-	0.98	1.59	-	-
HW Zone	2.93	3.05	30	2.54	1.73	5	13
LG Zone	2.03	2.30	30	1.91	1.72	3	6
Underground Samples
Shear Zone	3.72	3.08	30	3.35	1.36	13	10
Porphyry	0.87	0.79	-	0.87	0.79	-	-
HW Zone	6.07	2.05	30	5.11	1.29	7	16
LG Zone	1.12	0.87	-	1.12	0.87	-	-

Note: CV = coefficient of variation

11.7.6 Density

Average densities for each modelled lithology are presented in Table 1122 and applied to the blocks contained within. The density data is based on the results of 181 historical measurements; however, no original data was provided.

Table 11-22 Fuller – Density Values by Lithology

Lithology	Density, g/cm3
Dyke	2.92
Porphyry	2.69
Mafic Volcanics	2.82
Ultramafic Volcanics	2.85

11.7.7 Variography

The spatial distribution of gold in the mineralized zones was evaluated using variograms. Both channel and boreholes sample data were considered for variogram analysis. A variogram analysis was done within the east and the most flattened zone of the fold.

Variograms for the Shear Zone and Porphyry were modelled from the corresponding datasets. Variograms for the HW and LG Zones were modelled using composites from all mineralized zones due to the limited number of composites they each contain.

Variograms were modelled using two spherical structures and three rotations to match the strike, dip, and plunge of the modelled mineralization. Nugget effects are 40% for Shear Zone and 20% for the Porphyry.

S-K 1300 Technical Report Summary

11.7.8 Grade Estimation

The criteria used in the selection of block size included the drill hole spacing, composite length, the geometry of the modelled zone, and anticipated mining method. A block size of 5 m x 5 m x 5 m was selected. Sub-cells were used allowing a resolution of 1 m x 1 m x 1 m to better reflect the shape of the mineralized zone. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the mineralized domains using a -four-pass approach. The first pass used a smaller search ellipsoid to constrain the influence of the channel samples.

The three following passes used increasing search neighbourhoods sized from variography results. Datamine’s dynamic anisotropy function was implemented due to the anisotropic nature and widths of the mineralized domains.

Data selection for mineralized zones varied for each pass requiring a minimum number of composites between six and four, and a maximum number of composites between eight and 16 for passes 1 to 2, respectively. Estimated blocks required at least two holes in pass 1 and 3, and three holes in pass 2. Blocks estimated in pass 4 required at least one composite.

The waste material located outside the constrained zones was estimated with composites capped at 10 g/t gold, and an isotropic search requiring a minimum of seven composites and a maximum of 12.

This estimation allowed the incorporation of several unconstrained mineralized intervals into the model.

11.7.9 Model Validation

The block model was validated by visual comparison of informing sample data with resource blocks data (on plan and section) and with swath plots (section by section) comparing the ordinary kriged blocks with the informing composite data.

The results of the validation show that the block model adequately reflects the assay sample data. The deviations between the averages on swath plots appear only within the areas of the low data density.

S-K 1300 Technical Report Summary

1375
1250
1125
1000
5366500
5366625
5366750
[ABSENT]
[0,0.01]
[0.01,0.3]
[0.3,0.8]
[0.8,1.5]
[1.5,2.5]
[2.5,CEILING]
0
100
Meters

Figure 11-19 South-North Section View at Easting 479,600 Comparing Block Grades with Drill Hole Data (dots) (prepared by SRK 2021; reissued McEwen 2024)

S-K 1300 Technical Report Summary

5366750
479500
479625
479750
479875
480000
[ABSENT]
[0,0.01]
[0.01,0.3]
[0.3,0.8]
[0.8,1.5]
[1.5,2.5]
[2.5,CEILING]
5366625
5366500
0
100
Meters

Figure 11-20 Plan View at the 1230 elevation Comparing Block Grades with Drill Hole Data (dots) (prepared by SRK 2021; reissued McEwen 2024)

11.7.10 Confidence Classification

Industry best practices suggest that classification should consider the confidence in the geological continuity of the mineralized structures, the quality and quantity of exploration data supporting the estimates, and the geostatistical confidence in the tonnage and grade estimates. Appropriate classification criteria should aim at integrating these concepts to delineate regular areas at similar resource classification as well as the continuity of the deposit at the reporting cut-off grade.

The QP is satisfied that the mineralization model honours the current informing data from the geological database. The location of the samples and the assay data are sufficiently reliable to support resource evaluation and do not present a risk that should be considered for block classification. The Mineral Resource model is constrained by mineralized zones based on lithological, structural and grade criteria and is modelled from drill holes and underground sampling on a somewhat irregular grid, with a spacing between 5 and 40 m.

The QP considers the drill spacing to be sufficient to assume reasonable continuity of the gold mineralization. Accordingly, block estimates were classified using a combination of criteria, including confidence in the mineralization’s continuity, drilling spacing and estimation results. The following classification criteria were defined:

Indicated: assigned to those continuous blocks located within one of the mineralization zones (Shear Zone, Porphyry Zone, HW Zone or LG Zone) and informed by the data from at

S-K 1300 Technical Report Summary

least three drill holes within a 30 m buffer. A wireframe surface, which limits and smooths the Indicated category, was also developed.

Inferred: assigned to those blocks located within one of the mineralization domains (Shear Zone, Porphyry Zone, HW Zone or LG Zone) and outside the Indicated contour. An Inferred classification was also assigned to the unconstrained blocks located within the Indicated contour.

All remaining blocks were not classified.

11.7.11 Reasonable Prospect for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

The requirement for reasonable prospects for economic extraction generally implies that the quantity and grade estimates meet certain economic thresholds and that the Mineral Resources are reported at an appropriate cut-off grade considering extraction scenarios and processing recoveries. The QP considers the mineralization to be amenable to underground mining methods. A cut-off grade of 1.95 g/t gold was determined considering the costs and input parameters summarized in Table 1123.

Table 11-23 Fuller Optimization Parameters

Parameter	Unit	Value
Mining Cost	$/t	99.90
G&A Cost	$/t	11.65
Milling Cost	$/t	34.62
Transport Cost	US$/oz	2.05
Payable Metal	%	99
Mining Dilution	%	15
Gold Price	US$/oz	2,000
Exchange Rate (/US$/C$)	-	1.35
Mill Recovery	%	88.0

The mineable shape optimizer algorithm within the Datamine Studio RM software package was used to evaluate the profitability of each resource block based on its value (Figure 1121). All

S-K 1300 Technical Report Summary

classified blocks were flagged by the potentially mineable shapes including those below the 1.95 g/t gold cut-off grade.

Figure 11-21:East-West Section looking North of Mineable Shape Optimizer Shapes (green) and the Block Model Above Gold Cut-Off Grade 1.95 g/t (grey) (prepared by McEwen, dated 2024)

11.7.12 Mineral Resource Statement

Table 1124 summarizes the Mineral Resource estimates for Fuller underground stoping methods, reported in accordance with the S-K 1300 definitions. The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground mining methods.

S-K 1300 Technical Report Summary

Table 11-24 Fuller Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Indicated	1,552	3.86	193
Inferred	970	2.93	91

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Luke Willis, P.Geo, an employee of McEwen

(2) Mineral Resources are reported according to the S-K 1300 definitions. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.95 g/t gold assuming underground extraction methods and based on a mining cost of $99.90/t, process cost of $34.62/t, G&A cost of $11.65/t, metallurgical recovery of 88%, 10% NPI royalty, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

11.7.13 Factors That Could Affect the Mineral Resource Estimate

Factors that could materially affect the Mineral Resource Estimate results include:

●	Any new drilling and sampling information that may potentially extend the mineralization zones down dip and along strike.
●	Metallurgical test work results that might affect the recovery assumptions of the gold.
●	Changes in the local geological interpretations and assumptions used to generate the estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the treatment of high-grade gold values
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions and methods used in the mineral resource classification
●	Changes in the density and the methods used in the density assignments
●	Changes in gold price and exchange rates and other economic assumptions used in the cut-off grade determination and mine optimization results
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate
●	Changes due to social implications due to the proximity of neighbouring houses.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

S-K 1300 Technical Report Summary

11.8 Davidson-Tisdale

11.8.1 Introduction

In May 2017, Lexam commissioned SRK to conduct a trade-off study for the Davidson-Tisdale gold deposit followed by the preparation of a Mineral Resource estimate and Mineral Resource statement. After acquisition of Lexam by McEwen, the latter commissioned SRK to prepare the Mineral Resource statement for the 2021 IA for Davidson-Tisdale using updated economic parameters. In December 2024, McEwen updated the Mineral Resource statement for Davidson-Tisdale using updated economic parameters once again. No additional drilling has been completed at Tisdale-Davidson since 2017, and the existing resource model was used as a basis for reporting purposes.

11.8.2 Mineral Resource Database

The resource database comprises primarily of samples from core surface and underground drilling. The database comprises 691 drill holes with a total length of 80,026 m. The total number of samples with gold assays is 24,162 (26,665 m). The database also includes 80,847 m of lithological, structural and alteration logging.

Six level plans were digitised and used as well as the existing geological and structural maps to guide mineral resource modelling.

On importing the drill hole database to Datamine Studio and Leapfrog software several validation steps were performed and any errors revealed were corrected.

11.8.3 Geological Modelling

Mineralized Areas

Gold mineralization at Davidson-Tisdale belongs to the class of structurally controlled Archean lode gold deposits. The mineralization is associated with the quartz vein zones whose distribution and orientation generally corresponds with the structure of the faults.

Two main areas of mineralization were modelled. The North area comprises the most abundant and high-grade mineralization with a general strike of 060° and a dip of 30 to 50° northwest. Mineralization in the North area also has strike lengths up to 300 m and widths up to 20 m. The South area is lower grade, but with good continuity, an eastern strike of 060° and a dip of 10 to 20° north. Mineralization in the South area has strike lengths up to 700 m and widths up to 25 m.

North Area

Three zones of mineralization were modelled within the North Area: Zones A, B and C. The B Zone was split into Zones B1 and B2 by the Main fault.

A combination of lithological, alteration, structural and grade criteria were used to define the resource domains. The lithological criteria included the presence of foliation, shearing and

S-K 1300 Technical Report Summary

quartz veins. The grade threshold was chosen as 0.4 g/t gold. The intervals were prioritized based on the satisfaction of one or more criteria as follows:

●	High priority intervals – lithological + grade criteria
●	Medium priority intervals – only grade criteria
●	Low priority intervals – only lithological criteria.

The low priority intervals were used only to maintain the continuity of the mineralized zone and used with adjacent high and medium priority intervals.

Considering the good general continuity, but high variability on a smaller scale, the mineralized zone wireframes were modelled in two steps:

Generation of the external general wireframe manually containing some internal barren intervals within it

●	Generation of the internal wireframe within the external contour with semi-automatic wireframing (Figure 1122) algorithms which excludes the barren intervals and follows the general trend of the mineralized zone (Figure 1123) This wireframe was used to constrain grade estimation.

South Area

South Area wireframe (S Zone) was modelled based on quartz veins lithological criteria only. The S Zone is described as having very good continuity, but relatively low grades so no internal wireframe was constructed (Figure 1124).

S-K 1300 Technical Report Summary

Figure 11-22 Isometric View of the Davidson-Tisdale North Area, External Contours (prepared by SRK 2021; reissued by McEwen 2024)	Figure 11-23 Isometric View of the Davidson-Tisdale North Area, Internal Contours (prepared by SRK 2021; reissued by McEwen 2024)
Note: A Zone – purple, B Zone – orange, C Zone – yellow	Note: A Zone – purple, B Zone – orange, C Zone – yellow

11.8.4 Composites

Most of the analytical samples within the mineralized areas were collected at 0.5 m and 1 m intervals. A modal composite length of approximately 1 m was applied to all the data generating composites as close to the 1 m as possible, while creating residual intervals of up to 0.5 m in length.

S-K 1300 Technical Report Summary

Figure 11-24 Isometric View of the S Zone Wireframe (prepared by SRK 2021; reissued by McEwen 2024)

11.8.5 Capping

The impact of high-grade outlier populations was examined on composite data using log probability plots and cumulative statistics separately for all mineralized areas. A capping value of 110 g/t was applied for the B Zone and 100 g/t for the C and S Zones. No capping was used for the A Zone. Results are presented in Table 1125 for each zone with metal removed, ranging from 6% in C Zone to 29% in B Zone.

Table 11-25 Davidson-Tisdale – Metal Removed by Capping Composites

Domain	Raw Composites		Capped Grade, g/t	Capped Composites		No. Capped	Metal Removed, %
	Mean, g/t	CV		Mean, g/t	CV
North Zone
A Zone	5.54	1.61	-	5.54	1.61	-	-
B1+B2 Zone	5.59	6.40	110	3.99	3.16	16	29
C Zone	4.56	3.44	100	4.29	3.12	5	6
South Zone
S Zone	1.71	7.33	100	1.45	6.01	5	15

Note: CV = coefficient of variation

11.8.6 Density

In 2012, a total of 55 core samples were taken and analyzed at AGAT (Altman et al., 2014). The average bulk density of 2.87 g/m3 of the 55 samples was applied to this resource estimate for Zones A, B and C.

S-K 1300 Technical Report Summary

For Zone S, a more conservative density value of 2.70 g/m3 was used on Lexam’s recommendation.

11.8.7 Variography

The spatial distribution of gold in the North and South areas was evaluated using variograms and correlograms.

Variograms/correlograms were modelled using two spherical structures and three rotations to match the strike, dip and plunge of the modelled mineralization. Nugget effects are 40% for both areas.

11.8.8 Grade Estimation

The criteria used in the selection of block size included the drill hole spacing, composite length, the geometry of the modelled zone, and the anticipated mining method. A block size of 5 m x 5 m x 5 m was selected. Sub-cells were used allowing a resolution of 0.5 m x 0.5 m x 0.5 m to better reflect the shape of the mineralized area. No rotation was applied to the block model.

Ordinary kriging was used to estimate the blocks within the mineralized zones using a three -pass approach in the North Area and four passes in the South Area. An initial pass in the S Zone focused on estimating areas where there were high-grade composite values. Capped composites with a tight isotropic search ellipse were used to limit the number of blocks estimated to one or two in each direction. Subsequent passes were made with composites capped to 10 g/t gold to minimize smearing of high-grade outliers in lower grade areas and increasing search ranges based on the variogram ranges. Datamine’s dynamic anisotropy function was implemented due to the anisotropic nature and widths of the mineralized zones.

Data selection for mineralized zones varied for each pass requiring a minimum number of composites between seven and four and a maximum number of composites between 10 and 16 for passes 1 to 3. Estimated blocks required at least three holes in pass 1, and two holes in pass 2 and 3.

11.8.9 Model Validation

The block model was validated by visual comparison of informing sample data with resource blocks data (on plan and section, see (Figure 1125) and with swath plots (section by section) comparing the ordinary kriged blocks with the informing composite data.

The results of the validation show that the block model acceptably reflects the assay sample data. The deviations between the averages on swath plots appear within the areas of the low data density and within the S Zone where more restrictive capping was applied.

S-K 1300 Technical Report Summary

10100 E
10150 E
10200 E
3200 Elev
3150 Elev
Legend
clasmod_t_mz_2_lf (block model) : AU
[ABSENT]
[0,0.05]
[0.05,0.2]
[0.2,0.4]
[0.4,0.7]
[0.7,1]
[1,1.4]
[1.4,1.8]
[1.8,2.5]
[2.5,5]
[5,CEILING]

Figure 11-25 East-West Cross-Section at Y=9,920 Comparing B Zone Estimated Blocks and Composite Data (prepared by SRK 2021; reissued by McEwen 2024)

11.8.10 Confidence Classification

Industry best practices suggest that classification should consider the confidence in the geological continuity of the mineralized structures, the quality and quantity of exploration data supporting the estimates, and the geostatistical confidence in the tonnage and grade estimates. Appropriate classification criteria should aim at integrating these concepts to delineate regular areas at similar resource classification as well as the continuity of the deposit at the reporting cut-off grade.

The QP is satisfied that the mineralization model honours the current informing data from the geological database. The location of the samples and the assay data are sufficiently reliable to support resource evaluation and do not present a risk that should be considered for block classification. The Mineral Resource model is constrained by mineralized zones based on lithological, structural and grade criteria and is modelled from drill holes on a somewhat irregular grid, with a spacing between 5 and 40 m.

The QP considers the drill spacing to be sufficient to assume reasonable continuity of the gold mineralization. Accordingly, block estimates were classified using a combination of criteria, including confidence in the mineralization’s continuity, drilling spacing and estimation results. The following classification criteria were defined:

●	Measured: assigned to those continuous blocks located within Zones B and C of the North Area and informed by the data from at least three drill holes within a 15 m buffer. The wireframe surface, which limits and smooths the Measured category, was also developed.

S-K 1300 Technical Report Summary

●	Indicated: assigned to those continuous blocks informed by the data from at least three drill holes within one search radius (one variogram range). The wireframe surface, which limits and smooths the Indicated category, was also developed.
●	Inferred: assigned to all remaining blocks.

11.8.11 Reasonable Prospects for Economic Extraction

Based on the IA in this Report, the QP concludes that there are reasonable prospects for economic extraction of the Mineral Resources. The Mineral Resources were prepared in accordance with the definitions and standards in S-K 1300.

The requirement for reasonable prospects for economic extraction generally implies that the quantity and grade estimates meet certain economic thresholds and that the Mineral Resources are reported at an appropriate cut-off grade considering extraction scenarios and processing recoveries. The QP considers the mineralization is amenable to underground extraction. A cut-off grade of 1.85 g/t gold was determined considering the cost and input parameters summarized in Table 1126.

The mineable shape optimizer algorithm within Datamine Studio RM software package was used to evaluate the profitability of each resource block based on its value (Figure 1126). All classified blocks were flagged by the potentially mineable shapes including those below the 1.85 g/t gold cut-off grade.

Table 11-26 Davidson-Tisdale Optimization Parameters

Parameter	Unit	Value
Mining Cost	$/t	99.90
G&A Cost	$/t	11.65
Milling Cost	$/t	33.60
Transport Cost	US$/oz	2.05
Payable Metal	%	99
Mining Dilution	%	15
Gold Price	US$/oz	2,000
Exchange Rate (C$/US$)	-	1.35
Mill Recovery	%	92.0

S-K 1300 Technical Report Summary

Figure 11-26 Plan View of the Mineable Shape Optimizer Shapes (green) and the Davidson-Tisdale Block Model Above Gold Cut-Off Grade 1.85 g/t (grey) (prepared by McEwen 2024)

11.8.12 Mineral Resource Statement

Table 1127 summarizes the Mineral Resource estimates for Davidson-Tisdale assuming underground stoping mining methods, reported in accordance with the S-K 1300 defintions. The Mineral Resource was limited to those parts of the gold mineralization for which there are reasonable prospects for economic extraction via underground mining methods.

S-K 1300 Technical Report Summary

Table 11-27 Davidson-Tisdale Mineral Resource Statement, 31 December 2024

Classification	Tonnes, kt	Au Grade, g/t	Contained Au, koz
Measured	223	6.87	49
Indicated	69	6.70	15
Total M+I	292	6.83	64
Inferred	133	4.01	17

Note: (1) Effective date of the Mineral Resource estimate is 31 December 2024. The QP for the estimate is Mr. Luke Willis, P.Geo, an employee of McEwen

(2) Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

(3) Mineral Resources are reported above an economic cut-off grade of 1.85 g/t gold assuming underground extraction methods and based on a mining cost of $99.90/t, process cost of $33.60/t, G&A cost of $11.65/t, metallurgical recovery of 92%, dilution of 15% and gold price of US$2,000/oz

(4) Figures may not sum due to rounding.

11.8.13 Factors That Could Affect the Mineral Resource Estimate

Factors that could materially affect the Mineral Resource Estimate results include:

●	Any new drilling and sampling information that potentially extend the mineralization zones down dip and along the strike.
●	Metallurgical test work results might affect the recovery assumptions of the gold and other metals.
●	Changing gold prices may alter the mine optimization results.
●	Changes in the local geological interpretations and assumptions used to generate the estimation domains
●	Changes in mineralization and geological geometry and continuity of mineralized zones
●	Changes in assumptions of mineralization and grade continuity
●	Changes in the treatment of high-grade gold values
●	Changes in the grade interpolation methods and estimation parameter assumptions
●	Changes in the confidence assumptions and methods used in the mineral resource classification
●	Changes in the density and the methods used in the density assignments
●	Changes in metal price and exchange rates and other economic assumptions used in the cut-off grade determination
●	Changes in input and design parameter assumptions that pertain to the underground mining constraints
●	Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

S-K 1300 Technical Report Summary

Mineral Reserve Estimates

This Report summarizes a Technical Report Summary on the Initial Assessment study which cannot be used to support Mineral Reserves. There are no Mineral Reserves for any of the deposits in the Fox Complex.

Mining Methods

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include detailed mining methods at the Fox Complex.

Processing and Recovery Methods

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include detailed recovery methods at the Fox Complex.

Infrastructure

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include Infrastructure details at the Fox Complex.

Market Studies

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include Market Studies details at the Fox Complex.

Environmental Studies, Permitting and Plans, Negotiations or agreements with local individuals or groups

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include Environmental Studies, Permitting and Social Community Impact details at the Fox Complex.

Capital and Operating Costs

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include detailed Capital and Operating Costs at the Fox Complex.

S-K 1300 Technical Report Summary

Economic Analysis

This Report summarizes a Technical Report Summary on the Initial Assessment study which does not include detailed Economic Analysis at the Fox Complex.

Adjacent Properties

There is no relevant information for adjacent properties that are relevant to this Report.

Other Relevant Data and Information

There is no further relevant information related to the Mineral Resources Estimate.

Interpretation and Conclusions

The QPs note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this Report.

22.1 Surface Rights, Mineral Tenure, Royalties and Agreements

The mineral tenure package includes patented claims, mining leases, and a series of unpatented cell and boundary claims.

The claims package consists of a number of agreements with third parties; these third parties may retain an interest in some of the properties within the property package either by way of an actual property interest or through royalty interests.

22.2 Geology and Mineralization

The Fox Complex properties are underlain by Precambrian rocks of the Southern Abitibi Greenstone Belt (SAGB), located in the central part of the Wawa-Abitibi Sub-province, southeastern Superior Province, of northeastern Ontario. The SAGB are unconformably overlain by younger Porcupine and Timiskaming metasedimentary assemblages and alkalic intrusive rocks.

Major crustal-scale faults, including the Porcupine-Destor Deformation Zone and Cadillac-Larder Lake Deformation Zone, commonly occur at assemblage boundaries and are spatially associated with east-west trending belts of Porcupine and Timiskaming assemblage metasedimentary rocks. These major faults define a corridor of gold deposits known as the Timmins-Val D’Or camp, which accounts for the bulk of historic and current gold production from the Superior Province.

S-K 1300 Technical Report Summary

The local geological setting in the Timmins-Matheson area is represented by Neoarchean supracrustal rocks, intruded by Matachewan and Keweenawan diabase dykes and Mesozoic kimberlite dykes and pipes. The supracrustal rocks are composed of ultramafic, mafic, intermediate, and felsic metavolcanic rocks, related intrusive rocks, clastic and chemical metasedimentary rocks, and a suite of ultramafic to felsic alkalic plutonic and metavolcanic rocks.

Gold mineralization at both the Eastern properties and Stock is part of a metallogenetic domain that shares similarities with ultramafic‐hosted and associated deposits that occur along the Porcupine-Destor corridor between Nighthawk Lake and the Black Fox Mine to the east. Deposits occur in association with sets of reverse quartz shear veins and associated sets of gently to moderately dipping quartz‐carbonate‐albite extensional vein arrays. Grey Fox (also part of the Eastern properties) located approximately 3 km South-East of Black Fox is generally characterized by stacked, South-West trending crustiform vein sets that dip steeply to the North-West. These vein sets may be related to the intrusion of the Gibson Syenite or subordinate splay structures off the Porcupine-Destor fault i.e. the A-1 or Gibson-Kelore faults.

22.3 Data Collection in Support of Mineral Resource Estimation

Exploration completed to date has resulted in the delineation of the Froome, Grey Fox, Stock, Fuller, and Davidson Tisdale deposits, as well as several exploration targets. Work conducted by McEwen has included geological reconnaissance and mapping, outcrop stripping, geochemical surveys and geophysical surveys (ground DCIP, MT, pole–dipole IP/resistivity, and very low frequency (VLF) geophysical surveys).

A total of 10,978 drill holes (1,885,914m) have been completed within the Eastern Properties. A total of 815 drillholes (307,881m) have been completed within the Stock Property. A total of 2,111 drill holes (366,858 m) have been completed within the Western Properties.

Drilling equipment and procedures since 2009 are consistent with industry standards at the time the drill programs were conducted and are acceptable to support Mineral Resource estimation and mine planning at the Fox Complex deposits.

The quantity and quality of the lithological, recovery, collar and downhole survey data collected is consistent with industry standards and is adequate to support Mineral Resource estimation and mine planning.

Drilling is normally oriented perpendicular to the strike of the mineralization. Depending on the dip of the drill hole and the dip of the mineralization, drill intercept widths are typically greater than true widths.

Sampling methods are consistent with industry practices and are adequate to support Mineral Resource estimation and mine planning.

Sample preparation and analytical procedures since 2009 are consistent with typical industry practices at the time the samples were prepared and are adequate to support Mineral Resource estimation and mine planning.

S-K 1300 Technical Report Summary

Density determinations are acceptable to support Mineral Resource estimation and mine planning.

Sample security procedures met industry standards at the time the samples were collected. Current sample storage procedures and storage areas are consistent with industry standards.

Data verification was undertaken in support of technical reports on the Project by external consultants RPA (2012, 2017), and Innovexplo (2014). These consultants concluded, at the time of their examination, that the data were suitable to support Mineral Resource estimation.

SRK conducted data verification in 2017 and 2021 for earlier reports and studies. This program included site visits during which SRK personnel reviewed drilling, sampling, and QA/QC procedures; and inspected outcrops, drill core, core photos, core logs, and QA/QC reports and specific gravity measurement procedures. SRK personnel reviewed collar, down-hole, and assay data in the database for transcription and other errors. Blank and CRM data were also evaluated.

McEwen continues to operate and maintain an ongoing program of data verification, checks, validation and quality control.

In the opinion of the QPs, sufficient verification checks have been undertaken on the databases to provide confidence that the current database is reasonably error free and may be used to support Mineral Resource estimation and mine planning.

22.4 Mineral Resource Estimate

Mineral Resource estimates for Black Fox, Froome, Grey Fox, Stock Mine (East, West, and Main Zones), Fuller and Davidson-Tisdale are the responsibility of the McEwen QPs.

In the opinion of the QPs, the resource evaluation reported herein is a reasonable representation of the Mineral Resources found at the Black Fox, Froome, Grey Fox, Stock Mine, Fuller and Davidson-Tisdale deposits at the current level of sampling. The Mineral Resources were estimated in conformity with definitions and standards in S-K 1300. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. Mineral Resources are reported exclusive of Reserves, which currently do not exist at the Fox Complex. There is no certainty that all or any part of the Mineral Resource will be converted into Mineral Reserves.

22.5 Mine Plan

No mine plan details reviewed for the Mineral Resources Estimate.

22.6 Metallurgical Testwork and Mineral Processing

The Fox Mill is currently in operation and can process material at 1,600 t/d through crushing, grinding, CIL, Stripping, electrowinning, and refining to produce gold doré.

Metallurgical testwork has demonstrated that this flowsheet is able to recover gold at economic levels from material mined from each deposit. These deposits include Black Fox, Froome,

S-K 1300 Technical Report Summary

multiple zones at Grey Fox, Stock Mine, and Fuller. Master composites have been tested for: Froome, Grey Fox 147 Zone, Grey Fox 147NE Zone, Grey Fox Contact Zone, and Fuller, and the Stock mine zones as well as some variability testing.

Comminution tests indicate that material from Froome and Grey Fox will be harder and more abrasive than the other deposits

22.7 Infrastructure

Existing infrastructure at the Black Fox Mine site is used for Froome and will be partially used for Grey Fox, while existing infrastructure at Stock Mine with be used for the Stock mine East, West and Main zones.

22.8 Environmental Studies, Permitting and Social Impact

Additional environmental baseline studies to support the Project have been initiated for the Grey Fox and Stock properties. Further studies and monitoring plans will be developed, including programs for the Davidson-Tisdale and Fuller properties, as the Project progress. Ongoing comprehensive monitoring will be continued to support the Fox Complex.

There are many existing, active environmental approvals for the individual Fox Complex properties. New approvals or amendments to existing approvals may be required depending on the final designs, and application for these will be made as required to satisfy Provincial (and possibly Federal) approvals process.

Consultation and engagement with Indigenous Nations have been ongoing for the Fox Complex Consultation will also be required with other stakeholders, including regulatory agencies, local communities, and community members.

22.9 Markets and Contracts

McEwen expects that the terms of any sales contracts for gold would be typical of, and consistent with, standard industry practices, and would be similar to contracts for the supply of gold doré elsewhere in Canada. Material contracts currently in place relate to the Sandstorm Goldstream financing contract mining of access development, drilling and blasting, the transportation of doré, and refining of precious metals. These contracts are on standard industry terms. No other contracts relating to concentrating, handling, sales and hedging, and forward sales contracts are currently in place.

S-K 1300 Technical Report Summary

22.10 Opportunities

Table 221 summarizes Project opportunities.

Table 22-1: Project Opportunities

Area	Opportunity
Geology and Mineral Resource Estimate

There are opportunities to continue growing the resources at Stock at depth and to the South-West (of Stock Mine West Zone). Ongoing integration of data gathered from both historic and active mining sites will support improved geological modelling and sensitivity of estimates locally

Additional resource definition at Grey Fox may define an open pit or underground mineable resource

Land based DCIP & MT geophysical surveys at Grey Fox may identify deeper, long-term targets.

Metallurgical	Metallurgical testing of the Grey Fox property needs further expansion. Review milling methods to understand optimal recoveries for each mining zone.

S-K 1300 Technical Report Summary

22.11 Risks

Table 222 summarizes the identified risks to the Project.

Table 22-2: Project Risks

Area	Risk
Geology and Mineral Resource Estimate
●
The volume estimate of Mineral Resources based on the true width of the Grey Fox mineralization may represent a risk as a result of some drilling campaigns being drilled at a subparallel angle to the interpreted vein-controlled mineralization.
●
The higher grade variability in the footwall zones of the Froome deposit is not well understood.
●
The impact to gold recovery from sulphides in pyrite-rich mineralized zones of Grey Fox
●
The nuggety nature of Black Fox mineralization is difficult to model.

Metallurgical	Recovery rate assumptions are high-level
Mining
●
The inclusion of Inferred Mineral Resources in a mine plan or production schedule is too speculative geologically to have economic considerations applied that would enable them to be categorized as Mineral Reserves.

Geotechnical
●
Talc-chlorite schist identified in the host rock at Stock mine West Zone has the potential to create a spalling failure in the hangingwall of stopes. This risk can be mitigated with additional geotechnical drilling at to confirm the prevalence of this schist on the immediate hangingwall and to further evaluate ELOS used in the estimation.

S-K 1300 Technical Report Summary

Recommendations

23.1 Introduction

Recommendations are designed to support more detailed studies at the Fox Complex.

23.2 Geology and Mineral Resource Estimation

The following recommendations are provided to improve confidence associated in the current Mineral Resource estimates and enhance the future geological/Mineral Resource modelling and processes.

Black Fox

●	Expand current mineralization solids beyond the historical drill hole intercepts and enhance geological mineralized zone interpretations using local historical data.
●	Benchmark estimation techniques to improve accuracy for high-nugget zones.
●	Monitor the economics of the mineral inventory below 300 Level elevation at Black Fox to potentially convert to resource classification.
●	Develop a 300m FW drift to the A1 fault below the existing workings for a drill program of 10,000m to target and prove up the down dip resource extension of the Black Fox deposit. Estimated cost: ~CAD$3.8 mil (all in).
●	Development (300m) and a drill program (of not more than 8,000 m) in areas of continuous Inferred material to upgrade and increase confidence in the model and to test the deposit’s extent. Estimated cost: ~CAD$3.4 mil (all in).
●	Complete a life of mine reconciliation on the Black Fox deposit at the end of the mine life to get a full understanding of the resource estimation.

Froome

●	Complete a life of mine reconciliation on the Froome deposit at the end of the mine life to get a full understanding of the resource estimation parameters.
●	3,000m drill program is recommended to drill down dip of the existing drill hole horizon at Froome to test mineralization and resource extension. Estimated cost: ~CAD$0.6 mil (all in).
●	6,000m drill program is recommended to drill FW mineralized zones along strike West of the Froome zone to follow up on known mineralization and expand existing resources. Estimated cost: ~CAD$1.2 mil (all in).

Grey Fox

●	Initiate an aggressive infill drilling campaign at the Gibson area totalling 30,000m to continue bringing in additional indicated and inferred mineralization in proximity to the historical Gibson Ramp. Estimated cost: CAD$6 mil (all-in).
●	Continued deportment studies involving LIBS (Laser Induced Breakdown Spectroscopy)

S-K 1300 Technical Report Summary

and other scientific investigations to establish the nature of the mineralization at Grey Fox. Identify longer term exploration targets beneath and adjacent to Grey Fox using integrated geological modelling and geophysics. Refine the initial drill hole spacing analysis to improve the classification of Mineral Resources
●	Continue to update the lithological-structural model for local accuracy, control of density and resource domaining.

Stock Mine and West Zone

●	Continue defining the deposit down the established plunge directions.
●	Proposed Drill programs in excess of 100,000m over the long term from underground to fully define the deposit.
●	Perform a drill hole spacing analysis and additional metallurgical and geotechnical work to support the Mineral Resource model.

Stock East

●	Follow up on defined mineralization from future underground drill platforms.

Fuller and Davidson-Tisdale

●	Digitize historical information of the existing database to improve interpretations of mineralized zones
●	Drill program not exceeding 5,000 m to verify historical drilling (c.CAD$1.0m all-in)
●	Survey existing collar positions during the summer season
●	Verify the existing database against all available historical drilling logs and laboratory certificates and move assay and QA/QC data into the McEwen Fusion database.

Resource Modelling

McEwen personnel should continue to produce timely updates to resource models after drilling campaigns. For quality purposes it is recommended to have periodic reviews of the mineral resource models by third party consultants when needed. This will lead to increased confidence in future mine plans and reconciliation efforts. This work is estimated to cost $10 to $15 million.

23.3 Metallurgical Testwork

Further metallurgical testwork is required to understand optimal recovery details for each project.

The following testwork is recommended for Gibson and Whiskey Jack Zones (Grey Fox), Stock Mine (Stock Mine may have some of the below data already detailed.) and Fuller:

●	Head material testing including mineralogy and detailed analysis should be completed for a master composite and include:
o	Gold by fire assay (AA finish)
o	Screen metallics (gravimetric finish)

S-K 1300 Technical Report Summary

o	LECO (total sulphur, sulphide sulphur, total carbon, organic carbon)
o	QEMSCAN (Bulk Mineral Analysis (BMA) and gold deportment)
o	Inductively coupled plasma (ICP) analyses.

●	Communition testing on spatially representative samples as well as being from blocks of material expected to be processed. Tests include:
o	10 Bond crushability tests
o	10 Bond Ball Mill Work Index tests and samples for the primary grind (P80 150 mesh, closing screen), plus another 10 tests done at the final P80 (200 mesh) of the second stage grinding for ball mill grinding
o	At least 10 tests should be done for Bond Rod Mill Work Index to understand the power requirements from the larger product size range (P80 14 mesh).

●	Leach testing of the master composite to test the cyanidation leach response with interval sampling to evaluate leach kinetics. The same test conditions should be repeated at least three times with different target grind sizes over the anticipated size range (55 to 130 µm) for a minimum of four points to generate a grind sensitivity curve. Further variability testing will be used to confirm any correlation. Each master composite will need cyanide leach and CIL tests at the same conditions to evaluate the potential for preg-robbing carbon in the material.

●	Liquid-solid separation testing to determine settling rates. This is used to assess the thickener dimensions and operation to ensure proper settling and determine whether this unit’s operation will become a bottleneck. These tests should also be completed on cyanidation tails samples to confirm the sizing of the tailings thickener.

●	Variability testing on the final flowsheet design; this may include the addition of gravity recovery and/or flotation with fixed reagent conditions. A total of 20 to 30 bottle rolls per domain should be performed. This includes each deposit and the geometallurgical domains identified for Grey Fox by earlier testwork. For Grey Fox, variability samples should include those from 147 Zone, 147NE Zone, Contact Zone, South Zone, Gibson and Whiskey Jack and within those defined by the domains as listed below:
o	High grade (>4 g/t gold)
o	High pyrite, low grade (<4 g/t, sulphur:gold >0.75)
o	Low pyrite, low grade (<4 g/t, sulphur:gold <0.75).

The total estimated cost is $0.5 million.

23.4 Geotechnical

Investigations will be required to collect additional data to support the mine designs for each of the Fox Complex properties.

S-K 1300 Technical Report Summary

23.5 Rock Mechanics

Additional site investigations are needed to collect data to support the future mine designs for the Fox Complex properties. This will include:

Grey Fox

●	Geomechanical drilling (using oriented core) including packer testing to support the development of underground mine design for the sites. It is recommended to supplement this work with geophysical acoustic televiewer surveys in open exploration borehole. This work can be accomplished in tandem with the hydrogeological work and exploration drilling.
●	Geomechanical logging of previously drilled exploration boreholes are also recommended to increase the database and geomechanical model.
●	Rock strength testing of the various rock types is recommended for UCS, Brazilian Tensile, Triaxial and Elastic constants.

Stock Mine, West Zone and East Zone

●	Geomechanical drilling (using triple tube, oriented core) including packer testing will be required to support the development of underground mine design for the sites. It is recommended to supplement this work with geophysical acoustic televiewer surveys in these boreholes and any additional exploration borehole that are open. This work can be accomplished in tandem with the hydrogeological work and exploration drilling.
●	Geomechanical logging of previously drilled exploration boreholes are also recommended to increase the database and geomechanical model.
●	Rock strength testing of the various rock types is recommended for UCS, Brazilian Tensile, Triaxial and Elastic constants.

Fuller and Davidson-Tisdale

●	Geomechanical drilling (using triple tube, oriented core) including packer testing will be required to support the development of underground mine design for the sites. It is recommended to supplement this work with geophysical acoustic televiewer surveys in these boreholes and any additional exploration borehole that are open. This work can be accomplished in tandem with the hydrogeological work and exploration drilling.
●	Geomechanical logging of previously drilled exploration boreholes are also recommended to increase the database and geomechanical model.
●	Rock strength testing of the various rock types is recommended for UCS, Brazilian Tensile, Triaxial and Elastic constants.

23.6 Hydrogeology

Further studies will be required to advance the overall project to support future mine designs.

S-K 1300 Technical Report Summary

23.7 Geochemistry

Further studies will be required to advance the overall project to support future mine designs.

23.8 Water Management

Further studies will be required to advance the overall project to support future mine designs.

23.9 Permitting

Pending final design information, permitting efforts will focus on approvals necessary to advance the next stages of investigations, including items such as Permit To Take Water applications, drilling permits, and preliminary discussions with regulators.

S-K 1300 Technical Report Summary

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Reliance on Other Experts

The QPs have relied upon other expert reports that provided information regarding mineral rights, surface rights, property agreements and royalties and contained within this Report.

25.1 Legal Status

The QPs have not independently reviewed the ownership of the mineral or surface rights of the property and/or any underlying property agreements. The property rights and boundaries are taken from the parcel map issued by the Ministry of Mines’ Mining Lands Administration System (MLAS).

This information is used in Section 3 for property description, in Section 11 to support reasonable prospects for economic extraction and including inputs to the cut-off applied to the Mineral Resource estimates.

S-K 1300 Technical Report Summary

Appendices

S-K 1300 Technical Report Summary

Appendix A - Land Tenure and Royalties of the Eastern Properties

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Beatty	65366-0126	24577		CP1689, CP1690, CP1802, CP1894, CP1895, CP1896, CP1897, CP3160, CP5912, CP6242, CP6416, CP6661		S1/2 Lot 5 con 1	Surface and Mineral Rights	Fee Simple	Timmins Forestry Products Ltd.	2% NSR	1% for $500,000
Beatty	65366-0127	14572		CP1056		Pt Lot 6 con 1	Surface and Mineral Rights	Fee Simple	Joachim Joseph DeCarlo	Net profits royalty 10%
Beatty	65366-0129	23874		CP1988, NP3636		Pt Lot 7 con 1	Mining Right Only	Fee Simple
Beatty	65366-0142	3265		TP7748		S1/2 Lot 9 con 1	Surface and Mineral Rights	Option
Beatty	65366-0143	4150		CP966		S Pt Lot 8 con 1	Surface and Mineral Rights	Fee Simple	Lisa Steinman	3% NSR	1% for $1,000,000
Beatty	65366-0186	13005		CP1988		S Pt Lot 7 con 1	Surface and Mineral Rights	Fee Simple
Beatty	65366-0188	13006		CP1988		S Pt Broken Lot 7 con 1	Surface Rights Only	Fee Simple
Beatty	65366-0199		108180 30-Apr-29	-	L1115059	Pt Lot 6 con 1	Surface and Mineral Rights	Leasehold
Hislop	65380-0422	12503				N1/2 Lot 3 Con 2	Surface and Mineral Rights	Fee Simple
Hislop	65380-0443	11782		CP2631		S1/2 Lot 3 Con 3 except…	Surface and Mineral Rights	Fee Simple
Hislop	65380-0444	11956				S1/2 of S1/2 Lot 4 Con 3	Surface and Mineral Rights	Fee Simple
Hislop	65380-0445	11022				N1/2 of S1/2 Lot 4 Con 3	Surface and Mineral Rights	Fee Simple
Hislop	65380-0465	3976		CP670		N1/2 Lot 4 Con 3	Surface and Mineral Rights	Fee Simple
Hislop	65380-0466	2619		TP6688		N1/2 Lot 3 Con 3	Surface and Mineral Rights	Fee Simple
Hislop	65380-0470	2618		TP6687		S1/2 Lot 4 con 4	Surface and Mineral Rights	Fee Simple	Romios Gold Resources Inc.	2%NSR	1% for $2,000,000
Hislop	65380-0489	16262		NP5052		N1/2 Lot 3 con 4	Surface and Mineral Rights	Schumacher	Estate of Frederick William Schumacher c/o The Canadian Trust Company	$100,000.00 rent or 3% NSR
Hislop	65380-0490	16265		CP2063		NW Pt Lot 2 con 4	Surface and Mineral Rights	Schumacher	Estate of Frederick William Schumacher c/o The Canadian Trust Company	$100,000.00 rent or 3% NSR
Hislop	65380-0491	16266		CP2064		NE Pt Lot 2 con 4	Surface and Mineral Rights	Schumacher	Estate of Frederick William Schumacher c/o The Canadian Trust Company	$100,000.00 rent or 3% NSR
Hislop	65380-0494	1544		TP492		S 1/2 Lot 2 con 5	Surface and Mineral Rights	Option
Hislop	65380-0495	21256		CP467		S Pt Broken Lot 3 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0496	21255		CP467		Pt S Pt Broken Lot 3 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0497	21254		CP467		Pt S Pt Lot 3 con 5	Surface Rights Only	Fee Simple

S-K 1300 Technical Report Summary

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Hislop	65380-0498	3852		CP467		S Pt Broken Lot 3 con 5	Surface and Mineral Rights	Fee Simple	Newmont, Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50% (Parsons-Ginn) Gray	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold Gray: 0.15% NSR
Hislop	65380-0499	11125		CP2847		E1/2 of S1/2 Lot 4 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0500	7057		CP2929		W1/2 of S 1/2 Lot 4 con 5	Surface and Mineral Rights	Fee Simple
Hislop	65380-0520	23687		TP857/CP3420		W1/2 of N1/2 Lot 4 con 5 & N1/2 Lot 5 con 5	Surface and Mineral Rights	Fee Simple	Newmont, Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50% (Parsons-Ginn)	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold
Hislop	65380-0521	24023		TP857		N1/2 Lot 4 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0522	16736		TP857		Pt of N1/2 Lot 4 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0523	24024		TP857		Pt Lot 4 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0524	19093		TP857		Pt Lot 4 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0525	10255		CP5036		N1/2 of N1/2 Lot 3 con 5	Surface Rights Only	Fee Simple
Hislop	65380-0526	2563		TP3696		N 1/2 lot 2 con 5	Surface and Mineral Rights	Fee Simple	David Ross Riehl 25% Helen Bernadette Riehl 25% Dale Richard Stere 25% Russell Rae Stere 12.5% Trevor Verle Stere 12.5%	2% NSR	1% for $1,000,000
Hislop	65380-0530	3310		CP123		S 1/2 Lot 3 con 6	Surface and Mineral Rights	Fee Simple	Thomas MacFarlane & Sheila MacFarlane	2% NSR	1% for $1,000,000
Hislop	65380-0531	10706		CP1329		S 1/2 Lot 4 con 6	Surface and Mineral Rights	Fee Simple
Hislop	65380-0532	6413		CP2561		SW 1/4 Lot 6 con 6	Surface and Mineral Rights	Fee Simple	Shirley Maud Alyman & Raphael Thomas Alyman	2% NSR	1% for $1,000,000
Hislop	65380-0534	388		TP6616		Pt Broken Lot 7 con 6	Surface and Mineral Rights	Fee Simple	Shirley Maud Alyman & Raphael Thomas Alyman	2% NSR	1% for $1,000,000
Hislop	65380-0552	7745		NNDP1155		N 1/2 Lot 8 con 6	Surface and Mineral Rights	Fee Simple	Donald Plouffe	Sliding scale NSR based on the price of gold and paid quarterly as follows (all amounts in US dollars): Less than $200.00 = No royalty $200.00 to $224.99 = 0.25% NSR $225.00 to $249.99 = 0.50% NSR	100% for $1,000,000

S-K 1300 Technical Report Summary

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout

$250.00 to $274.99 = 0.75% NSR

$275.00 to $299.99 = 1.00% NSR

$300.00 to $324.99 = 1.25% NSR

$325.00 to $349.99 = 1.50% NSR

$350.00 to $374.99 = 1.75% NSR

$375.00 to $399.99 = 2.00% NSR

$400.00 to $424.99 = 2.25% NSR

$425.00 to $449.99 = 2.50% NSR

$450.00 to $474.99 = 2.75% NSR

$475.00 to $499.99 = 3.00% NSR

Above $500.00 = 3.25% NSR

Hislop	65380-0553	4707		TP7063		Pt N Pt Lot 7 con 6	Surface and Mineral Rights	Fee Simple	Ray Steven Durham	1.5% NSR	100% for $2,000,000
Hislop	65380-0555	15466		TP7063		Pt N Lot 7 con 6	Surface Rights Only	Fee Simple
Hislop	65380-0556	23876		TP3747/TP7063		N 1/2 Lot 6 con 6 & Pt N Pt Broken Lot 7 con 6	Mining Right Only	Fee Simple
Hislop	65380-0557	2582		TP3747		N1/2 Lot 6 con 6	Surface Rights Only	Fee Simple
Hislop	65380-0558	11511		CP5862		Pt NE 1/4 Lot 5 con 6	Surface and Mineral Rights	Fee Simple	Mildred Elizabeth Ewen	3% NSR
Hislop	65380-0559	3393		CP350		N1/2 Lot 4 con 6	Surface and Mineral Rights	Fee Simple	Mildred Elizabeth Ewen	3% NSR
Hislop	65380-0566	23777		CP495/TP2285		N 1/2 Lot 4 con 4	Surface and Mineral Rights	Fee Simple	Newmont Canada Corporation, Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50%	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold
Hislop	65380-0636	1735	108420 30-Nov-30	-	L512572, L512573	N1/2 of N1/2 Lot 4 con 5	Mining Right Only	Leasehold	Newmont Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50% (Parsons-Ginn)	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold
Hislop	65380-0636	1735	108421 30-Nov-30	-	L512568, L512569, L512570, L512571, L512574, L512575, L512576, L512577	E 1/2 of S 1/2 & E1/2 of S1/2 Lot 4 con 5 & S 1/2 of N 1/2 Lt 4 con 5 & N1/2 Lot 3 con 5	Mining Right Only	Leasehold	Newmont Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50% (Parsons-Ginn)	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold

S-K 1300 Technical Report Summary

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Hislop	65380-0637	1726	109227 31-May-33	-	L547989, L547990	W1/2 of S1/2 Lot 5 con 5	Mining Right Only	Leasehold	Newmont Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50% (Parsons-Ginn)	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold
Hislop	65380-0638	1726	109227 31-May-33	-	L531728, L531729, L531730, L531731, L547915	S1/2 Lot 5 con 6, SE1/4 S 1/2 Lot 6 con 6	Mining Right Only	Leasehold	Newmont Gail Lackie & Gerry Leckie 50% (Parsons), Peter Ginn 50% (Parsons-Ginn)	Newmont: 2.5% NSR Parsons-Ginn: Advance royalty of C$3,000 payable each year, and 5% Net Proceeds Interest, or Sliding Production Royalty based on the price of gold
Hislop	65380-0670		108179 30-Apr-29	-	L1048334	Pt Lot 5 con 6	Surface and Mineral Rights	Leasehold
Hislop	65380-0670		108179 30-Apr-29	-	L1048335	Pt Lot 6 con 6	Surface and Mineral Rights	Leasehold
Hislop	65380-0671		109416 31-May-33	-	L1113087	Pt Lot 7 con 6	Mining Right Only	Leasehold
Hislop	65380-0676		108264 30-Sep-29	-	L1048333	Pt Lot 5 con 6	Surface and Mineral Rights	Leasehold
Hislop	65380-0681		109416 31-May-33	-	L531728, L531729, L531730, L531731, L547915	S1/2 Lot 5 con 6, SE1/4 S 1/2 Lot 6 con 6	Surface Rights Only	Leasehold

S-K 1300 Technical Report Summary

app. 1 Black Fox North Claims

Township	Claim number	Anniversary Date	Registered Holder	Mining Division	Royalty Holder	Royalty	Buyout
Beatty	140971	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	109620	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	337072	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	109619	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	195002	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	175490	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	241595	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	175491	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	241596	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	140972	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	308944	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	137759	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	137758	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	109808	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	275763	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	313097	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	209881	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	313098	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	325800	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	203080	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	182951	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	239064	23-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	190950	23-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	188929	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	237593	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	168351	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	123745	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	177444	30-Mar-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	298696	30-Mar-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	317644	30-Mar-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	196466	30-Mar-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	291664	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	343280	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	284343	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	330932	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	156484	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000

S-K 1300 Technical Report Summary

Beatty	110505	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	273828	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	142354	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	343121	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	292929	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	255738	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	180972	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	201090	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	152260	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	123746	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	272244	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	123747	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	272245	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000
Beatty	235608	25-Aug-2025	10393444 CANADA INC. (413586)	Larder Lake	1074127 Ontario Ltd.	2% NSR	1% for $1,000,000

S-K 1300 Technical Report Summary

Appendix B - Land Tenure and Royalties of Stock Property

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Stock	65363-0026	12080		CP6377		S1/2 Lot 7 con 1	Surface Rights Only	Fee Simple
Stock	65363-0027	18786		CP6377		Pt S1/2 Lot 7 con 1	Surface and Mineral Rights	Fee Simple
Stock	65363-0060	270	108205 28-Feb-29	-	L70548, L70549	N 1/2 of N1/2 Lot 9 con 1	Surface and Mineral Rights	Leasehold
Stock	65363-0061	271	108204 28-Feb-29	-	L70550, L70551, L70552, L70553	N Pt Lot 8 con 1	Surface and Mineral Rights	Leasehold
Stock	65363-0062	5714		CP2330		N 1/2 Lot 7 con 1	Surface and Mineral Rights	Fee Simple	Franco-Nevada	1.0% NSR
Stock	65363-0063	16236		NIP4554		N PT LT 6 con 1	Surface Rights Only	Fee Simple
Stock	65363-0064	272	108203 28-Feb-29	-	L70554, L70555, L70556, L70557	N1/2 Lot 5 con 1	Surface and Mineral Rights	Leasehold
Stock	65363-0065	7130		CP3045		N 1/2 Lot 4 con 1	Surface and Mineral Rights	Fee Simple
Stock	65363-0085	269	108208 28-Feb-29	-	L70542, L70543, L70546, L70547	S Pt Lot 6 con 2	Surface and Mineral Rights	Leasehold
Stock	65363-0086	268	108206 28-Feb-29	-	L70540, L70541, L70544, L70545	S Pt Lot 7 con 2	Surface and Mineral Rights	Leasehold	Franco-Nevada	1.0% NSR
Stock	65363-0087	267	108207 28-Feb-29	-	L70538, L70539	S1/2 S1/2 Lot 8 con 2	Surface and Mineral Rights	Leasehold
Stock	65363-0088	266	108209 28-Feb-29	-	L70536, L70537	S1/2 S1/2 Lot 9 con 2	Surface and Mineral Rights	Leasehold
Stock	65363-0089	1222	-	-	-	N Pt Lot 11 Con 2	Surface and Mineral Rights	Fee Simple
Stock	65363-0090		-	-	P16267	N 1/2 Lot 10 con 2	Surface	Fee Simple	Timmins Forest Products Ltd. (TFP)	2.0% NSR	$1,000,000
Stock	65363-0091	14573	-	NNDP814	-	N Pt Lot 7 con 2	Surface Rights Only	Fee Simple
Stock	65363-0108	9495	-	-	-	S 1/2 Lt 10 Con 3	Surface and Mineral Rights	Fee Simple
Stock	65363-0204	19217	-	CP6377	-	S 1/2 Lot 7 con 1	Mining Right Only	Fee Simple
Stock	65363-0210	14806	-	CP4004	-	S Pt Lot 6 con 1	Mining Right Only	Fee Simple	Ulysses Levinson (Levinson)	1.0% NSR	1% for $300,000.00
Stock	65363-0219	8458	-	NP4976	-	S Pt Lot 8 con 1	Mining Right Only	Fee Simple
Stock	65363-0225	5183	-	NNDP513	-	S Pt Broken Lot 10 con 1	Mining Right Only	Fee Simple
Stock	65363-0232	1871	107376 31-Oct-22	-	P1226419, P1226420, P1226421, P1226656, P1226657, P1226658, P1226659, P1226660, P1226661,	Pt Lot 8 con 2 (N1/2 & N1/2 of S1/2) & Pt Lot 8 con 3 (S1/2 of S1/2) & Pt Lot 9 con 2 (N1/2 & N1/2 of S1/2) & Lot 9 con 3 (s1/2 of S1/2)	Surface and Mineral Rights	Leasehold

S-K 1300 Technical Report Summary

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
					P1226662, P1226663, P122664, P1226665, P1226666, P12266667
Stock	65363-0233	1657	109009 28-Feb-33	-	P525654, P567927	Pt Broken Lot 10 con 1	Mining Right Only	Leasehold
Stock	65363-0234	1658	109008 28-Feb-33	-	P516672, P516673, P522387, P522388, P522389, P522390, P522391, P522392	Pt Lot 11 con 1	Mining Right Only	Leasehold
Stock	65363-0235	1195	110018 31-Jul-42	-	P354552, P354553, P354554, P354555	N Pt Lot 3 con 1	Mining Right Only	Leasehold
Stock	65363-0236		110018 31-Jul-42	-	P354605, P354606, P354607, P354608	S Pt Lot 4 con 2	Mining Right Only	Leasehold
Stock	65363-0237		110018 31-Jul-42	-	P342351	SE1/4 N1/2 Lot 9 con 1	Mining Right Only	Leasehold
Stock	65363-0238	1131	109823 28-Feb-40	-	L76082, L76083, L76084, L76087	S1/2 Lot 5 con 2	Mining Right Only	Leasehold
Stock	65363-0239	475	109464 31-Jul-34	-	L73709, L73710	Lot 10 con 1 (underwater)	Mining Right Only	Leasehold
Stock	65363-0240	376	108584 30-Sep-31	-	L76079	SW1/4 of N1/2 Lot 9 con 1	Mining Right Only	Leasehold
Stock	65363-0241	471	109389 31-May-34	-	L76080, L76081, L76085, L76086	N Pt Lot 6 con 1	Mining Right Only	Leasehold

S-K 1300 Technical Report Summary

Appendix C Land Tenure and Royalties of the Western Properties

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Buffalo Ankerite
Deloro	65442-0166	5032		HR832			Surface Rights Only
Deloro	65442-0660	23818		CP3247 CP3248 CP3327	P20815, P20409, P20410		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Deloro	65442-0661	23935		TP7260 TP7261 TP7262 TP7263	P7994, P7995, P7992, P7993		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Deloro	65442-0662	23936		CP930 CP931 CP938 CP939 CP940 CP956 CP957	P9132, P9165, P9166, P9804, P9853, P9854, P9897		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Deloro	65442-0714	23817		TP6400 TP3435	HR830(P7251), HR951(TRS774)		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Deloro	65442-0717	23817		CP2563 TP3711 TP3712	P24590, HR1138(TRS1280), HR1139(TRS1281)		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Deloro	65442-0718	23816		TP7011 CP10 TP3568	HR952(P7934), P8269, HR950(TRS775)		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Deloro	65442-0860	23816		CP11 CP1574 CP2278 CP25 CP310 CP4371 CP971 CP972 CP973 CP974 CP979 CP980 CP981 CP982 SNP471 TP1352 TP140 TP141 TP142 TP1948 TP1949 TP2907 TP2953 TP3300 TP404 TP49 TP6914

ME60, ME61, ME62, P7407, P7406, P7426(HR905), P7413(ME73), HR906, P8271(ME50), P8272, LO336(P8204), HR904(P9598), HR902(P9600), HR903(P9599), ME57(P9605), ME58(P.9604), ME59(P9603), ME67(P9602), HR901(P9601), P9856, HR832, HR823, P8276, HR926, HR900, HR902(P9600), P17839, P7426A

							Mining Right Only	Fee Simple	NPI Summit Organization Inc.	20% royalty on parcels (ME61, HR906, HR832, P8276) and 10% royalty on remaining parts of the parcel
Deloro	65442-0732				HR926		Surface Rights Only	Fee Simple
Deloro	65442-0733				ME60		Surface Rights Only	Fee Simple
Deloro	65442-0734				P9856, P8271, P8272, ME62		Surface Rights Only	Fee Simple
Deloro	65442-0845				P8272		Surface Rights Only	Fee Simple
Deloro	65442-0847				P8272		Surface Rights Only	Fee Simple
Deloro	65442-0846				TRS775,P7934,P8269,P8272		Surface Rights Only	Fee Simple
Deloro	65442-0848				TRS1564,TRS1566,P8276,TRS775,TRS1387		Surface Rights Only	Fee Simple
Deloro	65442-0850				TRS776		Surface Rights Only	Fee Simple

S-K 1300 Technical Report Summary

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Deloro	65442-0851				TRS776		Surface Rights Only	Fee Simple
Davidson-Tisdale
Tisdale	65399-0034	7011		TP1386	P12764		Surface Rights Only	Fee Simple
Tisdale	65399-0041	7015		TP1387	P12762		Surface Rights Only	Fee Simple
Tisdale	65399-0117	1584			P836942, P6576		Mining Right Only	Leasehold
Tisdale	65399-0129	3847		TP1384	P12753		Mining Right Only	Fee Simple
Tisdale	65399-0130	3848		TP1385	P12761		Mining Right Only	Fee Simple
Tisdale	65399-0131	3849		TP1386	P12764		Mining Right Only	Fee Simple
Tisdale	65399-0132	3850		TP1387	P12762		Mining Right Only	Fee Simple
Tisdale	65399-0133	3852		SWP1022 (PCL SWP2278)			Mining Right Only	Fee Simple
Tisdale	65399-0134	3853		SNP360 (PCL SND1005)	P14215.5		Mining Right Only	Fee Simple
Tisdale	65399-0157	14003		TP2633	P12886, P12906		Mining Right Only	Fee Simple
Tisdale	65399-0162			SWP1738 SWP2304 TP725	P12888, P12887, P6285		Mining Right Only	Fee Simple
Tisdale	65399-0163			SWP2309 SWP2305 SWP2307 SWP2303 TP726 TP913 TP727 TP728 SWP2313 TP729 TP915 TP914	P12969, P12970, P12972, P6270, P6287, P6239, P12889, P12812, P12811, P12890, P6454, P12959		Mining Right Only	Fee Simple
Tisdale	65399-0164			SWP1736 SWP 1737 TP2633	P6577		Mining Right Only	Fee Simple
Tisdale	65399-0165			SWP1736 SWP 1737 TP2633	P6577		Surface Rights Only	Fee Simple
Fuller
Tisdale	65408-0153	8368		SWP2314	P13102		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Tisdale	65410-0069	1502		SNP432	P13189		Surface and Mineral Rights	Fee Simple
Tisdale	65410-0071	14213		SWP2306 SWP2308 SWP2310 SWP2311 SWP2312 SWP2314 SWP2315 SWP2316	P13409		Surface Rights Only	Fee Simple

S-K 1300 Technical Report Summary

Township	PIN	Parcel No.	Lease/Expiry	Crown Grant	Mining Claims	Lot & Concession	Status	Parcel Type	Royalty Holder	Royalty	Buyout
Tisdale	65410-0085	9912		CP7608	P44835, P44836 P44837, P44838		Mining Right Only	Fee Simple
Tisdale	65410-0097	8368		SWP2306 SWP2308 SWP2310 SWP2311 SWP2312 SWP2315 SWP2316	P13101, P13099, P13084, P13314, P13313, P13409, P13100		Mining Right Only	Fee Simple	NPI Summit Organization Inc.	10% NPI
Paymaster
Tisdale	65398-0284			SWP2189	P14114		Mining Right Only	Fee Simple
Tisdale	65398-0286			SWP2188	P14086		Mining Right Only	Fee Simple
Deloro	65442-0580	13257		CP7180	P46953(HR1010)		Mining Right Only	Fee Simple
Deloro	65442-0793			TP6184	HR1085, HR847-A(P7860)		Mining Right Only	Fee Simple
Deloro	65442-0795			TP2869	P7148(LO323)		Mining Right Only	Fee Simple
Deloro	65442-0797			TP3491	LO322		Mining Right Only	Fee Simple
Deloro	65442-0799			TP3119	LO320(TRS881)		Mining Right Only	Fee Simple
Deloro	65442-0801			TP2911	ME15		Mining Right Only	Fee Simple
Deloro	65442-0803			TP2910	HR908		Mining Right Only	Fee Simple
Deloro	65442-0805			TP3423	ED98(P7385)		Mining Right Only	Fee Simple
Deloro	65442-0807			SNP532	HS747 (TRS938)		Mining Right Only	Fee Simple
Deloro	65442-0809			SNP531	HS748		Mining Right Only	Fee Simple
Deloro	65442-0811			SNP533	HS749		Mining Right Only	Fee Simple
Deloro	65442-0813			CP503	HF390(P9932)		Mining Right Only	Fee Simple
Deloro	65442-0815			TP3490	LO321		Mining Right Only	Fee Simple

S-K 1300 Technical Report Summary

Appendix D: QAQC charts for standards and blanks at the Fox complex properties

BLANKS
AGAT - 2018 to 2024
Au_ppm_202551
0.06
0.04
0.02
0
0.05
0.05
0.003
2019-05-06
2019-09-09
2019-12-12
2020-05-01
2020-10-22
2021-01-07
2021-03-17
2021-06-17
2021-10-24
2022-03-28
Analysis Date
Mean
Error Limit - Max
Data Points - Out Limit
Data Points - In Limit

S-K 1300 Technical Report Summary

BLANKS
ALS - 2018 to 2024
Au_ppm_AA24
0.06
0.04
0.02
0
0.05
0.05
0.003
0.003
2018-05-25
2018-07-21
2018-09-11
2018-12-05
2019-03-25
2019-06-17
2019-08-18
2019-10-09
2019-12-09
2020-02-03
Analysis Date
Mean
Error Limit - Max
Data Points - Out Limit
Data Points - In Limit

BLANKS
PANGEA - 2018 to 2024
Au_ppm_FAAA50
0.06
0.04
0.02
0
0.05
0.05
0.008
0.008
2021-10-19
2022-01-02
2022-02-23
2022-05-25
2022-07-29
2022-10-07
2022-12-17
2023-02-02
2023-03-26
2023-05-03
2023-06-09
2023-08-04
2023-09-23
Analysis Date
Mean
Error Limit - Max
Data Points - Out Limit
Data Points - In Limit

S-K 1300 Technical Report Summary

BLANKS
MSA - 2018 to 2024
Au_ppm_CPAAu1
0.06
0.04
0.02
0
0.05
0.05
0.008
0.008
2023-07-05
2023-09-29
2023-12-01
2024-02-22
2024-04-09
2024-05-12
2024-06-26
2024-08-19
2024-10-06
Analysis Date
Mean
Error Limit - Max
Data Points - Out Limit
Data Points - In Limit

S-K 1300 Technical Report Summary

OREAS 255
ALS 2018 - 2024
Au_ppm_AA24
4.6
4.38
4.16
3.94
3.72
3.5
4.341
3.819
4.08
2018-09-21
2018-11-05
2019-01-31
2019-04-12
2019-05-13
2019-06-11
2019-07-15
2019-08-09
2019-09-03
2019-09-26
2019-10-18
2019-11-08
2019-12-09
2020-01-03
2020-01-23
2020-02-26
2020-04-30
Analysis Date
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 228b

AGAT 2018 - 2024

9.5
9.167
9.08
8.66
8.57
8.24
7.973
7.82
7.4
Au_ppm_202551
2019-05-06
2019-07-25
2019-09-06
2019-11-04
2019-12-06
2020-01-09
2020-03-30
2020-08-24
2020-10-30
2020-12-10
2021-01-16
2021-02-20
2021-04-27
2021-06-14
2021-07-29
2022-02-02
Analysis Date
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

S-K 1300 Technical Report Summary

OREAS 228b
ALS 2018 - 2024
9.5
9.167
9.08
8.66
8.57
8.24
7.973
7.82
7.4
Au_ppm_AA24
2018-12-22
2019-03-21
2019-05-12
2019-06-11
2019-07-15
2019-08-08
2019-09-04
2019-09-26
2019-10-19
2019-11-14
2019-12-12
2020-01-08
2020-01-28
2020-03-28
Analysis Date
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 221

AGAT 2018 - 2024

1.2
1.168
1.14
1.08
1.06
1.02
0.96
0.952
0.9
Au_ppm_202551
2019-05-06
2019-07-22
2019-08-28
2019-10-18
2019-11-25
2019-12-20
2020-02-04
2020-05-05
2020-08-31
2020-10-07
2020-11-12
2020-12-15
2021-02-05
2021-04-19
2021-06-11
Analysis Date
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

S-K 1300 Technical Report Summary

OREAS 221
ALS 2018 - 2024
Au_ppm_AA24
Analysis Date
1.2
1.14
1.08
1.02
0.96
0.9
1.168
1.06
0.952
2018-05-25
2018-07-21
2018-09-12
2019-01-29
2019-05-31
2019-08-14
2019-10-07
2019-12-08
2020-02-02
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 255

AGAT 2018 - 2024

4.6
4.38
4.16
3.94
3.72
3.5
4.341
4.08
3.819
Au_ppm_202551
2019-05-07
2019-07-24
2019-09-04
2019-10-24
2019-11-26
2019-12-24
2020-02-03
2020-06-08
2020-09-14
2020-10-27
2020-11-25
2020-12-29
2021-01-26
2021-03-01
2021-04-22
2021-06-04
2021-07-26
Analysis Date
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

S-K 1300 Technical Report Summary

OREAS 253
AGAT 2018 - 2024
Au_ppm_202551
Analysis Date
1.5
1.38
1.26
1.14
1.02
0.9
1.352
1.22
1.19
1.088
2021-04-07
2021-05-04
2021-06-03
2021-06-18
2021-07-07
2021-08-05
2021-08-27
2021-10-19
2021-12-14
2022-01-07
2022-01-21
2022-02-10
2022-04-06
2022-05-18
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 240

PANGEA 2018 - 2024

6
5.927
5.927
5.84
5.68
5.588
5.588
5.52
5.51
5.51
5.36
5.2
Au_ppm_FAAA50
2023-09-17
2023-09-19
2023-09-20
2023-09-22
2023-09-23
2023-09-24
2023-09-25
2023-09-26
2023-09-27
2023-09-28
2023-10-13
2023-10-14
2023-11-09
2023-11-24
2023-11-25
2023-11-26
2023-11-29
Analysis Date
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

S-K 1300 Technical Report Summary

OREAS 255b

PANGEA 2018 - 2024

4.8
4.54
4.28
4.02
3.76
3.5
4.487
4.487
3.833
3.833
4.204
4.16
Au_ppm_FAAA50
2021-10-19
2022-01-05
2022-03-15
2022-06-09
2022-08-16
2022-11-20
2023-01-10
2023-03-04
2023-04-12
2023-05-26
2023-07-06
2023-09-04
Analysis Date
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 242
PANGEA 2018 - 2024
9.5
9.315
9.18
8.86
8.67
8.635
8.54
8.22
8.025
7.9
Au_ppm_FAAA50
2021-12-14
2022-01-15
2022-02-23
2022-06-29
2022-11-02
2023-01-14
2023-03-02
2023-04-10
2023-06-04
2023-08-13
2023-09-23
Analysis Date
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

S-K 1300 Technical Report Summary

OREAS 211
MSA 2018 - 2024
Au_ppm_CPAAu1
Analysis Date
1
0.9
0.8
0.7
0.6
0.5
0.86
0.65
0.758
2023-07-05
2023-08-27
2023-10-02
2023-10-30
2023-12-15
2024-02-11
2024-03-13
2024-03-28
2024-04-15
2024-05-06
2024-06-03
2024-06-21
2024-07-15
2024-08-13
2024-09-10
2024-10-03
2024-10-27
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 236
MSA 2018 - 2024
2.3
2.12
2.009
1.94
1.76
1.691
1.58
1.4
1.851
Au_ppm_CPAAu1
2023-07-05
2023-09-05
2023-10-03
2023-11-06
2023-12-13
2024-02-10
2024-03-05
2024-03-27
2024-04-14
2024-05-02
2024-05-27
2024-06-18
2024-07-10
2024-08-09
2024-09-08
2024-10-01
2024-10-22
Analysis Date
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

S-K 1300 Technical Report Summary

OREAS 242

MSA 2018 - 2024

9.5
9.18
8.86
8.54
8.22
7.9
9.174
8.68
8.186
Au_ppm_CPAAu1
2023-07-25
2023-09-30
2023-12-18
2024-02-27
2024-03-26
2024-04-27
2024-06-18
2024-07-12
2024-09-05
2024-10-13
2024-11-29
Analysis Date
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD

OREAS 240
MSA 2018 - 2024
6.3
5.98
5.66
5.34
5.02
4.7
5.8
5.14
5.483
5.47
Au_ppm_CPAAu1
2023-07-05
2023-09-14
2023-10-25
2023-12-01
2024-01-29
2024-02-29
2024-03-22
2024-04-11
2024-04-27
2024-05-16
2024-06-11
2024-07-04
2024-08-04
2024-09-04
2024-09-27
2024-10-16
Analysis Date
Mean
Expected Value
Error Limit - 3SD
Data Points - Out 3SD
Data Points - In 3SD